      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996
                                                      Registration No. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                       ALTERNATIVE LIVING SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                            8361                           39-1771281
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
     of incorporation or           Classification Code Number)           Identification No.)
         organization)
             450 N. SUNNYSLOPE ROAD                                  WILLIAM F. LASKY
                   SUITE 300                                ALTERNATIVE LIVING SERVICES, INC.
          BROOKFIELD, WISCONSIN 53005                       450 N. SUNNYSLOPE ROAD, SUITE 300
                 (414) 789-9565                                BROOKFIELD, WISCONSIN 53005
  (Address, including zip code, and telephone                         (414) 789-9565
           number, including area code, of               (Name, address, including zip code, and
      registrant's principal executive offices)      telephone number, including area code, of agent
                                                                       for service)
                                             Copies to:
               ALAN C. LEET, ESQ.                               CHRISTOPHER M. KELLY, ESQ.
                ROGERS & HARDIN                                 JONES, DAY, REAVIS & POGUE
                2700 CAIN TOWER                                        NORTH POINT
           229 PEACHTREE STREET, N.E.                              901 LAKESIDE AVENUE
             ATLANTA, GEORGIA 30303                               CLEVELAND, OHIO 44114
                 (404) 522-4700                                       (216) 586-1238

                             ---------------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement. /
/
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------
       TITLE OF EACH                          PROPOSED MAXIMUM  PROPOSED MAXIMUM
    CLASS OF SECURITIES       AMOUNT TO BE   OFFERING PRICE PER AGGREGATE OFFERING    AMOUNT OF
     TO BE REGISTERED        REGISTERED(1)        SHARE(2)           PRICE       REGISTRATION FEE
- -------------------------------------------------------------------------------------------------
Common Stock,
  $.01 Par Value...........  5,750,000 Shares       $17.00        $97,750,000        $33,707
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Includes 750,000 shares to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       ALTERNATIVE LIVING SERVICES, INC.

                    CROSS REFERENCE SHEET FURNISHED PURSUANT
                        TO ITEM 501(B) OF REGULATION S-K

            FORM S-1 ITEM NUMBER AND HEADING                PROSPECTUS CAPTION OR PAGE
       -------------------------------------------  -------------------------------------------
 1.    Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus...  Outside Front Cover Page of Prospectus
 2.    Inside Front and Outside Back Cover Pages
         of Prospectus............................  Inside Front and Outside Back Cover Pages
                                                    of Prospectus
 3.    Summary Information, Risk Factors and Ratio
         of Earnings to Fixed Charges.............  Prospectus Summary, Risk Factors
>4.    Use of Proceeds............................  Use of Proceeds
 5.    Determination of Offering Price............  Risk Factors, Underwriting
 6.    Dilution...................................  Dilution
 7.    Selling Security Holders...................  Principal and Selling Stockholders
 8.    Plan of Distribution.......................  Outside Front Cover Page of Prospectus,
                                                      Underwriting
 9.    Description of Securities to be
         Registered...............................  Description of Capital Stock
10.    Interests of Named Experts and Counsel.....  Legal Matters
11.    Information with Respect to the
         Registrant...............................  Prospectus Summary, Risk Factors, Use of
                                                      Proceeds, Dividend Policy,
                                                      Capitalization, Pro Forma Financial
                                                      Information, Selected Consolidated
                                                      Financial Data, Management's Discussion
                                                      and Analysis of Financial Condition and
                                                      Results of Operations, Business,
                                                      Management, History and Organization,
                                                      Principal and Selling Stockholders,
                                                      Certain Relationships and Related
                                                      Transactions, Description of Capital
                                                      Stock, Shares Eligible for Future Sale,
                                                      Additional Information, Consolidated
                                                      Financial Statements
12.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..............................                       *

- ---------------

* Not applicable or answer thereto is negative.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 24, 1996
PROSPECTUS

                               5,000,000 SHARES

                      [ALTERNATIVE LIVING SERVICES LOGO]

                                 COMMON STOCK
                              ------------------
     Of the 5,000,000 shares of Common Stock, no par value (the "Common Stock"), offered hereby (the "Offering"), 2,187,500 shares of Common Stock are being sold by Alternative Living Services, Inc. ("ALS" or the "Company"), and 2,812,500 shares of Common Stock are being sold by certain existing stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. It is anticipated that approximately 500,000 shares of Common Stock will be offered outside of the United States. The Company intends to apply to list the shares of Common Stock on the American Stock Exchange under the proposed symbol "ALI".
                               ------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THE OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
                                                      UNDERWRITING                    PROCEEDS TO
                                        PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                         PUBLIC      COMMISSIONS(1)    COMPANY(2)     STOCKHOLDERS
- ----------------------------------------------------------------------------------------------------
Per Share                                  $               $               $               $
- ----------------------------------------------------------------------------------------------------
Total(3)                                   $               $               $               $
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $        .
(3) Certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 750,000 shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Selling Stockholders will be $        , $        , and $        ,
    respectively.
                               ------------------
     The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including the right to withdraw, cancel or modify the Offering and to reject orders in whole or in part. It is expected that delivery of stock
certificates will be made in New York, New York on or about             , 1996.
                               ------------------
NATWEST SECURITIES LIMITED

                              MCDONALD & COMPANY
                                            SECURITIES, INC.
                                                         THE CHICAGO CORPORATION
               The date of this Prospectus is             , 1996

                      [GRAPHIC/MAP SHOWING ALS RESIDENCES;
                   PHOTOGRAPHS ILLUSTRATING CLARE BRIDGE(SM),
        WYNWOOD(SM), WOVENHEARTS(R) AND CROSSINGS(R) RESIDENCES MODELS]

                             ---------------------

     Crossings(R) and WovenHearts(R) are registered service marks of the Company and the Company claims service mark protection in the marks Wynwood (SM) and Clare Bridge (SM).

                             ---------------------

     FOR UNITED KINGDOM PURCHASERS: The shares of Common Stock offered hereby may not be offered or sold in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986), and this Prospectus may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or a person to whom this Prospectus may otherwise lawfully be passed on.

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, financial statements, including the notes thereto, and pro forma financial information appearing elsewhere in this Prospectus. Unless the context otherwise requires, references made to the "Company" or "ALS" shall mean Alternative Living Services, Inc., its "Predecessor," as described in the Notes to Summary Consolidated Financial and Operating Data, and its subsidiaries. Unless otherwise indicated, all share and per share data (i) assumes the Underwriters' over-allotment option will not be exercised and (ii) gives effect to the 1,812.55 for one stock split with respect to the Common Stock effected on May 17, 1996 (the "Stock Split").

                                  THE COMPANY

     Alternative Living Services, Inc. is a leading national assisted living company operating 57 residences with an aggregate capacity of approximately 2,500 residents. Of these total residences, the Company owns 18, leases 23, holds equity interests in and operates seven and manages an additional nine. The Company provides a full range of assisted living services in its residences for the frail elderly and free-standing specialty care residences for individuals with Alzheimer's disease and other dementias. ALS and its predecessor have operated assisted living residences since 1981 including specialty dementia care residences since 1985. The Company believes it is one of the leading operators of free-standing dementia care residences, a growing niche within the larger assisted living industry.

     The Company provides a broad continuum of personal care (such as assistance with bathing, toileting, dressing, eating and ambulation), support services (such as housekeeping, laundry and transportation) and health care (such as medication administration and health monitoring) to its residents. In addition, the Company offers a wide range of specialized services, including behavior management and environmental adaptation programs, to residents who suffer from Alzheimer's disease and other dementias. All of these services are provided on a 24-hour basis in "home-like" settings which emphasize privacy, individual choice and independence. The Company operates four distinct assisted living product lines, each serving a particular segment of the private pay elderly population. Each assisted living product line is designed to permit residents to age in place by meeting their personal and health care needs across a range of pricing options.

    - Clare Bridge -- These specially designed free-standing residences serve the programmatic needs of individuals with Alzheimer's disease and other dementias. This upper-income model accommodates 24 to 52 residents and is primarily located in metropolitan and suburban markets. The average amount paid by residents for the month of March 1996 was approximately $3,090 (or $103 per day).

    - Wynwood -- Designed to serve primarily upper-income frail elderly individuals, these larger, multi-story residences are typically located in metropolitan and suburban markets. The capacity of this model ranges from 50 to 90 residents. The average amount paid by residents for the month of March 1996 was approximately $2,530 (or $84 per day).

    - Crossings -- These residences provide supportive services and personal care to elderly individuals in apartment-style settings. This model typically accommodates 50 to 100 residents and is generally located in metropolitan areas. The average monthly amount paid by residents for the month of March 1996 was approximately $1,600 (or $53 per day).

    - WovenHearts -- These smaller residences serve primarily moderate-income frail elderly individuals. This model has a capacity of 20 to 30 residents and is primarily located in smaller communities and rural markets. The average monthly amount paid by residents for the month of March 1996 was approximately $1,560 (or $52 per day).

     Since 1993, the Company has experienced significant growth through its aggressive development program and several strategic acquisitions. During this period the Company has developed or acquired 48 residences with an aggregate capacity of approximately 2,400 residents. The Company intends to continue its development strategy and is currently developing or constructing an additional 43 residences, 21 of which are scheduled to open during 1996. The Company also intends to continue to pursue strategic acquisitions of assisted living operations. In keeping with its acquisition strategy, in May 1996, the Company acquired New Crossings International Corporation ("Crossings"), an assisted living company which operated 15 residences with a capacity of approximately 1,420 residents throughout the Western United States. This strategic merger has provided the Company with access to several new geographic markets and complements its existing range of assisted living product lines with the addition of apartment-style assisted living residences. In January 1996, the Company acquired Heartland Retirement Services, Inc. ("Heartland"), an assisted living company which operated 20 WovenHearts residences throughout Wisconsin. As a result of this transaction, the Company has broadened its range of assisted living product lines to serve frail elderly individuals in moderate income markets and rural communities. In further support of its growth strategy, the Company is currently negotiating for financing commitments aggregating up to approximately $300 million to develop, construct and permanently finance assisted living residences.

     The Company's management team has extensive operational and strategic experience in the health care industry. The Company's President and Chief Executive Officer, William F. Lasky, founded the Company's predecessor and has been actively involved in the assisted living industry for over 15 years. Mr. Lasky currently serves as Chairman of the Assisted Living Facilities Association of America ("ALFAA"), the nation's largest dedicated assisted living trade organization. The Company's Chairman, William G. Petty, Jr., has held senior management positions and has managed strategic investments in companies in the long-term care, assisted living and senior living industries. Mr. Petty served as the Chairman, Chief Executive Officer and President of Evergreen Healthcare, Inc. ("Evergreen"), a NYSE-listed operator of long-term care facilities, from June 1993 until July 1995, when Evergreen merged with GranCare, Inc. ("GranCare"), for which he now serves as Vice Chairman. See "Management."

     The assisted living industry is a rapidly growing segment within the long term care industry. The Company's target market, which consists of seniors age 75 and older, is one of the fastest growing segments of the United States population. According to the United States Census Bureau, this age group is expected to grow by 33.5% between 1990 and 2000. The Company believes that the market for assisted living services, including dementia care services, will continue to grow due to (i) the aging of the U.S. population, (ii) rising public and private cost containment pressures, (iii) declining availability of traditional nursing home beds given nursing home operators' increasing focus on higher acuity patients, (iv) quality of life advantages of assisted living residences over traditional skilled nursing homes and (v) the decreasing availability of family care as an option for elderly family members. The Company believes that it is well positioned to capitalize on these trends given its growth and operating strategies and its extensive experience in the assisted living industry.

                                  THE OFFERING

Common Stock offered by:

The Company...............................    2,187,500 shares

The Selling Stockholders..................    2,812,500 shares(1)

  Total Common Stock offered..............    5,000,000 shares

Common Stock to be outstanding after the
Offering..................................    11,710,849 shares(2)

Use of proceeds to the Company............    For repayment of $18.9 million of
                                              indebtedness and accrued
                                              interest, including $8.7 million
                                              in bridge financing provided by
                                              an affiliate in connection with
                                              the Heartland acquisition, for
                                              the development, construction and
                                              possible acquisition of assisted
                                              living residences and for general
                                              corporate purposes, including
                                              working capital. See "Use of
                                              Proceeds."

Proposed American Stock Exchange Symbol
  ("AMEX")................................    ALI
- ---------------

(1) In the event the overallotment option is exercised in full, an additional 750,000 shares will be sold by the Selling Stockholders.
(2) Excludes 789,149 shares of Common Stock issuable upon the exercise of currently outstanding options to purchase Common Stock, including options granted under the Company's 1995 Incentive Compensation Plan (the "1995 Plan"). See "Capitalization" and "Management."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following summary consolidated financial and operating data of the Company is qualified in its entirety by the more detailed information in the financial statements (including the related notes), and the pro forma financial information appearing elsewhere in this Prospectus.

                                              YEARS ENDED DECEMBER 31,                        THREE MONTHS ENDED MARCH 31,
                                ----------------------------------------------------   ------------------------------------------
                                                                          PRO FORMA                                    PRO FORMA
                                                             PRO FORMA   AS ADJUSTED                      PRO FORMA   AS ADJUSTED
                                1993(1)    1994     1995      1995(2)    1995(2)(3)     1995    1996(4)    1996(5)      1996(3)
                                -------   ------   -------   ---------   -----------   ------   -------   ---------   -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AND OTHER OPERATING DATA)
STATEMENT OF OPERATIONS DATA:

Operating revenue.............. $2,788    $4,957   $10,464    $38,153      $38,153     $2,081   $ 4,325    $11,609      $11,609
Operating loss.................   (124)     (390)   (1,046)    (3,476)      (3,476)      (420)   (1,352)    (1,343)      (1,343)
Interest expense, net..........    (56)     (301)     (812)    (2,537)        (801)      (180)     (391)      (692)        (155)
Equity in income (losses) of
  unconsolidated affiliates....     --        (1)     (438)       (47)         (47)        39       (85)       (28)         (28)
Minority interest in losses of
  consolidated subsidiaries....     --        49       112        125          125         23        45         45           45
Net loss before extraordinary
  items........................ $ (180)   $ (643)  $(1,746)   $(5,463)     $(3,728)    $ (538)  $(1,804)   $(2,030)     $(1,493)
                                ======    ======   =======    =======      =======     ======   =======     ======      =======
Net loss....................... $ (180)   $ (643)  $(1,746)                            $ (538)  $(1,804)
                                ======    ======   =======                             ======   =======
Net loss before extraordinary
  items per share.............. $   --    $(0.25)  $ (0.32)   $ (0.69)     $ (0.37)    $(0.21)  $ (0.24)     (0.21)     $ (0.12)
                                ======    ======   =======    =======      =======     ======   =======     ======      =======
Net loss per share.............           $(0.25)  $ (0.32)                            $(0.21)  $ (0.24)
                                          ======   =======                             ======   =======
Weighted average shares
  outstanding..................            2,549     5,453      7,894       10,081      2,549     7,650      9,830       12,017
                                          ======   =======    =======      =======     ======   =======     ======      =======
OTHER OPERATING DATA (END OF PERIOD):
Number of residences(6)........     12        13        19         52                      15        42         57
Total resident capacity(6).....    160       340       616      2,368                     474     1,081      2,502

                                                                                            AT MARCH 31, 1996
                                                                                 ---------------------------------------
                                                                                                           PRO FORMA AS
BALANCE SHEET DATA:                                                              ACTUAL    PRO FORMA(5)   ADJUSTED(3)(5)
                                                                                 -------   ------------   --------------
                                                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents......................................................  $ 6,816     $ 10,449        $ 22,749
Working capital (deficit)......................................................    5,672       (4,537)         17,291
Total assets...................................................................   53,824       92,227         104,527
Long term debt, less current installments......................................   30,632       30,747          22,075
Stockholders' equity...........................................................   19,350       32,131          62,631

- ---------------

(1) The Company was organized December 14, 1993. In connection with the initial capitalization of the Company, substantially all of the assets of two operating companies were contributed to the Company (collectively referred to herein as the "Predecessor"). For purposes of this summary financial data, amounts for the year ended December 31, 1993 represent the sum of: (i) the results of operations of the Predecessor for the period from January 1, 1993 through December 13, 1993; and (ii) the results of operations of the Company for the period from December 14, 1993 through December 31, 1993. See "History and Organization -- The Company and its Predecessor."
(2) Gives effect to the following transactions (collectively, the "1996 Transactions") as if such transactions had occurred on January 1, 1995 with respect to statement of operations and operating data for the year ended December 31, 1995: (a) the January 1996 acquisition by the Company (effective as of January 1, 1996) of all outstanding shares of common stock of Heartland for cash and shares of Common Stock; (b) the January 1996 sale and leaseback of two of the Company's residences; (c) the May 1996 private placement of shares of Common Stock; (d) the May 1996 acquisition of the remaining general and limited partnership interests not owned by the Company in various partnerships comprising the operations of ALS-Midwest (as defined herein) for a combination of cash, notes and shares of Common Stock; and (e) the May 1996 merger with Crossings pursuant to which all outstanding capital stock of Crossings was exchanged for shares of Common Stock. See "Pro Forma Financial Information."
(3) Gives effect to the sale by the Company of 2,187,500 shares of Common Stock (assuming an initial public offering price of $16.00 and the application of the net proceeds therefrom), as if such transaction had occurred on January 1, 1995 and 1996 with respect to statement of operations for the year ended December 31, 1995 and for the quarter ended March 31, 1996, respectively, and as of March 31, 1996 with respect to the balance sheet data. See "Pro Forma Financial Information" and "Use of Proceeds."
(4) The results of the Company for the three months ended March 31, 1996 include the operations of Heartland, which was acquired effective as of January 1, 1996. See "History and Organization -- Acquisition of Heartland Retirement Services, Inc."

(5) Gives effect to (a) the May 1996 private placement of shares of Common Stock; (b) the May 1996 acquisition of the remaining general and limited partnership interests not owned by the Company in various partnerships comprising the operations of ALS-Midwest for a combination of cash, notes and shares of Common Stock; and (c) the May 1996 merger with Crossings pursuant to which all outstanding capital stock of Crossings was exchanged for shares of Common Stock, as if such transactions had occurred on January 1, 1996 with respect to statement of operations for the quarter ended March 31, 1996, and as of March 31, 1996 with respect to the balance sheet data.
(6) Includes residences which the Company owns, leases, holds equity interests in and manages.

                                  RISK FACTORS

     Potential investors should consider carefully the following factors, as well as the more detailed information contained elsewhere in this Prospectus, before making a decision to invest in the Common Stock offered hereby.

HISTORY OF, AND ANTICIPATED, OPERATING LOSSES

     The Company has experienced significant operating losses and net losses in each year since inception, primarily as a result of the Company's development, construction and residence lease-up activities as well as the incurrence of certain expenses to establish its corporate infrastructure to support future planned growth. For the years ended December 31, 1993, 1994 and 1995, the Company incurred operating losses of $124,000, $390,000 and $1.0 million, respectively, and net losses of $180,000, $643,000 and $1.7 million, respectively. For the three months ended March 31, 1996, the Company incurred an operating loss and net loss of $1.4 million and $1.8 million, respectively. After giving effect to the 1996 Transactions, for the year ended December 31, 1995 and the three months ended March 31, 1996, the Company incurred operating losses of $3.5 million and $1.3 million, respectively, and losses before extraordinary items of $5.4 million and $2.0 million, respectively. See "History and Organization" and "Pro Forma Financial Information."

     Newly opened assisted living residences typically operate at a loss during the first six to 12 months of operation, primarily due to the incurrence of certain fixed and variable expenses in advance of the achievement of targeted rent and service fee revenues from the lease-up of such residences. In addition, the development and construction of assisted living residences involve the commitment of substantial capital over a typical six to 12 month construction period, the consequence of which may be an adverse impact on the Company's liquidity. In the case of acquired residences, resident turnover and increased marketing expenditures which may be required to reposition such residences, together with the possible disruption of operations resulting from the implementation of renovations, may adversely impact the financial performance of such residences for a period of time after their acquisition.

     The Company plans to use approximately $11.6 million of the estimated net proceeds of the Offering to develop, construct and, to the extent opportunities are available, acquire additional assisted living residences. See "Use of Proceeds." Principally as a result of the Company's development and construction activities, the Company anticipates that it will incur additional operating losses for at least the next 12 to 18 months as the operating expenses associated with developing and operating new residences and supporting its corporate infrastructure necessary to manage the Company's growth strategy will be only partially offset by operating profits generated by stabilized residences. There can be no assurance, however, that the Company will achieve profitability or that the Company will not experience unforeseen expenses, difficulties, complications and delays which could result in greater than anticipated operating losses or otherwise materially adversely affect the Company's financial condition and results of operations. See "-- Development and Construction Risks," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Business -- Business Strategy."

ABILITY TO CONTINUE GROWTH; ABILITY TO MANAGE RAPID EXPANSION

     The Company has and expects to continue to pursue an aggressive expansion strategy focused on developing, constructing and acquiring assisted living residences. The Company's prospects are directly affected by its ability to develop, construct and, to a lesser extent, acquire additional residences. The Company's ability to continue to grow will depend in large part on its ability to identify suitable and affordable development and acquisition opportunities and successfully pursue such opportunities, identify and obtain necessary financing commitments and effectively operate its assisted living residences. There can be no assurance, however, that the Company will be successful in developing, constructing or acquiring any additional residences or that it will be able to continue to achieve or exceed its historical growth rate.

     The Company's rapid expansion places significant demands on the Company's management and operating personnel. The Company's ability to manage its recent and future growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, retain, train, motivate and manage key employees. If the Company is unable to manage its growth effectively, its business, operating results and financial condition will be adversely affected. See "Business -- Business Strategy" and "Management -- Executive Officers and Directors."

DEVELOPMENT AND CONSTRUCTION RISKS

     The Company's growth strategy is dependent, in part, on its ability to develop and construct a significant number of additional residences. Currently, the Company has 18 residences under construction and 25 residences under development. The Company expects to open 21 of these residences during 1996. Development projects generally are subject to various risks, including zoning, permitting, health care licensing and construction delays, that may result in construction cost overruns and longer development periods and, accordingly, higher than anticipated start-up losses. Although the Company has extensive development experience, closely manages each development project and regularly monitors the general contractors constructing the Company's residences, project management is subject to a number of contingencies over which the Company will have little or no control and which might adversely affect project costs and completion time. Such contingencies include shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. As a result of these various factors, there can be no assurance that the Company will not experience construction delays, that it will be successful in developing and constructing currently planned or additional residences or that any developed residence will be economically successful. If the Company's planned development is delayed, the Company's business, operating results and financial condition could be adversely affected. See "Business -- Business Strategy" and "-- Properties."

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company has acquired a total of 37 residences, both on an individual basis and as part of multi-residence acquisitions. Although the Company intends to continue to seek acquisition opportunities, no assurances can be made that the Company will be successful in identifying any future acquisition opportunities or completing any identified acquisitions. The acquisition of residences involves a number of risks. Existing residences available for acquisition frequently serve or target different market segments than those presently served by the Company. It may be necessary in such cases to reposition and renovate acquired residences or turn over the existing resident population to achieve a resident acuity and income profile which is consistent with the Company's current operations. In addition, the Company may also determine that staff and operating management personnel changes are necessary to successfully integrate such residences into the Company's existing operations. No assurances can be made that management will be successful in repositioning any acquired residences or in effecting any necessary operational or structural changes and improvements on a timely basis. Any failure by the Company to make necessary operational or structural changes or to successfully reposition acquired residences may adversely impact the Company's business, operating results and financial condition. In undertaking acquisitions of residences, the Company also may be adversely impacted by unforeseen liabilities attributable to the prior operators of such residences, against whom the Company may have little or no recourse. See "Business -- Business Strategy."

DIFFICULTIES ASSOCIATED WITH INTEGRATING THE OPERATIONS OF CROSSINGS AND
HEARTLAND

     Since January 1996, the Company has completed two significant transactions pursuant to which the Company added a total of 35 additional residences. In May 1996, the Company merged with Crossings, which operated 15 residences with an aggregate capacity of approximately 1,420 residents. In addition, in January 1996 the Company completed the acquisition of Heartland, which operated 20 assisted living residences. On a pro forma basis, after giving effect to the 1996 Transactions, the Company would have reported operating revenue of $38.2 million and a loss before extraordinary items of $5.4 million in 1995 as compared to operating revenue of $10.5 million and a net loss before extraordinary items of $1.7 million on a historical basis.

     The Company believes that it can successfully integrate and manage the operations of Crossings and Heartland, as well as achieve certain economies of scale. However, because of the inherent uncertainties associated with efforts to integrate and manage the operations of the three companies, there can be no assurance that the Company will be successful in such integration and management, that any cost savings or operating synergies will be realized, or that there will not be offsetting increases in other expenses or other charges to earnings resulting from the combined operations. The Company expects to establish a reserve for severance and other non-recurring charges expected to be incurred in connection with the merger and integration of Crossings' operations. While the Company has no current plans, it may also elect to dispose of certain of its residences and may as a result incur further non-recurring expenses.

DISCRETIONARY USE OF PROCEEDS

     The Company will have broad discretion in using the net proceeds received by the Company from the Offering. While $18.9 million of the net proceeds received by the Company will be used for debt retirement, the Company expects to use a substantial portion of the $11.6 million of remaining net proceeds to develop and construct additional residences. While the Company currently has 18 residences under construction and 25 residences under development, the Company will have broad discretion in modifying its current construction and development plan, selecting and developing future sites, acquiring additional residences and otherwise using the net proceeds of the Offering. See "Use of Proceeds" and "Business -- Properties."

NEED FOR ADDITIONAL FINANCING; RISK OF RISING INTEREST RATES

     The Company expects that cash on hand, the net proceeds of the Offering and additional construction and sale/leaseback financing will be sufficient to fund its current development and construction program, as well as the anticipated operating losses, for at least the next 18 months, including the 43 residences currently under construction or under development, 21 of which are scheduled to open during 1996. There can be no assurance, however, that the Company will not be required to seek additional debt or equity capital earlier or that sale/leaseback financing will be available on terms acceptable to the Company. In addition, the Company may require additional financing to enable it to acquire additional residences, to respond to changing economic conditions, to effect further expansion of the Company's development program or to account for changes in assumptions related to its development program. See
"Business Properties." Increases in prevailing interest rates could increase the cost of sale/leaseback financings or other borrowings.

     Even if the net proceeds of the Offering are sufficient to fund the Company's activities during such 18-month period, the Company will require sufficient financial resources in the future to meet its operating and working capital needs and to fund future development and construction activities and, to the extent opportunities arise, acquisition activities. The Company expects negative cash flow to continue for at least the next 12 to 18 months as it continues to develop and construct assisted living residences. There can be no assurance that any newly constructed residences will achieve a stabilized occupancy rate and attain a resident mix that meet the Company's expectations or generate sufficient positive cash flow to cover operating and financing costs associated with such residences. The Company will, from time to time, seek additional funding through public or private financing, including equity or debt financing. If additional funds are raised through equity offerings, stockholders may experience further dilution. See "Dilution." There can be no assurance, however, that adequate equity, debt or sale/leaseback financing will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, reduce or eliminate all or some if its future development, construction or acquisition activities. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

SUBSTANTIAL DEBT AND OPERATING LEASE PAYMENT OBLIGATIONS

     As of March 31, 1996, on a pro forma basis to give effect to the 1996 Transactions and as adjusted to give effect to the application of the net proceeds of the Offering, the Company's long-term debt would have been $22.1 million. On a pro forma basis to give effect to the 1996 Transactions, the Company would have had lease expense for the year ended December 31, 1995 of $8.9 million. Long-term debt and annual operating lease payment obligations will increase significantly as the Company pursues its growth strategy. In addition, the Company anticipates that future development of residences may be financed with construction loans and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company. There can be no assurance that the Company will generate sufficient cash flow to meet its obligations. Failure to meet these obligations may result in the Company being in default under its financing agreements or leases and, as a consequence, the Company may lose its ability to operate any individual residence or any group of residences which is cross-defaulted or cross-collateralized. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Business Strategy."

DEPENDENCE ON SENIOR MANAGEMENT

     The Company depends, and will continue to depend, upon the services of William F. Lasky, the Company's President and Chief Executive Officer, William
G. Petty, Jr., the Company's Chairman of the Board, and the Company's other executive officers. Mr. Lasky is subject to the terms of an employment agreement with the Company which terminates in 1997 and prohibits Mr. Lasky from competing with the Company within specified geographic areas for a period of 18 months following the termination of his employment. The Company intends to purchase "keyman" life insurance on Mr. Lasky in the amount of $2.0 million. Mr. Petty is a party to a services agreement pursuant to which he has agreed to provide management, financial and strategic planning services to the Company through April 1998. However, Mr. Petty is not bound by any noncompetition agreement. Mr. Petty is a principal of Beecken, Petty & Company, L.L.C., a company formed to serve as general partner of a health care investment fund to be formed in 1996 to make privately negotiated equity or equity-related investments in growth companies in the health care service industry (the "Fund"). Upon formation of the Fund (expected in the summer of 1996), it is expected that Mr. Petty will devote a substantial portion of his business time and energy to the business and affairs of the Fund. Certain, but not all, of the Company's other executive officers are parties to employment agreements with the Company containing noncompete provisions. However, none of such employment agreements (and none of the noncompete provisions contained therein) provide the Company with assurances that such executive officers will remain with the Company. The loss of the services of any such executive officers could have a material adverse effect on the Company's financial condition or results of operations. See "Management."

POTENTIAL CONFLICTS OF INTEREST OF CERTAIN EXECUTIVE OFFICERS AND DIRECTORS

     Mr. Lasky, Douglas A. Hennig, the Company's Senior Vice President, and Richard W. Boehlke, the Company's Vice Chairman, each owns interests in assisted living residences operated by the Company pursuant to management agreements or, in the case of Mr. Boehlke, pursuant to a long-term lease. On a pro forma basis giving effect to the 1996 Transactions, revenues attributable to these residences represented less than 5.0% of operating revenue for the year ended December 31, 1995. These agreements are on terms which the Company believes are fair and, in the case of the management agreements, the Company has the right to terminate such agreements, in its sole discretion, at least on an annual basis. However, such ownership interests of Messrs. Lasky, Hennig and Boehlke may create actual or potential conflicts of interest on the part of these officers. See "Management -- Executive Officers and Directors" and "Certain Relationships and Related Transactions."

     In addition, Mr. Petty also serves as the Vice Chairman of GranCare, a publicly-owned operator of skilled nursing facilities and institutional pharmacies, which also operates four assisted living residences. The Company understands that GranCare may develop or acquire additional assisted living facilities in the future which may compete directly with the Company's residences. GranCare currently owns 19.9% of the outstanding shares of Common Stock, all of which shares are expected to be sold in the Offering. Gene E. Burleson, a director of the Company, is Chairman of the Board and Chief Executive Officer of GranCare. Ronald G. Kenny, a director of the Company, is also a director of GranCare. In addition, Messrs. Burleson, Petty and Kenny and their affiliates are shareholders of GranCare. These relationships with, and ownership interests in, GranCare may create actual or potential conflicts of interests. See "Management -- Executive Officers and Directors," "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions."

SUBSTANTIAL PORTION OF THE OFFERING TO BENEFIT AFFILIATES OF THE COMPANY

     The Selling Stockholders, which include GranCare, Capital Consultants, Inc. ("CCI") and Heartland Development Corporation ("HDC") will receive approximately $41.9 million (assuming an initial public offering price of $16.00 per share, after deducting underwriting discounts and commissions) for the shares of Common Stock to be sold by them in the Offering. If the over-allotment option is fully exercised, the members of Alternative Living Investors, L.L.C. ("ALI"), CCI and Care Living Centers, Inc. ("CLC") will receive an aggregate amount of $11.2 million. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. In addition, approximately $8.7 million of the net proceeds to the Company of the Offering will be used to retire a bridge loan provided to the Company by RDV Capital Management L.P. in connection with the Heartland acquisition. Jerry Tubergen, a director of the Company, serves as President of RDV Corporation, the general partner of RDV Capital Management L.P. See "Use of Proceeds," "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions."

GEOGRAPHIC CONCENTRATION

     On a pro forma basis, giving effect to the 1996 Transactions, operations in Wisconsin, Oregon and Colorado would have accounted for approximately 58.5% of total operating revenue for the three months ended March 31, 1996. Although the Company believes that this concentration provides operational advantages and efficiencies, the Company's business prospects are significantly affected by general economic factors affecting such areas and the laws and regulatory environment of such states. In addition, the Company's growth strategy involves the development and acquisition of residences within a concentrated area in each geographic region into which it expands. Therefore, even if the Company is able to expand into other geographic regions, its prospects may become significantly affected by general economic factors affecting such local areas and by applicable local laws and regulatory environments in such regions. See
"Business -- Properties."

RESIDENCE MANAGEMENT, STAFFING AND LABOR COSTS

     The Company competes with other providers of long-term care with respect to attracting and retaining qualified and skilled personnel. The Company is dependent upon its ability to attract and retain management personnel responsible for the day-to-day operations of each of the Company's residences. Any inability of the Company to attract or retain qualified residence management personnel could have a material adverse effect on the Company's financial condition or results of operations. In addition, a possible shortage of nurses or trained personnel may require the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel. The Company will also be dependent upon the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. Any significant failure by the Company to attract and retain qualified management and staff personnel, to control its labor costs or to pass on any increased labor costs to residents through rate increases would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Competition."

COMPETITION

     The long-term care industry is highly competitive and, given the relatively low barriers to entry and continuing health care cost containment pressures, the Company expects that the assisted living segment of such industry will become increasingly competitive in the future. The Company competes with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home health care agencies, congregate care facilities, retirement communities and skilled nursing facilities. While the Company believes there is a need for additional assisted living residences in the markets where the Company is constructing or developing residences, the Company expects that as assisted living residences receive increased attention and the number of states which include assisted living services in their Medicaid programs increases, competition will increase from new market entrants, many of whom may have substantially greater financial resources than the Company. No assurance can be given that increased competition will not adversely affect the Company's ability to attract or retain residents or maintain its existing rate structures. Moreover, in implementing its growth strategy, the Company expects to face competition for development and acquisition opportunities from local developers and regional and national assisted living companies. Some of the Company's present and potential competitors have, or may have access to, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract and retain residents, to maintain or increase resident service fees or to expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects. See "Business -- Competition."

JOINT VENTURES

     The Company has entered into several joint ventures with regional real estate development partners for the construction, development and ownership of assisted living residences in targeted geographic areas. There can be no assurance that the Company's joint venture partners will be successful in identifying sites for future residences, securing necessary permits and licenses for the construction of new residences and supervising the construction of new residences on time and within budget. In addition, the Company has agreed not to own or operate competing assisted living residences within specified geographic areas adjacent to residences developed through joint ventures. While the Company typically receives a fee for managing residences developed through joint ventures, the Company shares with the other joint venture partners certain decision-making authority as well as any profits or losses realized from the operation or sale of such residences. The Company is obligated under certain of its joint venture arrangements to purchase the equity interests of its joint venture partners upon the election of such joint venture partners at a price based on the appraised value of the residence owned by the applicable joint venture. Pursuant to those provisions, the Company might become obligated to acquire additional interests in residences developed through joint ventures on terms or at times that would otherwise not be acceptable to the Company, including times during which the Company may not have adequate liquidity to fund such acquisitions. See "Business -- Joint Ventures and Strategic Alliances."

GOVERNMENT REGULATION

     Health care is an area of extensive and frequent regulatory change. The assisted living industry is relatively new, and, accordingly, the manner and extent to which it is regulated at the Federal and state levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant impact on the Company's methods and costs of doing business. The Company is, and will be, subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities where it operates or intends to operate.

     The Company's success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on the Company's financial condition, results of operations and prospects. The Company's operations could also be adversely affected by, among other things, regulatory developments such as revisions in building code requirements for assisted living residences, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards. There can be no assurance that Federal, state or local laws or regulations will not be imposed or expanded which adversely impact the Company's business, financial condition, results of operations or prospects. The Company's residence operations are also subject to health and other state and local government regulations.

     Pursuant to recently adopted Wisconsin legislation, effective on July 1, 1996 only certain independent apartment model assisted living facilities may be designated as an "assisted living facility" in the State of Wisconsin. Most of the Company's residences located in Wisconsin would not meet the definitional requirements of this statute. As this legislation is not yet effective, its scope and application are still uncertain. If the Company is ultimately compelled to discontinue any reference to the generic term "assisted living" in its sales and marketing materials for its Wisconsin residences, such compliance could have a material adverse effect on the Company's business, results of operation or financial condition. See "Business -- Government Regulation."

LIABILITY AND INSURANCE

     The provision of personal and health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. In addition, compared to more institutional long-term care facilities, assisted living residences (especially dementia care residences) of the type operated by the Company offer residents a greater degree of independence in their daily lives. This increased level of independence, however, may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance intended to cover such claims which it believes is adequate based on the nature of the risks, its historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance or claims not covered by the Company's insurance, such as claims for punitive damages, will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract or retain residents or expand its business and may require management to devote substantial time to matters unrelated to the Company's operations. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable economic terms. See "Business -- Insurance."

DEPENDENCE ON ATTRACTING SENIORS WITH SUFFICIENT RESOURCES TO PAY

     The Company currently relies, and for the foreseeable future expects to rely, primarily on the ability of its residents to pay for the Company's services from their own and their families' financial resources. Generally, only elderly adults with income or assets meeting or exceeding the comparable median in the region where the Company's assisted living residences are located can afford the Company's fees for its residences. Inflation or other circumstances which adversely affect the ability of residents and potential residents to pay for assisted living services could have an adverse effect on the Company. In the event that the Company encounters difficulty in attracting seniors with adequate resources to pay for the Company's services, the Company would be adversely affected.

ENVIRONMENTAL LIABILITY RISKS ASSOCIATED WITH REAL PROPERTY

     Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with the contamination. Such laws typically impose clean up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

     The Company has conducted environmental assessments of all of its operating residences and has conducted, or is in the process of conducting, environmental assessments of all of its undeveloped sites and sites currently under construction. These assessments have not revealed, and the Company is not otherwise aware of, any environmental liability that it believes would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance, however, that environmental assessments would detect all environmental contamination which may give rise to material environmental liabilities. The Company believes that its residences are in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material non-compliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the residences it currently operates.

CONTROL BY OFFICERS AND DIRECTORS

     Upon completion of the Offering, the Company's officers and directors and entities with which they are affiliated will continue to beneficially own approximately 27.0% of the outstanding shares of Common Stock. Accordingly, following the Offering, such individuals will have the ability, by voting their shares in concert, to significantly influence (i) the election of the Company's Board of Directors and, thus, the direction and future operations of the Company, and (ii) the outcome of all other matters submitted to the Company's stockholders, including mergers, consolidations, and the sale of all or substantially all of the Company's assets. In addition, the 1995 Plan authorizes the issuance of options to purchase up to 1,425,000 shares of Common Stock to employees and directors of the Company. The Company's officers and directors currently hold options to acquire 751,810 shares of Common Stock, which options are subject to certain vesting requirements. The issuance of additional shares of Common Stock pursuant to the exercise of stock options granted to management under the 1995 Plan would increase the number of shares held by the Company's executive officers and directors in the future. See "Management -- Executive Compensation" and "Principal and Selling Stockholders."

ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation authorizes the issuance of 5 million shares of preferred stock and 30 million shares of Common Stock. After giving effect to the Offering, the Company will have 18.3 million shares of authorized but unissued shares of Common Stock. The Company's Board of Directors has the power to issue any or all of these additional shares without stockholder approval, and the preferred shares can be issued with such rights, preferences and limitations as may be determined by the Board. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The Company presently has no commitments or contracts to issue any additional shares of Common Stock or any shares of preferred stock. The issuance of preferred stock or the further issuance of Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of and the voting and other rights of the holders of outstanding shares of Common Stock. As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) for three years following the date such person became an interested stockholder unless certain conditions are satisfied. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. The shares of Common Stock outstanding prior to the Offering will be eligible for sale in the public market at various times in the future. Upon completion of the Offering, the Company will have 11,710,849 shares of Common Stock outstanding. Of these shares, the 5,000,000 shares sold in the Offering will be freely tradeable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act. The remaining 6,710,849 shares are "restricted securities" within the meaning of Rule 144. The Company, all of its directors and officers and all holders of
     % or more of the shares of Common Stock have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of NatWest Securities Limited, other than grants of stock options under the 1995 Plan. NatWest Securities Limited may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Beginning 90 days after the date of this Prospectus, 456,763 restricted shares will first become eligible for sale in the public market pursuant to Rule 144 promulgated under the Securities Act, subject to the volume and resale restrictions of such rule. All of these shares will be subject to lock-up agreements with the Underwriters. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

NO PRIOR PUBLIC TRADING MARKET

     Prior to the Offering, there has been no public trading market for the Common Stock. The public offering price for the Common Stock will be determined by negotiations among the Company and the Underwriters based upon several factors and will not necessarily bear any relationship to the Company's assets, book value, results of operations, net worth, or any other generally accepted criteria of value, and should not be considered as indicative of the actual value of the Company. Therefore, the market price of the Common Stock may fall below the public offering price of the Common Stock at any time following the Offering. See "Underwriting."

     While the Company intends to apply to list the Common Stock on the American Stock Exchange, there can be no assurance that such listing will be approved or that an active trading market will develop. Further, if a market does develop, it may be limited, and there can be no assurance that it will be sustained. To the extent that an active trading market does develop, factors such as quarterly variations in the Company's financial results, announcements by the Company or others, general market conditions or certain regulatory pronouncements may cause the market price of the Common Stock to fluctuate substantially. There can be no assurance that the Common Stock can be resold at or above the initial public offering price.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Common Stock offered hereby will incur immediate dilution of $11.35 per share in the net tangible book value of their investment, assuming an initial public offering price of $16.00 per share. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $30.5 million, assuming an initial public offering price of $16.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated expenses of the Offering payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders." The Company intends to use the net proceeds to it from the Offering (i) to repay bridge financing incurred in connection with the Heartland acquisition, which represented aggregate principal obligations and accrued interest through March 31, 1996 of $8.7 million and $163,000, respectively (the "Heartland Bridge Financing"); (ii) to repay promissory notes issued in connection with the recent acquisition by the Company of the remaining equity interests not owned by the Company in its Michigan residences ("ALS-Midwest"), which notes represent aggregate principal obligations of $4.3 million (the "ALS-Midwest Notes"); (iii) to repay an aggregate of $5.7 million of construction loans on certain ALS-Midwest residences (the "ALS-Midwest Construction Loans"); (iv) to finance the development and construction of currently planned residences; (v) to finance the development, construction or acquisition of additional residences; and (vi) for general corporate purposes, including working capital.

     The Heartland Bridge Financing is comprised of a "Tranche A Loan" and a "Tranche B Loan," both of which were made in January 1996 and both of which are due in January 1998. The Tranche A Loan, representing a principal obligation of $2.9 million, bears interest at the rate of 9% per annum for the first six months of the loan, 10.5% per annum for the second six months of the loan and at an annual interest rate thereafter which escalates on a quarterly basis by 2% per annum per quarter. The Tranche B Loan, representing a $5.8 million principal obligation, bears interest at the rate of 9% for the first year of the loan with an annual interest rate for the last year of the loan term which escalates on a quarterly basis by 2% per annum quarter. The proceeds from the Heartland Bridge Financing were used to acquire all of the common stock of Heartland and to retire certain indebtedness of Heartland. See "History and Organization -- Acquisition of Heartland Retirement Services, Inc." and "Certain Relationships and Related Transactions."

     The ALS-Midwest Notes are comprised of promissory notes in the principal amount of $1.4 million bearing interest at the rate of 9% and maturing in January 1997 and promissory notes in the principal amount of $2.9 million bearing interest at the rate of 8% and maturing in September 1996. See "History and Organization -- Acquisition of Remaining Equity Interest in ALS-Midwest."

     The ALS-Midwest Construction Loans at March 31, 1996 were comprised of promissory notes in the principal amount of $5.7 million bearing interest at rates between 10.95% and prime plus 0.50% and maturing at various dates between January 1997 and December 2014.

     The Company expects to use the balance of the net proceeds, approximately $11.6 million, primarily to finance the development and construction of assisted living residences, including completion of the 18 residences currently under construction and the 25 residences under development.

     The Company may also use the net proceeds to finance further development and construction or, if appropriate opportunities arise, the acquisition of existing assisted living operations. While the Company intends to seek, consider and review possible acquisitions of assisted living residences and assisted living operators from time to time, the Company is not currently in negotiations with respect to any such acquisitions other than the possible acquisition of its joint venture partners' equity interest in certain of the residences operated by the Company.

     The Company may also use the net proceeds for general corporate purposes, including working capital. To the extent that the net proceeds from the Offering are not immediately used for the foregoing purposes, the Company intends to invest such net proceeds in investment grade, short-term, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Business Strategy", "Business -- Properties Under Construction and Development", "Business -- Joint Ventures and Strategic Alliances" and "Risk
Factors -- History of, and Anticipated, Operating Losses."

                                DIVIDEND POLICY

     The Company has never paid or declared cash dividends and currently intends to retain any future earnings for the operation and expansion of its business. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors and will be dependent on the Company's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Board of Directors deems relevant.

                                    DILUTION

     At March 31, 1996, the pro forma net tangible book value of the Company after giving effect to the (a) the May 1996 private placement of shares of Common Stock (the "Recent Equity Transactions"); (b) the May 1996 acquisition of the remaining general and limited partnership interests not owned by the Company in various partnerships comprising the operations of ALS-Midwest for a combination of cash, notes and shares of Common Stock (the "ALS-Midwest Restructuring"); and (c) the May 1996 merger with Crossings pursuant to which all outstanding capital stock of Crossings was exchanged for shares of Common Stock as if they had been effective on March 31, 1996 (the "Crossings Merger"), but prior to the Offering, would have been approximately $24.0 million, or $2.52 per share. Pro forma net tangible book value per share of Common Stock is determined by dividing the number of shares of Common Stock outstanding after giving effect to the above transactions into the pro forma net tangible book value of the Company (total tangible assets less total liabilities) but without giving effect to the possible exercise of stock options which have been or will be granted by the Company prior to the consummation of the Offering under its stock option plans. After giving effect to the Offering at an assumed initial public offering price of $16.00 per share (the midpoint of the range set forth on the cover page of this Prospectus), the pro forma net tangible book value at such date would have been $54.5 million or $4.65 per share, representing an immediate increase in pro forma net tangible book value of $2.13 per share to existing stockholders. Accordingly, purchasers of the Common Stock in the Offering would sustain an immediate dilution of $11.35 per share.

     The following table illustrates such per share dilution:

    Assumed initial public offering price.................................          $16.00
      Pro forma net tangible book value as of March 31, 1996..............  $2.52
      Increase in pro forma net tangible book value attributable to the
         Offering(1)......................................................   2.13
    Pro forma net tangible book value after the Offering..................            4.65
                                                                                    ------
    Dilution to new investors in the Offering.............................          $11.35
                                                                                    ======

- ---------------

(1) After deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

     The following table summarizes, on a pro forma basis as of March 31, 1996, after giving effect to the Recent Equity Transactions, the ALS-Midwest Restructuring and the Crossings Merger and the Offering, the differences between the holders of Common Stock prior to the Offering, as a group, and the new investors in the Common Stock offered hereby, with respect to the number of shares purchased, the total consideration paid and the average price paid per share, based upon an assumed initial public offering price of $16.00 per share:

                                      SHARES PURCHASED(1)       TOTAL CONSIDERATION
                                      --------------------     ---------------------     AVERAGE PRICE
                                        NUMBER     PERCENT       AMOUNT      PERCENT       PER SHARE
                                      ----------   -------     -----------   -------     -------------
    Existing stockholders(2)........   9,523,349     81.3%     $37,524,000     51.7%        $  3.94
    New investors...................   2,187,500     18.7       35,000,000     48.3           16.00
                                      ----------   -------     -----------   -------
              Total.................  11,710,849    100.0%     $72,524,000    100.0%
                                       =========    =====       ==========    =====

- ---------------

(1) Sales of shares of Common Stock by the Selling Shareholders in the Offering will reduce the number of shares held by existing shareholders to 6,710,849 or 57.3% of the total number of shares outstanding after the Offering, and will increase the number of shares to be purchased by new investors to 5,000,000 or 42.7% of the total number of shares outstanding after the Offering. If the Underwriter's over-allotment option is exercised in full, the number of shares of Common Stock held by existing Stockholders would be further reduced to 50.9% of the total number of shares to be outstanding after the Offering and the number of shares of Common Stock held by new investors would be increased to 49.1% of the total number of shares to be outstanding after the Offering.
(2) Excludes 789,149 shares of Common Stock issuable upon the exercise of currently outstanding options to purchase Common Stock, including options granted under the 1995 Plan. See "Capitalization" and "Management -- Stock Option Plans."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at March 31, 1996 (i) on an actual basis; (ii) as adjusted to give pro forma effect to (a) the May 1996 private placement of shares of Common Stock;
(b) the May 1996 acquisition of the remaining general and limited partnership interests not owned by the Company in various partnerships comprising the operations of ALS-Midwest for a combination of cash, notes and shares of Common Stock; and (c) the May 1996 merger with Crossings pursuant to which all outstanding capital stock of Crossings was exchanged for shares of Common Stock as if such transactions had occurred on March 31, 1996; and (iii) as adjusted to give pro forma effect to such transactions as if they had been effective on March 31, 1996 and to the Offering (assuming an initial public offering price of $16.00 per share) and the application of the net proceeds therefrom. This table should be read in conjunction with "Pro Forma Financial Information," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto appearing elsewhere in this Prospectus. See "Index to Consolidated Financial Statements."

                                                                        AT MARCH 31, 1996
                                                               -----------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL    PRO FORMA     AS ADJUSTED
                                                               -------   ---------     -----------
                                                                         (IN THOUSANDS)
Short-term indebtedness:
  Current installments of long-term debt.....................  $   105    $   157        $   157
  Notes payable..............................................       --      9,365             --
                                                               -------    -------        -------
  Total short-term indebtedness..............................      105      9,522            157
                                                               =======    =======        =======
Long-term debt, less current portion.........................  $30,632    $30,747        $22,075
Other long-term liabilities..................................      268     10,583(1)      10,583(1)
Minority interest............................................      637        637            637
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized, none outstanding............................       --         --             --
  Common stock, $0.01 par value; 30,000,000 shares
     authorized; 6,913,483, 9,523,349 and 11,710,849 shares
     outstanding actual, pro forma and pro forma as adjusted,
     respectively(2).........................................       69         95            117
  Additional paid-in capital.................................   23,674     36,429         66,907
  Accumulated deficit........................................   (4,393)    (4,393)        (4,393)
                                                               -------    -------        -------
          Total stockholders' equity.........................   19,350     32,131         62,631
                                                               -------    -------        -------
          Total capitalization...............................  $50,887    $74,098        $95,926
                                                               =======    =======        =======

- ---------------

(1) Includes $10,224,000 of sale/leaseback obligation relating to two residences operated by Crossings. Crossings entered into sale/ leaseback transactions for these two residences pursuant to which the buyer acquired the building and personal property subject to the mortgage indebtedness, but Crossings remains obligated under such mortgage indebtedness.
(2) Excludes 789,149 shares of Common Stock issuable upon the exercise of currently outstanding options to purchase Common Stock, including options granted under the 1995 Plan. See "Management -- Executive Compensation."

                        PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited pro forma condensed combined financial statements set forth the pro forma effects of recently completed acquisitions and transactions of the Company, including: (i) the January 1996 acquisition by the Company (effective as of January 1, 1996) of all outstanding shares of common stock of Heartland for cash and shares of Common Stock (the "Heartland Acquisition"); (ii) the January 1996 sale/ leaseback of the Company's Bradenton and Sarasota residences (the "Florida Sale/leaseback"); (iii) the Recent Equity Transactions; (iv) the ALS-Midwest Restructuring; and (v) the Crossings Merger. The column captioned "The Company Pro Forma As Adjusted" reflects each of the aforementioned transactions, as applicable, as well as the Offering and the application of the estimated net proceeds to the Company therefrom. See "History and Organization" and "Use of Proceeds."

     The following unaudited pro forma condensed combined balance sheet of the Company as of March 31, 1996 reflects the pro forma effects of: (i) the Recent Equity Transactions (ii) the ALS-Midwest Restructuring; and (iii) the Crossings Merger, as if such transactions had occurred as of March 31, 1996.

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1995 reflects the pro forma effects of: (i) the Heartland Acquisition; (ii) the Florida Sale/leaseback; (iii) the Recent Equity Transactions; (iv) the ALS-Midwest Restructuring; and (v) the Crossings Merger as if such transactions had occurred on January 1, 1995. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1996 reflects the pro forma effects of: (i) the Recent Equity Transactions; (ii) the ALS-Midwest Restructuring; and (iii) the Crossings Merger, as if such transactions had occurred on January 1, 1996. Extraordinary charges or credits that result directly from the Offering are not included in the pro forma condensed combined statements of operations.

     The following unaudited pro forma condensed combined financial information has been prepared by the Company based on the audited financial statements and the related notes thereto of the Company, Heartland, Crossings and ALS-Midwest for the year ended December 31, 1995 and the unaudited financial statements of the Company, Crossings and ALS-Midwest for the three months ended March 31, 1996 included elsewhere in this Prospectus, giving effect to these transactions and the assumptions and adjustments described in the accompanying notes. The following unaudited pro forma condensed combined financial information is not necessarily indicative of the actual results that would have been achieved if these transactions had actually been completed as of the dates indicated, or which may be realized in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, Heartland, Crossings and ALS-Midwest and the related notes thereto included elsewhere in this Prospectus. See "Index to Consolidated Financial Statements."

                       ALTERNATIVE LIVING SERVICES, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)

                                                      RECENT                    ALS-MIDWEST                   CROSSINGS
                                            THE       EQUITY                     PRO FORMA                    PRO FORMA
                                          COMPANY  TRANSACTIONS    ALS-MIDWEST  ADJUSTMENTS    CROSSINGS(C)  ADJUSTMENTS
                                          -------  ------------    -----------  -----------    ------------  -----------
ASSETS
Cash and cash equivalents................ $ 6,816     $2,000(A)      $   845      $(1,000)(B)    $  1,788     $
Short-term investments...................      50                         --                           --
Resident receivables, net................     236                        309                          257
Other current assets.....................     424                         93                          691
                                          -------     ------         -------      -------        --------     ---------
   Total current assets..................   7,526      2,000           1,247       (1,000)          2,736
Property, plant and equipment, net.......  35,030                     15,189        2,954(B)          807
Long term investments....................   1,168                         --                           --
Investments in and advances to
  unconsolidated affiliates..............   6,754                         --       (5,121)(B)          --
Other assets.............................   1,091                        408                       12,586
Goodwill.................................   2,255                         --                                      6,597(D)
                                          -------     ------         -------      -------        --------     ---------
   Total assets.......................... $53,824     $2,000         $16,844      $(3,167)       $ 16,129     $   6,597
                                          =======     ======         =======      =======        ========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term
    debt................................. $   105     $              $            $              $     52     $
  Accounts payable.......................     389                      2,215                          805
  Accrued expenses and other.............   1,360                        597                        1,478           680(D)
  Notes payable..........................      --                      5,660      $ 2,900(B)           --
                                                                                      805(B)
  Advances from and notes payable to
    related entities.....................      --                      3,959       (3,959)(B)          --
                                          -------     ------         -------      -------        --------     ---------
   Total current liabilities.............   1,854                     12,431         (254)          2,335           680
Long-term debt...........................  30,632                         --                          115
Deferred gain on sale....................   1,083                         --                       13,172       (13,172)(D)
Other long-term liabilities..............     268                         --                       10,315
Minority interest........................     637                      2,623       (2,623)(B)          --
Common stock and additional paid-in
  capital................................  23,743      2,000(A)        2,679       (2,679)(B)      12,541       (12,541)(D)
                                                                                    1,500(B)                      9,281(D)
Accumulated deficit......................  (4,393)                      (889)         889(B)      (22,349)       22,349(D)
                                          -------     ------         -------      -------        --------     ---------
   Total liabilities and stockholders'
    equity (deficit)..................... $53,824     $2,000         $16,844      $(3,167)       $ 16,129     $   6,597
                                          =======     ======         =======      =======        ========     =========

                                              THE                     THE COMPANY
                                            COMPANY    OFFERING        PRO FORMA
                                           PRO FORMA  ADJUSTMENTS     AS ADJUSTED
                                           ---------  -----------     -----------
ASSETS
Cash and cash equivalents................   $10,449     $12,300(E)     $  22,749
Short-term investments...................        50                           50
Resident receivables, net................       802                          802
Other current assets.....................     1,208                        1,208
                                            -------     -------        ---------
   Total current assets..................    12,509      12,300           24,809
Property, plant and equipment, net.......    53,980                       53,980
Long term investments....................     1,168                        1,168
Investments in and advances to
  unconsolidated affiliates..............     1,633                        1,633
Other assets.............................    14,085                       14,085
Goodwill.................................     8,852                        8,852
                                            -------     -------        ---------
   Total assets..........................   $92,227     $12,300        $ 104,527
                                            =======     =======        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term
    debt.................................   $   157     $              $     157
  Accounts payable.......................     3,409                        3,409
  Accrued expenses and other.............     4,115        (163)(E)        3,952
  Notes payable..........................     9,365      (5,660)(E)           --
                                                         (2,900)(E)
                                                           (805)(E)
  Advances from and notes payable to
    related entities.....................        --                           --
                                            -------     -------        ---------
   Total current liabilities.............    17,046      (9,528)           7,518
Long-term debt...........................    30,747      (8,672)(E)       22,075
Deferred gain on sale....................     1,083                        1,083
Other long-term liabilities..............    10,583                       10,583
Minority interest........................       637                          637
Common stock and additional paid-in
  capital................................    36,524      30,500(E)        67,024

Accumulated deficit......................    (4,393)                      (4,393)
                                            -------     -------        ---------
   Total liabilities and stockholders'
    equity (deficit).....................   $92,227     $12,300        $ 104,527
                                            =======     =======        =========

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996

- ---------------

     A) To record cash proceeds of $2,000,000 from the issuance of 430,281 shares of Common Stock in two private equity transactions in May 1996. See "Business -- Joint Ventures and Strategic Alliances -- Proposed Joint Venture with Pioneer Development Company, Inc." and
        "Management -- Executive Compensation -- Employment and Services Agreements -- Services Agreement with Petty, Kneen & Company."

     B) To record the acquisition of the remaining general and limited partner interests in ALS-Midwest not owned by the Company (the "Former ALS-Midwest Owners") for $1,000,000 in cash, the ALS-Midwest Notes and 172,537 shares of Common Stock valued at $1,500,000. Purchase accounting adjustments include: (i) an increase in property, plant and equipment of $2,954,000; (ii) the elimination of previous equity investments in affiliates and advances to affiliates of $5,121,000; (iii) recording ALS-Midwest Notes payable to the Former ALS-Midwest Owners of $2,900,000 and $805,000 (such balances exclude advances made by the Former ALS-Midwest Owners subsequent to March 31, 1996 of $600,000); (iv) the elimination of advances from affiliates of $3,959,000; (v) the elimination of minority interest of $2,623,000; and (vi) the elimination of ALS-Midwest's equity prior to the acquisition including common stock of $2,679,000 and accumulated deficit of $889,000. As a result of these transactions, ALS-Midwest became a wholly-owned subsidiary of the Company. See "Use of Proceeds."

     C) Reflects the unaudited pro forma condensed combined balance sheet of Crossings as of March 31, 1996 after giving effect to the May 1996 conversion of Crossings' mandatorily redeemable preferred stock of $6,000,000 into shares of common stock of Crossings as if such transaction had occurred on March 31, 1996.

     D) To record the Crossings Merger pursuant to which all capital stock of Crossings was converted into 2,007,049 shares of Common Stock valued at $9,281,000. Purchase accounting adjustments include: (i) the recognition of goodwill of $6,597,000; (ii) the recognition of accrued transaction fee of $680,000; (iii) the elimination of deferred gain relating to various Crossings sale/leaseback transactions of $13,172,000; and (iv) the elimination of Crossings' equity prior to the merger including common stock of $12,541,000 and accumulated deficit of $22,349,000.

     E) To record the effects of the sale of 2,187,500 shares of Common Stock by the Company and the receipt of the estimated net proceeds of $30,500,000, assuming an initial public offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses of $4,500,000. Of the total net proceeds, $18,200,000 will be used to repay debt and accrued interest as of March 31, 1996, including: (i) the Heartland Bridge Financing of an aggregate principal obligation of $8,672,000 and accrued interest of $163,000 incurred in conjunction with the Heartland Acquisition; (ii) notes payable of $5,660,000 relating to the ALS-Midwest residences; and
        (iii) the ALS-Midwest Notes of $2,900,000 and $805,000. The remainder of the net proceeds will be used to finance the development and construction of residences, to finance the development, construction or acquisition of additional residences, and for general corporate purposes, including working capital. See "Use of Proceeds."

                       ALTERNATIVE LIVING SERVICES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                     HEARTLAND     FLORIDA             ALS-MIDWEST                 CROSSINGS
                               THE                   PRO FORMA      SALE/      ALS-     PRO FORMA    CROSSINGS     PRO FORMA
                             COMPANY     HEARTLAND  ADJUSTMENTS   LEASEBACK   MIDWEST  ADJUSTMENTS  PRO FORMA(O)  ADJUSTMENTS
                             -------     ---------  -----------   ---------   -------  -----------  ------------  -----------
Revenue:
  Resident service fees..... $ 9,684      $ 1,141     $             $         $2,505      $           $ 23,463       $
  Other.....................     780          282                                298                        --
                             -------     ---------  -----------   ---------   -------  -----------  ------------  -----------
    Operating revenue.......  10,464        1,423                              2,803                    23,463          --
Operating expenses:
  Residence operations......   7,206        1,675                              2,765                    13,353
  Lease expense.............     890           --                     120(K)                             7,378         548(P)
                                                                      (18)(K)
  General and
    administrative..........   2,600          861                                320                     2,188
  Depreciation and
    amortization............     814          109         103(H)      (36)(K)    380         76(L)          93         165(P)
                                                           39(H)
                             -------     ---------  -----------   ---------   -------  -----------  ------------  -----------
   Total operating
     expenses...............  11,510        2,645         142          66      3,465         76         23,012         713
                             -------     ---------  -----------   ---------   -------  -----------  ------------  -----------
    Operating income
      (loss)................  (1,046)      (1,222)       (142)        (66)      (662 )      (76)           451        (713)
Interest expense............  (1,047)        (227)       (867)(I)               (543 )     (261)(M)        (22)
                                                           91(I)                            (64)(M)
Interest income.............     234            8                                 57        (50)(M)        154
Gain on sale of land........     439           --                                                          290
Equity in income (losses) of
  unconsolidated
  affiliates................    (438)         (47)                                          438(N)          --
Other expenses..............      --           --                                                         (257)
Minority interest...........     112           13                                424       (424)(N)         --
Income tax benefit..........      --          586        (586)(J)
                             -------     ---------  -----------   ---------   -------  -----------  ------------  -----------
    Total other income
      (expense), net........    (699)         333      (1,362)                   (62 )     (361)           165          --
                             -------     ---------  -----------   ---------   -------  -----------  ------------  -----------
Income (loss) before
  extraordinary items....... $(1,746)     $  (889)    $(1,504)      $ (66)    $ (724 )    $(437)      $    616       $(713)
                             ========    ========   ==========    ========    =======  ===========  ===========   ==========
Loss before extraordinary
  items per share........... $ (0.32)
                             -------
Weighted average shares
  outstanding...............   5,453(F)(G)
                             -------

                                  THE                   THE COMPANY
                                COMPANY     OFFERING     PRO FORMA
                               PRO FORMA   ADJUSTMENTS  AS ADJUSTED
                              -----------  -----------  -----------
Revenue:
  Resident service fees.....    $36,793      $            $36,793
  Other.....................      1,360                     1,360
                              -----------  -----------  -----------
    Operating revenue.......     38,153           --       38,153
Operating expenses:
  Residence operations......     24,999                    24,999
  Lease expense.............      8,918                     8,918

  General and
    administrative..........      5,969                     5,969
  Depreciation and
    amortization............      1,743                     1,743

                              -----------  -----------  -----------
   Total operating
     expenses...............     41,629           --       41,629
                              -----------  -----------  -----------
    Operating income
      (loss)................     (3,476)          --       (3,476)
Interest expense............     (2,940)         867(Q)    (1,205)
                                                 543(Q)
                                                 261(Q)
                                                  64(Q)
Interest income.............        403                       403
Gain on sale of land........        729                       729
Equity in income (losses) of
  unconsolidated
  affiliates................        (47)                      (47)
Other expenses..............       (257)                     (257)
Minority interest...........        125                       125
Income tax benefit..........         --                        --
                              -----------  -----------  -----------
    Total other income
      (expense), net........     (1,987)       1,735         (252)
                              -----------  -----------  -----------
Income (loss) before
  extraordinary items.......    $(5,463)       1,735      $(3,728)
                              ===========  ==========   ===========
Loss before extraordinary
  items per share...........    $ (0.69)                  $ (0.37)
                              -----------               -----------
Weighted average shares
  outstanding...............      7,894                    10,081
                              -----------               -----------

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

     F)The weighted average shares outstanding includes the effect of the Recent Equity Transactions which resulted in the issuance of 430,281 shares of Common Stock.

     G)For purposes of calculating net loss per share, Common Stock issued and Common Stock options granted subsequent to May 1995 at per share amounts less than the assumed initial public offering price of $16.00 per share have been reflected as outstanding for the period presented. Accordingly, weighted average shares outstanding was increased by 736,903 shares for the effect of such Common Stock and Common Stock options.

     H)To record additional depreciation and amortization relating to the Heartland Acquisition of $103,000 attributable to the increase in the carrying value of property, plant and equipment and the amortization of goodwill of $39,000.

     I)To record interest expense for the Heartland Bridge Financing of $867,000 relating to the Heartland Acquisition (average interest rate of 10%) and the elimination of interest expense of $91,000 related to the repayment of debt at the time of acquisition.

     J)To eliminate the income tax benefit of $586,000 which had been previously recognized pursuant to a tax sharing arrangement between Heartland and its former parent.

     K)To record the effects of the Florida Sale/leaseback transactions, including: (i) lease expense of $120,000; (ii) accretion of deferred gain of $18,000; and (iii) the elimination of depreciation of $36,000. The annual lease expense for the two residences, which commenced operations in October and December 1995, respectively, is $720,000.

     L)To record additional depreciation and amortization relating to the ALS-Midwest Restructuring of $76,000 attributable to the increase in the carrying value of property, plant and equipment.

     M)To record interest expense for ALS-Midwest of $261,000 (interest rate of 9%) and $64,000 (interest rate of 8%), respectively, relating to the ALS-Midwest Notes and elimination of interest income of $50,000 resulting from reduced cash balances (assumed interest rate of 5%).

     N)To eliminate the Company's equity in losses of unconsolidated affiliates of $438,000 relating to ALS-Midwest and minority interest in earnings of $424,000 related to ALS-Midwest. Pursuant to the ALS-Midwest Restructuring, ALS-Midwest became a wholly-owned subsidiary of the Company.

     O)The following unaudited pro forma condensed combined statement of operations for Crossings for the year ended December 31, 1995 gives effect to: (i) Crossings' December 1995 sale/leaseback transactions with a real estate investment trust ("REIT") with respect to 12 residences (the "REIT Sale/leaseback"); (ii) Crossings January 1996 sale/leaseback transaction involving The Palms residence (the "Palms Sale/leaseback"); and (iii) an 19 year operating lease entered into with a related party with respect to the Union Park residence, assuming all such transactions had occurred as of January 1, 1995. The unaudited pro forma condensed combined statements of operations of Crossings are not necessarily indicative of results that would have occurred had the above transactions been consummated as of January 1, 1995 or that might be attained in the future. See "History and Organization -- The Crossings
       Merger -- Organization and Recent Restructuring of Crossings."

                                                                                   FOR THE YEAR ENDED DECEMBER 31, 1995
                                                                                  ---------------------------------------
                                                                                               PRO FORMA        CROSSINGS
                                                                                  CROSSINGS   ADJUSTMENTS       PRO FORMA
                                                                                  ---------   -----------       ---------
          Net revenues..........................................................   $21,726      $ 1,737(aa)      $23,463
                                                                                  ---------   -----------       ---------
          Expenses:
            Residence operations................................................    12,444          909(aa)       13,353
            Lease expense.......................................................     1,148          652(aa)        7,378
                                                                                                    640(ab)
                                                                                                    (15)(ab)
                                                                                                  5,437(ac)
                                                                                                   (484)(ac)
            General and administrative..........................................     2,188           --            2,188
            Depreciation and amortization.......................................     1,814         (192)(ab)          93
                                                                                                 (1,529)(ac)
                                                                                  ---------   -----------       ---------
                  Total operating expenses......................................    17,594        5,418           23,012
                                                                                  ---------   -----------       ---------
          Income from operations................................................     4,132       (3,681)             451
            Interest expense....................................................    (5,962)         679(ab)          (22)
                                                                                                  5,261(ac)
            Interest income.....................................................       154           --              154
            Gain on sale of development project.................................       290           --              290
            Other expense.......................................................      (257)          --             (257)
                                                                                  ---------   -----------       ---------
                  Other income (expense), net...................................    (5,775)       5,940              165
                                                                                  ---------   -----------       ---------
                  Income (loss) before extraordinary items and minority
                    interest....................................................   $(1,643)     $ 2,259          $   616
                                                                                   =======    ==========        ========

        -----------------------

            (aa) To record the historical operations of the Union Park residence prior to Crossings' acquisition of a leasehold interest in such residence including (i) revenues of $1,737,000; (ii) residence operating expenses of $909,000; and (iii) lease expense of $652,000 resulting therefrom.
            (ab) To record the effects of the Palms Sale/leaseback transaction including: (i) lease expense of $640,000; (ii) the accretion of a deferred gain of $15,000; (iii) the elimination of depreciation of $192,000; and (iv) and the elimination of interest expense of $679,000 relating to the debt repaid at the time of the transaction.
            (ac) To record the effects of the REIT Sale/leaseback transaction including: (i) lease expense of $5,437,000; (ii) the accretion of deferred gain of $484,000; (iii) the elimination of depreciation of $1,529,000; and (iv) the elimination of interest of $5,261,000 relating to the debt repaid at the time of the transaction.

P) To record the effects of the Crossings Merger, including the elimination of deferred gain accretion of $548,000 and the recognition of goodwill amortization of $165,000.

Q) To record the reduction in interest expense resulting from the application by the Company of the estimated net proceeds from the Offering to repay indebtedness therefrom. The related reduction in interest includes: (i) $867,000 relating to the Heartland Bridge Financing; (ii) $543,000 relating to the ALS-Midwest Construction Loans; and (iii) $261,000 and $64,000, respectively, relating to the ALS-Midwest Notes. See "Use of Proceeds."

                        ALTERNATIVE LIVING SERVICES,INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (IN THOUSANDS)

                                                                        ALS-MIDWEST                  CROSSINGS         THE
                                                THE                      PRO FORMA                   PRO FORMA       COMPANY
                                              COMPANY     ALS-MIDWEST   ADJUSTMENTS     CROSSINGS   ADJUSTMENTS     PRO FORMA
                                              -------     -----------   -----------     ---------   -----------     ---------
Revenue:
  Resident service fees...................... $ 4,033       $ 1,142        $             $ 5,942       $             $11,117
  Other......................................     292           200                           --                         492
                                              -------     -----------      -----        ---------   -----------     ---------
    Operating revenue........................   4,325         1,342                        5,942                      11,609
Operating expenses:
  Residences operations......................   3,241           869                        3,477                       7,587
  Lease expense..............................     488            51                        1,715         137(W)        2,391
  General and administrative.................   1,583           114                          704                       2,401
  Depreciation and amortization..............     365           120           24(T)           23          41(W)          573
                                              -------     -----------      -----        ---------   -----------     ---------
    Total operating expenses.................   5,677         1,154           24           5,919         178          12,952
                                              -------     -----------      -----        ---------   -----------     ---------
    Operating income (loss)..................  (1,352)          188          (24)             23        (178)         (1,343)
Interest expense.............................    (530)         (239)         (65)(U)         (13)                       (863)
                                                                             (16)(U)
Interest income..............................     139             3          (13)(U)          42                         171
Loss on sale of land.........................     (21)           --                           --                         (21)
Equity in losses (income) of unconsolidated
  affiliates.................................     (85)           --           57(V)           --                         (28)
Other income.................................      --            --                            9                           9
Minority interest............................      45            11          (11)(V)          --                          45
                                              -------     -----------      -----        ---------   -----------     ---------
    Total other income (expense), net........    (452)         (225)         (48)             38          --            (687)
                                              -------     -----------      -----        ---------   -----------     ---------
Income (loss) before extraordinary items..... $(1,804)      $   (37)       $ (72)        $    61       $(178)        $(2,030)
                                              ========    ===========   ===========      =======    ==========      ========
Loss before extraordinary item per share..... $ (0.24)                                                               $ (0.21)
                                              ========                                                              ========
Weighted average shares outstanding..........   7,650(R)(S)                                                            9,830
                                              ========                                                              ========

                                                               THE COMPANY
                                                OFFERING        PRO FORMA
                                               ADJUSTMENTS     AS ADJUSTED
                                               -----------     -----------
Revenue:
  Resident service fees......................     $              $11,117
  Other......................................                        492
                                                  -----        -----------
    Operating revenue........................        --           11,609
Operating expenses:
  Residences operations......................                      7,587
  Lease expense..............................                      2,391
  General and administrative.................                      2,401
  Depreciation and amortization..............                        573
                                                  -----        -----------
    Total operating expenses.................        --           12,952
                                                  -----        -----------
    Operating income (loss)..................        --           (1,343)
Interest expense.............................       217(X)          (326)
                                                    239(X)
                                                     65(X)
                                                     16(X)
Interest income..............................                        171
Loss on sale of land.........................                        (21)
Equity in losses (income) of unconsolidated
  affiliates.................................                        (28)
Other income.................................                          9
Minority interest............................                         45
                                                  -----        -----------
    Total other income (expense), net........       537             (150)
                                                  -----        -----------
Income (loss) before extraordinary items.....     $ 537          $(1,493)
                                               ==========      =========
Loss before extraordinary item per share.....                    $ (0.12)
                                                               =========
Weighted average shares outstanding..........                     12,017
                                                               =========

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

R) The weighted average shares outstanding includes the effect of the Recent Equity Transactions which resulted in the issuance of 430,281 shares of Common Stock.

S) For purposes of calculating net loss per share, Common Stock issued and Common Stock options granted subsequent to May 1995 at per share amounts less than the assumed initial public offering price of $16.00 per share have been reflected as outstanding for the period presented. Accordingly, weighted average shares outstanding was increased by 736,903 shares for the effect of such Common Stock and Common Stock options.

T) To record additional depreciation and amortization of $24,000 attributable to the increase in the carrying value of property, plant and equipment as a result of the ALS-Midwest Restructuring.

U) To record interest expense for ALS-Midwest of $65,000 (interest rate of 9%) and $16,000 (interest rate of 8%), respectively, relating to the ALS-Midwest Notes and elimination of interest income of $13,000 resulting from reduced cash balances (assumed interest rate of 5%).

V) To eliminate the Company's equity in losses of unconsolidated affiliates of $57,000 related to ALS-Midwest and minority interest of $11,000 related to ALS-Midwest. Pursuant to the ALS-Midwest Restructuring, ALS-Midwest became a wholly-owned subsidiary of the Company.

W) To record the effects of the Crossings Merger, including the elimination of deferred gain accretion of $137,000 and the recognition of goodwill amortization of $41,000.

X) To record the reduction in interest expense resulting from the application by the Company of the estimated net proceeds from the Offering to repay indebtedness. The related reduction in interest includes: (i) $217,000 relating to the Heartland Bridge Financing; (ii) $239,000 relating to the ALS-Midwest Construction Loans; payable in conjunction with the ALS-Midwest residences; and (iii) $65,000 and $16,000, respectively. See "Use of Proceeds."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated historical financial data presented below as of and for the three years ended December 31, 1993, 1994 and 1995 are derived from the Company's audited consolidated financial statements appearing elsewhere in this Prospectus and should be read in conjunction with those financial statements and related notes appearing elsewhere in this Prospectus. The selected consolidated historical financial data presented below for the years ended December 31, 1991 and 1992 are derived from the unaudited consolidated financial statements of the Company's Predecessor for those years. The selected consolidated historical financial data for the three months ended March 31, 1995 and 1996 are derived from the unaudited consolidated financial statements of the Company. The pro forma data are unaudited. The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and pro forma financial information and related notes included elsewhere in this Prospectus. See "Pro Forma Financial Information" and "Index to Consolidated Financial Statements."

                                                                                                       THREE MONTHS ENDED MARCH
                                                     YEARS ENDED DECEMBER 31,                                     31,
                                -------------------------------------------------------------------   ---------------------------
                                        PREDECESSOR                  THE COMPANY                        THE COMPANY
                                ---------------------------   --------------------------  PRO FORMA   ----------------  PRO FORMA
                                1991(1)   1992(1)   1993(1)   1993(1)    1994     1995     1995(2)     1995    1996(3)   1996(4)
                                -------   -------   -------   -------   ------   -------  ---------   ------   -------  ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AND OTHER OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Resident service fees........ $  602    $2,537    $2,636    $  130    $4,506   $ 9,684   $36,793    $1,983   $ 4,033   $11,117
  Other revenue................     --         7         5        17       451       780     1,360        98       292       492
                                -------   -------   -------   -------   ------   -------  ---------   ------   -------  ---------
        Operating revenue......    602     2,544     2,641       147     4,957    10,464    38,153     2,081     4,325    11,609
                                -------   -------   -------   -------   ------   -------  ---------   ------   -------  ---------
Operating expenses:
  Residence operations.........    556     1,596     1,672        87     2,934     7,207    24,999     1,348     3,241     7,587
  Lease expense................    165       547       563        19       697       890     8,918       426       488     2,391
  General and administrative...    262       421       423        41     1,458     2,599     5,969       582     1,583     2,401
  Depreciation and
    amortization...............     30        83       101         6       258       814     1,743       145       365       573
                                -------   -------   -------   -------   ------   -------  ---------   ------   -------  ---------
        Total operating
          expenses.............  1,013     2,647     2,759       153     5,347    11,510    41,629     2,501     5,677    12,952
                                -------   -------   -------   -------   ------   -------  ---------   ------   -------  ---------
        Operating income
          (loss)...............   (411 )    (103 )    (118 )      (6 )    (390)   (1,046)   (3,476)     (420)   (1,352)   (1,343)
Other income (expense):
  Interest expense, net........     (1 )     (27 )     (48 )      (8 )    (301)     (812)   (2,537)     (180)     (391)     (692)
  Equity in income (losses) of
    unconsolidated
    affiliates.................     --        --        --        --        (1)     (438)      (47)       39       (85)      (28)
  Minority interest in losses
    of consolidated
    subsidiaries...............     --        --        --        --        49       112       125        23        45        45
  Other, net...................     --        --        --        --        --       438       472        --       (21)      (12)
                                -------   -------   -------   -------   ------   -------  ---------   ------   -------  ---------
        Total other expenses,
          net..................     (1 )     (27 )     (48 )      (8 )    (253)     (700)   (1,987)     (118)     (452)     (687)
                                -------   -------   -------   -------   ------   -------  ---------   ------   -------  ---------
  Net loss before extraordinary
    items...................... $ (412 )  $ (130 )  $ (166 )  $  (14 )  $ (643)  $(1,746)  $(5,463)   $ (538)  $(1,804)  $(2,030)
                                ======    ======    ======    ======    ======   =======  ========    ======   =======  ========
  Net loss before extraordinary
    items per share............                               $(0.01 )  $(0.25)  $ (0.32)  $ (0.69)   $(0.21)  $ (0.24)   $(0.21)
                                                              ======    ======   =======  ========    ======   =======  ========
  Net loss..................... $ (412 )  $ (130 )  $ (166 )  $  (14 )  $ (643)  $(1,746)             $ (538)  $(1,804)
                                ======    ======    ======    ======    ======   =======              ======   =======
  Net loss per share...........                               $(0.01 )  $(0.25)  $ (0.32)             $(0.21)  $ (0.24)
                                                              ======    ======   =======              ======   =======
  Weighted average shares
    outstanding................                                2,549     2,549     5,453     7,894     2,549     7,650     9,830
                                                              ======    ======   =======  ========    ======   =======  ========
OTHER OPERATING DATA (END OF PERIOD):
Number of residences(5)........                                   12        13        19        52        15        42        57
Total resident capacity(5).....                                  160       340       616     2,368       474     1,081     2,502

                                                                   AT DECEMBER 31,
                                                      ------------------------------------------
                                                                                                       AT MARCH 31, 1996
                                                       PREDECESSOR             COMPANY             -------------------------
                                                      -------------   --------------------------
                                                      1991    1992     1993     1994      1995     ACTUAL    PRO FORMA(3)(4)
                                                      -----   -----   ------   -------   -------   -------   ---------------
                                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $   2   $  --   $  196   $   311   $ 2,948   $ 6,816      $  10,449
Working capital (deficit)...........................   (152)   (369)    (338)   (1,212)    1,207     5,672         (4,537)
Total assets........................................    525     759    2,543    14,424    39,357    53,824         92,227
Long term debt, less current installments...........     --     134       57     6,356    17,101    30,632         30,747
Stockholders' equity................................    300     349      325     4,559    19,343    19,350         32,131

- ---------------

(1) The Company was organized in December 1993. Statement of operations data for periods prior to December 14, 1993 reflect the results of operations of the Predecessor. Statement of operations data for the Company for 1993 are for the period from December 14, 1993 (inception) through December 31, 1993. See "History and Organization -- The Company and its Predecessor."
(2) Gives effect to the 1996 Transactions as if such transactions had occurred on January 1, 1995 with respect to statement of operations and operating data for the year ended December 31, 1995.
(3) The results of the Company for the three months ended March 31, 1996 include the operations of Heartland, which was acquired effective as of January 1, 1996. See "History and Organization -- Acquisition of Heartland Retirement Services, Inc."
(4) Gives effect to the Recent Equity Transactions, the ALS-Midwest Restructuring and the Crossings Merger as if such transactions had occurred on January 1, 1996 with respect to statement of operations and other operating data for the quarter ended March 31, 1996 and as of March 31, 1996 with respect to balance sheet data. See "Pro Forma Financial Information" and "Use of Proceeds."
(5) Includes residences which the Company owns, leases, holds equity interests in and manages.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company currently operates 57 assisted living residences with an aggregate capacity of approximately 2,500 residents. Of these total residences, the Company owns 18, leases 23, holds interests in seven and manages an additional nine on behalf of third parties. In addition, the Company is currently constructing or developing 43 residences, 21 of which are scheduled to open during 1996. The Company's rapid growth since 1993 has had a significant impact on the Company's results of operations and accounts for most of the changes in results between the first three months of 1995 and 1996 and the years ended 1993, 1994 and 1995. As of December 31, 1993, 1994 and 1995, and March 31,
1996, the Company operated 12, 13, 19 and 42 residences, respectively.

     Since its organization in December 1993, the Company has achieved significant growth in operating revenue resulting from its aggressive development program and several strategic acquisitions, but to date has not realized operating income or net income. For the year ended December 31, 1995, the Company generated operating revenue of $10.5 million and incurred an operating loss of $1.0 million and a net loss of $1.7 million. For the three months ended March 31, 1996, the Company generated operating revenue of $4.3 million and incurred an operating loss of $1.4 million and a net loss of $1.8 million. On a pro forma basis, after giving effect to the 1996 Transactions as if such transactions had occurred on January 1, 1995, the Company would have generated operating revenue of $38.2 million and incurred an operating loss of $3.5 million and a loss before extraordinary items of $5.4 million for 1995. On a pro forma basis, after giving effect to the 1996 Transactions as if such transactions had occurred on January 1, 1996, the Company would have generated operating revenue of $11.6 million and incurred an operating loss of $1.3 million and a loss before extraordinary items of $2.0 million for the first quarter of 1996.

     The Company intends to continue to pursue its growth strategy by developing and constructing additional assisted living residences and, as appropriate opportunities arise, acquiring assisted living operations. Newly opened assisted living residences typically operate at a loss during the first six to 12 months of operation, primarily due to the incurrence of certain fixed and variable expenses in advance of the achievement of targeted rent and service fees from the lease-up of such residences (referred to as lease-up expenses). In addition, the development and construction of residences involve the commitment of substantial capital over a typical six to 12 month construction period, the consequence of which may be an adverse impact on the Company's liquidity. In the case of acquired residences, resident turnover and increased marketing expenditures which may be required to reposition such residences, together with the possible disruption of operations resulting from the implementation of renovations, may adversely impact the financial performance of such residences for a period of time after acquisition. As a result, the Company anticipates that it will incur additional operating and net losses for at least the next 12 to 18 months of operations as the operating expenses associated with developing, renovating and operating residences and supporting the corporate infrastructure necessary to manage the Company's growth strategy will be only partially offset by operating profits generated by stabilized residences. See "-- Liquidity and Capital Resources," "Risk Factors -- Development and Construction Risks" and "Risk Factors -- Need for Additional Financing."

     For purposes of this discussion, amounts for the year ended December 31, 1993 represent the sum of the results of operations of the Predecessor for the period from January 1, 1993 through December 13, 1993 and the results of operations of the Company for the period from December 14, 1993 through December 31, 1993. The following discussion and analysis should be read in conjunction with the information under "Pro Forma Financial Information," "Selected Consolidated Financial Data" and the consolidated financial statements and related notes thereto, which appear elsewhere in this Prospectus.

  Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995.

     Operating Revenue. Resident service fees for the three months ended March 31, 1996 were $4.0 million, representing an increase of $2.0 million, or 103%, from $2.0 million for the comparable 1995 period, due to the increased number of residences operated during the 1996 period. Of this increase, $900,000 resulted from the addition of the Heartland residences acquired in January 1996, $390,000 resulted from the acquisition of one residence in April 1995 and $310,000 resulted from the opening of two residences during the last quarter of 1995 and one residence during the first quarter of 1996. Other revenue, which consists of management and development fees from unconsolidated joint venture entities, increased to $292,000 in 1996 from $98,000 for the comparable 1995 period primarily as a result of fees received from the five ALS-Midwest residences. As a result of the ALS-Midwest Restructuring, the Company acquired all of the remaining interests not already held by the Company in these five residences. Consequently, in subsequent periods, the operations of ALS-Midwest will be consolidated with those of the Company.

     Residence Operations. Residence operating expenses for the three months ended March 31, 1996 were $3.2 million, representing a $1.9 million, or 140%, increase from $1.3 million for the comparable 1995 period, due to the increased number of residences operated during the 1996 period. Of this increase, $880,000 resulted from the addition of the Heartland residences, $380,000 from the acquisition of one residence in April 1995 and $445,000 resulted from the opening of two residences during the last quarter of 1995 and one residence during the first quarter of 1996.

     Lease Expense. Lease expense for the three months ended March 31, 1996 was $488,000, representing an increase of $62,000, or 14.5%, from $426,000 for the comparable period in 1995. Such increase is primarily attributable to two leases related to the Heartland residences and the Florida Sale/leaseback in January 1996.

     General and Administrative. General and administrative expenses for the three months ended March 31, 1996 were $1.6 million, representing an increase of $1.0 million, or 172%, from $583,000 for the comparable period in 1995. The increase in expenses was partially attributable to salaries, related payroll taxes and employee benefits relating to additional corporate personnel retained to support the Company's actual and anticipated growth strategy, increased accounting costs, corporate office space rental and other expenses related to the Company's growth strategy and increased marketing expenses associated with new residences. The Company expects that its general and administrative expenses will decrease as a percentage of operating revenue as the Company grows and achieves certain economies of scale.

     Depreciation and Amortization. Depreciation and amortization for the three months ended March 31, 1996 was $365,000, representing an increase of $220,000, or 152%, from $145,000 for the comparable period in 1995. This increase resulted primarily from the addition of the Heartland residences, the acquisition of one residence in April 1995 and a new residence opened during 1996.

     Interest Expense. Interest expense for the three months ended March 31, 1996 was $530,000, representing an increase of $349,000, or 193%, from $181,000 for the comparable period in 1995. This increase in interest expense was primarily due to the incurrence of indebtedness in the amount of $4.2 million related to the acquisition of one residence in April 1995.

     Equity in Losses (Income) of Unconsolidated Affiliates. Equity in losses of unconsolidated affiliates was $85,000 for the three months ended March 31, 1996, representing an increase of $124,000, or 318%, from equity in income of unconsolidated affiliates of $39,000 for the comparable period in 1995. These losses were primarily attributable to the Company's investment in ALS-Midwest. As a result of the ALS-Midwest Restructuring, the Company will cease to record an equity in net losses with regard to ALS-Midwest but will continue to record an equity in losses (income) from other unconsolidated affiliates.

     Minority Interest in Losses of Consolidated Subsidiaries. Minority interest in losses of consolidated subsidiaries for the three months ended March 31, 1996 was $45,000, representing an increase of $23,000, or 105%, from $22,000 for the comparable period in 1995. The increase was attributable to the share of start-up losses allocated to the minority interest in one residence, which opened in January 1996.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Operating Revenue. Resident service fees for the year ended December 31, 1995 were $9.7 million, representing an increase of $5.2 million, or 115%, from $4.5 million for 1994, due to the increased number of residences operated during 1995. Of this increase, $3.5 million resulted from the full year of operation of two

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

residences, including one which was opened in March 1994 and one which was acquired in November 1994, and $1.2 million from the acquisition of one residence in April 1995. In addition, the expansion of one residence and the opening in the fourth quarter of 1995 of two residences contributed to the increase. The remaining increase of $330,000, or 73%, in operating revenue resulted from an increase in other revenue.

     Residence Operations. Residence operating expenses for the year ended December 31, 1995 were $7.2 million representing an increase of $4.3 million, or 148%, from $2.9 million for 1994, due to the incurrence of lease-up expenses related to residences acquired and opened in 1995. Specifically, $2.7 million of such increase resulted from a full year of operations of two residences, one of which was acquired in September 1994 and the other of which was opened in March 1994 and $1.0 million resulted from the residence acquired in April 1995.

     Lease Expense. Lease expense for the year ended December 31, 1995 was $890,000, representing an increase of $193,000, or 28%, from $697,000 for 1994.
Such increase is primarily attributable to the full year of lease expense in 1995 for the residence that opened in March 1994 and the increase in lease expense associated with the residence expansion discussed above.

     General and Administrative. General and administrative expenses for year ended December 31, 1995 were $2.6 million, representing an increase of $1.1 million, or 78%, from $1.5 million for the comparable 1994 period. The increase in expenses was partially attributable to salaries, related payroll taxes and employee benefits relating to additional corporate personnel retained to support the Company's actual and anticipated growth strategy, increased accounting costs, increased marketing expenses associated with new residences, increased rent due to the expansion of existing corporate office space and other expenses related to the Company's growth strategy, and increased marketing expenses associated with new residences. The Company expects that its general and administrative expenses will decrease as a percentage of operating revenue as the Company grows and achieves certain economies of scale.

     Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1995 was $815,000, representing an increase of $557,000, or 215%, from $258,000 for 1994. This increase resulted primarily from the full year of operations of the residence that opened in September 1994 and the residence acquired in April 1995.

     Interest Expense. Interest expense for 1995 was $1,047,000, representing an increase of $725,000, or 225%, from $322,000 for 1994. The increased interest expense was primarily the result of a full year of interest expense associated with indebtedness on the residence that opened in March 1994 and the assumption of debt associated with the residence acquired in April 1995 aggregating $5.3 million.

     Gain on Sale of Land. Two parcels of land adjacent to one of the Company's residences were sold in November and December 1995 resulting in a gain of $439,000. Since the Company has not engaged in other land sales, a similar gain does not appear in other periods in the financial statements.

     Equity in Losses of Unconsolidated Affiliates. Equity in net losses from investments in unconsolidated affiliates was $438,000 for 1995. The Company did not have any significant investments in unconsolidated affiliates in 1994. These losses were attributable to the start-up losses incurred by several of the ALS-Midwest residences during the year.

     Minority Interest in Losses of Consolidated Subsidiaries. Minority interest in losses of consolidated subsidiaries for the year ended December 31, 1995 was $112,000, representing an increase of $63,000, or 131%, from $49,000 for the comparable 1994 period. The increase was attributable to the losses allocated to the minority interest in two residences and the costs associated with identifying development opportunities in the Eastern United States.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Operating Revenue. Resident service fees for the year ended December 31, 1994 were $4.5 million, representing an increase of $1.7, or 63% from $2.7 million for the comparable 1993 period due to the opening of one residence and the acquisition of another. Other revenues, which consist of management fees, increased to $451,000 in 1994 from $22,000 for the comparable 1993 period primarily as a result of management contracts entered into in December 1993 for the operation of the seven residences previously operated by the Predecessor.

     Residence Operations. Residence operating expenses for the year ended December 31, 1994 were $2.9 million, representing an increase of $1.1 million, or 61%, from $1.8 million for 1993 due to the acquisition of one residence and the opening of another residence.

     Lease Expense. Lease expense for 1994 was $697,000, representing an increase of $115,000, or 20%, from $582,000, for 1993. This increase is primarily attributable to the opening of one residence in March 1994.

     General and Administrative. General and administrative expenses for 1994 were $1.5 million, representing an increase of $1.0 million, or 214%, from $464,000 for 1993. The increase is related to the expansion of the Company's corporate staff and related office expenses to accommodate the Company's growth strategy.

     Depreciation and Amortization. Depreciation and amortization for 1994 was $258,000, representing an increase of $151,000, or 142%, compared to $107,000 for 1993. Such increase was attributable to the acquisition of one residence in September 1994 and the furniture, fixtures and equipment associated with the opening of one residence in March 1994.

     Interest Expense. Interest expense for the year ended 1994 was $322,000, representing an increase of $266,000 from $56,000 for 1993. This increase is attributable to the incurrence of $6.3 million of additional indebtedness in connection with the acquisition of one residence in September 1994.

     Minority Interest in Losses of Consolidated Subsidiaries. Minority interest in losses of consolidated subsidiaries was $49,000 for 1994. These losses were attributable to the losses allocated to the minority partners' interest in one residence. The Company did not have minority partners in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically financed its operations, its aggressive development program and acquisitions through a combination of various forms of real estate financing, capital contributions from joint venture partners, loans from Evergreen and net proceeds from private placements of shares of Common Stock.

     The Company has operated from time to time with significant working capital deficits primarily as a consequence of the financing of its residence development and acquisitions and, to a lesser extent, the operating losses its assisted living residences have sustained. At December 31, 1995, the Company's working capital was $1.2 million, as compared to a working capital deficit of $1.2 million at December 31, 1994, an increase of $2.4 million. Working capital at March 31, 1996 was $5.7 million, an increase of $4.5 million from December 31, 1995, primarily attributable to the Florida Sale/leaseback. On a pro forma basis to give effect to the 1996 Transactions, the Company would have had a working capital deficit of $3.9 million, primarily attributable to the additional short-term debt incurred in connection with the ALS-Midwest Restructuring, which debt will be repaid with a portion of the net proceeds from the Offering. See "Use of Proceeds." Net cash used by operating activities totaled $357,000, $1.1 million and $1.2 million for the years ended 1994 and 1995 and the three months ended March 31, 1996, respectively. Net cash used in investing activities totaled $3.4 million, $17.1 million and $3.0 million for the years ended 1994 and 1995 and the three months ended March 31, 1996, respectively. Substantially all these expenditures were used for development and acquisition of residences. Net cash provided by financing activities totaled $3.9 million, $20.9 million and $2.1 million for the years ended 1994 and 1995 and the three months ended March 31, 1996, respectively.

     As of March 31, 1996, on a pro forma basis to give effect to the 1996 Transactions and as adjusted to give effect to the application of the net proceeds of the Offering to the Company, the Company's long-term debt would have been $22.1 million. On a pro forma basis to give effect to the 1996 Transactions, the Company had lease expense for the year ended December 31, 1995 of $8.9 million. Long-term debt and annual lease expense will increase significantly as the Company pursues its growth strategy.

     The Company expects that cash on hand the net proceeds of the Offering and additional construction and sale/leaseback financing will be sufficient to fund its development and construction program, as well as the anticipated operating losses therefrom, for at least the next 18 months, including the 43 residences under construction or under development, 21 of which are scheduled to open during 1996. There can be no assurance, however, that the Company will not be required to seek additional capital earlier or that sale/leaseback financing will be on terms acceptable to the Company. In addition, the Company may require additional financing to enable it to acquire additional residences, to respond to changing economic conditions, to effect further expansion of the Company's development program or to account for changes in assumptions related to its development program. See "Business -- Properties". The Company expects negative cash flow to continue for at least the next 12 to 18 months as it continues to develop and construct assisted living residences. The Company's future success will depend on its ability to fund its growth strategy. The Company will seek, from time to time, additional funding through public or private financing, including equity or debt financing. There can be no assurances that such financing will be available to the Company as needed or on terms acceptable to the Company.

     In May 1995, the Company completed the private placement of 4,302,994 shares of the Company's Common Stock for $20 million. The net proceeds of approximately $19.0 million from this financing were used to (i) repurchase 380,636 shares of Common Stock and prepay a promissory note held by a co-founder of the Predecessor for $2.5 million and $40,640, respectively; (ii) repay advances to the Company made by Evergreen together with interest due thereon in the amount of approximately $4.1 million; (iii) develop, construct and acquire assisted living residences; and (iv) fund general corporate purposes, including the corporate infrastructure necessary to manage the Company's future operations.

     On January 26, 1996 the Company acquired all of the outstanding capital stock of Heartland for a total consideration of approximately $5.5 million and the issuance of 261,424 shares of Common Stock. In connection with the Heartland acquisition, the Company borrowed approximately $8.7 million pursuant to the Heartland Bridge Financing provided by RDV Capital Management L.P., a Delaware limited partnership affiliated with one of the Company's directors. See "Certain Relationships and Related Transactions." Under the terms to the Heartland Bridge Financing, the Company borrowed (i) $2.9 million pursuant to a two year note, which accrues interest at the annual rate of 9.0% for the first six months, 10.5% for the second six months and thereafter the annual interest rate increases by an additional 2.0% for each three month period until the final maturity on January 25, 1998; and (ii) $5.8 million pursuant to a two year note, which accrues interest at an annual rate of 9.0% per annum for the first twelve months, increasing thereafter by an additional 2.0% for each three month period until final maturity on January 25, 1998. The loan is secured by the pledge by the Company of the outstanding shares of the common stock of Heartland. The Company expects to use a portion of the net proceeds received by it from the Offering to repay this loan.

     In May 1996, the Company guaranteed two loans to two of the ALS-Midwest Partnerships in the aggregate amount of $9.4 million, the proceeds of which are being used to fund the construction of the Company's residences currently under construction in Northville and Utica, Michigan. The loans bear interest at a rate equal to the prime rate plus 1.0% and are payable with respect to interest only until the maturity date, April 1, 1999.

     On May 23, 1996, the Company raised approximately $2.0 million of cash through the sale of (i) 322,706 shares of Common Stock to a company affiliated with Pioneer Development Company, the Company's proposed joint venture partner in New York, Massachusetts, Connecticut and Rhode Island; and (ii) 107,575 shares of Common Stock to Petty, Kneen & Company, a company controlled by William G. Petty, Jr., the Company's Chairman of the Board, and John W. Kneen, the Company's Chief Financial Officer. See "Business -- Joint Ventures and Strategic Alliances -- Proposed Joint Venture with Pioneer Development Company, Inc." and "Management -- Executive Compensation -- Consulting, Employment and Services Agreements -- Consulting Agreement with Petty, Kneen & Company."

     On May 23, 1996, the Company and Crossings consummated the Crossings merger pursuant to which Crossings was merged with and into ALS and all of the shares of Crossings capital stock outstanding prior to the Crossings merger were converted into 2,007,049 shares of Common Stock. See "History and Organization -- Crossing Merger."

     On May 23, 1996, the Company acquired the limited partnership interests not already owned by it in ALS-Midwest for aggregate consideration of 115,024 shares of Common Stock and promissory notes in the aggregate principal amount of $2.9 million. These promissory notes are due and payable on January 31, 1997 and bear interest at the rate of 8% per annum. See "Use of Proceeds." The Company acquired 100% of the outstanding stock of the corporate general partner of ALS-Midwest ("ALS-Midwest, Inc.") pursuant to a merger transaction whereby the shareholders of ALS-Midwest Inc. other than the Company received, in exchange for their shares of ALS-Midwest Inc., $300,000 in cash and 57,512 shares of the Common Stock. Contemporaneously with the merger, the Company refunded advances made to the ALS-Midwest Partnerships by affiliates of Damone by a cash payment of $700,000 and delivery of a promissory note in the amount of $1.4 million. See "Use of Proceeds and "History and Organization and Acquisition of Remaining Interests in ALS-Midwest."

IMPACT OF INFLATION

     To date, inflation has not had a significant impact on the Company. Inflation could, however, affect the Company's future revenues and results of operations due to the Company's dependence on its senior resident population, most of whom rely on relatively fixed incomes to pay for the Company's services. As a result, the Company may not be able to increase resident service fees to account fully for increased operating expenses. In structuring its fees, the Company attempts to anticipate inflation levels, but there can be no assurance that the Company will be able to anticipate fully or otherwise respond to any future inflationary pressures.

                                    BUSINESS

OVERVIEW

     The Company is a leading national assisted living company operating 57 residences with an aggregate capacity of approximately 2,500 residents. Of these total residences, the Company owns 18, leases 23, holds equity interests in and operates seven and manages an additional nine. The Company provides a full range of assisted living services in its residences for the frail elderly and free-standing specialty care residences for individuals with Alzheimer's disease and other dementias. The Company and its Predecessor have operated assisted living residences since 1981 including specialty dementia care residences since 1985. The Company believes it is one of the leading operators of free-standing dementia care residences, a growing niche within the larger assisted living industry.

     The Company provides a broad continuum of personal care (such as assistance with bathing, toileting, dressing, eating and ambulation), support services (such as housekeeping, laundry and transportation) and health care (such as medication administration and health monitoring) to its residents. In addition, the Company offers a wide range of specialized services, including behavior management and environmental adaptation programs, to residents who suffer from Alzheimer's disease and other dementias. All of these services are provided on a 24-hour basis in "home-like" settings which emphasize privacy, individual choice and independence. The Company operates four distinct assisted living product lines (Clare Bridge, Wynwood, Crossings and WovenHearts), each serving a particular segment of the private pay elderly population. Each assisted living product line is designed to permit residents to age in place by meeting their personal and health care needs across a range of pricing options. See
"-- Assisted Living Product Lines."

     Since 1993, the Company has experienced significant growth through its aggressive development program and several strategic acquisitions. During this period the Company has developed or acquired 48 residences with an aggregate capacity of approximately 2,400 residents. The Company intends to continue its development strategy and is currently developing or constructing an additional 43 residences, 21 of which are scheduled to open during 1996. The Company also intends to continue to pursue strategic acquisitions of assisted living operations. In keeping with its acquisition strategy, in May 1996, the Company acquired Crossings, an assisted living company which operated 15 residences with a capacity of approximately 1,420 residents throughout the Western United States. This strategic merger has provided the Company with access to several new geographic markets and complements its existing range of assisted living product lines with the addition of apartment-style assisted living residences. In January 1996, the Company acquired Heartland, an assisted living company which operated 20 WovenHearts residences throughout Wisconsin. As a result of this transaction, the Company has broadened its range of assisted living product lines to serve frail elderly in moderate income markets and rural communities. In further support of its growth strategy, the Company is currently negotiating for financing commitments aggregating up to approximately $300 million to develop, construct and permanently finance assisted living residences.

     The Company's management team has extensive operational and strategic experience in the health care industry. The Company's President and Chief Executive Officer, William F. Lasky, founded the Company's predecessor and has been actively involved in the assisted living industry for over 15 years. Mr. Lasky currently serves as Chairman of ALFAA, the nation's largest dedicated assisted living trade organization. The Company's Chairman, William G. Petty, Jr., has held senior management positions and has managed strategic investments in companies in the long-term care, assisted living and senior living industries. Mr. Petty served as the Chairman, Chief Executive Officer and President of Evergreen, a NYSE-listed operator of long-term care facilities, from June 1993 until July 1995, when Evergreen merged with GranCare, for which he now serves as Vice Chairman. See "Management."

     The assisted living industry is a rapidly growing segment within the long term care industry. The Company's target market, which consists of seniors age 75 and older, is one of the fastest growing segments of the United States population. According to the United States Census Bureau, this age group is expected to grow by 33.5% between 1990 and 2000. The Company believes that the market for assisted living services, including dementia care services, will continue to grow due to (i) the aging of the U.S. population, (ii) rising public and private cost containment pressures, (iii) declining availability of traditional nursing home beds given nursing home operators' increasing focus on higher acuity patients, (iv) quality of life advantages of assisted living residences over traditional skilled nursing homes and (v) the decreasing availability of family care as an option for elderly family members. The Company believes that it is well positioned to capitalize on these trends given its growth and operating strategies and its extensive experience in the assisted living industry.

BUSINESS STRATEGY

     The Company believes that significant growth opportunities exist to provide personal and health care services to the rapidly growing elderly population. The Company intends to aggressively expand its operations through the development and construction, and the selective acquisition, of additional residences. The Company also intends to seek to improve the operating performance of its residences through the continued enhancement of its operations.

     Growth Strategy. The Company's growth strategy emphasizes growth through the development and construction of assisting living residences and through strategic acquisitions of assisted living operations.

          Development Strategy. The Company intends to continue to expand its operations primarily through the development and construction of assisted living residences in selected markets. The Company has an integrated internal development approach pursuant to which the Company's management and other personnel (including designers and architects, market analysts and construction managers) locate sites for, develop and open its residences. Personnel experienced in site selection conduct extensive market and site-specific feasibility studies prior to the Company committing significant financial resources to new projects. Utilizing its four residence models, the Company believes it can rapidly expand its operations into new markets and strengthen its presence within its existing markets.

          Since 1981, the Company has developed and constructed 30 residences (including residences developed by Crossings and Heartland) and is in the process of developing or constructing 43 additional residences, 21 of which are expected to open during 1996. Construction time for new development generally ranges from seven to 12 months for its Wynwood, Clare Bridge and Crossings residences and ranges from four to six months for its WovenHearts residences. Once opened, new residences generally achieve a stabilized level of occupancy of 95% or higher over periods ranging from 10 to 14 months and six to nine months for these types of residences, respectively.

          To facilitate its development strategy, the Company has formed strategic alliances with established regional real estate development partners which have enabled the Company to develop and construct additional residences while reducing the investment of, and associated risk to, the Company. The Company's development partners generally provide construction management experience, existing relationships with local contractors, suppliers and municipal authorities, knowledge of local and state building codes and zoning laws and assistance with site location for new residences. The Company contributes operational and industry expertise, has operational management responsibility for residences owned by joint ventures and, in most cases, has the right and obligation to acquire the equity interests of the other joint venture partners at predetermined times. Through March 31, 1996, nine of the Company's residences had been developed pursuant to joint ventures. The Company recently acquired its joint venture partners' equity interests in five of these residences. The Company intends to continue to evaluate opportunities to acquire similar interests in the future. See "Business -- Joint Ventures and Strategic Alliances" and "History and Organization."

          Acquisition Strategy. The Company has acquired, and intends to continue to selectively acquire, assisted living operations. The Company may acquire one or more residences as a means to enter new markets and may also seek to acquire residences within its existing regions to gain further market share and leverage its existing operating infrastructure. In reviewing acquisition opportunities, the Company considers, among other things, the competitive climate, the current reputation of the residence(s) or the operator, the quality of the management, the need to reposition the residence(s) in the marketplace and costs associated therewith, the construction quality and any need for renovations of the residence(s) and the opportunity to improve or enhance operating results.

          In keeping with the Company's acquisition strategy, in May 1996 the Company acquired Crossings, which operated 15 assisted living residences, and in January 1996 the Company acquired Heartland, which operated 20 WovenHearts residences. The addition of Heartland and Crossings has increased substantially the Company's operations and has provided ALS with additional development and management expertise to further support its growth strategy. See "History and Organization."

     In support of its growth strategy, the Company maintains an in-house team of researchers and analysts dedicated to performing market studies in connection with identifying development and acquisition opportunities. In collaboration with regional development partners, the Company selects target markets based on a number of factors, including demographic profiles of both potential residents and their adult children, existing competitors and known new entrants, estimated market demand and zoning prospects. The Company's development department uses demographic information and demand estimation models to identify optimal areas within each target market. Potential sites are then evaluated by the Company's site evaluation committee. Sites are approved or rejected based on established criteria relating to land cost and conditions, visibility, accessibility, immediate adjacencies, community perception and zoning prospects. Full market feasibility studies, including site evaluations of all potential competitors and extensive interviews of key community sources, are subsequently conducted on all approved sites. A similar investigative process is employed when evaluating potential acquisitions within an identified target market. The Company's residences are currently located in Wisconsin, Oregon, Michigan, Colorado, Florida, Washington, Pennsylvania, California and Idaho, and the Company is in the process of constructing or developing residences in Arizona, Minnesota, New Jersey, North Carolina, South Carolina and New York.

     The Company seeks to cluster its full range of assisted living product lines to further strengthen its presence within existing markets as well as to effectively penetrate new markets. The Company generally enters larger metropolitan markets with its Wynwood, Clare Bridge or Crossings product line. Once established, the Company may supplement its market presence by developing WovenHearts residences throughout smaller adjacent markets. The Company will also use its WovenHearts product line to enter into smaller residential markets, including rural communities, that would otherwise not support its larger upper end residential models. This strategy enables the Company to penetrate its principal markets, provides it access to smaller markets and enables it to achieve certain regional economies of scale.

     Operating Strategy. The Company's operating strategy is to achieve and sustain a strong competitive position within its chosen markets as well as to continue to enhance the performance of its operations. The Company believes that its multiple product lines afford it a significant competitive advantage as they enable the Company to offer an evolving continuum of care and services, including specialty care services, and offer such care and services across a range of pricing options, thereby serving both the upper and moderate income segments of the elderly population. The Company will also seek to enhance its current operations by (i) maintaining and improving occupancy rates at its residences; (ii) opportunistically increasing resident service fees; and (iii) improving operating efficiencies.

          Offer Evolving Continuum of Care and Services. The Company seeks to continually expand its range of personal and health care and support services to meet the evolving needs of its residents. The Company's Wynwood, Crossings and WovenHearts assisted living product lines are designed to meet the needs of frail elderly individuals who require regular assistance with activities of daily living and have other special care needs. The Company's Clare Bridge product line is specifically designed to serve the needs of individuals with Alzheimer's disease and other dementias through the provision of a variety of specialty care services. The Company intends to evaluate opportunities to provide additional services, such as home health, pharmacy and restorative services, to its residents.

          Offer Services Across a Range of Pricing Options. By offering a variety of pricing options for its residential and care services, the Company believes it is able to capture a larger segment of the elderly population. The Company's Wynwood, Clare Bridge and Crossings product lines are designed to serve frail elderly residents who can afford access to a broad range of personal and health care and support services. The Company's WovenHearts product line, on the other hand, is designed to cater to moderate income elderly who need access to care but may have more limited financial resources.

          Maintain and Improve Occupancy Rates. The Company will also seek to maintain and improve occupancy rates by continuing to (i) attract new residents through marketing programs directed towards family decision makers, namely adult children, and potential residents and (ii) actively seek referrals from hospitals, rehabilitation hospitals, physicians' clinics, home health care agencies and other acute and sub-acute health care providers in the markets served by the Company.

          Selectively Increase Service Pricing Levels. The Company will continue to review opportunities to increase resident service fees within its existing markets, while maintaining competitive market positions. In keeping with this strategy, the Company will continue to offer both premium priced and moderately priced assisted living services and generally target private pay residents. The Company's private pay residents are typically seniors who can afford to pay for services from their own and their families' financial resources. Such resources may include social security, savings, proceeds from the sale of their residence, contributions from family members and insurance proceeds from long-term insurance care policies.

          Improve Operating Efficiencies. The Company will seek to improve operating results of its residences by continuing to actively monitor and manage operating costs. In addition, the Company believes that concentrating residences within selected geographic regions enables the Company to achieve operating efficiencies through economies of scale and reduced corporate overhead and provides for more effective management supervision and financial controls.

ASSISTED LIVING PRODUCT LINES

     The Company operates four distinct assisted living product lines (Clare Bridge, Wynwood, Crossings, and WovenHearts) designed to meet the increasing personal and health care needs of the private pay elderly population. Product lines are defined as consisting of various housing models offering a predetermined selection of services within a defined price range. Together, these product lines encompass a full range of assisted living services ranging from basic support services to specialized care for residents with Alzheimer's disease and other dementias. Each of the Company's product lines targets a distinct segment of the elderly population through site selection, building design, staffing, service and care plans, as well as pricing structures based on the needs and characteristics of each targeted segment. All of the Company's residences incorporate its philosophy of preserving residents' privacy, encouraging individual choice and fostering independence in a "home-like" setting.

          Clare Bridge. These specially designed, free-standing residences serve the programmatic needs of individuals with Alzheimer's disease and other dementias. Clare Bridge residents typically require higher levels of care and services as a result of their progressive decline in cognitive abilities including impaired memory, thinking and behavior. These residents require increased supervision because they are typically highly confused, wander prone and incontinent. Ranging in size from 16,000 to 28,000 square feet, these single-story residences accommodate 24 to 52 residents and are primarily located in metropolitan and suburban markets. The Company seeks to create a "home-like" setting that addresses the resident's cognitive limitations using internal neighborhoods consisting of rooms which are scaled to the size typically found in an upper-income, single family home with the same level of furniture, fixtures and carpeting. Key features specific to the needs of Clare Bridge residents generally include indoor wandering paths, a simulated "town-square" area, secure outdoor spaces with raised gardening beds, directional aids to assist in "wayfinding" such as signs, color-coded neighborhoods and memory boxes with the resident's photograph outside of their unit, and specially designed furniture suitable for incontinent residents. The required level of care in Clare Bridge residences is typically higher than in the Company's other residences due to the increased level of supervision and assistance required by residents with dementias. As a result, these residences have a staffing pattern which includes a full-time nurse and a care giver to resident ratio of 1 to 6. Due to the generally high level of care required by residents, a single-tier pricing structure is used. The Company generally charges monthly rates per resident ranging from $2,800 for a shared room to $3,300 for a private room.

          Wynwood. These multi-story residences are designed to serve primarily upper-income frail elderly individuals in metropolitan and suburban markets. Wynwood residents are generally 75 years of age or older, require assistance with at least two of the five basic activities of daily living (so-called ADLs (i.e., bathing, toileting, dressing, eating and ambulation)) and need services due primarily to physical limitations rather than cognitive impairment. The Wynwood residences typically range in size from 35,000 to 45,000 square feet and accommodate 50 to 72 residents. To achieve a more residential environment in these larger buildings, each wing or "neighborhood" in the residence contains design elements scaled to a single-family home and includes a living room, dining room, patio or enclosed porch, laundry room and personal care area, as well as a care giver work station. Residents are offered a choice of private or shared, fully-furnished accommodations with ongoing health assessments by a nurse, 24-hour assistance with ADLs, three meals a day plus snacks, organized social activities, housekeeping and personal laundry service. The Company maintains a minimum care giver to resident ratio of 1 to 10 at each of these residences and increases staffing levels to a ratio as high as 1 to 6 to accommodate the care needs of the resident population. All residents are assessed at admission to determine the level of care and service required and placed in one of four levels ranging from basic care to three different levels of advanced care. The Company customarily charges monthly rates per resident ranging from $1,800 to $2,400 for a shared room and from $2,500 to $3,100 for a private room.

          Crossings. These apartment-style residences serve the needs of elderly individuals who may require support services and personal care and are generally located in metropolitan markets. Apartment-style residences are favored in certain markets in the United States, particularly throughout Western states and are required in certain states to meet licensing requirements. The Company believes this product line enables it to capture a broader segment of the assisted living market. These multi-story residences range in size from 45,000 to 65,000 square feet and accommodate 60 to 80 residents, who choose among studio, one-bedroom and two-bedroom apartments. These apartments typically include a bedroom, a kitchenette, a full bathroom and a living/dining area and range in size from 280 to 700 square feet. Common space is dispersed throughout the buildings and includes a central dining room, a library, various activity rooms, laundry rooms and a beauty shop. The Company maintains care staff to resident ratios ranging from 1 to 12 to 1 to 16, depending upon the care needs of the residents. Crossings residences generally offer a three-tier pricing structure ranging from a basic care package to more advanced care levels. The Company customarily charges monthly rates per resident ranging from $1,500 to $3,300. Additional fees ranging from $100 to $450 per month may be charged for more advanced care levels, including its RISE and ESP ancillary support programs. See "-- Assisted Living Care and Service Programs".

          WovenHearts. These residences are designed to meet the needs of elderly individuals who have primarily physical limitations or who may be experiencing the early stages of Alzheimer's disease. These smaller residences serve moderate-income frail elderly individuals and are typically located in small towns or rural markets. WovenHearts residences range in size from 7,000 to 12,000 square feet and accommodate 15 to 26 residents. These single-story residences resemble, and can generally be constructed on a site suitable for, a single family home. These residences have multiple common areas that are easily accessible from any resident room and include a living room, a den, an entertainment room, several personal care areas as well as a large kitchen area which opens into an adjoining dining room. This design allows residents to participate in familiar daily activities (such as assisting with meals, laundry and housekeeping) which promote maintenance of their functional abilities. Most of the resident units are private and fully furnished, though shared accommodations are also available. The Company generally maintains a minimum care giver to resident ratio of 1 to 8 at its WovenHearts residences. In addition, the Company is able to offer high quality and cost-effective care and service in a smaller residential setting by using a centralized professional staff (i.e., registered nurses and marketing specialists) that performs functions for several WovenHeart residences. The combination of lower construction and staffing costs enables the Company to offer affordable care and services to the moderate income elderly population. The WovenHeart residences currently have a single-tier pricing structure consisting of a monthly rate ranging from $1,800 to $2,500. In the future, the Company intends to adapt its WovenHearts model, services and staffing levels to accommodate the needs of residents with later stages of Alzheimer's disease.

ASSISTED LIVING CARE AND SERVICE PROGRAMS

     The Company offers a full range of assisted living care and services based upon individual resident needs. Prior to admission, all residents are assessed by the Company's professional staff to determine the appropriate residence model and level of care and services required by such residents. Subsequently, individual care plans are developed by residence staff in conjunction with the residents, their families and their physicians. These plans are periodically reviewed, typically at six month intervals, or when a change in medical or cognitive status occurs. Each of the Company's assisted living product lines is designed to accommodate residents as they age in place and require increasing level of care. To oversee the delivery of care and services, the Company maintains a licensed nurse on staff at each of its residences. The Company believes that this level of attention to the health care needs of its residents enables them to remain in the Company's residences, in many cases, for the rest of their lives. In addition, the Company is also able to transfer residents to and from its various residence models, where appropriate, depending upon the evolving care needs of such residents. The Company has implemented different care and service plans for each of its product lines. At its Wynwood and Crossings models, for instance, residents are placed in one of several care levels depending upon their individual needs. At its Clare Bridge and WovenHearts residences, the Company uses a single care structure. However, the Company is in the process of implementing at its WovenHearts residences a multi-tier care plan similar to the plans offered at its Wynwood residences. The Company's care levels include a basic care program, several advanced care programs as well as additional ancillary service programs as further described below.

          Basic Care. At this level, residents are provided with a variety of services, including 24 hour assistance with ADLs, ongoing health assessments by a professional nurse, three meals per day and snacks, coordination of special diets planned by a registered dietitian, assistance with coordination of physician care, physical therapy and other medical services, social and recreational activities, housekeeping and personal laundry services.

          Advanced Care. The Company also offers higher levels of personal and health care services to residents who require more frequent or intensive physical assistance or increased care and supervision due to cognitive impairments. The Company offers three advanced care levels which provide residents with increasing levels of care and services dependent on the residents' changing needs. Rates charged for these services are added to the rate charged for basic care. The Company generally charges an additional $300 to $750 per month depending upon the level and frequency of care required and staffing needs. Residents in the highest care level are typically very physically frail or experiencing early stages of Alzheimer's disease or other dementia. Physically frail residents may require complex medication management, assistance with most or all ADLs, two-person transfer from a wheelchair or incontinence care. Residents with cognitive impairment may require frequent staff interaction and intervention due to confusion.

          Alzheimer's Care. The Company believes it is one of the leading providers of care to residents with cognitive impairments including Alzheimer's and other dementias, in its free-standing Clare Bridge residences. The Company's programs provide the attention, care and services needed to help cognitively impaired residents maintain a higher quality of life. Specialized services include assistance with ADLs, behavior management and a life-skills based activities program, the goal of which is to provide a normalized environment that supports residents' remaining functional abilities. Whenever possible, residents participate in all facets of daily life at the residence, such as assisting with meals, laundry and housekeeping.

          RISE (Restoring Independence, Strength and Energy). Crossings residences offer RISE, a one-on-one exercise program designed to help residents regain their independence and become healthier, and stronger by improving flexibility, balance, strength and endurance. The program is targeted to residents with health concerns related to Parkinson's disease, strokes, osteoarthritis, osteoporosis, congestive heart disease, hip fractures and other limitations in ambulation and mobility. Monthly rates for the program range from $90 to $400 depending on the frequency and duration of sessions.

          ESP (Extended Support Program). ESP, also offered at Crossings residences, is a program designed to provide additional structure and personal attention to residents with early stages of dementia.

     Regularly scheduled group recreational activities and social events help residents build self-esteem and decrease anxiety related to confusion and disorientation. The ESP program has been successful in retaining residents who, due to their dementia, might otherwise need to relocate to a more supportive environment. The monthly program rates range from $325 to $450.

          Supportive Services. These services, which are currently offered at Crossings residences, are designed for residents who typically do not need routine assistance with ADLs and who are able to handle the administration of their own medications. These services typically include three meals per day, housekeeping, personal laundry service, transportation and social and recreational programming.

          Access to Specialized Medical Services. The Company assists its residents with the coordination of access to medical services from third parties including home health care, rehabilitation therapy, pharmacy services and hospice care. These providers are often reimbursed directly by the resident or a third party payor, such as Medicare. In the future, the Company may elect to provide these services directly using its own skilled employees or through a joint venture agreement with a skilled provider.

     Residents requiring greater levels of supervision or more specialized programming due to Alzheimer's disease or other dementias may be recommended for transfer to one of the Company's Clare Bridge residences. In the event that a resident's acuity level reaches a level such that the Company is unable to meet the resident's needs, the Company maintains relationships with local hospitals and skilled nursing facilities to facilitate resident transfers.

PROPERTIES

     Operating Properties. The table below sets forth certain information with respect to the Company's properties which are operated by the Company. The Company owns, leases, holds equity interest in or manages, on behalf of third parties, these residences. The Company considers its properties to be in good operating condition and suitable for the purposes for which they are being used.

                             SUMMARY OF RESIDENCES

                                                                                                             AS OF
                                                                                                         MARCH 31, 1996
                                                                                               DATE   --------------------
                                                                     OWNERSHIP    RESIDENT    OPENED/ RATE PER   OCCUPANCY
      RESIDENCE TYPE             LOCATION         CARE LEVEL         (% OWNED)    CAPACITY    ACQUIRED UNIT(1)    RATE(2)
- --------------------------- ------------------ -----------------  --------------- ---------   ------- --------   ---------
OWNED/LEASED PROPERTIES
WISCONSIN
  Clare Bridge............. Brookfield           Dementia Care        Leased           24     Nov-91   $3,307       100%
  Clare Bridge............. Middleton            Dementia Care         Owned           24     Mar-91    3,305        98
  Wynwood.................. Madison              Frail Elderly        Leased           50     Feb-92    2,492       100
  Wynwood.................. Brookfield           Frail Elderly        Leased           60     Mar-94    2,752        99
  WovenHearts.............. Clintonville         Frail Elderly         Owned           19     Jul-95    1,017        87
  WovenHearts(3)........... Edgerton             Frail Elderly         Owned           16     Oct-95    1,519        71
  WovenHearts.............. Janesville           Frail Elderly         Owned           16     Oct-95    2,581        91
  WovenHearts.............. Jefferson            Dementia Care         Owned           16     Oct-95    2,084        71
  WovenHearts.............. Kaukauna             Frail Elderly         Owned           16     Jul-95    1,619        91
  WovenHearts.............. Manitowoc            Frail Elderly         Owned           20     Dec-95    1,803        31
  WovenHearts.............. Neenah               Frail Elderly         Owned           20     Apr-96    2,100        --
  WovenHearts.............. New London           Frail Elderly         Owned           20     Jul-95    1,406        67
  WovenHearts.............. New Richmond         Frail Elderly         Owned           15     Mar-96    2,000        --
  WovenHearts.............. Onalaska             Frail Elderly         Owned           20     Jun-95    1,760        68
  WovenHearts.............. Rice Lake            Frail Elderly         Owned           20     Oct-95    1,800        50
  WovenHearts.............. Shawano              Frail Elderly         Owned           15     Jul-95    1,228       100
  WovenHearts.............. Platteville          Frail Elderly      Owned(72.7)        20     Nov-95    1,454        45
  WovenHearts.............. Cambridge            Frail Elderly      Owned(50.0)        15     Jan-96    1,563        27
  WovenHearts.............. Jefferson            Dementia Care        Leased           16     Jan-96    1,726       100
  WovenHearts.............. Sun Prairie          Frail Elderly        Leased           20     Oct-95    1,660        93
  WovenHearts.............. Menomonie            Frail Elderly      Owned(19.0)        20     Mar-95    1,736        64
  WovenHearts.............. Plymouth             Frail Elderly      Owned(19.0)        15     Jun-94    2,155        89
  WovenHearts.............. Wisc. Rapids         Frail Elderly      Owned(19.0)        20     May-95    2,004        92
OREGON
  Crossings................ Albany             Support Services       Leased           74     Aug-90    1,132        89
  Crossings................ Albany             Support Services       Leased           63     Jun-89    1,443       100
  Crossings................ Forest Grove       Support Services/
                                                 Frail Elderly        Leased           88     Sep-90    1,354        94
  Crossings................ McMinnville        Support Services/
                                                 Frail Elderly        Leased           87     May-91    1,512        97
  Crossings................ Tualatin             Frail Elderly        Leased          112     Feb-89    2,163        88
  Crossings................ Gresham              Frail Elderly        Leased           78     Jan-90    1,781        96
  Crossings................ Medford              Frail Elderly        Leased           76     Jan-91    1,707        76
MICHIGAN
  Clare Bridge............. Ann Arbor            Dementia Care         Owned           36     Jun-95    3,009        97
  Clare Bridge............. Farmington Hills     Dementia Care         Owned           28     Jul-94    3,258        85
  Clare Bridge............. Farmington Hills     Dementia Care         Owned           32     Oct-95    3,409        63
  Clare Bridge............. Lansing              Dementia Care        Leased           36     Jan-96    2,972        55
  Clare Bridge............. Utica                Dementia Care         Owned           36     Jan-95    3,086        94
COLORADO
  Crossings................ Boulder            Support Services       Leased           82     Aug-88    1,600        97
  Crossings................ Aurora             Support Services       Leased          159     Apr-91    1,132        90
  Crossings................ Aurora               Frail Elderly        Leased           60     Apr-91    1,556        80
  Crossings................ Boulder              Frail Elderly        Leased           76     Jun-94    2,290        99

                                                                                                             AS OF
                                                                                                         MARCH 31, 1996
                                                                                               DATE   --------------------
                                                                     OWNERSHIP    RESIDENT    OPENED/ RATE PER   OCCUPANCY
      RESIDENCE TYPE             LOCATION         CARE LEVEL         (% OWNED)    CAPACITY    ACQUIRED UNIT(1)    RATE(2)
- --------------------------- ------------------ -----------------  --------------- ---------   ------- --------   ---------
FLORIDA
  Clare Bridge............. Bradenton            Dementia Care        Leased           36     Oct-95    3,179        44%
  Clare Bridge............. Sarasota             Dementia Care        Leased           38     Dec-95    3,237        38
  Wynwood.................. Sarasota             Frail Elderly         Owned           86     Apr-95    2,005        75
WASHINGTON
  Crossings................ Richland           Support Services/
                                                 Frail Elderly        Leased          128     Jul-88   $1,392        84
  Crossings................ Tacoma             Support Services       Leased          119     Jun-87    1,315        94
PENNSYLVANIA(4)
  Clare Bridge............. Lower Makefield      Dementia Care      Owned(60.0)        48     Feb-96    2,697        38
  Wynwood(5)............... Richboro            Frail Elderly/
                                                   Dementia         Owned(60.0)       110     Nov-94    2,825        90
CALIFORNIA
  Crossings................ Loma Linda         Support Services/
                                                 Frail Elderly        Leased          140     Jun-91    1,513        76
IDAHO
  Crossings................ Boise                Frail Elderly        Leased           80     Jul-92    2,002        93
MANAGED PROPERTIES
Wisconsin
  WovenHearts(6)........... Sussex               Frail Elderly        Managed          19       --      1,591        94
  WovenHearts(7)........... Lodi                 Frail Elderly        Managed          15       --      1,696        79
  WovenHearts(6)(8)........ Brown Deer           Frail Elderly        Managed          15       --      1,966        93
  Elm Grove House.......... Elm Grove            Dementia Care        Managed           8               2,750       100
  Finch House.............. Greendale            Dementia Care        Managed           8               2,741        95
  North Shore House........ Fox Point            Dementia Care        Managed           8               2,750       100
  Oak Ridge House.......... Wauwatosa            Dementia Care        Managed           8               2,542        83
  Parkway House............ Milwaukee            Dementia Care        Managed           8               2,258        98
  Ridgefield House......... Madison              Dementia Care        Managed           8               3,150       100
                                                                                  ---------
        Grand Total........                                                         2,502
                                                                                  ========

- ---------------

(1) Average monthly rate per resident at each residence is calculated by dividing the residence's total monthly resident service fee revenue by the average number of occupied beds for the month.
(2) Average monthly occupancy rate for each ClareBridge, Wynwood and WovenHearts residence and for each of the managed residences is calculated by dividing the total number of resident occupied days by the total number of available bed days of the residence. Average monthly occupancy rates for each Crossings residence is calculated as the sum of occupied beds at the end of each week for any one month period divided by the number of weeks in that month.
(3) ALS shares management responsibility for this residence with its joint venture partner, Memorial Community Hospital Association, Inc. of Edgerton, Wisconsin.
(4) The Pennsylvania residences are owned by joint venture entities of which ALS is the 60% equity owner. See "Business -- Joint Ventures and Strategic Alliances -- Joint Venture with Continuing Care Concepts, Inc."
(5) ALS's 60% interest in this residence was acquired in September 1994. See "Business -- Joint Ventures and Strategic Alliances -- Joint Venture with Continuing Care Concepts, Inc."
(6) This residence is owned by a franchisee. The Company, however, receives a management fee equal to 6.0% of the annual gross revenues of this residence.
(7) The Company holds a 2.5% equity interest in, and has a right of first refusal to purchase, this residence.
(8) The Company holds a 0.5% equity interest in, and has a right of first refusal to purchase, this residence.

     The Company occupies executive offices located in Brookfield, Wisconsin under a lease expiring in 2000. The Company also leases office space in Tacoma, Washington; Madison, Wisconsin; and Denver, Colorado.

     Properties Under Construction and Development. The Company is in various stages of constructing 18 residences and is developing 25 residences. Set forth below is certain information with respect to residences in construction and residence sites in development.

                   PROPERTIES UNDER CONSTRUCTION/DEVELOPMENT

                                                                                          RESIDENT    OPENING
               RESIDENCE MODEL                      LOCATION(1)           CARE LEVEL      CAPACITY     DATE      STATUS(2)
- ---------------------------------------------  ----------------------  -----------------  ---------   -------   ------------
Clare Bridge.................................  Tampa, FL                 Dementia Care         38     3Q 1996   Construction
Clare Bridge.................................  Montgomery, PA            Dementia Care         48     3Q 1996   Construction
WovenHearts..................................  Whitewater, WI            Frail Elderly         20     3Q 1996   Construction
WovenHearts..................................  Fond Du Lac, WI           Frail Elderly         20     3Q 1996   Construction
WovenHearts..................................  Mankato, MN               Frail Elderly         20     3Q 1996   Construction
WovenHearts..................................  Baraboo, WI               Frail Elderly         20     3Q 1996   Construction
WovenHearts..................................  Oshkosh, WI               Frail Elderly         20     3Q 1996   Construction
WovenHearts..................................  Janesville, WI            Frail Elderly         20     3Q 1996   Construction
Wynwood......................................  Northville, MI            Frail Elderly         72     4Q 1996   Construction
Wynwood......................................  Chapel Hill, NC           Frail Elderly         70     4Q 1996   Construction
Clare Bridge.................................  Ft. Meyers, FL            Dementia Care         38     4Q 1996   Construction
Crossings....................................  Boise, ID               Support Services        80     4Q 1996   Development
WovenHearts..................................  Owatonna, MN              Frail Elderly         20     4Q 1996   Construction
WovenHearts..................................  Austin, MN                Frail Elderly         20     4Q 1996   Construction
WovenHearts..................................  Winona, MN                Frail Elderly         20     4Q 1996   Construction
WovenHearts..................................  River Falls, WI           Frail Elderly         20     4Q 1996   Construction
WovenHearts..................................  St. Cloud, MN             Frail Elderly         20     4Q 1996   Development
WovenHearts..................................  Eau Clair, WI             Frail Elderly         20     4Q 1996   Development
WovenHearts..................................  Kenosha, WI               Frail Elderly         20     4Q 1996   Development
WovenHearts..................................  Faribault, MN             Frail Elderly         20     4Q 1996   Development
WovenHearts..................................  LaCrosse, WI              Frail Elderly         20     4Q 1996   Development
Wynwood......................................  Utica, MI                 Frail Elderly         72     1Q 1997   Construction
Crossings....................................  Albany, OR                Frail Elderly         70     1Q 1997   Development
Clare Bridge.................................  Tempe, AZ                 Dementia Care         50     1Q 1997   Development
Crossings....................................  Colorado Springs, CO      Frail Elderly         50     1Q 1997   Development
WovenHearts..................................  Middleton, WI             Frail Elderly         20     1Q 1997   Development
WovenHearts..................................  Wilmar, MN                Frail Elderly         20     1Q 1997   Development
Clare Bridge.................................  Cary, NC                  Dementia Care         50     1Q 1997   Construction
Clare Bridge.................................  Westhampton, NJ           Dementia Care         50     1Q 1997   Construction
Crossings....................................  Tacoma, WA                Frail Elderly         70     2Q 1997   Development
Clare Bridge.................................  Charlotte, NC             Dementia Care         50     2Q 1997   Development
Crossings....................................  Yakima, WA                Frail Elderly         50     2Q 1997   Development
Clare Bridge.................................  Williamsville, NY         Dementia Care         52     2Q 1997   Development
Clare Bridge.................................  Hamilton, NJ              Dementia Care         50     2Q 1997   Development
Clare Bridge.................................  Niskayuna, NY             Dementia Care         52     2Q 1997   Development
Clare Bridge.................................  Columbia, SC              Dementia Care         50     2Q 1997   Development
Clare Bridge.................................  East Hempfield, PA        Dementia Care         38     2Q 1997   Development
Wynwood......................................  Charlotte, NC             Dementia Care         72     2Q 1997   Development
Crossings....................................  Parker, CO                Frail Elderly         70     3Q 1997   Development
Crossings....................................  Twin Falls, ID            Frail Elderly         80     3Q 1997   Development
Clare Bridge.................................  Pittsburgh, PA            Dementia Care         52     3Q 1997   Development
Clare Bridge.................................  York, PA                  Dementia Care         38     3Q 1997   Development
Clare Bridge.................................  Winston-Salem, NC         Dementia Care         38     4Q 1997   Development
                                                                                          ---------
                                                                                            1,790
                                                                                          ========

- ---------------

(1) Each of the residences located in Michigan, North Carolina, New Jersey, New York and Pennsylvania is being developed and will be owned directly by joint venture entities in which the Company will own varying percentages of equity interests. See "Business of the Company -- Joint Ventures and Strategic Alliances."
(2) "Construction" means that construction activities have occurred (ground breaking) and are ongoing. "Development" means that the site is under "control" (pursuant to purchase agreements or options or otherwise) and development activities with respect to the site have commenced and are ongoing (such as site permitting, preparation of surveys and architectural plans, and negotiation of construction contracts).

     The Company has also targeted the States of Delaware and Connecticut for new development and is considering expanding its operations into Illinois. To that end, the Company has undertaken market feasibility studies for selected markets within each of those states.

OPERATIONS

     The Company centralizes many of its administrative functions to enable its residence employees to focus their efforts on resident care. The Company maintains centralized accounting, finance and other operational functions at its national corporate office in Brookfield, Wisconsin. Employees at the Company's national corporate office are responsible for (i) establishing Company-wide policies and procedures relating to, among other things, resident care and operation, (ii) facilitating billing and collection, accounts payable, finance, accounting and payroll, (iii) developing employee training materials and programs and (iv) providing overall strategic direction to the Company. In addition, all development, construction and acquisition activities, including feasibility and market studies, residence design, and development and construction management, are conducted from the Company's national office. The Company seeks to control operating expenses for each of its residences through monthly budgeting, standardized management reporting and centralized purchasing through national purchase contracts. Residence expenditures are monitored and approved by the Company's regional directors who are held accountable for achieving budgeted results for each residence within their respective territory and who report to the Company's Senior Vice-President of Operations. All of the Company's residences are divided into geographic regions in order to efficiently allocate the Company's professional managerial resources. This regional focus permits the Company to realize certain financial and management economies of scale while reducing much of the administrative burden typically placed on residence staff. The Company currently has eight regions, each of which are under the supervision of a regional director.

     The Residence Director supervises the other members of the residence's management team (consisting of a Health Care Coordinator, Community Service Representative, Life Enrichment Coordinator, Resident Assistant Supervisor and Kitchen Manager) and is responsible for monitoring day-to-day operations and resident services. Company policy requires the Residence Director to be present in the residence during normal business hours and the Health Care Coordinator to be on-call 24 hours a day.

     The Company has adopted the "care giver" model which differs significantly from traditional long-term care models. In traditional long-term care settings, the delivery of care and services is divided into numerous departments typically consisting of nursing, housekeeping activities and food services all provided by separate individuals. The Company's resident assistants are responsible for the personal care, medication administration (when permitted by state law), housekeeping, laundry, meal service and social activities of the residents. As a result, the Company believes its staff can deliver comparable levels of care in a more personalized, efficient and economic manner than that offered in most long-term care settings. The Company believes that its care giver model enables its staff to develop a personal approach and, in many instances, become a significant part of residents' lives.

     The Company has attracted, and continues to seek, highly dedicated, experienced personnel. The Company has created formal training programs accompanied by review and evaluation procedures to help ensure quality care for its residents. The Company believes that education, training, and development enhance the effectiveness of its employees. All employees are required to complete the Company's training program, which includes a core curriculum comprised of personal care basics, Alzheimer's disease processes, behavior management, health care management, life skills programming, first aid, fire safety, nutrition, infection control, hospitality, customer service, and death and dying. In addition to classroom training, the Company's residences provide new employees with on the job training, utilizing experienced staff as trainers and mentors.

     For staff who desire to advance into residence management, a program that provides additional training in management techniques and budget management is available. The Company has developed an "Associate in Training" program that places a residence director trainee in an existing residence to attain "hands on" experience under the direct supervision of a current Residence Director. This program is intended to ensure that a sufficient number of Company-trained professionals will be available to manage newly developed and acquired residences.

QUALITY ASSURANCE

     The Company's quality assurance program is intended to further its goal of achieving a high degree of resident and family satisfaction with the care and services it provides. The Company coordinates the implementation of its quality assurance program at each of its residences through its national and regional offices. Periodic and annual surveys of residents and their family members are used to appraise and monitor their level of satisfaction with the Company's services. The Company also provides a toll-free number so that residents, their families and professionals may conveniently convey their comments and observations. In addition, residence inspections are conducted periodically by regional staff. The scope of these inspections cover the appearance of the exterior of the buildings and grounds, the appearance and cleanliness of the interior, the professionalism and friendliness of staff, the quality of resident care and care documentation, the quality of resident social events and planned activities, the presentation of meals and appearance of dining areas, the appearance of residents and overall compliance with government regulations. To further evaluate customer service, the Company engages a third party service to periodically "mystery shop" the Company's residences. This independent service analyzes the Company's performance from the perspective of a customer without the inherent biases of a Company employee. This service assists the Company in continually monitoring and improving the level of services offered to its residents to further ensure maximum customer satisfaction.

MARKETING

     The Company's marketing and sales efforts are undertaken on the national, regional and local levels. This effort is intended to create awareness of the Company and its services among prospective residents, their families, other key decision makers and professional referral sources. A national office marketing staff develops overall strategies to promote the Company's product lines throughout its markets and assesses continuously the success of its efforts by monitoring the generation and tracking of leads carried out by the Company's sales staff. Each regional office also has a marketing specialist, and most residences have on staff a Community Services Representative, both of whom are dedicated to sales and marketing activities.

     Prior to opening new residences, the Company commences an aggressive marketing campaign by opening a sales office in close proximity to residences nearing completion. During this launch campaign, the Company's personnel actively contact local referral sources, which generally account for a majority of resident referrals. In addition, the Company typically engages in more traditional types of marketing activities, such as direct mailings and print advertising, signs and yellow pages advertising. These marketing activities and media advertisements are directed to the adult children of prospective residents because they comprise the primary decision makers for placing a frail elderly relative in an assisted living setting. The Company's "clustering" strategy also enables the Company to leverage its pre-opening and on-going marketing efforts in a given area.

     The Company's marketing personnel also provide insight into local and regional demand for assisted living services. The regional and local marketing staff may be more attuned to local demand for certain services not offered by the Company. As a result, the Company regularly involves its marketing personnel in evaluating its development activities and services.

ADVISORY BOARD

     The Company has formed an Advisory Board comprised of professionals with specialized expertise in the delivery of assisted living services. The Advisory Board meets regularly to review the Company's resident care policies and procedures. The Advisory Board, however, has no authority to act on behalf of the Company. The current members of the Advisory Board are:

               NAME                                      POSITION
- -----------------------------------  ------------------------------------------------
Kathleen Buckwater, Ph.D...........  Professor and Associate Director, Office of
                                     Nursing Research Development and Utilization,
                                       University of Iowa
Donna Cohn, Ph.D...................  Chairman, Department of Aging and Mental Health,
                                       University of South Florida
Carly R. Hellen, OTR/L.............  Director of Nursing Home Services of Rush
                                       Alzheimer's Disease Center, Rush-Presbyterian-
                                       St. Luke's Medical Center, Chicago, Illinois
Thomas Kirk........................  Vice President, Patient Family and Education
                                     Services, National Alzheimer's Association,
                                       Chicago, Illinois
Cynthia Leibrock, MA, ASID,
  IFDA.............................  Principal Easy Access Barrier Free Design,
                                     Aurora, Colorado
Nancy Mace, MA.....................  Consultant and author of "The 36-Hour Day,"
                                     Walnut, California
Cynthia Schmeichel, Ph.D...........  Vice President of Strategic Planning of the
                                     Chartwell Foundation, Chicago, Illinois

JOINT VENTURES AND STRATEGIC ALLIANCES

     In further support of its development strategy, the Company has formed strategic alliances and joint ventures with established real estate development partners. These alliances and joint ventures have enabled the Company to develop and construct additional residences while reducing the investment of, and associated risk to, the Company.

     Joint Venture with Continuing Care Concepts, Inc. In 1994, the Company established a joint venture with Continuing Care Concepts, Inc. ("CCC") to develop, own and operate assisted living in targeted market areas throughout Pennsylvania and New Jersey (the "ALS-East Territory"). CCC is a corporation owned and controlled by DeLuca Enterprises, Inc., an Eastern Pennsylvania-based commercial real estate development and construction company. In September 1994, the Company commenced its relationship with CCC through the acquisition of a 60% interest in a partnership that owns the Wynwood residence located in Richboro, Pennsylvania. CCC retained the remaining 40% of this partnership. Pursuant to the acquisition agreement entered into by the Company and CCC in connection with this transaction (the "ALS-East Agreement"), during the five-year period commencing in September 1994, the Company and CCC have agreed to develop and construct additional assisted living residences throughout the ALS-East Territory, with the Company and CCC having a 60% and 40% equity interests and capital obligations, respectively. Pursuant to this arrangement, the Company has agreed to contribute a total of $5.2 million of equity to develop ALS-East residences, $1.0 million of which had been funded as of March 31, 1996. The Company is entitled to receive a priority distribution from the ALS-East residences in the aggregate amount of $1,680,000, and thereafter the Company and CCC are entitled to receive their respective share of any incremental distribution. If construction is not commenced on at least eight new ALS-East residences by September 1998, the above priority amount will be modified so as to provide the Company with a 27% internal rate of return on capital contributed to ALS-East residences.

     During the five year development term, the Company and CCC have agreed to develop residences within the ALS-East Territory exclusively with each other, and have agreed not to independently engage in other competitive activities in such territory, subject to certain limited exceptions. CCC and its affiliates have agreed to provide development and construction management services to ALS-East development projects and the Company has agreed to serve as manager of the ALS-East residences, all pursuant to agreed upon arrangements. Under the ALS-East Agreement, the approval of both the Company and CCC is generally required for matters relating to the development, construction, operation and management of ALS-East residences. In addition to the Richboro residence, the Company and CCC have constructed and are operating a Clare Bridge residence in Lower Makefield, Pennsylvania, are constructing Clare Bridge residences in Montgomery, Pennsylvania and Westhampton, New Jersey and are developing two additional Clare Bridge residences.

     Upon the first to occur of (i) September 20, 1998 or (ii) the issuance of an occupancy permit for eight ALS-East residences, the Company shall have the option to purchase CCC's interest in all ALS-East entities at an amount based on a fair market value determination, subject to a minimum purchase price.

     The Company and the principals of CCC are currently engaged in discussions regarding the purchase by the Company of the equity interest held by CCC in certain of the residences mentioned above as well as the restructuring of the on-going joint venture relationship. These discussions are preliminary, however, and neither party has any binding obligation with respect thereto. No assurance can be given that the Company will arrive at a satisfactory understanding with CCC with respect to the purchase of its interest in these residences or with respect to modifying the ALS-East joint venture.

     Joint Venture with Days Development Company. The Company has established a joint venture (the "ALS-Carolina J.V.") with Days Development Company, L.C., a Roanoke, Virginia based commercial real estate development and construction company ("Days"), to develop, own and operate assisted living residences in targeted market areas throughout North and South Carolina (the "ALS-Carolina Territory").

     Pursuant to the ALS-Carolina J.V., Days and the Company have agreed to capitalize and form separate project entities during a five year development term which commenced in November 1995 to develop, construct, open and operate residences in the ALS-Carolina Territory, with the Company and Days owning and funding a 51% and 49% equity interest, respectively, in such project entities. During the development term, the Company and Days will develop residences exclusively with each other within the ALS-Carolina Territory, and have agreed not to independently engage in other competitive activities in such markets, subject to certain limited exceptions. Days is providing development and construction management services to the ALS-Carolina J.V. and the Company is to serve as manager of the ALS-Carolina residences, all pursuant to agreed upon arrangements. The Company and Days are currently constructing a Wynwood residence in Chapel Hill, North Carolina and a Clare Bridge residence in Cary, North Carolina and developing three Clare Bridge residences and a Wynwood residence in the ALS-Carolina Territory.

     Days and the Company will share decision making with respect to the development of ALS-Carolina residences. Decision making with respect to the operation of ALS-Carolina residences is generally determined by majority vote, and, consequently, the Company may make such decisions without Days' consent by virtue of its majority equity interest. However, certain major business decisions require joint approval of the Company and Days, such as any merger, dissolution or reorganization of any project entity owning an ALS-Carolina residence, any sale of an equity interest in any such project entity to persons other than to the Company and Days, any distributions to the Company and Days other than as contemplated and the election and appointment of officers of such project entities. The Company has agreed to be solely responsible for any guarantees required to secure permanent loan financing on an ALS-Carolina residence after such residence first achieves 75% occupancy.

     With respect to each ALS-Carolina residence, upon the second anniversary of the opening of the residence, Days shall have the right to require the Company to purchase (put option), and the Company shall have the option to acquire (call option), Days's ownership interest in such residence. The purchase price payable upon exercise of the put or call option is based on the appraised fair market value of the residence at the time such option is exercised and is payable in cash and/or shares of Common Stock.

     The Company and Days are currently engaged in discussions regarding the purchase by the Company of the equity interest held by Days in the Chapel Hill, North Carolina residence as well as the restructuring of the ongoing joint venture relationship. These discussions, however, are preliminary and neither party has any binding obligation with respect thereto. No assurance can be given that the Company will arrive at a satisfactory understanding with Days with respect to the purchase of its interest in the Chapel Hill residence or with respect to modifying the terms of the ALS-Carolina J.V.

     Proposed Joint Venture with Pioneer Development Company, Inc. The Company has entered into a non-binding Memorandum of Understanding (the "Memorandum") with Pioneer Development Company, Inc., a Syracuse, New York based commercial real estate development and construction company ("Pioneer"), which contemplates that the Company and Pioneer will enter into a joint venture relationship to develop, own and operate assisted living residences in targeted market areas throughout New York, Massachusetts, Connecticut and Rhode Island (the "ALS-Northeast Territory"). Although the Company and Pioneer are seeking to finalize the terms of definitive agreements with respect to the joint venture contemplated by the Memorandum (referred to herein as the "ALS-Northeast J.V."), although no assurances can be given that the Company and Pioneer will successfully complete these negotiations and enter into definitive joint venture agreements.

     The Memorandum contemplates that Pioneer and the Company will capitalize and form separate project entities during a five-year development term to develop, construct, open and operate residences in the ALS-Northeast Territory, with the Company and Pioneer owning and funding a 51% and 49% equity interest, respectively, in such project entities. During such development term, the Company and Pioneer will develop residences exclusively with each other within the ALS-Northeast Territory in the manner contemplated by the Memorandum, and will agree not to independently engage in other competitive activities in such markets, subject to certain limited exceptions. Pioneer will provide development and construction management services to the ALS-Northeast J.V. and ALS will serve as manager of the ALS-Northeast residences, all pursuant to agreed upon arrangements.

     With respect to each ALS-Northeast residence, upon the first to occur of
(i) such residence achieving a 75% occupancy or (ii) the second anniversary of the opening of such residence, Pioneer shall have the right to require the Company to purchase Pioneer's interest in the residence (put option). The Company shall have an option to acquire (call option) Pioneer's interest in each ALS-Northeast residence beginning two years after the opening date of such residence. The purchase price payable upon exercise of the put and call options shall be based on the appraised fair market value of the residence and shall be payable in cash and/or shares of Common Stock. In addition, the Company has agreed to be solely responsible for any guarantees required to secure financing on an ALS-Northeast residence commencing at the time such residence first achieves 75% occupancy. Pioneer and the Company will share decision making with respect to the development and operation of each ALS-Northeast residence until such time as the put option for such residence shall first become exercisable, at which time the Company, by virtue of its majority equity interest, will have the right to make most major decisions without Pioneer's consent.

     In contemplation of the ALS-Northeast J.V. described in the Memorandum, ALS has issued to Pioneer 322,706 shares of Common Stock at a price per share of $4.65 (the "Pioneer Shares"). The Pioneer Shares may be redeemed by ALS, at ALS's election, if definitive agreements for ALS-Northeast are not executed by the parties on or before June 30, 1996, at a redemption price equal to the purchase price for the Pioneer Shares. ALS also has the right to repurchase certain of the Pioneer Shares at the price paid by Pioneer for such shares if approved building sites for less than four new ALS-Northeast residences have been acquired or applicable permits have not been obtained for the construction of ALS-Northeast residences in 1996. The Pioneer Shares are, accordingly, nontransferable so long as these repurchase options are in effect.

     Fee Development Relationship with The Damone Group. In connection with the Michigan Restructuring, the Company and The Damone Group, Inc. ("Damone"), a Troy, Michigan based commercial real estate development and construction firm that developed and constructed the Company's Michigan residences and certain of the Company's Florida residences, have agreed to an exclusive fee development and construction arrangement with respect to future residences to be developed and constructed by the Company in Michigan and Florida during the 36 month period commencing in May 1996. Pursuant to this arrangement, Damone will provide development and construction management services to the Company pursuant to agreed upon terms; provided, however, the Company has the right to retain other developers to provide construction services if Damone's guaranteed maximum price bid for construction of a new residence exceeds 105% of the guaranteed maximum price bid of such other developer.

     The Company has also granted to Damone a right to invest in the next two Wynwood or Clare Bridge residences developed and constructed by the Company in Michigan. Under this investment right, Damone is entitled to acquire an interest in the limited partnerships to be formed to own such residences, which limited partnership interest may represent up to a 49% equity interest in each of such residences, subject, however, to the prior right of Margolick Financial Group Limited Partnership described below. If Damone elects to invest in any such residence, the Company will have the right to acquire the Damone interest (call option) in such residence, and Damone shall have the right to require the Company to acquire Damone's interest (put option) in such residence to the Company, commencing six months following the opening of such residence. The purchase price payable by the Company under such put and call options is a formula price based on the fair market value of the residence, except that during the first ten months that the call option is exercisable, the appraised value upon exercise of the call option shall be based on the residence's projected stabilized occupancy.

     The Company granted a similar right to invest in the next three Wynwood or Clare Bridge residences to be developed and constructed by the Company in Michigan to Margolick Financial Group Limited Partnership of Farmington Hills, Michigan ("MFG"), which served as placement agent for the private placement of limited partnership interests in the ALS-Midwest Partnerships. Specifically, MFG has the right to provide 49% of the equity capital for the next three Wynwood or Clare Bridge residences constructed by the Company in Michigan prior to December 1998. If MFG or its designees elect to make any such investment, the limited partnership interest acquired by MFG or its designees will be subject to put and call options substantially identical to those described above with respect to the investment right granted to Damone. The Company has also agreed to pay MFG one (1%) percent of capital project costs of the next 15 WovenHearts residences developed and constructed by the Company in Michigan prior to December 1998. The Company estimates that it will construct in excess of 15 WovenHearts residences in Michigan during this time period, which would result in amounts in excess of $150,000 being payable to MFG.

     Fee Development Relationship with Western Communities Corporation. The Company has entered into a Pre-Construction Coordination Agreement (the "WCC Agreement") with Western Communities Corporation, a Tempe, Arizona-based construction and development firm ("WCC"), pursuant to which WCC is responsible for (i) locating suitable sites in communities in Arizona designated by the Company ("Project Areas") for development of the Company's assisted living and dementia care residences; (ii) assisting the Company in its site selection process; and (iii) obtaining all required governmental approvals within specified time periods. WCC is entitled to a project development fee of $50,000 per project site and to reimbursement of 110% of costs and expenses. If WCC does not obtain the required approvals within the specified time, it must refund the development fee (but not costs and expenses) for that project site to the Company; however, the obligation to refund such fee is limited to the first four Project Areas designated by the Company in each of 1996 and 1997. Upon acquisition of a project site, the parties intend to enter into a mutually satisfactory construction management agreement pursuant to which WCC will manage the construction of the facility. The WCC Agreement provides that the Company and WCC will not enter into a similar agreement with any other person in Arizona and that WCC will not locate or develop sites for assisted living or dementia care residences in Arizona without first offering such sites to the Company.

     A Clare Bridge residence in Tempe, Arizona is designated as the first development project under the WCC Agreement. WCC has this site under contract and the Company is obligated to reimburse WCC for certain costs incurred, including substitution of earnest money. The Company is also obligated to designate at least three additional Project Areas during the term of the WCC Agreement, which is two years unless terminated earlier pursuant to the terms thereof.

INDUSTRY BACKGROUND

     The long-term care industry encompasses a continuum of housing and personal and health care options that are provided primarily to the elderly population. Assisted living residences offer a viable alternative to nursing homes for elderly individuals requiring less intensive medical services, especially individuals who may require assistance due to physical or cognitive impairments. As an elderly person's need for assistance increases, care in an assisted living residence, where assistance with personal care, support services and health care services are available, is often preferable to, and less costly than, home-based or traditional nursing home care. Generally, assisted living residents have higher acuity levels than those of residents of congregate and retirement living centers but lower than those of residents in skilled nursing facilities.

     The Company believes there will continue to be significant growth opportunities in the long-term care market for providing health care and other services to the elderly, especially the market for assisted living residences. Factors contributing to this growth potential include the following:

          Demographic and Social Trends. The target market for the Company's services are persons generally 75 years and older, one of the fastest growing segments of the U.S. population. According to a 1993 industry report published by ALFAA and Coopers & Lybrand, the average age of male and female residents of assisted living residences is 83 and 85 years of age, respectively. According to the U.S. Census Bureau, the portion of the U.S. population age 75 and older is expected to increase by 33.5%, from approximately 13.0 million in 1990 to over 17.4 million, by the year 2000 and the number of persons age 85 and older, as a segment of the U.S. population, is expected to increase 43%, from approximately 3.0 million to over 4.3 million, by the year 2000.

          The number of persons afflicted with Alzheimer's disease is also expected to grow in the coming years. According to data published by the Alzheimer's Association, this group will grow from the current 4 million to 14 million, or 35%, by the year 2040. As Alzheimer's disease and other dementias are more likely to occur as a person ages, the increasing life expectancy of Americans is expected to result in a greater number of persons afflicted with Alzheimer's disease and other dementias in future years.

          In addition, as the number of two-income households has increased over the last decade and as the geographical separation of elderly family members from their adult children increases with the geographic mobility of the U.S. population, many families that traditionally would have provided the type of care and services offered by the Company to elderly family members will increasingly not be in a position to do so. The Company believes that these demographic and social trends will result in increased demand for assisted living services, including dementia care residences.

          Cost Containment Pressures. In response to rapidly rising health care costs, government and private-pay sources have adopted cost-containment measures that have encouraged reduced hospital lengths of stays. The federal government has acted to curtail increases in health care costs under Medicare by limiting acute care hospital reimbursement for specific services to pre-establish fixed amounts. Private insurers have begun to limit reimbursement for medical services in general to predetermined "reasonable charges," while managed care organizations, such as health maintenance organizations, are attempting to limit hospitalization costs by negotiating discounted rates for hospital services and by monitoring and reducing hospital use. In response, hospitals are discharging patients earlier and referring elderly who may be too sick or frail to maintain complete independence, to skilled nursing facilities where the cost of providing care is lower than in a hospital. As a result, an increased number of discharged hospital patients are seeking skilled nursing facility care. At the same time, skilled nursing facility operators continue to focus on improving occupancy and expanding services to subacute patients requiring higher levels of skilled nursing care. Given these cost containment pressures, the Company believes that the less institutional, less costly assisted living residences will be well positioned to serve an increasing segment of the long-term care market.

          Limited Supply of Long-Term Care Beds. Most of the states in which the Company currently operates have enacted certificate of need ("CON") or similar legislation which restricts the supply of licensed nursing facility beds. These laws generally limit the construction of nursing facilities, and the addition of beds or services to existing nursing facilities, and hence tend to limit the available supply of traditional nursing home beds. In addition, some long-term care facilities have started to convert traditional nursing home beds into sub-acute beds. The Company also believes that high construction costs and limits on government reimbursement for the full cost of construction and start-up expenses also will constrain the growth and supply of traditional nursing home facilities and beds. The Company expects that this tightening supply of nursing beds will tend to shift to assisted living care residences certain elderly who previously would have resided in a traditional nursing home facility.

          Quality of Life Advantages of Assisted Living. The Company believes that, as potential residents and their family members become increasingly more aware of the assisted living alternative, they will be attracted to the more residential setting of assisted living residences, which promote residents' privacy, individual choice and independence and encourage the involvement of the resident's family, neighbors and friends. The Company believes that assisted living care, which is based on a residential model for the care of the frail elderly and others, offers quality of life advantages over the institutional, medically oriented nursing home model.

GOVERNMENT REGULATION

     Health care is an area of extensive and frequent regulatory change. The assisted living industry is relatively new and, accordingly, the manner and extent to which it is regulated at the Federal and state levels is evolving. See "Risk Factors -- Government Regulation."

     The Company's assisted living residences are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities. Although regulatory requirements vary from state to state, these requirements generally address, among other things: personnel education, training and records; staffing levels; facility services, including administration and assistance with self-administration of medication, and limited nursing services; physical residence specifications; furnishing of residence units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities. New Jersey also requires each assisted living residence to obtain a CON prior to its opening. The Company's residences are also subject to various state or local building codes and other ordinances, including safety codes. Management anticipates that the states which are establishing regulatory frameworks for assisted living residences will require licensing of assisted living residences and will establish varying requirements with respect to such licensing.

     The Company has obtained all required licenses for each of its residences and expects that it will obtain all required licenses for each new residence. Each of the Company's licenses must be renewed annually. The Company has also obtained a CON for each residence under construction or development in New Jersey.

     Like other health care facilities, assisted living residences are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, the Company receives deficiency reports. The Company reviews such reports and seeks to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the inspection process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions. Any failure by the Company to comply with applicable requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its residences are in substantial compliance with all applicable regulatory requirements. No actions are currently pending against any of the Company's residences nor have any of the Company's residences been cited in the past for any significant non-compliance with regulatory requirements.

     Pursuant to recently adopted Wisconsin legislation creating a new category of residential care facilities for the elderly for state funding purposes, effective on July 1, 1996 only those assisted living facilities which are comprised of independent apartments having an individual lockable entrance, a full kitchen, an individual full bath and separate sleeping and living areas, among other requirements, may be designated as an "assisted living facility" in the State of Wisconsin. The Company's residences located in Wisconsin as well as, the Company believes, numerous other assisted living residences operating within the state, would not meet the definitional requirements of this statute. As this legislation is not yet effective, its scope and application are still uncertain. Pending the effectiveness of this new legislation and further classification by the applicable state agencies, the Company, as well as other assisted living operators in Wisconsin, are reviewing their administrative, legislative and judicial options in responding to this legislation. The Company believes that many operators will not discontinue their use of the generic trade description "assisted living facility" in doing business in the State of Wisconsin until such time as the scope and enforceability of the legislation as well as the consequences of noncompliance are clarified. If the Company is ultimately compelled to discontinue any reference to the generic term "assisted living" in its sales and marketing materials for its Wisconsin residences, such compliance could have a material adverse effect on the Company's business, results of operation or financial condition.

COMPETITION

     The long-term care industry is highly competitive and, given the relatively low barriers to entry and continuing health care cost containment pressures, the Company expects that the assisted living segment of such industry will become increasingly competitive in the future. The Company competes with other providers of elderly residential care on the basis of the breadth and quality of its services, the quality of its residences and, with respect to private pay patients or residents, price. The Company also competes with other providers of long-term care in the acquisition and development of additional residences. The Company's current and potential competitors include national, regional and local operators of long-term care residences, acute care hospitals and rehabilitation hospitals, extended care centers, assisted/independent living centers, retirement communities, home health agencies and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company and which are generally exempt from income tax. While the Company's competitive position varies from market to market, the Company believes that it competes favorably in substantially all of the markets in which it operates based on key competitive factors such as the breadth and quality of services offered, residence quality, recruitment and retention of qualified health care personnel and reputation among local referral sources. See "Risk Factors -- Competition."

     The Company also competes with other providers of long-term care with respect to attracting and retaining qualified and skilled personnel. In recent years the health care industry has experienced a shortage of qualified health care professionals. While the Company has been able to retain the services of an adequate number of professionals to staff its residences appropriately and maintain its standards of quality care, there can be no assurance that continued shortages will not affect the ability of the Company to maintain the desired staffing levels. See "Risk Factors -- Residence Management, Staffing and Labor Costs."

INSURANCE

     The provision of personal and health care services entails an inherent risk of liability. Compared to more institutional long-term care facilities, assisted living residences (especially its dementia care residences) of the type operated by the Company offer residents a greater degree of independence in their daily lives. This increased level of independence, however, may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance intended to cover such claims which it believes is adequate based on the nature of the risks, its historical experience and industry standards. See "Risk Factors -- Liability and Insurance."

TRADEMARKS

     Crossings and WovenHearts are registered service marks of the Company and the Company claims service mark protection in the marks Wynwood, Hamilton House(SM) and Clare Bridge.

EMPLOYEES

     At March 31, 1996, the Company employed 808 full-time employees and 690 part-time employees. The Company believes it maintains good relationships with its employees. None of the Company's employees are represented by a collective bargaining group.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings other than ordinary routine proceedings incidental to its business. The Company does not expect these legal proceedings, either individually or in the aggregate, to have a material adverse effect on the Company's business, results of operations or liquidity.

                            HISTORY AND ORGANIZATION

THE COMPANY AND ITS PREDECESSORS

     The Company was organized in December 1993, and was initially capitalized by Evergreen and CLC. Evergreen, then a NYSE-listed operator of long-term care facilities, became a wholly-owned subsidiary of GranCare in July 1995. At the time of the Company's organization, CLC was owned 25% by William F. Lasky, the Company's President and Chief Executive Officer, and 75% by two other shareholders. Pursuant to the terms of an acquisition agreement between Evergreen, CLC and Alternative Living Services, a Wisconsin general partnership owned 50% by Mr. Lasky and 50% by two other individuals (the "ALS Partnership"), the Company was initially capitalized with (i) $2.7 million in cash contributed by Evergreen in exchange for a 51% interest in the Company and (ii) certain assets and contractual rights owned by CLC which were contributed in exchange for the remaining 49% interest in the Company. Immediately prior to the consummation of the transaction (i) Assisted Care, Inc. ("Assisted Care"), a corporation formed by the shareholders of CLC in 1989 to develop assisted living facilities outside of the State of Wisconsin, was merged with and into CLC and
(ii) the ALS Partnership conveyed certain of its assets relating to its assisted living business to CLC.

     The Company's executive offices are located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53003, and its telephone number is (414) 789-9565.

1995 RECAPITALIZATION

     In May 1995, the Company consummated a recapitalization transaction (the "1995 Recapitalization") pursuant to which it sold 4,302,994 shares of Common Stock to Alternative Living Investors, L.L.C. ("ALI"), a newly formed limited liability investment company, for a total of $20 million and a portion of the net proceeds from such sale were used (i) to repurchase shares of the Company held by a former stockholder of CLC and (ii) to repay certain loans and advances made to the Company by this former stockholder and Evergreen. See "Certain Relationships and Related Transactions." ALI was formed as an investment vehicle for several investors, the majority of whom were unaffiliated with the Company, who participated in the 1995 Recapitalization, and ALI will be liquidated following the Offering. See "Principal and Selling Stockholders."

ACQUISITION OF HEARTLAND RETIREMENT SERVICES, INC.

     Effective on January 1, 1996, the Company acquired all of the outstanding capital stock of Heartland in consideration of the payment to Heartland's shareholders of $5.5 million and the issuance of 261,424 shares of Common Stock. In connection with the Heartland acquisition, the Company borrowed approximately $8.7 million pursuant to the Heartland Bridge Financing. See "Use of Proceeds," "Management's Discussion and Analysis -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

CROSSINGS MERGER

     On May 24, 1996, the Company and Crossings consummated the Crossings Merger pursuant to which the businesses and operations of ALS and Crossings were combined. Pursuant to the Crossings Merger, on May 24, 1996 Crossings was merged with and into ALS and all of the shares of Crossings capital stock outstanding prior to the Crossings Merger were converted into an aggregate of 2,007,049 shares of ALS Common Stock. Following the Crossings Merger and the several recent acquisition and equity transactions described below, there are 9,523,349 shares of Common Stock outstanding, of which approximately 21% are held by the former stockholders of Crossings.

     Upon consummation of the Crossings Merger, Crossings' three senior executive officers were elected directors or executive officers of ALS. Specifically, Richard W. Boehlke, formerly Crossings' President and Chief Executive Officer, was elected to the Company's Board of Directors as its Vice Chairman. D. Lee Field, formerly Crossings' Executive Vice President and Chief Operating Officer, became a Senior Vice President of ALS, and David M. Boitano, formerly Vice President and Chief Financial Officer of Crossings became a Vice President of ALS. As a condition to the Crossings Merger, the Company entered into employment or services agreements with each of Messrs. Boehlke, Field and Boitano. Pursuant to the services agreement with Mr. Boehlke, the Company has agreed to nominate Mr. Boehlke to serve as a member of the Board of Directors of the Company during the three year term of the services agreement. See "Management -- Executive Compensation -- Employment and Services Agreements."

     Organization and Recent Restructuring of Crossings. Crossings was organized in December 1995 in connection with a restructuring of the assisted living business of Crossings International Corporation ("Old Crossings"), which was organized in 1984. The Crossings restructuring, which was effected in December 1995 and January 1996, involved (i) the roll-up into Old Crossings of partnerships formerly controlled by Old Crossings and its affiliates, each of which owned one residence operated by Old Crossings (collectively, "Crossings Partnership Roll-Up"), (ii) the sale of twelve residences by Old Crossings to a REIT and the simultaneous leaseback of such residences by Crossings and the refinancing of an additional residence owned by an affiliated partnership of Old Crossings and operated by Old Crossings (collectively, the "Crossings REIT Transactions"), (iii) the issuance of Series A preferred stock of Old Crossings to CCI, as agent for certain of its clients, in exchange for satisfaction of indebtedness of Old Crossings, (iv) the exchange by the Old Crossings shareholders of the common and Series A preferred stock of Old Crossings for equal numbers of shares of common and Series A preferred stock of Crossings, (v) the issuance of Crossings Series B preferred stock to CCI in exchange for cash and (vi) the conveyance by Old Crossings to CCI of an owned residence and the simultaneous lease of such residence by CCI to Crossings pursuant to a lease expiring upon the first to occur of three years or the achievement of certain minimum vacancy thresholds. Upon completion of the restructuring transactions, Old Crossings became a wholly-owned subsidiary of Crossings, Crossings became the lessee and operator of thirteen of the facilities formerly operated by Old Crossings, and CCI became the holder of Crossings' Series A and Series B preferred stock. Prior to the Crossings Merger, CCI, as the holder of the Crossings Series A and Series B preferred stock, exchanged all of its shares of Crossings preferred stock for shares of Crossings common stock at an exchange ratio determined by CCI and Crossings.

     Crossings Partnership Roll-up Transactions. On December 20, 1995, the partners (including Messrs. Boehlke, Boitano and Field) of three partnerships that owned Crossings' Courtyard, Atrium and Columbia Edgewater residences, all of which were partially-owned by Old Crossings, conveyed their partnership interests to Old Crossings and, as a result, in Old Crossings held all of the partnership interests of such partnerships. As a result of these transactions, Old Crossings assumed the contingent liabilities for the respective partnerships' indebtedness of each former partner, and made aggregate cash payments of $1.2 million, $125,000 and $125,000 to Messrs. Boehlke, Field and Boitano, respectively. CCI conveyed to Old Crossings an 80% partnership interest in the partnership that owned Crossings' McMinnville, Oregon residence, in return for the assumption by Old Crossings of CCI's contingent liability for the partnership's indebtedness and 48,800 shares of Old Crossings Series A preferred stock.

     Crossings REIT Transactions. Old Crossings sold twelve of its assisted living and senior living residences to Nationwide Health Properties, Inc. ("NHP") for aggregate cash consideration of $45,319,273, and assumption of $9,303,727 of indebtedness to the Oregon Housing Authority with respect to the Albany, Forest Grove and McMinnville, Oregon residences. Old Crossings paid certain costs and expenses from the cash proceeds from NHP in connection with the sale of its residences. The residences were sold free and clear of all liens and material encumbrances, except those securing the assumed indebtedness. Crossings has entered into individual operating leases with NHP with respect to each of the residences sold to NHP by Old Crossings. In addition, NHP made a mortgage loan to 2010 Union Limited Partnership, a Washington limited partnership ("2010 Union L.P."), to refinance the secured indebtedness of 2010 Union L.P. Mr. Boehlke holds a 99% partnership interest in 2010 Union L.P. and Old Crossings holds the remaining 1% partnership interest. The proceeds of the NHP loan exceeded the existing secured indebtedness of 2010 Union L.P., and Mr. Boehlke received a distribution from 2010 Union L.P. of $250,000 from such proceeds. Crossings has entered into an operating lease with 2010 Union L.P. to operate its Union Park at Allenmore residence, and that lease has been assigned to NHP as security for its loan to 2010 Union L.P.

ACQUISITION OF REMAINING EQUITY INTERESTS IN ALS-MIDWEST

     In May 1996, pursuant to the ALS-Midwest Restructuring, the Company acquired the remaining equity interests not owned by the Company in the five residences operated by the Company in Michigan. The ALS-Midwest residences are each owned by a separate Michigan limited partnership, the general partner of which is Alternative Living Services -- Midwest Inc. ("ALS-Midwest Inc."). Prior to the ALS-Midwest Restructuring, (i) ALS and Damone each owned 50% of the common stock of ALS-Midwest, and (ii) the limited partnership interests in the ALS-Midwest limited partnerships were held by ALS and a small number of unaffiliated investors (the "ALS-Midwest Investors"). See "Business--Joint Ventures and Strategic Alliances."

     The Company acquired the limited partnership interests in ALS-Midwest held by the ALS-Midwest Investors for aggregate consideration of 115,024 shares of Common Stock and promissory notes in the aggregate principal amount of $2.9 million. These promissory notes are due and payable on January 31, 1997 and bear interest at the rate of 8% per annum. The Company acquired 100% of the outstanding stock of ALS-Midwest Inc. pursuant to a merger transaction whereby the shareholders of ALS-Midwest other than ALS received, in exchange for their shares of ALS-Midwest Inc., $300,000 in cash and 57,512 shares of the Common Stock. Contemporaneously with the merger transaction, the Company refunded advances made to the ALS-Midwest Partnerships by affiliates of Damone by a cash payment of $700,000 and delivery of a promissory note in the amount of $1.4 million. This promissory note bears interest at the rate of 9% and is due and payable in September 1996. Pursuant to the ALS-Midwest Restructuring, ALS and Damone established a fee development relationship relating to the development and construction of future ALS residences in Michigan and Florida. See "Use of Proceeds" and "Business -- Joint Ventures and Strategic Alliances -- Fee Development Relationship with The Damone Group."

RECENT EQUITY TRANSACTIONS

     In May 1996, the Company raised $2 million of equity capital through the private placement of 430,281 shares of Common Stock. See
"Management -- Executive Compensation -- Employment and Services
Agreements -- Services Agreement with Petty, Kneen & Company" and
"Business -- Joint Ventures and Strategic Alliances -- Proposed Joint Venture with Pioneer Development Company, Inc."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information concerning the executive officers and directors of the Company.

                   NAME                      AGE                    POSITION
- -------------------------------------------  ---   -------------------------------------------
William G. Petty, Jr.......................  50    Chairman of the Board
William F. Lasky...........................  41    President, Chief Executive Officer and
                                                   Director
Richard W. Boehlke.........................  48    Vice Chairman of the Board and Director
John W. Kneen..............................  43    Vice President, Chief Financial Officer,
                                                   Treasurer and Secretary
D. Lee Field...............................  36    Senior Vice President
G. Faye Godwin.............................  54    Senior Vice President
Douglas A. Hennig..........................  43    Senior Vice President
Mary Lou Austin............................  40    Vice President and Controller
David M. Boitano...........................  35    Vice President
David J. Hoff..............................  30    Vice President, Construction and
                                                   Development
Pamela Edwards Klein.......................  41    Vice President, Corporate Development
Gene E. Burleson...........................  54    Director
Robert Haveman.............................  48    Director
Ronald G. Kenny............................  40    Director
Jerry L. Tubergen..........................  42    Director

     William G. Petty, Jr. has served as Chairman of the Board since December 1993 and served as Chief Executive Officer of the Company from December 1993 to April 1996. Mr. Petty has served as the Vice Chairman of GranCare since July 1995. Mr. Petty also served as the Chairman of the Board, Chief Executive Officer and President of Evergreen from June 1993 to July 1995 and as Chairman of the Board, Chief Executive Officer and President of National Heritage, Inc., predecessor to Evergreen, from October 1992 to June 1993. Mr. Petty has been a Managing Director of Omega Capital, Ltd., a private health care investment fund ("Omega Capital"), since 1986. Mr. Petty also served as a member of the Board of Directors of Forum Group, Inc. ("Forum") and as one of three members of Forum's Executive Committee from June 1993 to November 1994.

     William F. Lasky has served as Chief Executive Officer of the Company since April 1996 and as President of the Company since December 1993. He served as the Managing Partner of the ALS Partnership from 1981 to December 1993 and as the President of CLC from 1989 to December 1993. The ALS Partnership and CLC developed and operated assisted living residences currently operated by the Company. Mr. Lasky served as a regional director of Unicare Health Residences, a national operator of nursing homes, from 1981 to 1985. Mr. Lasky is a member of the Board of Directors and the Chairman of ALFAA and is a licensed nursing home administrator.

     Richard W. Boehlke has served as the Vice Chairman of the Board of the Company since May 1996. Mr. Boehlke served as President and Chief Executive Officer of Crossings, which he founded in 1984, until Crossings merged with the Company in May 1996. From 1980 to 1984, Mr. Boehlke was employed by National Medical Enterprises, Inc. as Vice President -- Development responsible for all new development within its long-term care group of companies.

     John W. Kneen has served as the Chief Financial Officer and Treasurer of the Company since April 1996 and as Vice President and Secretary of the Company since December 1993. He served as Vice President of Corporate Development and Assistant Secretary of Evergreen from December 1993 to July 1995, and as Vice President and Chief Financial Officer of Evergreen Housing Partners, Inc. from 1991 to 1993. Mr. Kneen served as President of Premier Lifestyles, Inc., a senior housing management company, from 1989 to 1991.

     D. Lee Field has served as Senior Vice President of the Company since May 1996. Prior to joining the Company, he was employed from 1984 by Crossings, where he held a succession of executive positions including Executive Vice President and Chief Operating Officer from 1993 until the Crossings Merger, and Vice President of Operations from 1989 to 1993. Mr. Field is a member of the Board of Directors for the American Senior Housing Association and a member of the Task Force for Assisted Living of the American Health Care Association.

     G. Faye Godwin has served as Senior Vice President of the Company since April 1996. From May 1995 to April 1996, Ms. Godwin served as the Vice President of Operations of the Company. Previously, Ms. Godwin served as the Chief Operating Officer of Standish Care, Inc., a publicly-held assisted living company, from February 1994 to May 1995. From April 1989 to January 1994, Ms. Godwin was Senior Vice President of Operations at Sunrise Assisted Living, an assisted living company.

     Douglas A. Hennig has served as Senior Vice President of the Company since January 1996. From January 1993 to January 1996, Mr. Hennig served as the President of Heartland. From 1991 to 1993, he was President of Hennig & Associates, a consulting firm in Madison, Wisconsin involved in retirement housing consulting and the development and management of assisted living residences. From 1986 to 1991, he was Vice President of the Meridian Group in Madison, Wisconsin, a market research company, with responsibility for market research, marketing, operations management and development consulting for retirement housing and assisted living.

     Mary Lou Austin has served as Vice President of the Company since April 1996 and as Controller since September 1995. Prior to joining the Company, she was employed as Controller of the Social Development Commission of Milwaukee from 1993 to 1995. From 1990 to 1993, Ms. Austin was Assistant Controller at Time Insurance Company, a health insurance company. Ms. Austin is a Certified Public Accountant.

     David M. Boitano has served as Vice President of the Company since May 1996. Prior to joining the Company, he was employed from 1994 as Vice President and Chief Financial Officer of Crossings. From 1986 to 1994, Mr. Boitano served as Vice President and Controller of Exvere, Inc., a merger and acquisition consulting firm, and of Franklin Holdings, Ltd., a multi-state holding company. From 1983 to 1985, Mr. Boitano was employed by Ernst & Young. Mr. Boitano is a Certified Public Accountant.

     David J. Hoff has served as Vice President, Construction and Development, since April 1996. From February 1995 to April 1996, Mr. Hoff served as the Director of Construction and Development of the Company. From 1990 to 1995, Mr. Hoff owned and operated a subcontracting firm which provided building inspection, zoning administration and land planning services to the Town of Brookfield, Wisconsin. Prior to 1990, Mr. Hoff was employed as an architect by an architectural firm located in Milwaukee, Wisconsin which specialized in institutional and retirement health care design. Mr. Hoff is a Registered Architect and Certified Building Inspector in the State of Wisconsin.

     Pamela Edwards Klein has served as Vice President of Corporate Development since August 1995. Previously, Ms. Klein served as the Director of Market Development for the Company from December 1993 to August 1995 and for the ALS Partnership from March 1992 to December 1993. Ms. Klein was principal of her own marketing consulting business from January 1991 to March 1992. From December 1987 to August 1989, Ms. Klein was a grants administrator with the Medical College of Wisconsin.

     Gene E. Burleson has served as a director of the Company since July 1995. He became Chairman of the Board of GranCare in January 1994 and has served as Chief Executive Officer of GranCare since December 1990. Previously, Mr. Burleson served as President of American Medical International, Inc., a provider of health care services, where from early 1988 to March 1989 he served as President while continuing his role as Chief Operating Officer, a position he assumed in 1986. Prior to serving as President of the parent company, Mr. Burleson served for nine years as President and Chief Executive Officer of American Medical International -- European Operations. Mr. Burleson currently serves on the board of directors of Deckers Outdoor Corporation and Integrated Voice Solutions, Inc.

     Robert Haveman has served as a director of the Company since May 1995. He has served as the Secretary/Treasurer of the Prince Corporation, an automotive interior trim manufacturer, since 1987 and served as a director of Evergreen from June 1993 to July 1995.

     Ronald G. Kenny has served as a director of the Company since May 1995. He has served as Vice President-Finance of Huizenga Capital Management, Inc., a privately held investment management company, since 1990. Mr. Kenny has served as a director of GranCare since July 1995. Mr. Kenny also served as a director of Evergreen from June 1993 to July 1995 and as director of National Heritage, Inc. from October 1992 to June 1993.

     Jerry L. Tubergen has served as a director of the Company since May 1995. He has served as President and Chief Operating Officer of RDV Corporation, a private financial management firm, since its formation in 1991. Mr. Tubergen served as Managing Partner of Deloitte & Touche in Grand Rapids, Michigan from 1987 to 1991. Mr. Tubergen also serves as a director of the Orlando Magic, Ltd., a NBA franchise, and Genmar Holdings, Inc., a manufacturer and marketer of motorized pleasure boats.

     There are no family relationships among any of the executive officers or directors of the Company. Each director of the Company other than Mr. Boehlke was elected to the Board of Directors of the Company pursuant to the terms of the Company's Amended and Restated Stockholders' Agreement dated as of January 15, 1996, which agreement will terminate and be of no further force and effect upon the consummation of the Offering. Pursuant to the merger agreement entered into by the Company and Crossings in connection with the Crossings Merger, Mr. Boehlke was elected to the Board of Directors as its Vice Chairman and Messrs. Field and Boitano were elected as executive officers of the Company. Pursuant to a services agreement between Mr. Boehlke and the Company, the Company has agreed to nominate Mr. Boehlke as a director of the Company during the three year term of the services agreement. See "History and Organization -- Crossings Merger" and "Management -- Executive Compensation -- Employment and Services Agreement." No other arrangement or understanding exists between any executive officer or any other person pursuant to which any executive officer was selected as an executive officer of the Company. Subject to the terms of employment agreements, executive officers of the Company are elected or appointed by the Board of Directors and hold office until their successors are elected or until their death, resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The Company does not have a nominating committee.

     The Audit Committee is comprised of Gene E. Burleson, Robert Haveman and Jerry L. Tubergen with Mr. Tubergen serving as Chairman. The Audit Committee convenes when deemed appropriate or necessary by its members. The primary functions of the Audit Committee are to: (i) recommend an accounting firm to be appointed by the Company as its independent auditors; (ii) consult with the Company's independent auditors regarding the audit plan; and (iii) determine that management places no restrictions on the scope or implementation of the independent auditors' examination.

     The Compensation Committee is comprised of Richard W. Boehlke, Ronald G. Kenny, William G. Petty, Jr. and Jerry L. Tubergen, with Mr. Kenny serving as Chairman. The Compensation Committee: (i) sets and approves the compensation (including salary, deferred compensation, bonuses, incentive compensation and all other types of compensation or remuneration) of the Company's executive officers; and (ii) administers the Company's 1995 Plan.

EXECUTIVE COMPENSATION

     Compensation of Directors. Directors of the Company who are not parties to services agreements with the Company and are not employees of the Company are entitled to an annual retainer of $12,000, payable in quarterly installments. In lieu of their retainer for the twelve month period commencing June 1, 1995, each of Messrs. Burleson, Haveman, Kenny and Tubergen were granted a non-qualified stock option pursuant to the 1995 Plan to purchase up to 7,745 shares of the Common Stock at an exercise price of $4.65 per share, such options becoming exercisable on June 1, 1996 and expiring on June 1, 2005. In lieu of their annual retainer for the 36 month period commencing June 1, 1996, each of Messrs. Burleson, Haveman, Kenny and Tubergen were granted a non-qualified stock option pursuant to the 1995 Plan to purchase up to 12,422 shares of the

Common Stock at an exercise price of $8.69 per share, such options vesting one-third on June 1, 1997, one-third on June 1, 1998 and one-third on June 1, 1999, and expiring on May 8, 2006. Directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending meetings of the Board of Directors. See also "-- Employment and Services Agreement."

     Summary of Cash and Certain Other Compensation of Executive Officers. The following table sets forth information as to all compensation paid or accrued during the last fiscal year to the Company's chief executive officer and to each other executive officer of the Company whose total salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                         -------------
                                                                                            AWARDS
                                                                                         -------------
                                                           ANNUAL COMPENSATION            SECURITIES
                                                    ----------------------------------    UNDERLYING
                                                                         OTHER ANNUAL      OPTIONS/
        NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS    COMPENSATION        SARS
- -------------------------------------------  ----   --------   -------   -------------   -------------
William G. Petty, Jr.......................  1995   $     --        --      $48,650          90,628
Chairman of the Board and
  Chief Executive Officer(1)
William F. Lasky...........................  1995   $166,600   $30,000           --         128,691
President and Director(2)

- ---------------

(1) Mr. Petty is not an employee and was not an employee of the Company during 1995. Mr. Petty served as the Company's Chief Executive Officer until May 1996. The Company paid Mr. Petty fees aggregating $48,650 for his services during the year ended December 31, 1995.
(2) Mr. Lasky became the Company's Chief Executive Officer in May 1996.

     Stock Options Granted During Fiscal Year Ended December 31, 1995. The following table sets forth information regarding the grant of stock options to each of the Named Executive Officers. Neither of the Named Executive Officers received SARs.

                              STOCK OPTION GRANTS

                                             INDIVIDUAL GRANTS(1)                    POTENTIAL REALIZABLE
                            ------------------------------------------------------     VALUE AT ASSUMED
                             NUMBER OF      % OF TOTAL                               ANNUAL RATES OF STOCK
                             SECURITIES    OPTIONS/SARS                                APPRECIATION FOR
                             UNDERLYING     GRANTED TO    EXERCISE OR                     OPTION TERM
                            OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
           NAME              GRANTED(#)    FISCAL 1995     ($/SHARE)       DATE         5%          10%
- --------------------------  ------------   ------------   -----------   ----------   --------     --------
William G. Petty,
  Jr.(1)..................      90,628(1)      26.2%         $4.65       6/27/2005   $264,922     $671,364
William F. Lasky..........     128,691         37.2%         $4.65       6/27/2005   $376,189     $953,337

- ---------------

(1) These options were granted subsequent to December 31, 1995 but were committed to be granted by the Company in 1995 in connection with services performed by Mr. Petty during 1995. These options vest at a rate of 25% per year and first become exercisable on June 28, 1996.

STOCK OPTION YEAR-END VALUES

     The following table sets forth information with respect to the number and value of unexercised options held as of the end of the last fiscal year for each of the Named Executive Officers. Neither of the Named Executive Officers exercised stock options during 1995 or holds SARs.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED IN-THE-
                                              UNDERLYING UNEXERCISED                MONEY OPTIONS/SARS
                                            OPTIONS/SARS AT FY-END (#)               AT FY-END ($)(2)
                                           -----------------------------       -----------------------------
                  NAME                     EXERCISABLE     UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
- -----------------------------------------  -----------     -------------       -----------     -------------
William G. Petty, Jr. ...................         --             90,628(1)      $      --       $         0
William F. Lasky.........................     54,377            128,691                 0                 0

- ---------------

(1) Includes options granted subsequent to December 31, 1995 but which were committed to be granted by the Company in 1995 in connection with service performed during 1995.
(2) There was no public trading market for the Common Stock at December 31, 1995. These values have been calculated based on the value of the Common Stock determined by the Company's Board of Directors as of December 31, 1995. Based on assumed initial public offering price of $16.00 per share, the value of Mr. Petty's options, all of which were unexercisable, was $1,028,628 and the value of Mr. Lasky's options, 54,377 and 128,691 of which were exercisable and unexercisable, respectively, was $617,179 and $1,460,643, respectively.

EMPLOYMENT AND SERVICES AGREEMENTS

     Services Agreement with Petty, Kneen & Company. The Company has entered into a services agreement with Petty, Kneen & Company ("PK & Co."), a limited liability company controlled by Messrs. Petty and Kneen. Pursuant to the services agreement, PK & Co. has agreed to provide management, financial and strategic planning services to the Company on a fee basis, including without limitation, the services of Mr. Petty as Chairman and the services of Mr. Kneen as Chief Financial Officer of the Company. The Company has agreed to pay an annual fee of $320,000 to PK & Co. for such services; provided, however, such fee shall be reduced to $200,000 if Mr. Kneen is not called upon to serve as Chief Financial Officer of the Company. Pursuant to the services agreement, the Company also has agreed to reimburse PK & Co. for certain out of pocket expenses. In consideration of this service agreement, each of Messrs. Petty and Kneen have agreed to provide the Company with a right of first refusal with respect to certain acquisition opportunities relating to assisted living residences or operations which come to their attention during the term of the services agreement. This services agreement expires on April 30, 1998 and may be extended on a quarter to quarter basis thereafter, subject to earlier termination at the election of the Company upon 30 days notice. In consideration of this services agreement, PK & Co. purchased 107,575 shares of Common Stock in May 1996 at a price per share of $4.65.

     Services Agreement with Richard W. Boehlke. As a condition of and effective upon the Crossings Merger, the Company entered into a services agreement with Mr. Boehlke, formerly Crossings' President and Chief Executive Officer, pursuant to which he has agreed to provide general, policy-making services to the Company and to undertake special projects designated from time to time by the Board of Directors for the three year period ending May 1999. In consideration of these services, the Company has agreed to pay Mr. Boehlke $200,000 per year and has agreed to provide Mr. Boehlke certain other benefits, including use of a company car and life and medical insurance coverage similar to that provided to the Company's executive officers. During the term of the agreement, the Company has agreed to nominate Mr. Boehlke to serve as a director of the Company.

     Employment Agreement with William F. Lasky. The Company has entered into an employment agreement with Mr. Lasky with a term that expires on May 31, 1997, unless earlier terminated pursuant to the terms thereof. The agreement is automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either the Company or Mr. Lasky. The employment agreement provides that Mr. Lasky shall receive a base salary in an amount determined by the Company's Board of Directors; provided, however, that in no event may such base salary be less than $150,000. In addition, the employment agreement provides that Mr. Lasky is entitled to receive incentive bonuses of up to 35% of his base salary if the Company's earnings before interest, taxes and depreciation are within ten percent of the earnings targeted in the Company's annual business plan approved by the Board of Directors. Pursuant to the employment agreement, the Company loaned $150,000 to Mr. Lasky in June 1995, which loan is repayable in three annual installments of $50,000 beginning on June 30, 1996 plus interest at 6% per annum; provided, however, that if Mr. Lasky is employed by the Company on any such repayment date, the principal and interest then due shall be forgiven by the Company. The employment agreement also provides for the granting of certain stock options described above and certain other benefits typical in employment agreements with a senior executive officer. Finally, the employment agreement provides that Mr. Lasky will not disclose certain proprietary information belonging to the Company or otherwise compete with the Company for a period of eighteen months following his termination of employment except where such termination is by the Company without "cause."

     Employment Agreements with G. Faye Godwin and Douglas A. Hennig. The Company has entered into employment agreements with each of Ms. Godwin and Mr. Hennig. These employment agreements are annual agreements that automatically renew for consecutive one year terms unless timely notice of nonrenewal is given either by the Company or the applicable officer. These agreements provide that these officer shall receive a base salary in an amount determined by the Company's Board of Directors, provided, however, that in no event may such base salary be less than $110,000 in the case of Ms. Godwin and $130,000 in the case of Mr. Hennig. Pursuant to these agreements, Ms. Godwin and Mr. Hennig are entitled to receive incentive bonuses payable, at the sole discretion of the Board of Directors, if certain target earnings are achieved. These employment agreements also provide for the granting of certain stock options and certain other benefits typical in employment agreements with senior executive officers. Pursuant to these employment agreements, each of Ms. Godwin and Mr. Hennig have agreed not to disclose certain proprietary information belonging to the Company or otherwise to compete with the Company for a period of 12 months in the case of Ms. Godwin and 18 months in the case of Mr. Hennig following their respective termination of employment, except where such termination is by the Company without "cause."

     The employment agreement with Mr. Hennig was entered in connection with the acquisition of Heartland (of which Mr. Hennig was the founder and president) and afforded Mr. Hennig the right to purchase 53,525 shares of Common Stock at a per share price of $4.65 (the "Hennig Stock"). The Hennig Stock is nontransferable and is subject to the Company's right to repurchase such shares at the price paid by Mr. Hennig for the Hennig Stock until such time as such shares become vested, with vesting occurring 50% on the first anniversary of Mr. Hennig's employment by the Company, 30% on the second anniversary and 20% on the third anniversary. Pursuant to the employment agreement with Mr. Hennig, Mr. Hennig also has the right to purchase an additional 41,589 shares of Common Stock at a per share price of $7.21 at any time during the 30 day period commencing December 1, 1996.

     In addition, pursuant to his employment agreement, Mr. Hennig is entitled to borrow up to $100,000 from the Company during the initial annual term of the agreement, which loan shall bear interest at the rate of 6% per annum and shall be repayable on the third anniversary of the date of the loan. In addition, if the employment agreement with Mr. Hennig is renewed for a second annual term, Mr. Hennig is entitled to borrow an additional $100,000 from the Company on similar terms. Pursuant to these provisions, Mr. Hennig borrowed $60,000 from the Company in May 1996. This loan is secured by Mr. Hennig's pledge of certain shares of Common Stock owned by Mr. Hennig.

     Employment Agreements with D. Lee Field and David M. Boitano. As a condition of and effective upon the Crossings Merger, the Company entered into employment agreements with each of Messrs. Field and Boitano. These agreements provide for a one year term, and are automatically renewed for an additional one year term unless timely notice of nonrenewal is given by the Company or the applicable officer. The employment agreements provide that Messrs. Field and Boitano shall receive a base salary in an amount (not less than $140,000) determined by the Company's Board of Directors or President. Pursuant to these employment agreements, Messrs. Field and Boitano are entitled to receive incentive bonuses of up to 25% and 20% of their base salary, respectively, payable at the discretion of the Board of Directors if certain targeted earnings are achieved. The employment agreements also provide for the granting of certain stock options and certain other benefits typical in employment agreements with senior executive officers. Finally, pursuant to these employment agreements, each of Messrs. Field and Boitano have agreed not to disclose certain proprietary information belonging to the Company or otherwise to compete with the Company for a period of twelve months following their respective termination of employment, except where such termination is by the Company without "cause."

     1995 Incentive Compensation Plan. The 1995 Plan provides key employees (who may also be directors) of the Company and its subsidiaries performance incentives and also provides a means of encouraging stock ownership in the Company by such persons. Under the 1995 Plan, key employees of the Company or its affiliates are eligible to receive stock options to purchase shares of the Company's Common Stock. The 1995 Plan allows a maximum number of shares to be subject to options of 1,425,000. Options are granted under the 1995 Plan on the basis of the optionee's contribution to the Company, and no option may exceed a term of ten years. Options granted under the 1995 Plan may be either incentive stock options or options that do not qualify as incentive stock options. The Company's Compensation Committee is authorized to designate the recipients of options, the dates of grants, the number of shares subject to options, the option price, the terms of payment on exercise of the options, and the time during which the options may be exercised. The price of incentive stock options granted under the 1995 Plan cannot be less than the fair market value of the shares at the time the options are granted.

     At May 15, 1996, options to purchase an aggregate of 789,149 shares of Common Stock were granted and outstanding at a weighted average exercise price of $3.93 per share, of which options to purchase 103,843 shares were exercisable at such date.

     Compensation Committee Interlocks and Insider Participation. The Company has appointed Messrs. Boehlke, Kenny, Petty and Tubergen as members of the Compensation Committee. The Company has no compensation committee interlocks.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the
beneficial ownership of the Company's Common Stock as of May   , 1996 by: (i)
each person or entity known to the Company to own more than 5% of the outstanding shares of the Common Stock; (ii) each of the Company's directors;
(iii) each of the Named Executive Officers; (iv) other Selling Stockholders; and
(v) all of the Company's directors and executive officers as a group. Except as otherwise noted, the person or entity named has sole voting and investment power over the shares indicated.

                                                 SHARES OF COMMON                    SHARES OF COMMON
                                                STOCK BENEFICIALLY                  STOCK BENEFICIALLY
                                                OWNED PRIOR TO THE      NUMBER OF     OWNED AFTER THE
                                                     OFFERING            SHARES          OFFERING
                                                -------------------       BEING     -------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER        NUMBER     PERCENT       SOLD       NUMBER     PERCENT
- ----------------------------------------------  ---------   -------     ---------   ---------   -------
Alternative Living Investors, L.L.C.(1).......  4,302,994     45.2%
  184 Shuman Boulevard,
  Suite 200
  Naperville, Illinois 60563
GranCare, Inc.(2).............................  1,892,302     19.9      1,892,302          --      --
  One Ravinia Drive,
  Suite 1500
  Atlanta, Georgia 30346

                                                 SHARES OF COMMON                    SHARES OF COMMON
                                                STOCK BENEFICIALLY                  STOCK BENEFICIALLY
                                                OWNED PRIOR TO THE      NUMBER OF     OWNED AFTER THE
                                                     OFFERING            SHARES          OFFERING
                                                -------------------       BEING     -------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER        NUMBER     PERCENT       SOLD       NUMBER     PERCENT
- ----------------------------------------------  ---------   -------     ---------   ---------   -------
Gene E. Burleson*(2)(3).......................  1,900,047     19.9      1,892,302       7,745      **
  One Ravinia Drive, Suite 1500
  Atlanta, Georgia 30346
Capital Consultants, Inc.(4)..................  1,003,524     10.5        721,651     281,873     2.4
  2300 SW First Avenue
  Portland, Oregon 97201
Richard W. Boehlke*...........................    781,346      8.2             --     781,346     6.7
  1201 Pacific Avenue
  Suite 1800
  Tacoma, Washington 98402
Peter H. Huizenga(5)(6).......................    753,024      7.9             --     753,024     6.4
  2215 York Road, Suite 500
  Oakbrook, Illinois 60521
Robert Haveman(1)(5)(7)*......................    753,024      7.9             --     753,024     6.4
  One Prince Center
  Holland, Michigan 49423
Jerry L. Tubergen(1)(5)(8)*...................    717,739      7.5             --     717,739     6.1
  126 Ottawa Ave., Suite 500
  Grand Rapids, Michigan 49503
William F. Lasky(9)*..........................    511,140      5.3             --     511,140     4.3
  450 North Sunnyslope Road, Suite 200
  Brookfield, Wisconsin 53003
Heartland Development Corporation(10).........    198,547      2.1        198,547          --      --
William G. Petty, Jr.(1)(11)*.................    130,232      1.4             --     130,232     1.1
Ronald G. Kenny(1)(5)(12)*....................     29,260       **             --      29,260      **
All Officers and Directors(13)                  5,088,428     52.6%     1,892,302   3,196,126    27.0
  as a Group (15 Persons).....................

- ---------------

   * See "Management" for position with the Company.
  ** Less than 1%
 (1) ALI is a limited liability company that was formed in May 1995 as an investment vehicle for a $20 million investment in the Company. See "History and Organization -- 1995 Recapitalization Transaction." Messrs. Haveman, Kenny, Petty and Tubergen serve as managers of ALI, but disclaim beneficial ownership of the shares held by ALI. ALI will sell up to 704,043 of its shares of Common Stock in the Offering if and to the extent that the Underwriters' overallotment option is exercised. Following the Offering, ALI intends to liquidate and distribute to its members their respective pro-rata interest in the shares then held by ALI and, to the extent the Underwriters' overallotment option is exercised in full or in part, the net proceeds of the Offering received by ALI.
 (2) Represents shares held by Evergreen Healthcare, Inc., which became a wholly-owned subsidiary of GranCare in July 1995. Gene E. Burleson, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer of GranCare and may be deemed to beneficially own the shares of Common Stock held by it.
 (3) Also includes options to acquire 7,745 shares exercisable within the next 60 days.
 (4) Represents shares held by CCI as agent for clients for whom it holds discretionary authority. Pursuant to the Agreement and Plan of Merger entered into between the Company and Crossings in connection with the Crossings Merger, the Company has granted certain registration rights to CCI whereby CCI is entitled to include, as a Selling Stockholder, up to 740,000 shares of Common Stock in the Offering.
 (5) Represents shares of Common Stock to which the beneficial owner is entitled to receive upon the distribution of the Common Stock from ALI based upon such person's ownership of the membership units thereof, assuming that the Underwriters' overallotment option is not exercised. See note (1) above.

 (6) Includes 365,754 shares of Common Stock held by the Peter H. Huizenga Testamentary Trust, 43,030 shares of Common Stock held by the Betsy Huizenga Trust, 43,030 shares of Common Stock held by the Greta Huizenga Trust, 43,030 shares of Common Stock held by the Peter H. Huizenga, Jr. Trust and 43,030 shares of Common Stock held by the Timothy Dean Huizenga Trust, all of which Mr. Huizenga may be deemed to beneficially own by virtue of his role as a trustee.
 (7) Of these shares, 645,449 shares represent membership interests in ALI held by two nonprofit corporations that Mr. Haveman serves as an officer. Mr. Haveman disclaims beneficial ownership of the shares held by these corporations. Also includes options to acquire 7,745 shares exercisable within the next 60 days.
 (8) Includes (i) 258,180 shares attributable to member interests in ALI held by Mr. Tubergen or trusts for which he serves as trustee (the "Trusts") and
     (ii) options to acquire 7,745 shares exercisable within the next 60 days. The co-trustees of the Trusts also serve as trustees to a trust holding member interests in ALI representing an additional 65,545 shares.
 (9) Mr. Lasky's beneficial ownership includes shares held by CLC by virtue of his position as an officer and majority shareholder of CLC and options to acquire 54,377 shares within the next 60 days. CLC is a Wisconsin corporation owned by Mr. Lasky and David Burr. CLC will sell up to 25,000 shares of its Common Stock in the Offering if and to the extent that the Underwriters' overallotment option is exercised. Of the proceeds from the sale of Common Stock held by CLC, only so much as is necessary to satisfy the income tax liability resulting from such sale will be distributed by CLC to Messrs. Lasky and Burr. The remainder of the proceeds of such sale will be used by CLC to redeem a portion of the shares of capital stock of CLC held by Mr. Burr. If the Underwriters' overallotment option is exercised in full, Mr. Lasky will beneficially own 486,140 shares of Common Stock.
(10) Pursuant to the Heartland Acquisition, HDC was granted certain registration rights whereby it is entitled to include, as a Selling Stockholder, all of its shares of Common Stock in the Offering.
(11) Represents 107,575 shares held by Petty, Kneen & Company, L.L.C., a company owned and controlled by Mr. Petty and John W. Kneen and options to acquire 22,657 shares within the next 60 days. See "History and Organization -- Recent Equity Transactions."
(12) Includes options to acquire 7,745 shares exercisable within the next 60 days. Mr. Kenny is a management employee of Huizenga Capital Management, a sole proprietorship of Peter H. Huizenga. Mr. Kenny disclaims beneficial ownership of any shares held by Mr. Huizenga and his affiliates.
(13) Also includes options to acquire 146,642 shares exercisable within the next 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since the Company was organized and capitalized in December 1993, Evergreen had from time to time advanced funds to the Company, either pursuant to additional capital investments or in the form of interest bearing advances. During 1994, Evergreen advanced $2.7 million to the Company pursuant to a capital call and $216,658 in the form of an interest bearing advance. During 1995, Evergreen made $3.8 million of additional interest bearing advances to the Company to fund its growth and operations. Interest bearing advances made by Evergreen bore interest at a rate of 9% per annum. The aggregate outstanding advances from Evergreen of $4.0 million and accrued and unpaid interest thereon of $55,400 were repaid with a portion of the net proceeds from the 1995 Recapitalization. See "History and Organization -- 1995 Recapitalization Transaction."

     In connection with the purchase by the Company of the Wynwood residence in Sarasota, Florida, the Company gave the seller a note in the amount of $4.2 million which was payable on or before May 31, 1995. Evergreen guaranteed the payment of this note made by the Company. Subsequently in June 1995, the Company refinanced this note with permanent financing and released Evergreen from its guarantee.

     Evergreen granted bank lenders to two ALS-Midwest partnerships a put option entitling such bank lenders to sell to Evergreen loans made to such ALS-Midwest partnerships aggregating $4.0 million in the event either of the respective partnerships as borrower, is in default in repaying such loans. These borrowings were used by these partnerships to construct two Clare Bridge residences in Michigan. As part of the 1995 Recapitalization, the Company agreed to use its best efforts to either (i) cause Evergreen to be released from all guaranties and contractual commitments made by Evergreen as a financial accommodation on behalf of or for the benefit of the Company or (ii) provide Evergreen with such security or other assurances as Evergreen may reasonably request to secure Evergreen in the event it is called upon under any such guaranty or contractual commitment or other financial accommodation.

     The Company manages six dementia care residences in Wisconsin for the ALS Partnership, which is 50% owned and controlled by Mr. Lasky, pursuant to management agreements providing for a management fee of between 12% to 15% of gross operating revenues. The management agreements expire in December 1998, but may be terminated by the Company upon 90 days notice to the ALS Partnership. The ALS Partnership paid the Company management fees of $252,000, $290,000 and $14,400 for 1995, 1994 and 1993, respectively. The Company also manages a WovenHearts residence in Wisconsin owned by a partnership of which Douglas A. Hennig, the Company's Senior Vice President, is a 23% general partner. The Company expects to receive management fees of approximately $25,000 from this agreement in 1996. The Company leases a Crossings residence from the 2010 Union L.P. of which Richard
W. Boehlke, the Vice Chairman of the Board of the Company is the 99% general partner. The Company expects to pay aggregate annual lease payments of approximately $652,000 pursuant to this lease in May 1996. The lease payments are equal to the periodic debt service and lease obligations of the partnership with respect to the property. See "Risk Factors -- Potential Conflicts of Interest of Certain Executive Officers and Directors" and "History and Organization -- Crossings Merger -- Crossings REIT Transactions."

     In connection with the Heartland acquisition, the Company borrowed an aggregate of $8.7 million from RDV Capital Management L.P., a Delaware limited partnership, the general partner of which is RDV Corporation. Jerry L. Tubergen, a director of the Company, is the President and Chief Operating Officer of RDV Corporation. See "Use of Proceeds," "History and Organization -- Acquisition of Heartland Retirement Services, Inc." and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company conducted site evaluations and market feasibility studies for GranCare in 1995 and expected to continue to provide such services during 1996. The Company has billed GranCare approximately $75,000 and $63,000 for fees relating to these services in 1995 and 1996, respectively.

     For certain additional background information regarding transactions involving the Company and Crossings and their respective officers, directors and stockholders, see "History and Organization."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of $0.01 par value preferred stock (the "Preferred Stock"). Upon completion of the Offering, 11,710,849 shares of Common Stock will be issued and outstanding, 789,149 shares of Common Stock will be reserved for issuance upon the exercise of employee stock options previously granted, 1,425,000 shares of Common Stock will be reserved for issuance upon the exercise of stock options which may be granted under the 1995 Plan and no Preferred Stock will be issued and outstanding. The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Restated Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law (the "DGCL").

COMMON STOCK

     Voting Rights. Each share of Common Stock entitles the holder thereof to one vote in all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights, which means that holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all directors then being elected.

     Dividends. Each share of Common Stock has an equal and ratable right to receive dividends to be paid from the Company's assets legally available therefor when, as and if declared by the Board of Directors but subject to rights of holders of any series of Preferred Stock. Delaware law generally requires that dividends are payable only out of the Company's surplus or current net profits in accordance with the DGCL. See "Dividend Policy".

     Liquidation. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors, but subject to the preferred liquidation rights of any holders of any series of Preferred Stock of the Company.

     Other. The holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights and are not liable for further call or assessment. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby by the Company will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, without stockholder approval, to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series, and with respect to each series, to determine, subject to limitations prescribed by law, any dividend rights and rates, any conversion or exchange rights, any rights, terms and prices of redemption (including sinking fund provisions), any liquidation preferences, any voting rights, and generally any other rights, preferences, privileges, qualifications, limitations and restrictions not in conflict with the Company's Restated Certificate of Incorporation. To date, no series of Preferred Stock has been authorized or issued. The Company has no present plans to issue any shares of Preferred Stock.

     The issuance of shares of Preferred Stock by action of the Board of Directors could adversely affect the voting power, dividend rights and other rights of holders of the Common Stock. Issuance of shares of a series of Preferred Stock also could, depending on the terms such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Board of Directors is required to make a determination as to the best interests of the Company's stockholders when issuing shares of Preferred Stock, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in the best interests of the Company or in which stockholders might receive a premium for their Common Stock over the then-prevailing market price. Although there are currently no plans to issue shares of Preferred Stock or rights to purchase such shares, the Company believes that the availability of the Preferred Stock will provide the Company with increased flexibility in structuring future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock are available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may then be listed.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW AND CERTAIN ANTI-TAKEOVER MATTERS

     Section 203 of the DGCL prohibits certain transactions between a publicly held Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10 percent or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless

(i) the business combination or the transaction whereby the person became an interested stockholder is approved by the corporation's board of directors prior to the date of such transaction; (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

     Upon completion of the Offering, the Corporation's Restated Certificate of Incorporation will provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders, unless such consent is unanimous.

TRANSFER AGENT AND REGISTRAR

      will act as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding 11,710,849 shares of Common Stock, without taking into account any outstanding stock options. Of these shares, all of the shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for shares acquired by "affiliates" of the Company (as defined in Rule 144 under the Securities Act).

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities," as defined in Rule 144, for at least two years, including "affiliates" of the Company, would be entitled to sell within any three-month period that number of shares that does not exceed the greater of (i) 1% of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Affiliates may sell shares not constituting restricted securities only in accordance with the foregoing volume limitations and other restrictions but without regard to the two year holding period. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. The Commission has proposed but has not yet adopted amendments to Rule 144 which would shorten the required holding period for "restricted securities" to one year (two years in the case of Rule 144(k)). The Company is unable to estimate the number of shares that will be sold under Rule 144 since this will depend in part on the market price for the Common Stock, the personal circumstances of the holders of such shares and other factors (including any amendments to Rule 144).

     The Company, the Selling Stockholders, all directors and officers of the
Company and all other holders of     % or more of the shares of Common Stock and
options to purchase shares of Common Stock outstanding after the Offering have agreed that, for a period of 180 days following the Offering, they will not offer to sell, sell, contract to sell, grant any option to purchase or otherwise dispose (or announce any offer, sale, grant of any option to purchase or other disposition) of any shares of Common Stock held by them or any securities held by them that are convertible into or exchangeable or exercisable for shares of Common Stock, without the prior written consent of NatWest Securities Limited (except that the Company may grant options to purchase shares of Common Stock and issue shares upon the exercise thereof under the 1995 Plan.) Beginning 90 days after the date of this Prospectus, 456,763 restricted shares will first become eligible for sale in the public market pursuant to Rule 144, subject to the volume, resale and other limitations of such rule. All of these shares will be subject to lock-up agreements with the Underwriters.

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales might occur, could adversely affect the prevailing market price of the Common Stock.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their names below.

                                 UNDERWRITER                                   NUMBER OF SHARES
- -----------------------------------------------------------------------------  ----------------
NatWest Securities Limited...................................................
McDonald & Company Securities, Inc...........................................
The Chicago Corporation......................................................
                                                                               ----------------
          Total..............................................................
                                                                               =============

     The Underwriters are obligated to purchase all the shares of Common Stock offered hereby, if any such shares are purchased.

     The Underwriters propose to offer the shares directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers at such price less a concession not in excess of $. per share of Common Stock. Such dealers may re-allow a concession not in excess of $. per share of Common Stock to certain other brokers and dealers. After the public offering, the per share price and such concessions may be changed by the Underwriters. The Underwriters have informed the Company and the Selling Stockholders that they do not intend to confirm sales of shares of Common Stock to any accounts over which they exercise discretionary authority.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including liabilities under the federal securities laws, or will contribute to payments that the Underwriters may be required to make in respect thereof.

     Certain Selling Stockholders have granted an option to the Underwriters, exercisable for 30 days from the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock offered hereby. See "Principal and Selling Stockholders."

     The Chicago Corporation owns membership units in ALI which represent beneficial ownership of approximately 64,545 shares of Common Stock (less than 1.0% of the shares of Common Stock to be outstanding after the Offering). In addition, officers of NatWest Securities Limited, McDonald & Company Securities, Inc. and The Chicago Corporation own membership units in ALI which represent, in the aggregate, approximately 193,635 shares of Common Stock (1.7% of the shares of Common Stock to be outstanding after the Offering). Prior to the Offering, all of such membership units will be repurchased by ALI in exchange for the shares of Common Stock beneficially owned by such members. As a result of such repurchase, none of The Chicago Corporation and such officers will be directly or indirectly selling shares of Common Stock in the Offering or receiving any net proceeds of such sale by ALI. The Chicago Corporation may transfer shares of Common Stock it receives in such repurchase to its officers and employees as compensation.

     NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any Common Stock within the United States, its territories or possessions, or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sales of the Common Stock offered hereby outside of the United States.

     National Westminster Bank Plc, New York Branch, an affiliate of NatWest Securities Limited, will receive from Crossings a $680,000 success fee for financial advisory services rendered on behalf of Crossings in connection with the Crossings Merger.

     NatWest Securities Limited has further represented and agreed that (a) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986 (the "Act"); (b) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the shares of Common Stock in, from, or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on, in the United Kingdom, any document that consists of or any part of listing particulars, supplementary listing particulars, or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock was determined by negotiation between the Company and the Underwriters. Among the factors that were considered in determining the initial public offering price, in addition to prevailing market and general economic conditions, were the history of, and prospects for, the industry in which the Company operates, the ability of the Company's management, the Company's past and present operations, the Company's historical results of operations, the Company's earnings prospects, the prices of similar securities of comparable companies and other relative factors. There can be no assurance, however, that the price at which the Common Stock will sell in the public market after the Offering will not be lower than the price at which it is sold by the Underwriters. See "Risk Factors -- No Prior Public Trading Market."

     The Company, the Selling Stockholders, all directors and officers of the
Company and all other holders of     % or more of the shares of Common Stock and
options to purchase Common Stock outstanding after the Offering have agreed with the Underwriters that, for a period of 180 days following the Offering, they will not offer to sell, sell, contract to sell, grant an option to purchase or otherwise dispose (or announce any offer, sale, grant of any option or other distribution) of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of NatWest Securities Limited (except that the Company may grant options to purchase shares of Common Stock, and issue shares upon the exercise thereof, under the 1995 Plan). See "Principal and Selling Stockholders" and
"Management -- Executive Compensation."

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares offered hereby will be passed upon for the Company by Rogers & Hardin, Atlanta, Georgia. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                    EXPERTS

     The consolidated financial statements of Alternative Living Services, Inc. and subsidiaries as of December 31, 1994 and 1995 and for the period January 1, 1993 to December 13, 1993 for the Predecessor to the Company and for the period December 14, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995 for the Company have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the registration statement upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Heartland Retirement Services, Inc. and subsidiaries as of December 31, 1994 and 1995 and for each of the years in the period from January 11, 1993 (inception) through December 31, 1995 have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, appearing elsewhere herein and in the registration statement upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Alternative Living Services-Midwest Inc. and affiliates as of and for the year ended December 31, 1995 have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the registration statement upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of New Crossings International Corporation and subsidiaries as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the registration statement upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (herein, together with all amendments thereto, called the "Registration Statement"), of which this Prospectus constitutes a part, under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents; when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement and the exhibits and schedules thereto may be reviewed without charge at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office located at Seven World Trade Center, New York, New York 10048 and at the Chicago Regional Office located at 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained, upon payment of the fee prescribed by the Commission, at the Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                                                   EXHIBIT 10.10


             AMENDED AND RESTATED ALTERNATIVE LIVING SERVICES, INC.

                        1995 INCENTIVE COMPENSATION PLAN


         SECTION 1. Title and Purpose. The plan described herein shall be known as the Amended and Restated 1995 Incentive Compensation Plan (the "Plan"). The purpose of this Plan is to advance the interests of ALTERNATIVE LIVING SERVICES, INC. ("ALS"), any subsidiary corporation of ALS, and any partnership which is owned entirely by ALS (referred to collectively as the "Company", except that with respect to incentive stock options the "Company" shall not include any such partnerships) by strengthening the Company's ability to attract and retain individuals of training, experience and ability in the employ or service of the Company and to furnish additional incentive to the Company's valued employees, directors, officers, independent contractors and agents to promote the Company's financial success. This Plan will be effected through the granting of stock options, stock appreciation rights ("SARs") or restricted stock ("Restricted Stock") awards as herein provided. Stock options granted hereunder may, if so designated, constitute "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or, if so designated, may be options which do not constitute ISOs or other qualified options ("NSOs") (ISOs and NSOs being collectively referred to as "Stock Options"), as specified by a Committee (hereafter defined) of the Board of Directors of the Company (the "Board"). Stock Options granted under this Plan may be accompanied by SARs as hereinafter set forth. As used herein, "subsidiary corporation" shall have the meaning given such terms in Code Section 424.

         SECTION 2. Shares of Stock Subject to the Plan. Stock which may be issued pursuant to Stock Options, SARs and Restricted Stock granted from time to time under this Plan shall not exceed in the aggregate 1,425,000 shares of ALS common stock (including fractional shares thereof), without par value (the "Common Stock") (as adjusted for the 1,812.55-for-one stock split on May 17,
1996), subject to further adjustment as provided in Sections 16 and 17 hereof). It is contemplated that the shares to be issued upon the exercise of Stock Options or SARs or as Restricted Stock granted under this Plan will be approved for listing by each securities exchange on which shares of Common Stock are then listed.

         In the event that the number of shares underlying any Stock Option or SAR granted under the Plan is reduced for any reason, or any Stock Option or SAR under the Plan can no longer be exercised in part or in whole (other than due to the exercise of a related SAR or a related Stock Option, as the case may
be), or shares awarded as Restricted Stock are forfeited, the number of shares no longer subject to such Stock Option or SAR or so forfeited are thereupon deemed released and are thereafter available for subsequent awards under the Plan (unless the Plan shall have been terminated).

         SECTION 3. Eligibility. Stock Options, SARs and Restricted Stock may be granted to directors, officers, employees, independent contractors and agents of the Company by the Board;

provided, however, that ISOs may only be granted to employees of the Company. In determining the persons to whom Stock Options, SARs and Restricted Stock will be granted and the number of shares to be covered by each, the Board shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company, the anticipated number of years of effective service remaining, and such other factors as they shall deem relevant in connection with accomplishing the purposes of the Plan. Stock Options, SARs and Restricted Stock may not be granted to an individual under this Plan at a time when such individual is serving as a member of the Committee or during any other period which would have the effect of disqualifying such individual from being a "disinterested person" under Subsection (c)(2)(i) of Rule 16b-3 (or any successor provision thereto) promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). An employee owning stock possessing more than 10 percent of the total combined voting power or value of all classes of stock of ALS or any parent or subsidiary corporation ("Ten Percent Shareholder") is not eligible to receive an ISO unless the option price is at least 110 percent of the fair market value of the Common Stock at the time the ISO is granted and the ISO by its terms is not exercisable more than five (5) years from the date it is granted. Restricted Stock and any Common Stock which any employee may receive under outstanding Stock Options or SARs shall be treated as stock owned by such employee for purposes of this calculation.

         SECTION 4. Administration of the Plan. This Plan shall be administered by the Compensation Committee (the "Committee") consisting of two or more directors, all of whom shall be "disinterested persons" as defined in Rule 16b- 3(c)(2)(i) (or any successor provision thereto), appointed by and to serve at the pleasure of the Board of ALS. No individual may be appointed to the Committee who is not a director of ALS at the time of such appointment or who shall within one year prior to such individual's service on the Committee have been granted any award under this Plan or any other plan of the Company or any of its affiliated entities unless permitted by Rule 16b-3(c)(2) (or any successor provision thereto). An individual's membership on the Committee shall terminate automatically at the time such individual ceases to be a director of ALS. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All action of the Committee shall be taken by a majority of its members. Any action may be taken by a written instrument signed by a majority of the members and any action so taken shall be fully effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held. The Committee may appoint a secretary, keep minutes of its meetings, and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

         SECTION 5. Powers of the Committee. The Committee shall have full power and authority to determine those persons to whom Stock Options, SARs or Restricted Stock shall be granted, the number of shares to be covered by such awards, the term of each, the time or times at which Stock Options, SARs or Restricted Stock shall be granted, provided, with respect to ISOs, the term and the time are permitted by Section 422 of the Code. Except as otherwise expressly provided in this Plan, the Committee shall also have the power to determine, at the time of the grant of each Stock Option, SAR or Restricted Stock award, all terms and conditions governing the rights and obligations of the participant with respect to such award, including but not limited to: (a) the exercise price of any Stock Option or SAR or the method by which the exercise price shall be determined; (b) the length of the period during which the Stock Option or SAR may be exercised and any limitations on the number of shares purchasable with the Stock Option or with respect to which an SAR is exercisable at any given time during such period; (c) the time at which the Stock Option or SAR may be exercised; (d) the length of the restriction period for Restricted Stock awards (the "Restriction Period"); (e) any conditions precedent to be satisfied before the Stock Option or SAR may be exercised; (f) whether to accelerate any Restriction Period expiration date or Stock Option or SAR vesting schedule, if any; (g) any restrictions on resale of any shares received under the Plan; and (h) the terms of any financing extended to a Stock Option grantee. Notwithstanding the foregoing, the Committee shall not have the power (absent a revision to Rule 16b-3 permitting the same) to establish a Restriction Period shorter than six months from the date of grant or permit the exercise of Stock Options or SARs prior to the expiration of six months from the date of grant. The Committee shall also have full and final authority: (i) to prescribe the form of each Incentive Compensation Agreement evidencing Stock Options, SARs and Restricted Stock awards, which agreements need not be identical for each participant or grant, but shall each be consistent with this Plan; (ii) to adopt, amend and rescind such rules and regulations as may be advisable in the opinion of the Committee to administer this Plan; (iii) to correct any defect or supply any omission or reconcile any inconsistency in this Plan, including any correction or amendment which in the judgment of the Committee is necessary to ensure compliance with the requirements of the Code or the requirements of Rule 16b-3 and any future rules promulgated in substitution therefor under the Securities Exchange Act of 1934, as amended; and (iv) to construe and interpret this Plan and any Incentive Compensation Agreements and any rules and regulations relating thereto, and to make all other determinations deemed necessary or advisable for the administration of this Plan. Except as provided in Section 22 hereof, the Committee shall not have any authority, the possession or exercise of which would cause an ISO granted hereunder to be disqualified as such under the Code.

         SECTION 6. Indemnification of the Committee. In addition to such other rights of indemnification as they may have as directors of ALS or as members of the Committee, members of the Committee shall be indemnified by ALS as and to the fullest extent permitted by law, including without limitation, indemnification against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan, or any Stock Options, SARs or Restricted Stock awards granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by ALS), or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence, bad faith or misconduct in his duties.

         SECTION 7. Option Exercise Price. The option exercise price for shares of Common Stock which shall be covered by each NSO shall be established by the Board in its sole discretion at the time of granting the NSO. The option exercise price for shares of Common Stock which shall be covered by each ISO shall be no less than the fair market value of the Common Stock at the time of granting the ISO. In the event that any ISO is granted to a Ten Percent Shareholder the price at which shares of Common Stock shall be purchasable under such ISO shall not be less than 110 percent of the fair market value of such shares at the time of the grant. For the purposes of this Section 7 and all other provisions of this Plan which require a determination of the fair market value of the Common Stock as of a specified date, "fair market value" shall mean: (i) if the primary market for the Common Stock is a national securities exchange, the NASDAQ National Market System, or other market quotation system in which last sale transactions are reported on a contemporaneous basis, such fair market value shall be deemed to be the last reported sale price of the Common Stock on such exchange or in such quotation system on the day on which the option shall be granted (or other relevant valuation date specified herein), or, if there shall not have been a sale on such exchange or reported through such system on such trading day, the closing or last bid quotation therefor on such exchange or quotation system on such trading day; (ii) if the primary market for the Common Stock is not such an exchange or quotation market in which transactions are contemporaneously reported, such fair market value shall be deemed to be the closing or last bid quotation in the over-the-counter market on such trading day as reported by the National Association of Securities Dealers through NASDAQ, its automated system for reporting quotations, or its successor (or such other generally accepted source of publicly reported bid quotations as the Company may reasonably designate) on the day on which the option shall be granted (or other relevant valuation date specified herein); and (iii) in all other cases, such fair market value shall be determined in good faith by the Committee at the time the option is granted (or on any other relevant valuation date specified herein). If the fair market value so determined shall include a fraction of a cent, it shall be rounded up to the next full cent.

         SECTION 8. Medium and Time of Payment. The option exercise price shall be payable upon the exercise of the Stock Option and shall be paid in cash, by check, with shares of Common Stock, or in any combination thereof as specified by the Committee. For purposes of making such payment in shares of Common Stock, such stock shall be valued at its fair market value as provided in Section 7 hereof on the day of exercise of the Stock Option and shall have been held by the grantee for a period of six (6) months.

         SECTION 9. Limitation on Grant of ISOs. The aggregate fair market value (determined as of the time the ISO is granted) of the shares with respect to which ISOs are exercisable for the first time by a employee during any calendar year (under all such plans of the Company) shall not exceed $100,000.

         SECTION 10.  Term of Stock Options and SARs.

              (a) The period during which each Stock Option or SAR granted hereunder may be exercised will be determined by the Committee in each case; provided, however, that no

Stock Option or SAR shall by its terms be exercisable after the expiration of ten (10) years from the date the Stock Option or SAR is granted or before six
(6) months from the date the Stock Option or SAR is granted. In the event that any ISO is granted to a Ten Percent Shareholder, the maximum period described above shall be reduced to five (5) years from the date the ISO is granted.

              (b) With the prior written consent of any affected grantee of Stock Options hereunder, the Committee may grant to one or more such grantees, in exchange for their surrender and the cancellation of such Stock Options and their corresponding SARS, if any, new Stock Options and related SARs which may have different exercise prices than the exercise prices provided in the Stock Options and related SARs so surrendered and canceled and containing such other terms and conditions consistent with the Plan as the Committee may deem appropriate.

         SECTION 11. Award of Stock Appreciation Rights. (a) SARs may be granted under this Plan to such employees as the Committee may from time to time select and upon such terms and conditions as the Committee may from time to time prescribe. SARs may be granted in tandem with Stock Options designated as being related to such SARs or may be granted on a stand alone basis. Each SAR which relates to a specific Stock Option granted may be granted concurrently with the Stock Option to which it relates or at any time prior to the exercise, expiration or termination of such Stock Option (except as otherwise provided in Sections 20 and 22 hereof), but no later than six months and one day prior to the end of the term of such Stock Option. An SAR shall entitle the participant, subject to the provisions of this Plan and the related Incentive Compensation Agreement, to receive from ALS an amount equal to the excess of the fair market value on the exercise date of the number of shares for which the SAR is exercised over the exercise price for such shares under the related Stock Option or as stated in the separate SAR award, as the case may be. For this purpose, such fair market value shall be determined as provided in Section 7 hereof on the close of business on the date of exercise.

              (b) An SAR shall be exercisable on such dates or during such periods as may be determined by the Committee from time to time, except that in no event shall any SAR granted in tandem with a related Stock Option be exercisable when the related Stock Option is not eligible to be exercised.

              (c) An SAR granted in tandem with a related Stock Option may be exercised only upon surrender of the related Stock Option by the employee, which related Stock Option shall be terminated to the extent of the number of shares for which the SAR is exercised. Similarly, a Stock Option granted in tandem with an SAR may be exercised only upon surrender of the related SAR by the employee, which related SAR shall be terminated to the extent of the number of shares for which the Stock Option is exercised. Shares covered by such a terminated Stock Option or SAR (or portion thereof) granted under this Plan shall not be available for subsequent awards under this Plan.

              (d) The amount payable by ALS upon exercise of an SAR may be paid in cash, in shares of Common Stock (valued at their fair market value on the exercise date determined as provided in Section 7 hereof) or in any combination thereof as the Committee shall determine from time to time. No fractional shares shall be issued and the employee shall receive cash in lieu thereof.

              (e) The Committee may impose any other conditions upon the exercise of an SAR, which conditions may include a condition that the SAR may be exercised only in accordance with rules and regulations adopted by the Committee from time to time. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.

              (f) The Committee may at any time amend, terminate or suspend any SAR theretofore granted under this Plan, provided that the terms of any SAR after any amendment shall conform to the provisions of this Plan. An SAR awarded in tandem with a related Stock Option shall terminate upon the termination or expiration of any related Stock Option.

              (g) Notwithstanding the provisions of this Section 11, an SAR may not be exercised until the expiration of six (6) months from the date of grant of such SAR.

         SECTION 12. Limitations on Right to Exercise.

              (a) No Stock Option or SAR may be exercised when the fair market value of the shares subject to such Stock Option or SAR is less than the exercise price of the Stock Option or SAR.

              (b) No Stock Option or SAR may be exercised after (i) the expiration of ninety (90) days after the earlier of the date the employment of the employee terminates with the Company or the date the employee is given written notice of his discharge from such employment or (ii) with respect to participants who are not employees, the expiration of ninety (90) days after the date such participant's service to the Company (in all capacities) as a director, officer, independent contractor and agent shall terminate. The expiration period described in the preceding sentence shall be waived in the event such termination occurs because of death or in the event termination of employment occurs because of disability within the meaning of Code Section 22(e)(3) ("Disability"); provided, however, that no ISO or related in tandem SAR may be exercised after the expiration of 365 days after the earlier of the date the employment of the employee terminates with the Company or the date the employee is given written notice of his discharge from such employment because of Disability. Absence or leave approved by the Company, to the extent permitted by the applicable provisions of the Code, shall not be considered an interruption of employment for any purpose under this Plan.

              (c) The transfer or issuance of Common Stock upon the exercise of any Stock Option or SAR granted under the Plan will be contingent upon the advice of counsel to the Company that the shares to be issued pursuant thereto have been duly registered or are exempt from registration under the applicable securities laws, and upon receipt by the Committee of cash, check, Common Stock, or a combination thereof, in payment of the full purchase price of such shares.

         SECTION 13. Award of Restricted Stock. (a) The Committee shall have the authority (i) to grant Restricted Stock awards, (ii) to issue or transfer Restricted Stock to grantees, and (iii) to establish terms, conditions and restrictions in connection with the issuance or transfer of Restricted Stock, including the Restriction Period, which may differ with respect to each grantee or award.

              (b) The grantee of a Restricted Stock award shall execute and deliver to a plan administrator designated by the Committee (who may be an officer of ALS) an executed Incentive Compensation Agreement, an escrow agreement satisfactory to the Committee and appropriate blank stock powers with respect to the Restricted Stock covered by such agreements, as the Committee deems necessary. The Committee shall then cause stock certificates registered in the name of the grantee to be issued and deposited together with the stock powers with an escrow agent to be designated by the Committee, who may be an officer of ALS. The Committee shall cause the escrow agent to issue to the grantee a receipt evidencing any stock certificate held by it registered in the name of the grantee.

              (c) Restricted Stock awards granted to a grantee shall be subject to the following restrictions until the expiration of the Restriction
Period: (i) a grantee shall be issued, but shall not be entitled to delivery of, the stock certificate for the Restricted Stock; (ii) the Restricted Stock shall be subject to the restrictions on transferability set forth herein and in the grantee's related Incentive Compensation Agreement; (iii) the Restricted Stock shall be forfeited and the stock certificates shall be returned to ALS and all rights of the grantee to such shares and as a shareholder shall terminate without further obligation on the part of ALS when such grantee leaves or is terminated from the employ of the Company (or its subsidiary, as the case may be) for any reason, except in the case of Disability or death (in which event the Restriction Period shall lapse and the shares shall be delivered to the grantee's beneficiaries or legal representative) and except in the case of normal retirement after reaching the age of 65 (in which event the Restriction Period shall lapse and the shares shall be delivered to the grantee); and (iv) any other restrictions which the Committee may determine in advance are necessary or appropriate.

              (d) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock award, such action is appropriate. Unless permitted by Rule 16b-3, no Restricted Stock award shall have a Restriction Period shorther than six (6) months from the date of grant of such award.

              (e) Subject to Section 23 hereof, at the expiration of the Restriction Period, a stock certificate evidencing the Restricted Stock with respect to which the Restriction Period has expired (to the nearest full share) shall be delivered without charge to the grantee, or his personal representative, free of all restrictions under the Plan.

         SECTION 14. Limitations on Transfer and Issuance.  No Stock Option,
SAR or Restricted Stock granted under this Plan shall be transferable otherwise than by will or the laws of descent and distribution, and no Stock Option or SAR granted under this Plan may be exercised or other rights or benefits claimed under the Plan by any person other than the participant to whom the Stock Option or SAR shall initially have been granted during the lifetime of such participant (other than the person's guardian or legal representative). After the death of such original grantee, the "holder" of any Stock Option, SAR or Restricted Stock granted under this Plan shall be deemed to be the person to whom the original grantee's rights shall pass under the original grantee's will or under the laws of descent and distribution. Notwithstanding the foregoing, no transfer by will or the laws of descent or distribution will be binding on the Company unless the Committee is furnished with sufficient proof establishing the validity of such transfer.

         SECTION 15. No Right to Employment Conferred. Nothing in this Plan or in any Incentive Compensation Agreement prescribed by the Committee shall confer upon any employee or other participant any right to continue in the employ or service of the Company or interfere in any way with the right of the Company to terminate such person's employment or service to the Company at any time.

         SECTION 16. Recapitalization. In the event of changes in the outstanding shares of Common Stock by reason of stock dividends, stock splits, subdivisions or combinations of shares, the number and class of shares available under the Plan in the aggregate and the maximum number of shares as to which Stock Options, SARs and Restricted Stock may be granted to any employee under the Plan shall be correspondingly and fairly adjusted by the Committee. A corresponding adjustment in outstanding Stock Options and SARs shall be made without change in the total exercise price applicable to the unexercised portion of any Stock Option or SAR, with a corresponding adjustment in the exercise price per share. The number of SARs awarded to a employee shall be adjusted in such event so that the same ratio of SARs to the number of shares granted under any related Stock Option is maintained.

         SECTION 17. Reorganization. If ALS is merged, consolidated or effects a share exchange with another corporation (whether or not ALS is the surviving corporation), or if substantially all of the assets or all of the Common Stock is acquired by another corporation, or in the event of a separation, reorganization or liquidation of ALS, the Board or the board of directors of any corporation assuming the obligations of ALS hereunder, shall make appropriate provision for the protection of any outstanding Stock Options and SARs by the substitution on an equitable basis of appropriate stock of ALS, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the shares of Common Stock, provided only that the excess of the aggregate fair market value of the shares subject to the Stock Options and SARs immediately after such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the shares subject to such Stock Options and SARs immediately before such substitution over the exercise price thereof. Notwithstanding the preceding sentence, if ALS is merged, consolidated or effects a share exchange with another corporation or if substantially all of the assets or all of the Common

Stock is acquired by another corporation, or in the event of a separation, reorganization or liquidation of ALS, the Board or the board of directors of any corporation assuming the obligations of ALS hereunder may, upon written notice to the holder of any outstanding Stock Option or SAR, provide that such Stock Option or SAR must be exercised within sixty (60) days of the date of such notice or it will be terminated.

         SECTION 18. Stockholder Approval. This Plan is expressly made subject to the approval by the holders of a majority of the issued and outstanding shares of ALS Common Stock entitled to vote and represented at a meeting of stockholders duly called in accordance with applicable law, where a quorum is present. If the Plan is not so approved within one year after its adoption by the Board, then the Plan shall not come into effect, and any Stock Option, SAR or Restricted Stock award granted pursuant hereto shall terminate and end. No Stock Option or SAR granted hereunder shall be exercisable and no Restricted Stock transferable or deliverable to a grantee unless and until such stockholder approval is obtained.

         SECTION 19. Registration of Shares of Common Stock. The Committee, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock issuable upon any exercise of a Stock Option or an SAR or upon the grant of a Restricted Stock award until completion of any stock exchange listing, registration, or other qualification or exemption of such shares under any state and/or federal law, rule or regulation as the Committee may consider appropriate, and may require any grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

         SECTION 20. Termination and Amendment of the Plan. The Plan shall terminate on the earlier of (i) ten years from the date this Plan is adopted by the Board or by the stockholders of ALS, whichever is earlier, or (ii) such time as a new stock incentive compensation plan is adopted by the Board expressly in replacement of this Plan. No Stock Option, SAR or Restricted Stock shall be granted under this Plan after its termination date, but the termination of this Plan shall not adversely affect any Stock Option, SAR or Restricted Stock theretofore granted hereunder. Subject to the foregoing, this Plan may at any time or from time to time be terminated, modified or amended by (1) the Board and (2) by the stockholders of ALS, if and to the extent that stockholder approval thereof is required under Section 422 of the Code, under Rule 16b-3 or by any securities exchange on which the shares of Common Stock are then listed, or if directed by the Board.

         SECTION 21. Plan Provisions Control Terms of Awards. The terms of this Plan shall govern all Stock Options, SARs or Restricted Stock awards granted under this Plan and in no event shall the Committee have the power to grant any Stock Option, SAR or Restricted Stock under this Plan which is contrary to any of the provisions of the Plan.

         SECTION 22. Modification of Terms. Any provision contained in this Plan to the contrary notwithstanding, on and after the date that any Stock Option, SAR or Restricted Stock award is granted hereunder, the Committee shall have the authority to modify the terms and provisions of any such Stock Option, SAR or Restricted Stock award including, but not limited to, modifications that cause a previously granted Stock Option to cease, upon the modification date, to qualify as an ISO; provided, however, that no such modification shall (i) materially increase the benefits to participants as provided for under this Plan (as such interpretation is interpreted under Rule 16b-3, other applicable law or stock exchange regulations), or (ii) materially decrease the benefits to a specific participant in this Plan without the prior written consent of such participant. For purposes of clause (ii) of the preceding sentence, any modification that would convert a previously granted ISO into a NSO will be treated as causing a material decrease in the benefits available to the holder of such Stock Option.

         SECTION 23. Withholding Taxes. (a) Whenever shares are to be issued or delivered pursuant to the Plan, the Company shall have the right, in its sole discretion, to either (i) require the grantee to remit to the Company or
(ii) withhold from any salary, wages or other compensation payable by the Company to the grantee, an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever payments are to be made, such payments shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements and authorized deductions.

              (b) With respect to shares received by a grantee pursuant to the exercise of an ISO, if such grantee disposes of any such shares within two years from the date of grant of such option or within one year after the transfer of such shares to the grantee, the Company shall have the right to withhold from any salary, wages or other compensation payable by the Company to the grantee an amount sufficient to satisfy federal, state and local withholding tax requirements attributable to such disposition.

         SECTION 24. Rights as a Stockholder. (a) A grantee of a Stock Option or an SAR or a transferee of such grantee pursuant to Section 14 hereof shall have no rights as a stockholder with respect to any shares of Common Stock related thereto until the issuance of a stock certificate for such shares following the exercise of such Stock Option or SAR. Except as otherwise provided for in Sections 16 and 17 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

              (b) A grantee of Restricted Stock or a transferee of such grantee pursuant to Section 14 hereof shall, upon the date certificates for the Restricted Stock are issued, have all of the rights of a stockholder including the right to vote such shares and to receive dividends, subject however to the restrictions established pursuant to Section 13 hereof.

         SECTION 25. Compliance with Rule 16b-3. The Company intends that this Plan shall comply with the requirements of Rule 16b-3 during the term of this Plan. Should any provision of this Plan not be necessary to comply with the requirements of the Rule or should any additional provisions be necessary for this Plan to comply with the requirements of Rule 16b-3, the Board may amend the Plan to add or to modify the provisions of this Plan accordingly.

         SECTION 26. Plan Financing. ALS may extend and maintain, or arrange for the extension and maintenance of, financing to any grantee (including a grantee who is a director of ALS) to purchase shares pursuant to exercise of a Stock Option granted hereunder on such terms as may be approved by the Committee in its sole discretion. In considering the terms for extension or maintenance of credit by ALS, the Committee shall, among other factors, consider the cost to ALS of any financing extended by ALS.

         SECTION 27. Funding. Except as provided under Section 13(b) hereof, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.

         SECTION 28. ERISA. The Plan is not an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Code Section 401(a) are not applicable to the Plan.

         SECTION 29. Effective Date of Plan. The Plan shall be effective June 28, 1995, subject to approval by the stockholders of ALS pursuant to the provisions of Section 18 hereof.

                                                                    EXHIBIT 10.6


                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                  May 22, 1996

                                    between

                       ALTERNATIVE LIVING SERVICES, INC.


                    NEW CROSSINGS INTERNATIONAL CORPORATION

                                      and

                           CAPITAL CONSULTANTS, INC.

                          AGREEMENT AND PLAN OF MERGER

                 This AGREEMENT AND PLAN OF MERGER is entered into as of May 22, 1996, between ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation ("ALS"), whose address is 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, NEW CROSSINGS INTERNATIONAL CORPORATION, a Nevada corporation ("Crossings"), whose address is 1201 Pacific Avenue, Suite 1800, Tacoma, Washington 98402, and CAPITAL CONSULTANTS, INC., an Oregon corporation ("CCI"), whose address is 2300 Southwest Yamhill Street, Suite 8000, Portland, Oregon 97204-1383, with respect to the following facts:

                 A. ALS and the ALS Subsidiary Companies (as defined below) are in the business of owning and operating assisted living or dementia care facilities (the "ALS Facilities") serving the frail and elderly (the "ALS Business").

                 B. Crossings and the Crossings Subsidiary Companies (as defined below) are also in the business of owning and operating assisted living facilities (the "Crossings Facilities") serving the frail and elderly (the "Crossings Business").

                 C. Crossings and ALS wish to merge Crossings with and into ALS in a transaction intended to qualify as a reorganization within Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                 D. CCI is the agent and investment manager for certain of Crossings' shareholders.


                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 SECTION 1.01.  The Merger.

         (a) ALS and Crossings agree that at the Effective Time, Crossings shall be merged (the "Merger") with and into ALS in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and the General Corporation Law of

Nevada ("Nevada Law"), whereupon the separate existence of Crossings shall cease, and ALS shall be the surviving corporation (the "Surviving Corporation") and shall continue to exist under Delaware Law.

                 (b) Following the approval of the Merger by the shareholders of ALS (the "ALS Shareholders") and by the shareholders of Crossings (the "Crossings Shareholders"), and following the satisfaction or waiver in accordance herewith of all the conditions to the Merger set forth in Article IX, and provided that this Agreement shall not have been terminated as provided in Article X, the parties hereto shall cause a Certificate of Merger meeting the requirements of Delaware Law (the "Certificate of Merger") and Articles of Merger meeting the requirements of Nevada Law (the "Articles of Merger") to be properly executed and filed in accordance with such requirements on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

                 (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Crossings and ALS, all as provided under Delaware Law and Nevada Law.


                 SECTION 1.02.  Conversion of Shares.  At the Effective Time:

                 (a) each issued and outstanding share of common stock, no par value, of ALS (the "ALS Common Stock") shall continue to be an identical issued and outstanding share of ALS Common Stock;

                 (b) each share of common stock, $.001 par value, of Crossings (the "Crossings Common Stock"), shall be converted into the right to receive 5.21140873 (the "Common Share Factor") shares of ALS Common Stock (the "Merger Consideration"); provided, that, if any fractional share results when multiplying the number of shares of Crossings Common Stock held by any shareholder of Crossings prior to the Merger by the Common Share Factor, the total number of shares of ALS Common Stock delivered to such Crossings shareholder at the Closing will be rounded up or down to the nearest whole number. Pursuant to the foregoing, the Crossings Shareholders shall be entitled to receive in the aggregate 2,007,049 shares of ALS Common Stock.

                 SECTION 1.03. Surrender of Crossings Common Stock and Issuance of ALS Common Stock. (a) At the Closing each of the Crossings Shareholders, individually or, in the case of Crossings Shareholders for which CCI acts as agent, through CCI, shall tender the certificates representing its respective shares of Crossings Common Stock, together with assignments separate from certificate or a properly completed letter of transmittal covering such shares, and ALS shall tender to each of the Crossings Shareholders certificates representing the number of shares of ALS Common Stock calculated in accordance with Section 1.02.

                 (b) Each holder of shares of Crossings Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to ALS of a certificate or certificates representing such shares, will be entitled to receive its Merger Consideration issuable in respect of such shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

                 SECTION 1.04. Dissenter's Rights. It shall be a condition precedent to the obligations of ALS and Crossings to consummate the Merger that all of the Crossings Shareholders and the ALS Shareholders shall have waived their right to exercise dissenter's rights with respect to the Merger.


                                   ARTICLE II

                           THE SURVIVING CORPORATION

                 SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of ALS in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

                 SECTION 2.02. Bylaws. The bylaws of ALS in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                 SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of ALS at the Effective Time and Richard W. Boehlke shall be the directors of the Surviving Corporation, and
(ii) the officers of ALS at the Effective Time shall be the officers of the Surviving Corporation and, immediately prior to the Effective Time, the Board of Directors of ALS shall take all action necessary to elect D. Lee Field as Senior Vice President and David M. Boitano as Vice President of the Surviving Corporation effective as of the Effective Time.

                                  ARTICLE III

                                  THE CLOSING

                 SECTION 3.01. Closing. Upon the terms and subject to the satisfaction of the conditions contained herein, the closing of the transactions contemplated by this Agreement (the "Closing"), will take place at the offices of Rogers & Hardin, at 10:00 a.m., Atlanta, Georgia time, on May 23, 1996 or at such other place or time as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                 SECTION 3.02. Deliveries by Crossings. At the Closing, Crossings shall deliver to ALS the following:

                 (a) The certificates and other documents required to be delivered by the Crossings Shareholders at Closing pursuant to Section
         1.03 hereof;

                 (b)      The officers certificate contemplated by Section
         9.02(i);

                 (c)      The Bogle & Gates P.L.L.C. opinion as contemplated by
         Section 9.02(iv);

                 (d)      The Woodburn & Wedge opinion as contemplated by
         Section 9.02(v);

                 (e) The Bogle & Gates P.L.L.C. opinion as to certain tax matters as contemplated by Section 9.02(vi);

                 (f) The Restricted Stock Agreements duly executed by each of the Crossings Shareholders or their agent as contemplated by
         Section 9.02(vii);

                 (g) Purchaser representation letters and questionnaires as contemplate by Section 9.02(viii); and

                 (h) All other documents, instruments and writings required to be delivered by Crossings or the Crossings Shareholders at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                 SECTION 3.03. Deliveries by ALS. At the Closing ALS shall deliver (unless previously delivered) the following:

                 (a) To the Crossings Shareholders (in care of Bogle & Gates, P.L.L.C.), the shares of ALS Common Stock representing the Merger Consideration.

                 (b) The officers certificate contemplated by Section 9.03(i) hereto;

                 (c) The Rogers & Hardin opinion contemplated by Section 9.03(iv) hereto;

                 (d) The Rogers & Hardin opinion as to certain tax matters as contemplated by Section 9.03(v);

                 (e) The Amendment to Stockholders' Agreement dated as of May 22, 1996, executed by ALS Shareholders holding not fewer than 87% of the shares of ALS Common Stock prior to giving effect to the Merger and the ALS Restructuring Transactions; and

                 (f) All other documents, instruments and writings required to be delivered by ALS at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CROSSINGS


         All representations and warranties set forth below are subject to and qualified by those matters set forth in the disclosure schedule of Crossings delivered to ALS in connection with the execution of this Agreement (the "Crossings Disclosure Schedule"). Each of the following representations are correct and complete as of the date of this Agreement. Where any representation or warranty is made to "Crossings' actual knowledge", to "the knowledge of Crossings", to "Crossings' knowledge" or subject to a similar knowledge limitation, such representation or warranty is made only to the knowledge and belief of Richard W. Boehlke, D. Lee Field and David M. Boitano, or any of them, without any obligation to conduct any inquiry or investigation other than such inquiry as the principal executive officer of Crossings most likely to have knowledge of such matter may conclude is reasonable in the circumstances, and the actual or imputed knowledge of CCI, the CCI Holders, the other officers, agents or employees of Crossings who are not among the above-listed executive officers of Crossings shall not be imputed to Crossings. For purposes of this Agreement, the term material adverse effect on Crossings or the Crossings Business shall mean any change in, or effect on, Crossings, a Crossings Subsidiary Company (as defined below), or the Crossings Business which results in, or could reasonably be expected to result in, Crossings or a Crossings Subsidiary Company suffering a diminution of value or incurring costs or expenses or becoming liable for any amount in excess of $50,000. All references to "Crossings" in Section 4.04 and Sections 4.06 through 4.27 shall mean, except where the context otherwise requires, each of Crossings and the Crossings Subsidiary Companies. An item contained in the Crossings Disclosure
Schedule is deemed disclosed with respect to all representations and warranties. Disclosure of items that are not strictly called for by this Agreement shall not imply that such information is material or that the inclusion establishes or implies a standard of materiality.

                 SECTION 4.01.  Corporate.

         (a) Crossings is a corporation duly organized and validly existing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as and where it is presently conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Crossings pursuant hereto (such other documents and instruments are sometimes referred to herein as the "Crossings Ancillary Instruments") and to carry out the transactions contemplated hereby and thereby. Each Crossings Subsidiary Company (as defined below) is duly organized and validly existing as a corporation, partnership, limited partnership or limited liability company, as applicable, under the laws of the jurisdiction identified on the Crossings Disclosure Schedule, and has the power and authority to carry on its business as and where it is presently conducted. For purposes of this Agreement, "Crossings Subsidiary Company" shall mean each corporation, limited liability company, partnership or limited partnership in which Crossings has a direct or indirect ownership interest and which directly or indirectly owns, leases or operates or intends to own, lease or operate all or any percentage interest in one or more Crossings Facilities or is otherwise material to the Crossings Business.

         (b) Crossings is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the Crossings Business makes such licensing or qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Crossings Business or the operations of Crossings as a whole. Each Crossings Subsidiary Company is duly licensed or qualified to do business and is in good standing in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the Crossings Business or the operations of such entity.

         (c) Crossings does not own any interest in any corporation, partnership or other entity, except as set forth in the Crossings Disclosure Schedule. The identity and ownership interest of each equity owner of each Crossings Subsidiary Company are as set forth on the Crossings Disclosure Schedule.

         (d) The authorized capital stock of Crossings (the "Crossings Stock") consists entirely of (x) 40,000,000 shares of Crossings Common Stock, of which 385,126 shares will be issued and outstanding as of the Effective Time, and (y) 5,000,000 shares of preferred stock, par value of 1/10 of $.01 per share, none of which will be issued and outstanding as of the Effective Time. The record owners of the Crossings Stock as of the Effective Time are set forth on the Crossings Disclosure Schedule. All such shares of Crossings Stock at the Effective Time will be validly issued, fully paid and nonassessable. Other than under this Agreement or as set forth in the Crossings Disclosure Schedule, there are no options, warrants, conversions, subscription or other rights, agreements, contracts or commitments of any kind obligating Crossings, contingently or otherwise, to issue or sell any shares of capital stock or other securities of Crossings or any securities convertible into or exchangeable for capital stock or other securities of Crossings, or to repurchase or redeem any capital stock or other securities of Crossings. At the Closing, the Crossings Stock will not be subject to any contractual restrictions relating to its disposition or conversion pursuant to Section 1.02 hereof.

                 SECTION 4.02. Shareholders. Each of the Crossings Shareholders has, and will have at the Closing, good and marketable title to the Crossings Stock held by such Crossings Shareholder and identified on the Crossings Disclosure Schedule, free and clear of all Liens, claims and encumbrances and free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933 and applicable state securities laws). Other than the agreements to be terminated at or immediately prior to Closing, none of the Crossings Shareholders are parties to any option, warrant, purchase right or other contract or commitment that could require them to sell, transfer or otherwise dispose of any Crossings Stock nor are they parties to any voting trust, proxy or other agreement or understanding with respect to the voting of the Crossings Stock. The state of residence of each of the Crossings Shareholders is set forth on the Crossings Disclosure Schedule.

                 SECTION 4.03. Authority. The execution and delivery of this Agreement and the Crossings Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of



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




Directors of Crossings. Other than the approval of the Crossings Shareholders, no other corporate act or proceeding on the part of Crossings is necessary to authorize this Agreement, the Crossings Ancillary Instruments or the transactions contemplated hereby or thereby. This Agreement constitutes, and when executed and delivered, the Crossings Ancillary Instruments will constitute, legal, valid and binding agreements of Crossings enforceable in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies).

                 SECTION 4.04.  No Violation or Conflict.

         (a) No Violation. Neither the execution or delivery of this Agreement or the Crossings Ancillary Instruments, nor the consummation by Crossings of the transactions contemplated hereby or thereby will violate any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority applicable to Crossings, which violation would have a material adverse effect on the Crossings Business. To Crossings' knowledge, except as disclosed in the Crossings Disclosure Schedule no consent, approval, authorization or action by any governmental agency, instrumentality, commission, authority, board or body (collectively, a "Governmental Agency") is required in connection with the execution and delivery by Crossings of this Agreement, the Crossings Ancillary Instruments or the consummation by Crossings of the transactions contemplated herein or therein. Except as set forth in the Crossings Disclosure Schedule, Crossings is not required, to its knowledge, to submit any notice, report or other filing to any Governmental Agency in connection with the execution or delivery of this Agreement and the consummation of the transactions contemplated hereby.

         (b) No Conflict. Subject to obtaining the consents identified on the Crossings Disclosure Schedule (the "Required Crossings Consents"), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, to Crossings' actual knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or modify, cancel, or require any notice under any agreement, contract, lease or other arrangement (including, without limitation, any agreement, contract, lease, or other arrangement relating to indebtedness) to which Crossings is a party or by which Crossings is bound which would have a material adverse effect on Crossings or the Crossings Business.

                 SECTION 4.05. Financial Statements. Included in the Crossings Disclosure Schedule are true and complete copies of financial statements of Crossings consisting of (i) balance



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



sheets of Crossings as of December 31, 1995, and December 31, 1994, and the related statements of income, stockholders' equity and cash flows for the years then ended (including the notes contained therein), which financial statements (the "Crossings Audited Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and have been audited and reported on, and are accompanied by, the signed, unqualified opinions of KPMG Peat Marwick LLP, independent public accountants for Crossings and (ii) an unaudited consolidated balance sheet of Crossings as of March 31, 1996 (the "Crossings Recent Balance Sheet"), and the related unaudited consolidated statement of operations for the three months then ended. All of such financial statements (including all notes and schedules contained therein or annexed thereto) have been derived from the financial books and records of Crossings and accurately present, in all material respects, the assets, liabilities and financial position and the results of operations of Crossings as of the dates and for the years and periods indicated.

                 SECTION 4.06. No Undisclosed Liabilities. To Crossings' actual knowledge, Crossings has no liabilities or obligations except (i) to the extent reflected or reserved for on the Crossings Recent Balance Sheet; (ii) liabilities or obligations arising or incurred in the ordinary course of business since the date of the Crossings Recent Balance Sheet; (iii) liabilities and obligations which, under generally accepted accounting principles, would not be required to be disclosed on the Crossings Recent Balance Sheet or in the accompanying footnotes thereto; or (iv) liabilities or obligations disclosed in the Crossings Disclosure Schedule or pursuant to or in any section of this Agreement.

                 SECTION 4.07. Absence of Certain Material Changes. Except as disclosed in the Crossings Disclosure Schedule, since the date of the Crossings Recent Balance Sheet, Crossings has conducted the Crossings Business in the ordinary and usual course of business, consistent with past practice, except as contemplated by this Agreement, and Crossings has not:

                 (a) suffered any damage, destruction or loss to its property or assets, whether covered by insurance or not, having, or reasonably expected to have, a material adverse effect upon Crossings or the Crossings Business;

                 (b) experienced any strike or labor disturbance, other than routine individual grievances which have not had, and are not reasonably expected to have, a material adverse effect upon Crossings;

                 (c) entered into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice and its current business plan, as disclosed to ALS;

                 (d) entered into any employment agreement, bonus, stock option or arrangement respecting employee benefits or granted any increase in the compensation of employees of Crossings (including, without limitation, any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), or any increase in any such compensation payable or to become payable to any officer or employee thereof;

                 (e) made, declared, paid or become obligated to make, declare or pay any dividend or distribution to its equity owners;

                 (f) terminated, modified or cancelled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which Crossings is a party or bound;

                 (g) made any capital investment in, any loan to or any acquisition of the securities or assets of any other entity;

                 (h) incurred any indebtedness or increased or accelerated its obligations under any indebtedness; or

                 (i) taken any other action or become subject to any liability outside of the ordinary course of business.

                 SECTION 4.08. Real Property. The Crossings Disclosure Schedule sets forth all of the material real property (the "Crossings Properties") owned, leased, used or occupied by Crossings to operate the Crossings Business as currently operated, including all land, easements or rights of way of record granted to it, and all buildings or warehouses located thereon. To the knowledge of Crossings, no fact or condition exists which would prohibit or materially adversely affect the ordinary rights of access to and from any of the Crossings Properties from and to the existing highways and roads and Crossings has not received notice of any pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. All improvements and structures located on the Crossings Properties are located within the applicable boundaries of the Crossings Properties and within all applicable setback requirements and do not encroach upon any adjacent



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



properties and there are no encroachments on the Crossings Properties from any adjacent properties, except for such matters as would not materially adversely affect Crossings or the Crossings Business.

                 SECTION 4.09. Leases. The Crossings Disclosure Schedule contains a complete list of all leases (including all amendments thereof and modifications thereto) (the "Crossings Leases") material to the Crossings Business pursuant to which Crossings leases real or personal property as lessor or lessee (whether capital, operating or otherwise), true copies of which Crossings Leases have been delivered to ALS. To Crossings' knowledge, no party is in default, or with notice or lapse of time would be in default, with respect to any of the Crossings Leases.

                 SECTION 4.10. Title to Properties. Crossings has, to its knowledge, good, valid and marketable title to all of its assets and properties reflected in the books and records of Crossings as being owned, free and clear of all Liens, except Crossings Permitted Liens.

         "Liens" shall mean any mortgages, pledges, title defects or objections, liens, claims, security interests, conditional and installment sale agreements, encumbrances or charges of any kind. "Crossings Permitted Liens" shall mean (i) the liens disclosed in the title report(s) provided prior to the date of this Agreement to ALS, if any, none of which individually or in the aggregate materially impair (or are expected to impair in the future) the use, occupancy or value of the assets and properties of Crossings or otherwise materially impair (or are expected to impair in the future) its business operations, (ii) statutory liens for real or personal property taxes not yet delinquent or payable subsequent to the Closing Date, and statutory or common law liens securing the payment or performance of any obligation of Crossings, the payment or performance of which is not delinquent, or which are payable or performable subsequent to such date; (iii) the statutory rights of customers of Crossings with respect to inventory under orders or contracts entered into by Crossings in the ordinary course of business; (iv) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially impair the use, occupancy or value of the assets and properties of Crossings, or otherwise materially impair business operations; (v) building, zoning and other laws applicable to Crossings' assets and properties, none of which individually or in the aggregate materially impair (or are expected to impair in the future) the use, occupancy or value of the assets and properties of Crossings or otherwise materially impair (or are expected to impair in the future) its business operations; and (vi) any liens disclosed in the Crossings Disclosure Schedule.

                 SECTION 4.11. Condition of Crossings Properties. To Crossings' knowledge, except in each case for normal wear and tear and except as reflected on the Crossings Disclosure Schedule, all structures owned or utilized by Crossings are structurally sound with no material defects which impair the use of such structures in the manner in which they are currently being used, and all machinery and equipment owned or utilized by Crossings are in good and normal operating condition and repair.

                 SECTION 4.12. Patents, Trademarks, Trade Names, Etc. The Crossings Disclosure Schedule contains an accurate and complete description of all material trademark and service mark registrations, trademark and service mark applications, trade names, copyright applications and registrations, software programs (exclusive of common commercially available software), patents and patent applications owned or held by Crossings, or under which Crossings owns or holds any license or other interest, all registered or assumed names under which Crossings is carrying on the Crossings Business and all licenses, agreements or other arrangements under which Crossings has the right to use any of the foregoing (collectively, the "Crossings Rights"). Except as indicated in the Crossings Disclosure Schedule, all such patents, trademarks and copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office or the United States Registrar of Copyrights, and have been properly maintained and renewed in accordance with all applicable laws and regulations. Crossings owns (or possesses adequate licenses or other rights to use) all Crossings Rights and all inventions, processes and other technical know-how or other proprietary rights used in and necessary to the conduct of the Crossings Business. Except as set forth in the Crossings Disclosure Schedule, no notice of conflict with the asserted rights of others with respect to the foregoing has been received, and such Crossings Rights are adequate, in Crossings' judgment, for the conduct of the Crossings Business. Crossings has not granted any licenses or sublicenses thereunder to others except as set forth in the Crossings Disclosure Schedule. To the knowledge of Crossings, except as disclosed in the Crossings Disclosure Schedule, none of the Crossings Rights are subject to any claim that (i) any of the Crossings Rights are invalid or subject to a claim of patent misuse, (ii) Crossings is infringing any patents, trademarks, trade names or copyrights of others, (iii) Crossings is violating any secrecy rights of any person, or (iv) any Crossings Rights are being used contrary in any respect to the provisions of any license or other agreement relating to the use of the Crossings Rights. Crossings does not know of any claims of third parties to the use or title of any Crossings Rights inconsistent with the rights of ownership or use set forth in the Crossings Disclosure Schedule. Except as disclosed in the Crossings Disclosure Schedule, to the knowledge of Crossings, none of the Crossings Rights is being infringed by a third party. To Crossings' knowledge, Crossings has not interfered with, infringed upon or misappropriated any trademark, trade name, copyright or patent of any third party.

                 SECTION 4.13. Litigation. Except as set forth in the Crossings Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to Crossings' knowledge, threatened by or against Crossings or the Crossings Business or the transactions contemplated hereby, which might individually or in the aggregate materially adversely affect Crossings' financial condition or the conduct of the Crossings Business as presently conducted, nor is there any judgment, decree, injunction or order outstanding against Crossings which individually or in the aggregate has or is likely to have such an effect.

                 SECTION 4.14. Insurance. The Crossings Disclosure Schedule sets forth a complete and accurate list and description, including but not limited to deductibles thereunder, of all material policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance presently in effect with respect to the Crossings Business. To Crossings' knowledge, all such policies are in full force and effect, are sufficient for all applicable requirements of law and will not be effected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement.

                 SECTION 4.15. Employees. The Crossings Disclosure Schedule contains a summary representative list of all employees of Crossings as of May 14, 1996. Except as indicated on the Crossings Disclosure Schedule, all Crossings' employees are terminable at will.

                 SECTION 4.16.  Employee Benefit Plans; ERISA.

         (a) Except for the employee plans, benefits and materials described in the Crossings Disclosure Schedule (the "Crossings Plans"), Crossings does not have bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit-sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Crossings with respect to its employees.

         (b) Crossings has never been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         (c) With respect to each Crossings Plan, to Crossings' knowledge, (i) all payments due from Crossings to date with respect to any such Crossings Plan have been made and all amounts properly accrued to date as liabilities of Crossings Plan which have not been paid have been properly recorded on the books of Crossings and are reflected in the Crossings Recent Balance Sheet;
(ii) all reports and information relating to such Crossings Plan required to be filed with any governmental entity have been timely filed except where the failure to do so would not result in material liability to Crossings; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) with respect to such Plan or against the assets of such Crossings Plan; (iv) no Crossings Plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                 SECTION 4.17. Compliance with Laws. To the knowledge of Crossings, Crossings is in compliance with all laws, regulations, ordinances, permits and licenses relating to the ownership or use of Crossings' properties and assets or related to the conduct of the Crossings Business the enforcement of which would materially adversely affect Crossings or the Crossings Business as currently conducted by Crossings.

                 SECTION 4.18. No Condemnation or Expropriation. Crossings has not received a notice that either the whole or any portion of the Crossings Properties or any other of its assets is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, or that any such condemnation, expropriation or taking has been proposed.

                 SECTION 4.19.  Tax Matters.

         (a) The provision made for taxes on the Crossings Recent Balance Sheet is, in Crossings' judgment, sufficient for payment of all federal, state, foreign, local and other income, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes and assessments, whether or not disputed at the date of the Crossings Recent Balance Sheet, and for all years and periods prior thereto, except in each case where a failure to make such a provision would not have a material adverse effect on the Crossings Business or the operations of Crossings as a whole. Since the date of the Crossings Recent Balance Sheet, Crossings has not incurred any taxes material to the Crossings Business or operations of Crossings as a whole, other than taxes incurred in the ordinary course of business.

         (b) Except as disclosed in the Crossings Disclosure Schedule, to Crossings' knowledge, (i) Crossings has filed when due all federal, state, local and foreign tax returns required by applicable law to be filed by it and has paid all taxes (including all deficiency assessments, additions to taxes, penalties and interest, of which notice has been received) to the extent that such amounts have become due or are claimed to be due from any federal, state, local or foreign taxing authorities; (ii) there is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any tax or deficiency against Crossings and no power of attorney granted by Crossings with respect to any tax matter is currently in force; (iii) there is no action, suit, proceeding, investigation, audit or claim pending against or with respect to Crossings in respect of any tax or assessment, nor has any claim for additional tax or assessment being asserted by any such authority; and (iv) Crossings has not filed any agreement or consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Crossings Shareholders nor Crossings is a "foreign person," as that term is defined in Section 1445(f) of the Code.

         (c) Except for the possibility of the sale of the CCI Shares (as defined below) as contemplated or permitted in Sections 7.08 and 7.09 below and other than in a transaction registered or otherwise exempt from registration under the Securities Act (as defined below) and all applicable state securities laws, to the knowledge of Crossings, there is no plan or intention on the part of the Crossings Shareholders to sell, exchange or otherwise dispose of any ALS Common Stock received in connection with the Merger.

         (d) Crossings is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (e) There is no intercorporate indebtedness existing between Crossings and ALS that was issued, acquired or will be settled at a discount.

         (f) The fair market value of the ALS Common Stock and any additional consideration provided hereunder to the Crossings Shareholders will be approximately equal to the fair market value of the Crossings Common Stock of the Crossings Shareholders.

         (g) Crossings is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 SECTION 4.20. Contracts and Commitments. Except for (i) liabilities or obligations disclosed in the Crossings Disclosure Schedule or
(ii) liabilities or obligations disclosed pursuant to or in any section of this Agreement, to Crossings' knowledge:

                 (a) Crossings does not have any (i) collective bargaining agreements in effect or being negotiated, (ii) agreements to which it is a party that contain any severance or termination pay liabilities or obligations, (iii) employment or consulting agreements for employees in effect or being negotiated;

                 (b) Crossings has not given any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever that is currently in force;

                 (c) Crossings is not a party to any agreement which contains covenants limiting the freedom of Crossings (or ALS after Closing) to compete in any line of business or market or with any person;

                 (d) Crossings is not a party to any agreement that provides for payments to or by Crossings in an aggregate amount of $50,000 or more and requires performance by Crossings for a term of more than six
         (6) months from the date hereof and that is not terminable within six
         (6) months by Crossings without material cost, liability or penalty;

                 (e) Crossings is not a party to any agreement establishing or providing for any joint venture, partnership or similar arrangement with any other person or entity related to the Crossings Business; and

                 (f) Crossings has no reason to believe that any material contract or commitment to which Crossings is a party is not in full force and effect in accordance with the terms thereof (except in each case insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies). To Crossings' actual knowledge, no party is in default with respect to any such contracts, except where the aggregate effect of such defaults would not have a material adverse effect on the Crossings Business or the operations of Crossings as a whole.

                 SECTION 4.21. Labor Disagreements. Crossings has not experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements. Except as set forth on the Crossings Disclosure Statement, Crossings has not received a notice that there is any unfair labor practice, charge or complaint pending or threatened against it before the National Labor Relations Board or any comparable state agency or authority. To Crossings' knowledge, there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Crossings. To Crossings' knowledge, no question concerning representation has been raised or is threatened respecting Crossings' employees. No grievance which might have a material adverse effect on the Crossings Business and the operations of Crossings as a whole is pending.

                 SECTION 4.22.  Environmental Matters.

         (a) To Crossings' actual knowledge, except as set forth in the Crossings Disclosure Schedule, (i) each facility and property owned, operated or leased by Crossings has been and is now owned, operated or leased in compliance with all applicable Environmental Laws (as hereinafter defined) the noncompliance with which could materially adversely affect the Crossings Business as currently conducted by Crossings and (ii) there are no circumstances that may prevent or interfere with such compliance in the future.

         (b) There are no pending or, to Crossings' actual knowledge, threatened suits, actions, claims, complaints, notices or requests for information received by Crossings with respect to any alleged violation of any Environmental Law except for: (i) matters set forth in the Crossings Disclosure Schedule and (ii) matters which, if adversely decided or resolved, individually or in the aggregate would not have a material adverse effect on the Crossings Business as currently conducted by Crossings.

         (c) Crossings holds such permits, certificates, approvals, licenses, exemptions, variances, waivers, permits- by-rule, or other authorizations ("Crossings Environmental Permits") issued by any governmental authority, or otherwise granted or conferred by operation of any Environmental Law, for the operation of its facilities or the Crossings Business as are sufficient, in Crossings' knowledge, to avoid a breach of the representation in Section 4.22(a) hereof. All such Crossings Environmental Permits held by Crossings are identified in the Crossings Disclosure Schedule.

         (d) To Crossings' knowledge, no property currently or previously owned, operated or leased by Crossings is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or the Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any similar state or foreign list of sites requiring investigation or cleanup; and Crossings has not received notice, nor is aware, of any lien filed against either the personal or real property of Crossings under any Environmental Law.

         (e) To Crossings' knowledge, Crossings has not been required by any Environmental Law to place any notice or restriction relating to the presence of any hazardous materials in any deed to any facility or property owned, operated or leased by Crossings where the failure to so place any such notice has, or may reasonably be expected to have, a material adverse effect on the Crossings Business.

         (f) For purposes of this Agreement, "Environmental Law" shall mean any law, regulation, rule, ordinance, order or decree now existing relating to
(i) pollution or protection of the environment, including natural resources,
(ii) exposure of persons to hazardous materials, (iii) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of hazardous materials, or (iv) regulation of the manufacture, use or introduction into commerce of hazardous materials, including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal.

                 SECTION 4.23.  Affiliates' Relationships.

         (a) All leases, contracts or other arrangements between Crossings and any Crossings Affiliate (as hereinafter defined) are set forth in the Crossings Disclosure Schedule.

         (b) Other than as set forth in the Crossings Disclosure Schedule, no Crossings Affiliate has any material direct or indirect interest in (i) any entity which does business with Crossings or is competitive with the Crossings Business or (ii) any property, asset or right which is used by Crossings in the conduct of the Crossings Business.

         (c) For purposes of this Agreement, "Crossings Affiliate" shall mean and include all Crossings Shareholders, directors and officers of Crossings; the spouse, parent or child of any such director or officer; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any such entity.

                 SECTION 4.24. No Brokers or Finders. Neither Crossings nor any of its directors, officers, employees, Crossings Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof other than Crossings' retention of National Westminster Bank Plc, New York Branch ("NatWest") pursuant to that certain engagement letter dated March 5, 1996, between Crossings and NatWest, a copy of which has been provided to ALS.

                 SECTION 4.25. Management Agreements. The Crossings Disclosure Schedule contains a complete list of all management, consulting or development agreements (the "Crossings Management Agreements") to which Crossings is a party and which relate to the management, consulting or development of one or more Crossings Facilities. To Crossings' knowledge, no party is in default, or with notice of lapse of time would be in default, with respect to any of the Crossings Management Agreements.

                 SECTION 4.26.    Licenses and Permits.

         (a) The Crossings Disclosure Statement contains a true and complete list of licenses, permits, certificates, approvals, resolutions, consents and other authorizations necessary to own, lease or operate each of the Crossings Facilities or to conduct the Crossings Business in compliance with applicable law ("Crossings Permits") and, with respect to each Crossings Permit, the name of the licensor or grantor, a description of the subject matter, the termination date, and the terms of any renewal option.

         (b) Crossings lawfully obtained and currently possesses the respective Crossings Permits and has fulfilled and performed its obligations under each of the Crossings Permits. No event has occurred and no condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Crossings Permits or would allow revocation or termination of any of the Crossings Permits, or which might adversely affect the rights of Crossings under any of the Crossings Permits. No notice of cancellation, of default of any dispute concerning any of the Crossings Permits, or of any event, condition or state of facts described in the preceding sentence, has been received by, or is known to, Crossings or its officers, directors or employees. Except as set forth in the Crossings Disclosure Statement, each of the Crossings Permits is valid, subsisting and in full force and effect, and will continue in full force and effect after the Merger, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other person.

         (c) The Crossings Permits include all applicable environmental, land use and growth management obligations required by any federal, state, local, foreign or other governmental body, regulatory commission or other person.

                 SECTION 4.27. Other Information. None of the representations or warranties to ALS contained herein and no statements contained in the Crossings Disclosure Schedule hereto contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

                                 ARTICLE IV(A)

                     REPRESENTATIONS AND WARRANTIES OF CCI

         Each of the following representations are correct and complete as of the date of this Agreement.

                 SECTION 4A.01. Corporate. CCI is a corporation duly organized and validly existing under the laws of the State of Oregon, and has the corporate power and authority to carry on its business as and where it is presently conducted, and has a limited power of attorney that authorizes it as agent for the CCI Holders to enter into this Agreement and the other documents and instruments to be executed and delivered by CCI pursuant hereto (such other documents and instruments are sometimes referred to herein as the "CCI Ancillary Instruments") and has the power and authority to carry out the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the CCI Ancillary Instruments will constitute, legal, valid and binding agreements of CCI, as agent for the CCI Holders, enforceable in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies).

                 SECTION 4A.02. Control Issues. With respect to the shares of Crossings Common Stock held by CCI, as agent for each of the Crossings Shareholders identified on Schedule 4A.02 attached hereto (the "CCI Holders"), CCI represents and warrants to ALS and Crossings that:

         (a) CCI does not hold the shares of Crossings Stock of the CCI Holders through a trust, partnership or other entity;

         (b) under the terms of the account agreements between CCI and the CCI Holders, as amended, CCI has the discretionary authority to vote and dispose of the shares of Crossings Stock held by the CCI Holders;

         (c) CCI does not have the right to share in the appreciation of the value of the shares of Crossings Stock of the CCI Holders, except that CCI receives a management fee based on the overall value of the account;



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



         (d) CCI does not have the right to share in any dividends declared on the shares of Crossings Stock of the CCI Holders; and

         (e) the CCI Holders have the authority to terminate the agency of CCI with respect to the shares of Crossings Stock of the CCI Holders on thirty-days notice.

                 SECTION 4A.03. Authority. CCI represents and warrants to ALS and Crossings that CCI:

         (a) has all necessary power and authority as agent on behalf of the CCI Holders to vote the shares of Crossings Stock of the CCI Holders in favor of the Merger and to waive the rights of the CCI Holders to assert dissenters' rights with respect to the Merger;

         (b) has all necessary power and authority as agent on behalf of the CCI Holders to take all actions necessary to tender the shares of Crossings Stock held by the CCI Holders in connection with the Merger;

         (c) has sufficient knowledge to make the representations and warranties and has all necessary power and authority as agent on behalf of the CCI Holders to make the undertakings and agreements on behalf of the CCI Holders pursuant to the terms of the Restricted Stock Agreement.

                 SECTION 4A.04. Holder Status. Each of the CCI Holders (as defined below) is either (i) an "accredited investor," as such term is defined in Rule 501(a) of Regulation D ("Regulation D") promulgated under the Securities Act (as defined below), or (ii) has designated CCI as such CCI Holder's "purchaser representative," as such term is defined in Rule 501(h) of Regulation D (such CCI Holders are referred to as "Nonaccredited Investors"). Of the CCI Holders, only three are Nonaccredited Investors. The CCI Holders' states of residence are as set forth on Schedule 4A.02.


                                  ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF ALS


         All representations and warranties set forth below are subject to and qualified by those matters set forth in the disclosure schedule of ALS delivered to Crossings in connection with the execution of this Agreement, including without limitation the confidential private placement memorandum, as amended and supplemented as of the date hereof (the "Confidential Memorandum") of ALS provided to Crossings and the Crossings



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




Shareholders (collectively, the "ALS Disclosure Schedule"). Each of the following representations are correct and complete as of the date of this Agreement. Where any representation or warranty is made to "ALS's actual knowledge", to "the knowledge of ALS", to "ALS's knowledge" or subject to a similar knowledge limitation, such representation or warranty is made only to the knowledge and belief of William G. Petty, Jr., William F. Lasky, Mary Lou Austin or John W. Kneen, or any of them, without any obligation to conduct any inquiry or investigation other than such inquiry as the principal executive officer of ALS most likely to have knowledge of such matter may conclude is reasonable in the circumstances, and the actual or imputed knowledge of the other officers, agents or employees of ALS who are not among the above-listed executive officers of ALS shall not be imputed to ALS. For purposes of this Agreement, the term material adverse effect on ALS or the ALS Business shall mean any change in, or effect on, ALS, a ALS Subsidiary Company (as defined below), or the ALS Business which results in, or could reasonably be expected to result in, ALS or a ALS Subsidiary Company suffering a diminution of value or incurring costs or expenses or becoming liable for any amount in excess of $100,000. All references to "ALS" in Section 5.04 and Sections 5.06 through
5.27 shall mean, except where the context otherwise requires, each of ALS and the ALS Subsidiary Companies. An item contained in the ALS Disclosure Schedule is deemed disclosed with respect to all representations and warranties. Disclosure of items that are not strictly called for by this Agreement shall not imply that such information is material or that the inclusion establishes or implies a standard of materiality.

                 SECTION 5.01.  Corporate.

         (a) ALS is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as and where it is presently conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by ALS pursuant hereto (such other documents and instruments are sometimes referred to herein as the "ALS Ancillary Instruments"; the Crossings Ancillary Instruments and the ALS Ancillary Instruments are sometimes referred to herein collectively as the "Ancillary Instruments") and to carry out the transactions contemplated hereby and thereby. Each ALS Subsidiary Company (as defined below) is duly organized and validly existing as a corporation, partnership, limited partnership or limited liability company, as applicable, under the laws of the jurisdiction identified on the ALS Disclosure Schedule, and has the power and authority to carry on its business as and where it is presently conducted. For purposes of this Agreement, "ALS Subsidiary Company" shall mean each corporation, limited liability company, partnership or limited partnership in which ALS has a direct or indirect ownership interest and which directly or indirectly owns, leases or operates or intends to own, lease or operate all or any percentage interest in one or more ALS Facilities or is otherwise material to the ALS Business.

         (b) ALS is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the ALS Business makes such licensing or qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the ALS Business or the operations of ALS as a whole. Each ALS Subsidiary Company is duly licensed or qualified to do business and is in good standing in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the ALS Business or the operations of such entity.

         (c) ALS does not own any interest as of the Effective Time in any corporation, partnership or other entity, except as set forth in the ALS Disclosure Schedule. The identity and ownership interest of each equity owner of each ALS Subsidiary Company as of the Effective Time are as set forth on the ALS Disclosure Schedule.

         (d) The authorized capital stock of ALS consists entirely of (A) 30,000,000 shares of common stock ("ALS Common Stock"), $.01 par value per share, of which (i) 6,913,484 shares are issued and outstanding as of the date hereof and (ii) 9,523,350 shares will be issued and outstanding after giving effect to the Merger and upon completion of the ALS Restructuring Transactions (as defined below) and (B) 5,000,000 shares of preferred stock, none of which is issued and outstanding. The owners of the ALS Common Stock are set forth on the ALS Disclosure Schedule. All such shares of ALS Common Stock are, and at Closing will be, validly issued, fully paid and nonassessable. Other than under this Agreement or as set forth in the ALS Disclosure Schedule, there are no options, warrants, conversions, subscription or other rights, agreements, contracts or commitments of any kind obligating ALS, contingently or otherwise, to issue or sell any shares of capital stock or other securities of ALS or any securities convertible into or exchangeable for capital stock or other securities of ALS, or to repurchase or redeem any capital stock or other securities of ALS. At the Closing, except as indicated on the ALS Disclosure Statement, the ALS Common Stock will not be subject to any contractual restrictions relating to its disposition.

                 SECTION 5.02. Confidential Memorandum. The Confidential Memorandum does not contain any untrue statement of material fact with respect to ALS or the ALS Business or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 5.03. Authority. The execution and delivery of this Agreement and the ALS Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of ALS. Other than the approval of the shareholders of ALS, no other corporate act or proceeding on the part of ALS is necessary to authorize this Agreement, the ALS Ancillary Instruments or the transactions contemplated hereby or thereby. This Agreement constitutes, and when executed and delivered, the ALS Ancillary Instruments will constitute, legal, valid and binding agreements of ALS enforceable in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies).

                 SECTION 5.04.  No Violation or Conflict.

         (a) No Violation. Neither the execution or delivery of this Agreement or the ALS Ancillary Instruments, nor the consummation by ALS of the transactions contemplated hereby or thereby will violate any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority applicable to ALS, which violation would have a material adverse effect on the ALS Business. To ALS's knowledge, except as disclosed in the ALS Disclosure Schedule, no consent, approval, authorization or action by any Governmental Agency is required in connection with the execution and delivery by ALS of this Agreement, the ALS Ancillary Instruments or the consummation by ALS of the transactions contemplated herein or therein. Except as set forth in the ALS Disclosure Schedule, ALS is not required, to its knowledge, to submit any notice, report or other filing to any Governmental Agency in connection with the execution or delivery of this Agreement and the consummation of the transactions contemplated hereby.

         (b) No Conflict. Subject to obtaining the consents identified on the ALS Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, to ALS's actual knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or modify, cancel, or require any notice under any agreement, contract, lease or other arrangement (including, without limitation, any agreement, contract, lease, or other arrangement relating to indebtedness) to which ALS is a party or by which ALS is bound which would have a material adverse effect on ALS or the ALS Business.

                 SECTION 5.05. Financial Statements. Included in the ALS Disclosure Schedule are true and complete copies of the financial statements of ALS consisting of (i) balance sheets of ALS as of December 31, 1995 and December 31, 1994, and the related statements of income, stockholders' equity and cash flows for the years then ended (including the notes contained therein), which financial statements (the "ALS Audited Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and have been audited and reported on, and are accompanied by, the signed, unqualified opinions of KPMG Peat Marwick LLP, independent public accountants for ALS, and (ii) an unaudited consolidated balance sheet of ALS as of March 31, 1996 (the "ALS Recent Balance Sheet"), and the related unaudited consolidated statement of operations for the three months then ended. All of such financial statements (including all notes and schedules contained therein or annexed thereto) have been derived from the financial books and records of ALS and accurately present, in all material respects, the assets, liabilities and financial position and results of operations of ALS as of the dates and for the years and periods indicated.

                 SECTION 5.06. No Undisclosed Liabilities. To ALS's actual knowledge, ALS has no liabilities or obligations except (i) to the extent reflected or reserved for on the ALS Recent Balance Sheet; (ii) liabilities or obligations arising or incurred in the ordinary course of business since the date of the ALS Recent Balance Sheet; (iii) liabilities and obligations which, under generally accepted accounting principles, would not be required to be disclosed on the ALS Recent Balance Sheet or in the accompanying footnotes thereto; or (iv) liabilities or obligations disclosed in the ALS Disclosure Schedule or pursuant to or in any section of this Agreement.

                 SECTION 5.07. Absence of Certain Material Changes. Except as disclosed in the ALS Disclosure Schedule, since the date of the ALS Recent Balance Sheet, ALS has conducted the ALS Business in the ordinary and usual course of business, consistent with past practice, except as contemplated by this Agreement, and ALS has not:

                 (a) suffered any damage, destruction or loss to its property or assets, whether covered by insurance or not, having, or reasonably expected to have, a material adverse effect upon ALS or the ALS Business;

                 (b) experienced any strike or labor disturbance, other than routine individual grievances which have not had, and are not reasonably expected to have, a material adverse effect upon ALS;

                 (c) entered into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice and its current business plan, as disclosed to Crossings;

                 (d) entered into any employment agreement, bonus, stock option or arrangement respecting employee benefits or granted any increase in the compensation of employees of ALS (including, without limitation, any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), or any increase in any such compensation payable or to become payable to any officer or employee thereof;

                 (e) made, declared, paid or become obligated to make, declare or pay any dividend or distribution to its equity owners;

                 (f) terminated, modified or cancelled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which ALS is a party or bound;

                 (g) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other entity (other than such matters as are described in (c) above);

                 (h) incurred any indebtedness or increased or accelerated its obligations under any indebtedness (other than such matters as are described in (c) above); or

                 (i) taken any other action or become subject to any liability outside of the ordinary course of business.

                 SECTION 5.08. Real Property. The ALS Disclosure Schedule sets forth a list by either city and state or legal description of all of the material real property (the "ALS Properties") owned, leased, used or occupied by ALS or any ALS Subsidiary Company to operate the ALS Business as currently operated, together with the name of ALS or the ALS Subsidiary Company owing, leasing, using or operating each respective property. To the knowledge of ALS, no fact or condition exists which would prohibit or materially adversely affect the ordinary rights of access to and from any of the ALS Properties from and to the existing highways and roads and ALS has not received notice of any pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. To the



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




knowledge of ALS, all improvements and structures located on the ALS Properties are located within the applicable boundaries of the ALS Properties and within all applicable setback requirements and do not encroach upon any adjacent properties and there are no encroachments on the ALS Properties from any adjacent properties, except for such matters as would not materially adversely affect ALS or the ALS Business.

                 SECTION 5.09. Leases. The ALS Disclosure Schedule contains a complete list of all leases (including all amendments thereof and modifications thereto) (the "ALS Leases") material to the ALS Business and requiring payments in excess of $30,000 per year pursuant to which ALS leases real or personal property as lessor or lessee (whether capital, operating or otherwise), true copies of which ALS Leases have been made available to Crossings. To ALS's actual knowledge, no party is in default, or with notice or lapse of time would be in default, with respect to any of the ALS Leases.

                 SECTION 5.10. Title to Properties. ALS has, to its knowledge, good, valid and marketable title to all of its assets and properties reflected in the books and records of ALS as being owned, free and clear of all Liens, except ALS Permitted Liens.

         "Liens" shall mean any mortgages, pledges, title defects or objections, liens, claims, security interests, conditional and installment sale agreements, encumbrances or charges of any kind. "ALS Permitted Liens" shall mean (i) the liens disclosed in the title report(s) provided prior to the date of this Agreement to Crossings, if any, none of which individually or in the aggregate materially impair (or are expected to impair in the future) the use, occupancy or value of the assets and properties of ALS or otherwise materially impair (or are expected to impair in the future) its business operations, (ii) statutory liens for real or personal property taxes not yet delinquent or payable subsequent to the Closing Date, and statutory or common law liens securing the payment or performance of any obligation of ALS, the payment or performance of which is not delinquent, or which are payable or performable subsequent to such date; (iii) the statutory rights of customers of ALS with respect to inventory under orders or contracts entered into by ALS in the ordinary course of business; (iv) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially impair the use, occupancy or value of the assets and properties of ALS, or otherwise materially impair business operations; (v) building, zoning and other laws applicable to ALS's assets and properties, none of which individually or in the aggregate materially impair (or are expected to impair in the future) the use, occupancy or value of the assets and properties of ALS or otherwise materially impair (or are expected to impair in the future) its business



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

operations; and (vi) any liens disclosed in the ALS Disclosure Schedule.

                 SECTION 5.11. Condition of ALS Properties. To ALS's knowledge, except in each case for normal wear and tear and except as reflected on the ALS Disclosure Schedule, all structures owned or utilized by ALS are structurally sound with no material defects which impair the use of such structures in the manner in which they are currently being used, and all machinery and equipment owned or utilized by ALS are in good and normal operating condition and repair.

                 SECTION 5.12. Patents, Trademarks, Trade Names, Etc. The ALS Disclosure Schedule contains an accurate and complete description of all material trademark and service mark registrations, trademark and service mark applications, trade names, copyright applications and registrations, software programs (exclusive of common commercially available software), patents and patent applications owned or held by ALS, or under which ALS owns or holds any license or other interest, all registered or assumed names under which ALS is carrying on the ALS Business and all licenses, agreements or other arrangements under which ALS has the right to use any of the foregoing (collectively, the "ALS Rights"). Except as indicated in the ALS Disclosure Schedule, all such patents, trademarks and copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office or the United States Registrar of Copyrights, and have been properly maintained and renewed in accordance with all applicable laws and regulations. ALS owns (or possesses adequate licenses or other rights to use) all ALS Rights and all inventions, processes and other technical know-how or other proprietary rights used in and necessary to the conduct of the ALS Business. Except as set forth in the ALS Disclosure Schedule, no notice of conflict with the asserted rights of others with respect to the foregoing has been received, and such ALS Rights are adequate, in ALS's judgment, for the conduct of the ALS Business. ALS has not granted any licenses or sublicenses thereunder to others except as set forth in the ALS Disclosure Schedule. To the knowledge of ALS, except as disclosed in the ALS Disclosure Schedule, none of the ALS Rights are subject to any claim that (i) any of the ALS Rights are invalid are subject to a claim of patent misuse, (ii) ALS is infringing any patents, trademarks, trade names or copyrights of others, (iii) ALS is violating any secrecy rights of any person, or (iv) any ALS Rights are being used contrary in any respect to the provisions of any license or other agreement relating to the use of the ALS Rights. ALS does not know of any claims of third parties to the use or title of any ALS Rights inconsistent with the rights of ownership or use set forth in the ALS Disclosure Schedule. Except as disclosed in the ALS Disclosure Schedule, to the knowledge of ALS, none of the ALS Rights is being infringed by a third party. To ALS's knowledge, ALS has not interfered with, infringed upon or misappropriated any trademark, trade name, copyright or patent of any third party.

                 SECTION 5.13. Litigation. Except as set forth in the ALS Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to ALS's knowledge, threatened by or against ALS or the ALS Business or the transactions contemplated hereby, which might individually or in the aggregate materially adversely affect ALS's financial condition or the conduct of the ALS Business as presently conducted, nor is there any judgment, decree, injunction or order outstanding against ALS which individually or in the aggregate has or is likely to have such an effect.

                 SECTION 5.14.  Reserved.

                 SECTION 5.15.  Reserved.

                 SECTION 5.16.  Employee Benefit Plans; ERISA.

         (a) Except for the employee plans, benefits and materials described in the ALS Disclosure Schedule (the "ALS Plans"), ALS does not have bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit-sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by ALS with respect to its employees.

         (b) ALS has never been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         (c) With respect to each ALS Plan, to ALS's knowledge, (i) all payments due from ALS to date with respect to any such ALS Plan have been made and all amounts properly accrued to date as liabilities of ALS Plan which have not been paid have been properly recorded on the books of ALS and are reflected in the ALS Recent Balance Sheet; (ii) all reports and information relating to such ALS Plan required to be filed with any governmental entity have been timely filed except where the failure to do so would not result in material liability to ALS; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) with respect to such Plan or against the assets of such ALS Plan; (iv) no ALS Plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.



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



                 SECTION 5.17. Compliance with Laws. To the knowledge of ALS, ALS is in compliance with all laws, regulations, ordinances, permits and licenses relating to the ownership or use of ALS's properties and assets or related to the conduct of the ALS Business the enforcement of which would materially adversely affect ALS or the ALS Business as currently conducted by ALS.

                 SECTION 5.18. No Condemnation or Expropriation. ALS has not received a notice that either the whole or any portion of the ALS Properties or any other of its assets is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, or that any such condemnation, expropriation or taking has been proposed.

                 SECTION 5.19.  Tax Matters.

         (a) The provision made for taxes on the ALS Recent Balance Sheet is, in ALS's judgment, sufficient for payment of all federal, state, foreign, local and other income, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes and assessments, whether or not disputed at the date of the ALS Recent Balance Sheet, and for all years and periods prior thereto, except in each case where a failure to make such a provision would not have a material adverse effect on the ALS Business or the operations of ALS as a whole. Since the date of the ALS Recent Balance Sheet, ALS has not incurred any taxes material to the ALS Business or operations of ALS as a whole, other than taxes incurred in the ordinary course of business.

         (b) Except as disclosed in the ALS Disclosure Schedule, to ALS's knowledge, (i) ALS has filed when due all federal, state, local and foreign tax returns required by applicable law to be filed by it and has paid all taxes (including all deficiency assessments, additions to taxes, penalties and interest, of which notice has been received) to the extent that such amounts have become due or are claimed to be due from any federal, state, local or foreign taxing authorities; (ii) there is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any tax or deficiency against ALS and no power of attorney granted by ALS with respect to any tax matter is currently in force; (iii) there is no action, suit, proceeding, investigation, audit or claim pending against or with respect to ALS in respect of any tax or assessment, nor has any claim for additional tax or assessment being asserted by any such authority; and (iv) ALS has not filed any agreement or consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").




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



         (c) ALS has no plan or intention to reacquire any of its stock issued in the Merger.

         (d) ALS has no plan or intention to sell or otherwise dispose of any of the assets of Crossings acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         (e) ALS has no plan or intention to discontinue the historic business of Crossings as such term is defined in Treasury Regulations Section 1.368-1(d).

         (f) There is no intercorporate indebtedness existing between Crossings and ALS that was issued, acquired or will be settled at a discount.

         (g) The fair market value of the ALS Common Stock and any additional consideration provided hereunder to the Crossings Shareholders will be approximately equal to the fair market value of the Crossings Common Stock of the Crossings Shareholders.

         (h) ALS is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 SECTION 5.20. Contracts and Commitments. Except for (i) liabilities or obligations disclosed in the ALS Disclosure Schedule or (ii) liabilities or obligations disclosed pursuant to or in any section of this Agreement, to ALS's knowledge:

                 (a) ALS does not have any (i) collective bargaining agreements in effect or being negotiated, (ii) agreements to which it is a party that contain any severance or termination pay liabilities or obligations, (iii) employment or consulting agreements for employees in effect or being negotiated;

                 (b) ALS is not a party to any agreement which contains covenants limiting the freedom of ALS to compete in any line of business or market or with any person;

                 (c) ALS is not a party to any agreement that provides for payments to or by ALS in an aggregate amount of $100,000 or more and requires performance by ALS for a term of more than six (6) months from the date hereof and that is not terminable within six (6) months by ALS without material cost, liability or penalty;

                 (d) ALS is not a party to any agreement establishing or providing for any material joint




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

         venture, partnership or similar arrangement with any other person or entity related to the ALS Business; and

                 (e) ALS has no reason to believe that any material contract or commitment to which ALS is a party is not in full force and effect in accordance with the terms thereof (except in each case insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies).
         To ALS's actual knowledge, no party is in default with respect to any such contracts, except where the aggregate effect of such defaults would not have a material adverse effect on the ALS Business or the operations of ALS as a whole.

                 SECTION 5.21. Labor Disagreements. ALS has not experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements. Except as set forth on the ALS Disclosure Statement, ALS has not received a notice that there is any unfair labor practice, charge or complaint pending or threatened against it before the National Labor Relations Board or any comparable state agency or authority. To ALS's knowledge, there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting ALS. To ALS's knowledge, no question concerning representation has been raised or is threatened respecting ALS's employees. No grievance which might have a material adverse effect on the ALS Business and the operations of ALS as a whole is pending.

                 SECTION 5.22.  Environmental Matters.

         (a) To ALS's actual knowledge, except as set forth in the ALS Disclosure Schedule, (i) each facility and property owned, operated or leased by ALS has been and is now owned, operated or leased in compliance with all applicable Environmental Laws the noncompliance with which could materially adversely affect the ALS Business as currently conducted by ALS and (ii) there are no circumstances that may prevent or interfere with such compliance in the future.

         (b) There are no pending or, to ALS's actual knowledge, threatened suits, actions, claims, complaints, notices or requests for information received by ALS with respect to any alleged violation of any Environmental Law except for: (i) matters set forth in the ALS Disclosure Schedule and (ii) matters which, if adversely decided or resolved, individually or in the aggregate would not have a material adverse effect on the ALS Business as currently conducted by ALS.



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


         (c) ALS holds such permits, certificates, approvals, licenses, exemptions, variances, waivers, permits-by- rule, or other authorizations ("ALS Environmental Permits") issued by any governmental authority, or otherwise granted or conferred by operation of any Environmental Law, for the operation of its facilities or the ALS Business as are sufficient, in ALS's knowledge, to avoid a breach of the representation in Section 5.22(a) hereof. All such ALS Environmental Permits held by ALS are identified in the ALS Disclosure Schedule.

         (d) To ALS's knowledge, no property currently or previously owned, operated or leased by ALS is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or the Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any similar state or foreign list of sites requiring investigation or cleanup; and ALS has not received notice, nor is aware, of any lien filed against either the personal or real property of ALS under any Environmental Law.

         (e) To ALS's knowledge, ALS has not been required by any Environmental Law to place any notice or restriction relating to the presence of any hazardous materials in any deed to any facility or property owned, operated or leased by ALS where the failure to so place any such notice has, or may reasonably be expected to have, a material adverse effect on the ALS Business.

                 SECTION 5.23.  Affiliates' Relationships.

         (a) All leases, contracts or other arrangements between ALS and any Affiliate (as hereinafter defined) are set forth in the ALS Disclosure Schedule.

         (b) Other than as set forth in the ALS Disclosure Schedule, no ALS Affiliate has any material direct or indirect interest in (i) any entity which does business with ALS or is competitive with the ALS Business or (ii) any property, asset or right which is used by ALS in the conduct of the ALS Business.

         (c) For purposes of this Agreement, "ALS Affiliate" shall mean and include all ALS Shareholders, directors and officers of ALS; the spouse, parent or child of any such director or officer; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any such entity.

                 SECTION 5.24. No Brokers or Finders. Neither ALS nor any of its directors, officers, employees, ALS Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.



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


                 SECTION 5.25. Management Agreements. The ALS Disclosure Schedule contains a description of all material management, consulting or development agreements (the "ALS Management Agreements") to which ALS is a party and which relate to the management, consulting or development of one or more ALS Facilities. To ALS's knowledge, no party is in default, or with notice of lapse of time would be in default, with respect to any of the ALS Management Agreements.

                 SECTION 5.26.    Licenses and Permits.

         (a) The ALS Disclosure Statement contains summary description of all licenses, permits, certificates, approvals, resolutions, consents and other authorizations necessary to own, lease or operate each of the ALS Facilities or to conduct the ALS Business in compliance with applicable law ("ALS Permits").

         (b) ALS lawfully obtained and currently possesses the respective ALS Permits and has fulfilled and performed its obligations under each of the ALS Permits. No event has occurred and no condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the ALS Permits or would allow revocation or termination of any of the ALS Permits, or which might adversely affect the rights of ALS under any of the ALS Permits. No notice of cancellation, of default of any dispute concerning any of the ALS Permits, or of any event, condition or state of facts described in the preceding sentence, has been received by, or is known to, ALS or its officers, directors or employees. Except as set forth in the ALS Disclosure Statement, each of the ALS Permits is valid, subsisting and in full force and effect, and will continue in full force and effect after the Merger, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other person.

         (c) The ALS Permits include all applicable environmental, land use and growth management obligations required by any federal, state, local, foreign or other governmental body, regulatory commission or other person.

                 SECTION 5.27. Other Information. None of the representations or warranties to Crossings contained herein and no statements contained in the ALS Disclosure Schedule hereto contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.



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



                                   ARTICLE VI

                             COVENANTS OF Crossings

                 Crossings agrees that:

                 SECTION 6.01. Conduct of Crossings. From the date hereof until the Effective Time, Crossings and the Crossings Subsidiary Companies shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Except for actions otherwise contemplated herein, without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                 (a) Crossings will not adopt or propose any change in its articles of incorporation or bylaws;

                 (b) Crossings will not, and will not permit any Crossings Subsidiary Company to, merge or consolidate with any other Person (as defined below) or acquire a material amount of assets of any other Person;

                 (c) Crossings will not, and will not permit any Crossings Subsidiary Company to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments described in the Crossings Disclosure Schedule and (ii) in the ordinary course consistent with past practice;

                 (d) Neither Crossings nor any Crossings Subsidiary Company shall (i) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of the Crossings Common Stock, (ii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, or (iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of its outstanding shares of capital stock (provided, that, nothing contained herein shall restrict Crossings' ability to convert or exchange preferred stock of Crossings into Crossings Common Stock);

                 (e) Neither Crossings nor any Crossings Subsidiary Company shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights




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



         or securities of any kind to acquire any shares of, the capital stock of Crossings (provided, that, nothing contained herein shall restrict Crossings' ability to convert or exchange preferred stock of Crossings into Crossings Common Stock), (ii) incur any material indebtedness for borrowed money, (iii) waive, release, grant or transfer any rights of material value (iv) adopt a plan of liquidation or dissolution or (v) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles;

                 (f)  Neither Crossings nor any Crossings Subsidiary
         Company will, directly or indirectly, (i) increase the cash compensation payable or to become payable by it to any of its employees (other than with respect to raises in the ordinary course of business for hourly employees), officers, consultants or directors,
         (ii) enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Crossings or any Crossings Subsidiary Company, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or
         (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Crossings or any Crossings Subsidiary Company, except for travel advances in the ordinary course of business;

                 (g)  Neither Crossings nor any Crossings Subsidiary
         Company shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

                 (h) Crossings will not, and will not permit any Crossings Subsidiary Company to (i) take or agree or commit to take any action that would make any representation and warranty of Crossings hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and



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

                 (i) Crossings will not, and will not permit any Crossings Subsidiary Company to, agree or commit to do any of the foregoing.

         For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                 SECTION 6.02. Crossings Shareholder Meeting. Crossings shall cause a meeting of the Crossings Shareholders (the "Crossings Shareholders Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. In lieu of a live meeting of shareholders, approval and adoption of this Agreement and the Merger may be accomplished by the unanimous written consent of the Crossings Shareholders in accordance with Nevada Law and Crossings' articles of incorporation and bylaws. The Directors of Crossings shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Crossings Shareholders. In connection with such meeting, Crossings (i) will use its best efforts to obtain the necessary approvals by the Crossings Shareholders of this Agreement and the transactions contemplated hereby and (ii) will otherwise comply with all legal requirements applicable to such meeting.

                 SECTION 6.03. Access to Information. From the date hereof until the Effective Time, Crossings will give ALS, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Crossings and the Crossings Subsidiary Companies, will furnish to ALS, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Crossings' employees, counsel and financial advisors to cooperate with ALS in its investigation of the business of Crossings and the Crossings Subsidiary Companies; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Crossings to ALS hereunder.

                 SECTION 6.04. Notices of Certain Events. Crossings shall promptly notify ALS of:

                 (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;



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


                 (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                 (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Crossings or any Crossings Subsidiary Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
         Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

                 SECTION 6.05. Confidentiality. Prior to the Effective Time and after any termination of this Agreement Crossings will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning ALS and the ALS Subsidiary Companies furnished to Crossings in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Crossings, (ii) in the public domain through no fault of Crossings or
(iii) later lawfully acquired by Crossings from sources other than ALS; provided that Crossings may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, on a need-to-know basis, so long as such Persons are informed by Crossings of the confidential nature of such information and are directed by Crossings to treat such information confidentially; and provided, further, that in accordance with the Confidentiality Agreement entered into between ALS and CCI, Crossings may disclose such information to CCI and its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement. Crossings' obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Crossings will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to ALS, upon request, all documents and other materials, and all copies thereof, obtained by Crossings or on its behalf from ALS in connection with this Agreement that are subject to such confidence.




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



                                  ARTICLE VII

                                COVENANTS OF ALS

                 ALS agrees that:

                 SECTION 7.01. Conduct of ALS. From the date hereof until the Effective Time, ALS and the ALS Subsidiary Companies shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Except for actions otherwise contemplated herein or described in the ALS Disclosure Statement, without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                 (a) ALS will not adopt or propose any change in its certificate of incorporation or bylaws;

                 (b) ALS will not, and will not permit any ALS Subsidiary Company to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                 (c) ALS will not, and will not permit any ALS Subsidiary Company to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments described in the ALS Disclosure Schedule and (ii) in the ordinary course consistent with past practice;

                 (d) Except in connection with any of the ALS Restructuring Transactions, neither ALS nor any ALS Subsidiary Company shall (i) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of the ALS Common Stock, (ii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, or (iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of its outstanding shares of capital stock;

                 (e) Except in connection with any of the ALS Restructuring Transactions, neither ALS nor any ALS Subsidiary Company shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the




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


         capital stock of ALS, (ii) incur any material indebtedness for borrowed money, (iii) waive, release, grant or transfer any rights of material value (iv) adopt a plan of liquidation or dissolution or (v) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles;

                 (f)  Except in connection with any of the ALS
         Restructuring Transactions, neither ALS nor any ALS Subsidiary Company will, directly or indirectly, (i) increase the cash compensation payable or to become payable by it to any of its officers, consultants or directors, (ii) enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of ALS or any ALS Subsidiary Company, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or
         (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of ALS or any ALS Subsidiary Company, except for travel advances in the ordinary course of business;

                 (g)  Except in connection with any of the ALS
         Restructuring Transactions, neither ALS nor any ALS Subsidiary Company shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

                 (h) ALS will not, and will not permit any ALS Subsidiary Company to (i) take or agree or commit to take any action that would make any representation and warranty of ALS hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; or

                 (i) ALS will not, and will not permit any ALS Subsidiary Company to, agree or commit to do any of the foregoing.



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

                 SECTION 7.02. ALS Shareholder Meeting. ALS shall cause a meeting of the ALS Shareholders (the "ALS Shareholders Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. In lieu of a live meeting of shareholders, approval and adoption of this Agreement and the Merger may be accomplished by the unanimous written consent of the ALS Shareholders in accordance with Delaware Law and ALS's certificate of incorporation and bylaws. The Directors of ALS shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the ALS Shareholders. In connection with such meeting, ALS (i) will use its best efforts to obtain the necessary approvals by the ALS Shareholders of this Agreement and the transactions contemplated hereby and (ii) will otherwise comply with all legal requirements applicable to such meeting.

                 SECTION 7.03. Access to Information. From the date hereof until the Effective Time, ALS will give Crossings, CCI, the CCI Holders and their respective counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of ALS and the ALS Subsidiary Companies, will furnish to Crossings, CCI, the CCI Holders and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct ALS's employees, counsel and financial advisors to cooperate with Crossings in its investigation of the business of ALS and the ALS Subsidiary Companies; provided that no investigation pursuant to this Section shall affect any representation or warranty given by ALS to Crossings hereunder.

                 SECTION 7.04. Notices of Certain Events. ALS shall promptly notify Crossings of:

                 (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                 (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                 (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting ALS or any ALS Subsidiary Company which, if pending on the date of this Agreement, would have been required to have been



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



         disclosed pursuant to Section 5.13 or which relate to the consummation of the transactions contemplated by this Agreement.

                 SECTION 7.05. Confidentiality. Prior to the Effective Time and after any termination of this Agreement ALS will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Crossings, the Crossings Shareholders and the Crossings Subsidiary Companies furnished to ALS in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by ALS, (ii) in the public domain through no fault of ALS or (iii) later lawfully acquired by ALS from sources other than Crossings; provided that ALS may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement on a need-to-know basis so long as such Persons are informed by ALS of the confidential nature of such information and are directed by ALS to treat such information confidentially. ALS' obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, ALS will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Crossings, upon request, all documents and other materials, and all copies thereof, obtained by ALS or on its behalf from Crossings in connection with this Agreement that are subject to such confidence.

                 SECTION 7.06. Director and Officer Liability. For three years after the Effective Time, ALS will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Crossings and Crossings International Corporation, a Washington corporation ("Old Crossings"), in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Crossings' and Old Crossings' articles of incorporation and bylaws in effect on the date hereof with respect to present officers and directors and in effect as of the time of such act or omission with respect to former officer and directors; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

                 SECTION 7.07. ALS Restructuring Transactions. ALS shall use its best efforts to consummate on or prior to the Closing Date the restructuring transactions specifically



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



described on Schedule 7.07 attached hereto (collectively, the "ALS Restructuring Transactions").

                 SECTION 7.08.  IPO Registration Rights.

                 (a) Certain Other Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "CCI Holders" shall have the meaning set forth in Section 4A.02 above.

         "CCI Shares" shall mean the shares of ALS Common Stock issued to the CCI Holders pursuant to Section 1.02 hereof.

         "Commission" shall mean the United States Securities and Exchange Commission and any successor federal agency having similar powers.

         "IPO Right" shall mean the right of the CCI Holders to include the CCI Shares, as selling shareholders, in the Public Offering in accordance with this
Section 7.08.

         "Public Offering" shall mean the first offer and sale by ALS of shares of ALS Common Stock in a public offering registered pursuant to the Securities Act.

         The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         "Registrable Securities" shall mean the CCI Shares identified as "Registrable Securities" on Schedule 4A.02 for so long as they are held by the CCI Holders, or any transferee for which CCI acts as agent.

         "Registration Expenses" shall mean all expenses incurred by ALS in connection with the Public Offering and in complying with Section 7.08 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for ALS, blue sky fees and expenses, and accountants' expenses including without limitation any special audits or "comfort" letters incident to or required by any such registration, and any fees and disbursements of underwriters customarily paid by issuers, but excluding underwriting discounts and commissions.

         "Securities Act" shall mean the Securities Act of 1933, as amended.



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

                 (b) IPO Right. In the event ALS effects a Public Offering after the Effective Time, the CCI Holders, and each of them, shall be entitled to include in such registration all of the Registrable Securities held by them and to sell such Registrable Securities in the Public Offering (such shares referred to herein as the "Included Shares"), as selling shareholders, subject to the terms, conditions and limitations hereof. By electing to include Included Shares in the Public Offering, a CCI Holder shall agree to sell such Included Shares at the price and on the terms agreed to by ALS with respect to the primary shares of ALS Common Stock to be sold in the Public Offering. The IPO Right shall not be assignable by the CCI Holders except to transferees for which CCI acts as agent.

                 (c)      Exercise of IPO Right.

                          (1) Notice of Exercise. If ALS shall determine to effect a Public Offering, ALS will:

                                  (i) promptly give written notice thereof to each CCI Holder, which notice briefly describes the CCI Holders' rights under this Section 7.08 (including notice deadlines); and

                                  (ii)     include in such registration (and
                 any related filing or qualification under applicable blue sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any CCI Holder and received by ALS within ten (10) business days after the written notice from ALS described in clause (i) above is delivered by ALS. Such written request may specify all or a part of a Holder's Registrable Securities.

                          (2) Registration Statement Form. The Public Offering shall be effected by the filing of a registration statement on any form which ALS is eligible to use, such form to be selected by ALS.

                          (3) Expenses. Except as otherwise provided herein or prohibited by applicable law, ALS will pay all Registration Expenses in connection with the registration of Included Shares pursuant to this Section 7.08. Any underwriter's discount or commission payable with respect to Included Shares and the fees and expenses of legal counsel to the CCI Holders participating in such registration shall be paid by the CCI Holder selling such Included Shares.

                          (4) Information from CCI Holder. Each CCI Holder electing to sell Registrable Securities pursuant



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



         to the IPO Right shall furnish to ALS such information regarding such CCI Holder as ALS may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 7.08. Any such information shall be subject to the confidentiality provisions contained in Section 7.05.

                          (5) IPO Right Nonexclusive. ALS may register securities for sale for the account of any person in the Public Offering (including shares to be registered by or on behalf of ALS).

                 (d) Underwritten Public Offering. If the Public Offering is an underwritten offering of Registrable Securities, ALS will enter into an underwriting agreement reasonably acceptable to ALS with such underwriters for such offering, such agreement to contain such representations and warranties by ALS and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities similar in scope to those provided in Section 7.08(h). The holders of Included Shares shall be parties to any such underwriting agreement and ancillary selling shareholder agreements (which as to the selling shareholders shall be in such form as is reasonable and customary in the circumstances) and shall be responsible for bearing the underwriter's discount and commission applicable to such Included Shares. The representations and warranties by, and the other arrangements on the part of, ALS to and for the benefit of such underwriters, shall also be made to and for the benefit of such holders of Included Shares. Such holders of Included Shares shall not be required by ALS to make any representations or warranties to or agreements with ALS or the underwriters other than customary and reasonable representations, warranties or agreements (including indemnity agreements customary in secondary offerings which, assuming the underwriter is Natwest Securities Limited, would be similar in scope to indemnities contained in Section 7.08(h) below) regarding such holder and such holder's Registrable Securities.

                 (e) Preparation; Reasonable Investigation. In connection with the preparation and filing of a registration statement registering Included Shares under the Securities Act, ALS will give the holders of Included Shares and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission and each amendment thereof or supplement thereto, and will give each of them such reasonable access to its books and records and such opportunities to discuss the business of ALS with its officers and the independent public accountants who have certified its financial statements as shall be necessary in the opinion of such holders



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to conduct a reasonable investigation within the meaning of the Securities Act.

                 (f) Blue Sky Registration. In the event of any registration of any Registrable Securities under the Securities Act, ALS agrees to use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction as shall be reasonably requested by the holders of Included Shares; provided, however, that ALS shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states of jurisdictions.

                 (g) Reports under the Act. With a view to making available to the CCI Holders the benefits of Rule 144 under the Securities Act during the two year period following a Public Offering (but only so long as ALS shall be subject to the periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), ALS agrees to use its best efforts to:

                 (i) make and keep public information regarding ALS available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by ALS for an offering of its securities to the general public;

                 (ii) file with the Commission in a timely manner all reports and other documents required of ALS under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements;

                 (iii) so long as a CCI Holder owns any restricted securities, furnish to the holder forthwith upon written request a written statement by ALS as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety
                 (90) days following the effective date of the first registration statement filed by ALS for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of ALS, and such other reports and documents so filed as a CCI Holder may reasonably request in availing itself of any rule



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

              or regulation of the Commission allowing a holder to sell any such securities without registration.

              (h)      Indemnification.

                       (1) Indemnification by ALS. In the event of any registration of any Registrable Securities under the Securities Act pursuant to the IPO Right, ALS will, and hereby does, indemnify and hold harmless, in the case of any registration statement filed in connection therewith, the seller of any Included Shares covered by such registration statement (the "CCI Seller(s)"), its directors, trustees and officers, and each other person, if any, who controls such CCI Seller or any such underwriter within the meaning of the Securities Act, and in each case, against any losses, claims, damages, liabilities or expenses (including attorneys' fees), joint or several, to which such seller or any such director or officer or participating or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and ALS will reimburse such seller, and each such director, trustee, officer, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, provided that ALS shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to ALS through an instrument duly executed by such seller or any such director, trustee, officer, participating person or controlling person specifically stating that it is for use in the preparation thereof. Such



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         indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, participating person or controlling person and shall survive the transfer of such securities by such CCI Seller. ALS shall agree to provide provision for contribution relating to such indemnity as shall be reasonably requested by any CCI Seller or the underwriters.

                          (2) Indemnification by CCI Seller. ALS may require, as a condition to including any Registrable Securities in any registration statement filed to effect the Public Offering, that ALS shall have received an undertaking satisfactory to it from each CCI Seller, to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (1) of this Section 7.08(h)) ALS, each director of ALS, each officer of ALS who shall sign such registration statement and each other person, if any, who controls ALS within the meaning of the Securities Act, with respect to (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with written information furnished to ALS through an instrument duly executed by such CCI Seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement;
         maximum liability of any CCI Seller to ALS under this Section 7.08(h)(2) shall be limited to the net proceeds received by such CCI Seller in the Public Offering. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of ALS or any such director, officer or controlling person and shall survive the transfer of such Registrable Securities by such CCI Seller. The CCI Sellers shall also agree to provide provision for contribution relating to such indemnity as shall be reasonably requested by ALS or the underwriters.



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

                          (3) Notice of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 7.08(h), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 7.08(h). In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnified party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                 SECTION 7.09. Other Exit Rights of CCI Holders. Until the first to occur of (i) the date upon which the CCI Holders shall no longer own in the aggregate more than 26% of the CCI Shares or (ii) the date upon which the CCI Holders are entitled to sell Registrable Securities pursuant to Section
7.08 hereof (such earlier date, the "Ending Date"), ALS shall use its best efforts to afford the CCI Holders, with respect to the CCI Shares, the right to participate on a pro rata basis in any Liquidity Transaction (hereinafter defined) that ALS facilitates or approves. For purposes hereof, "Liquidity Transaction" shall mean any transaction that allows any holders of ALS Common Stock to sell their ALS Common Stock other than (a) any "Transfer" made by any such other holder of ALS Common Stock in accordance with the ALS Amended and Restated Stockholders' Agreement dated as of January 15, 1996, as amended, or
(b) any sale of ALS Common Stock which, together with all related sales of ALS Common Stock, does not exceed 1% of the then outstanding ALS Common Stock or
(c) any



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



sale of ALS Common Stock in the Public Offering or (d) any purchase by ALS of ALS Common Stock pursuant to the exercise of put options by other holders of ALS Common Stock pursuant to any of (x) the Stock Purchase Agreement among Heartland Retirement Services, Inc., the shareholders of Heartland Retirement Services, Inc. and ALS dated as of January 25, 1996; (y) the Limited Partner Interest Purchase Agreement between ALS, Alternative Living Services-Midwest Inc., Lionel S. Margolick and the limited partners referenced therein dated as of May 20, 1996; and (z) the Agreement and Plan of Merger among ALS, ALS Acquisition Corp., Alternative Living Services-Midwest Inc. and the shareholders of Alternative Living Services-Midwest, Inc. dated as of May 20, 1996, or (e) any purchase by ALS of ALS Common Stock pursuant to the exercise by ALS of a right to repurchase (m) the "Hennig Stock" as defined and described under the caption "Management -- Employment and Services Agreements
- --Employment Agreements with G. Faye Godwin and Douglas A. Hennig" in the draft Preliminary Prospectus included in the Confidential Memorandum; (n) the
"Pioneer Shares" as defined and described in "Business -- Joint Ventures and Strategic Alliances -- Proposed Joint Venture with Pioneer Development Company, Inc." in the draft Preliminary Prospectus included in the Confidential
Memorandum or (n) shares received upon the exercise of options granted under the 1995 Incentive Compensation Plan of ALS pursuant to the repurchase rights set forth in Section 15 of such plan.

                 SECTION 7.10. CCI Right to Attend Board Meetings. At all times subsequent to July 31, 1996 and prior to the Ending Date, CCI, as investment advisor to the CCI Holders, shall have the right to receive timely notice of, and have an opportunity to attend, all regular and special meetings of the Board of Directors of ALS and shall be entitled to receive copies of all correspondence from ALS to its Board of Directors and from the Board of Directors to ALS. Timely notice for purposes of this Section 7.09 shall mean such notice as is provided to the Board of Directors via the same delivery means used to deliver such notice to the Board of Directors.

                 SECTION 7.11. Stockholder Approval of Certain Transactions. At all such times as CCI is entitled to attend meetings of the Board of Directors of ALS pursuant to Section 7.10 hereof, ALS will not take any of the following actions without approval of the holders of a majority of the outstanding shares of ALS Common Stock, following notice of such proposed action to the ALS Shareholders as required by Delaware Law and the Restated Bylaws of ALS:

         (i) effect a corporate combination (excluding any merger, consolidation or combination not requiring stockholder approval under Delaware Law) or otherwise sell,



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

         convey, lease or dispose of all or substantially all of its property or business;

         (ii) alter or change the rights, preferences or privileges of the shares of ALS Common Stock so as to effect adversely the ALS Common Stock;

         (iii)     increase the authorized number of shares of ALS Common
                   Stock;

         (iv) create any new class or series of capital stock or any other securities convertible into capital stock of ALS; or

         (v) declare or pay any dividends on the ALS Common Stock other than dividends payable solely in cash or shares of common stock.

                   SECTION 7.12. Intended Beneficiary. The provisions of Sections 7.08, 7.09, 7.10 and 7.11 hereof are intended to be for the benefit of the CCI Holders, and each of CCI and each of the CCI Holders shall be entitled to enforce the provisions of these sections for the CCI Holders.

                   SECTION 7.13.  Certain Tax Matters.

         (a) Following the Closing, ALS will continue the historic business of Crossings or use a significant portion of Crossings historic business assets in a business within the meaning of Treasury Regulations
Section 1.368- 1(d).

         (b) ALS shall not, for a period of two years following the Effective Date, reacquire any of the ALS Common Stock issued in connection with the Merger.

                   SECTION 7.14. Certain Severance Benefits. Subject to completion of the Merger, ALS shall provide the severance benefits described on
Schedule 7.14 attached hereto to the employees of Crossings designated on
Schedule 7.14. This covenant is intended to be for the benefit of such Crossings' employees, and each of such Crossings' employees shall be entitled to enforce these covenants as if they were parties hereto.

                                  ARTICLE VIII

                         COVENANTS OF ALS AND CROSSINGS

                   The parties hereto agree that:

                   SECTION 8.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best



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efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                   SECTION 8.02. Certain Filings. Crossings and ALS shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                   SECTION 8.03. Public Announcements. ALS and Crossings will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

                   SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Crossings, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Crossings, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Crossings acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                   SECTION 8.05.  Exclusive Dealing.

           (a) During the period commencing April 6, 1996 and ending on the date upon which this Agreement is terminated pursuant to Section 10.1 below, each party hereto shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such party or any of its subsidiaries to (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined) or (ii) participate in any substantive discussions or negotiations regarding, or knowingly furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead




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to, any Acquisition Proposal.  For purposes of this Agreement "Acquisition
Proposal" means an inquiry about or proposal for the acquisition or purchase of 25% or more of the assets of such party and its subsidiaries, taken as a whole, or any acquisition or purchase, or any tender offer or exchange offer that if consummated would result in any person beneficially owning, any equity securities of such party representing in excess of 25% of the voting capital stock of such party or any equity securities of any material subsidiary of such party, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its material subsidiaries (or the equity securities thereof) other than (i) the Merger, (ii) in the case of ALS, the ALS Restructuring Transactions, or (iii) in the case of Crossings, any exchange or conversion of currently outstanding equity securities of Crossings into Crossings Common Stock.

                   (b) During the Exclusive Period, neither party, its subsidiaries nor the respective Boards of Directors of such party and its subsidiaries or any committee thereof, shall (i) approve or recommend, propose to approve or recommend, consider or evaluate, or cause to be considered or evaluated, any Acquisition Proposal or (ii) enter into any agreement or understanding with respect to any Acquisition Proposal.

                   (c) (i) If either party hereto shall breach this Section
8.05 and the Merger shall not be consummated, such party shall be obligated to immediately pay the other party, in same day funds, all of the costs and expenses incurred by the other party in connection with proposed Merger and the negotiation and documentation of this Agreement, including without limitation the fees and expenses of its financial consultants, accountants and counsel and the time (on a reasonable per diem rate basis) and expenses incurred by personnel of the other party in connection therewith (the "Expenses"), plus the sum of $1,500,000 (the "Termination Fee"), or (ii) if an Acquisition Proposal shall have been made to a party during the Exclusive Period and within six months following the termination of such Exclusive Period such party or its shareholders enter into an agreement with respect to, or approves or recommends or takes any action to knowingly facilitate such Acquisition Proposal, such party shall be obligated to immediately pay the other party, in same day funds upon demand, the Expenses and the Termination Fee; provided, that, if a party instructs its advisors and representatives to abide by the terms of this
Section 8.05 and any of its advisors or representatives (other than any of such party's officers, directors or employees) violates the terms of this Section
8.05 without the approval or participation of such party, such party shall not be liable for the Termination Fee, but shall remain liable for the other party's Expenses. The parties hereto agree that damages in the event of a breach by either party of this Section 8.05 would be difficult to determine and that the



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liquidated damages provided for by this Section 8.05 represent the parties'
reasonable and good faith estimate thereof and are not intended as a penalty.

                   SECTION 8.06.  Tax Matters.

         (a) ALS and Crossings shall report for all purposes that the Merger is a tax-free reorganization under Section 368(a) of the Code. ALS and Crossings shall not take any position to the contrary, and shall not take any action to disqualify the Merger as a reorganization under Section 368(a) of the Code.

         (b) Except for the payment of up to $40,000.00 of the expenses of CCI in connection with the transactions contemplated by this Agreement by the Surviving Company if the Merger is consummated (or by Crossings if the Merger is not consummated), ALS, Crossings and CCI shall pay their respective expenses incurred in connection with such transactions and neither ALS nor Crossings shall pay the expenses of any of the Crossings Shareholders. Except as specifically addressed in this Section 8.06, responsibility for the expenses of ALS and Crossings shall be governed by Section 11.04 below.


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

                   SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of Crossings and ALS to consummate the Merger are subject to the satisfaction of the following conditions:

                   (i) this Agreement and the consummation of the Merger shall have been adopted and approved by the Crossings Shareholders in accordance with Nevada Law;

                   (ii) this Agreement and the consummation of the Merger shall have been adopted and approved by the shareholders of ALS in accordance with Delaware Law;

                   (iii) all of the ALS Shareholders and the Crossings Shareholders shall have waived their right to exercise dissenter's rights in connection with the Merger;

                   (iv)  any applicable waiting period under the
         Hart-Scott-Rodino Antitrust Improvements Act of 1976, relating to the Merger shall have expired;

                   (v) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

                   (vi) ALS and each of Richard W. Boehlke, D. Lee Field and David M. Boitano shall have entered into and delivered to each other Services or Employment Agreements in form and substance satisfactory to ALS and each such person, respectively;

                   (vii) Crossings shall have obtained all Required Crossings Consents;

                   (viii) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained.

                   SECTION 9.02. Conditions to the Obligations of ALS. The obligation of ALS to consummate the Merger is subject to the satisfaction of the following further conditions:

                   (i) Crossings shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Crossings contained in this Agreement and in any certificate or other writing delivered by Crossings pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except with respect to the actions taken by Crossings and the Crossings Shareholders contemplated herein) and ALS shall have received a certificate signed by the Vice President and Chief Financial Officer of Crossings to the foregoing effect;

                   (ii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of Crossings and the Crossings Subsidiary Companies after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending;

                   (iii) ALS shall have received all documents it may reasonably request relating to the existence of Crossings and the Crossings Subsidiary Companies and the authority of Crossings to enter into and perform this Agreement, all in form and substance satisfactory to ALS;

                   (iv) ALS shall have received an opinion of Bogle & Gates P.L.L.C., counsel to Crossings, in the form of Exhibit 9.02(iv) attached hereto, dated as of the Closing;

                   (v) ALS shall have received an opinion of Woodburn & Wedge, special Nevada counsel to Crossings, in the form of Exhibit 9.02(v) attached hereto, dated as of the Closing;

                   (vi) ALS shall have received an opinion of Bogle & Gates P.L.L.C., counsel to Crossings, as to certain tax matters, in the form of Exhibit 9.02(vi) attached hereto, dated as of the Closing;

                   (vii) ALS shall have received from each of the Crossings Shareholders a fully signed Restricted Stock Agreement, in the form of
         Exhibit 9.02(vii) attached hereto, dated as of the Closing;

                   (viii) ALS shall have received purchaser representative letters and questionnaires in form and substance satisfactory to ALS from each of the Crossings Shareholders (other than CCI Holders) that is not an "accredited investor" as defined by Rule 501 of Regulation D;

                   (ix) All state securities laws or "blue sky" permits and authorizations (or shall otherwise have available an exemption from the requirements of such laws) necessary to issue the Merger Consideration pursuant to the Merger and the transactions contemplated hereby shall have been received; and

                   (x) From the date hereof through the Effective Time, there shall have been no material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business, or prospects of Crossings and the Crossings Subsidiary Companies taken as a whole.

                   SECTION 9.03. Conditions to the Obligations of Crossings. The obligation of Crossings to consummate the Merger is subject to the satisfaction of the following further conditions:

                   (i) ALS shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of ALS contained in this Agreement and in any certificate or other writing delivered by ALS pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except with respect to the actions taken by ALS and the ALS Shareholders contemplated herein) and Crossings shall have received a certificate signed by the President of ALS to the foregoing effect;

                   (ii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of ALS and the ALS Subsidiary Companies after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending;

                   (iii) Crossings shall have received all documents it may reasonably request relating to the existence of ALS and the ALS Subsidiary Companies and the authority of ALS to enter into and perform this Agreement, all in form and substance satisfactory to Crossings;

                   (iv) Crossings shall have received an opinion of Rogers & Hardin, counsel to ALS, in the form of Exhibit 9.03(iv) attached hereto, dated as of the Closing;

                   (v) Crossings shall have received an opinion of Rogers & Hardin, counsel to ALS, as to certain tax matters, in the form of
         Exhibit 9.03(v) attached hereto, dated as of the Closing;

                   (vi) CCI shall have received the Amendment to Stockholders' Agreement dated as of May 22, 1996, executed by ALS Shareholders holding not fewer than 87% of the shares of ALS Common Stock prior to giving effect to the Merger and the ALS Restructuring Transactions; and

                   (vii) From the date hereof through the Effective Time, there shall have been no material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business, or prospects of ALS and the ALS Subsidiary Companies taken as a whole.


                                   ARTICLE X

                                  TERMINATION

                   SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Crossings):

                   (i)  by mutual written consent of Crossings and ALS;



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




                   (ii) by either Crossings or ALS, if the Merger has not been consummated by May 31, 1996; or

                   (iii) by either Crossings or ALS, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining ALS or Crossings from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.


                   SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.05, 7.05, 8.03, 8.05, 8.06, 10.02 and 11.04
shall survive the termination hereof.


                                   ARTICLE XI

                                 MISCELLANEOUS

                   SECTION 11.01. Notices. Except as otherwise required by applicable law, all notices, approvals, consents and other communications to ALS or Crossings under or in connection with this Agreement shall be in writing and shall be sent via telephone facsimile transmission, via personal delivery or via express courier or delivery service, addressed to such party at such party's address or telephone facsimile number set forth below or at such other address or telephone facsimile number as shall be designated by such party in a written notice given to the other party complying as to delivery with the terms of this Section:

                           if to ALS, to:

                                    Alternative Living Services, Inc.
                                    184 Shuman Boulevard
                                    Naperville, Illinois  60563
                                    Attn:  William G. Petty, Jr.
                                    Facsimile No. (708) 357-4020

                           and to:

                                    Alternative Living Services, Inc.
                                    450 Sunnyslope Road
                                    Suite 300
                                    Brookfield, Wisconsin  53005
                                    Attn: William F. Lasky
                                    Facsimile No. (414) 789-9592
                           with a copy to:

                                    Roger & Hardin
                                    2700 Cain Tower
                                    229 Peachtree Street
                                    Atlanta, Georgia  30303
                                    Attn: Alan C. Leet
                                    Facsimile No. (404) 525-2224


                           if to Crossings, to:

                                    Crossings International Corporation
                                    1201 Pacific Avenue
                                    Suite 1800
                                    Tacoma, Washington  98402
                                    Attn: Richard W. Boehlke
                                    Facsimile No. (206) 383-9979

                           with a copy to:

                                    Bogle & Gates P.L.L.C.
                                    4700 Two Union Square
                                    601 Union Street
                                    Seattle, Washington  98101-2322
                                    Attn: Kyle B. Lukins
                                    Facsimile No. (206) 621-2660


                           if to CCI, to:

                                    Capital Consultants, Inc.
                                    2300 Southwest Yamhill Street
                                    Suite 8000
                                    Portland, Oregon  97204-1383
                                    Attn: Carol Hardie
                                    Facsimile No. (503) 241-0448

                           with a copy to:

                                    O'Melveny & Myers
                                    400 South Hope Street
                                    Los Angeles, California  90071-2899
                                    Attn: Kathryn A. Sanders
                                    Facsimile No. (213) 669-6407

         All such notices, approvals, consents and other communications shall be deemed given (i) when given and receipted for (or upon the date of attempted delivery when delivery is refused), if sent via personal delivery or via express courier or delivery service or (ii) when received, if sent via telephone facsimile (confirmation of such receipt via confirmed telephone facsimile being deemed receipt).

                   SECTION 11.02. Survival of Representations, Warranties and Certain Agreements. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Sections 6.05, 7.05, 7.06, 7.08, 7.09, 7.10, 7.11, 7.12, 7.13, 7.14, 8.03, 8.05, 8.06, 10.02, 11.02, 11.03
and 11.04. Nothing contained in this Section 11.02 shall relieve any Person from liability for actual fraud in connection with any representations or warranties contained in this Agreement or the Ancillary Instruments.

                   SECTION 11.03. Amendments; No Waivers. (a) Except as set forth in the first proviso below, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Crossings and ALS or in the case of a waiver, by the party against whom the waiver is to be effective; provided that with respect to Sections 7.08, 7.09, 7.10, 7.11 and 7.12, and Articles IV(A) and XI of this Agreement, any provision may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Crossings, ALS and CCI or in the case of a waiver, by the party against who the waiver is to be effective; and, provided, further, that after the adoption of this Agreement by the Crossings Shareholders, no such amendment or waiver shall, without the further approval of the Crossings Shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of Crossings Stock, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Crossings Shareholders.

                   (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                   SECTION 11.04. Expenses. Except for the payment of up to $40,000.00 of the expenses of CCI in accordance with Section 8.06, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such cost or expense; provided that if the Merger is consummated the Surviving Corporation shall bear all such costs and expenses of Crossings.

                   SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

                   SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

                   SECTION 11.07. Counterparts; Effectiveness; Facsimile Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement or of the signature page of any of the ALS Ancillary Instruments, Crossings Ancillary Instruments or CCI Ancillary Instruments via telephone facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement or of any such document.

                   SECTION 11.08. Entire Agreement. Except for the Confidentiality Agreement entered into between ALS and CCI in April, 1996, which shall remain in full force and effect in accordance with its terms, this Agreement, the Exhibits and Schedules hereto, and each of the Crossings Ancillary Instruments, the ALS Ancillary Instruments and the CCI Ancillary Instruments constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, the Crossings Ancillary Instruments, ALS Ancillary Instruments and the CCI Ancillary Instruments. Except as specifically set forth herein, neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The terms of this Agreement have been the subject of careful consideration and negotiation by the parties hereto, and in construing any particular provision of this Agreement, no consideration shall be given to which party prepared or suggested the particular words employed in such provision.

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                             ALTERNATIVE LIVING SERVICES, INC.


                             By /s/ William F. Lasky
                               -------------------------------------
                             Title:  President
                                    --------------------------------


                             NEW CROSSINGS INTERNATIONAL CORPORATION


                             By /s/ Richard W. Boehlke
                               -------------------------------------
                             Title:  President
                                    --------------------------------


                             CAPITAL CONSULTANTS, INC.


                             By /s/ Jeffrey L. Grayson
                               -------------------------------------
                             Title: Chief Executive Officer
                                    --------------------------------

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES:
  Independent Auditors' Report.......................................................   F-3
  Consolidated Balance Sheets, as of December 31, 1994 and 1995......................   F-4
  Consolidated Statements of Operations, periods January 1, 1993 to December 13, 1993 and December 14, 1993 to December 31, 1993, and the years ended December 31,
     1994 and 1995...................................................................   F-5
  Consolidated Statements of Changes in Stockholders' Equity, periods January 1, 1993 to December 13, 1993 and December 14, 1993 to December 31, 1993, and the years
     ended December 31, 1994 and 1995................................................   F-6
  Consolidated Statements of Cash Flows, periods January 1, 1993 to December 13, 1993 and December 14, 1993 to December 31, 1993, and the years ended December 31,
     1994 and 1995...................................................................   F-7
  Notes to Consolidated Financial Statements.........................................   F-8
  Condensed Consolidated Balance Sheet, as of March 31, 1996 (unaudited).............  F-17
  Condensed Consolidated Statements of Operations, three months ended March 31, 1995 and 1996 (unaudited)............................................................  F-18
  Condensed Consolidated Statements of Cash Flows, three months ended March 31, 1995 and 1996 (unaudited)............................................................  F-19
  Notes to Condensed Consolidated Financial Statements (unaudited)...................  F-20
HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES:
  Report of Independent Public Accountants...........................................  F-21
  Consolidated Balance Sheets, as of December 31, 1994 and 1995......................  F-22
  Consolidated Statements of Income, period from January 11, 1993 (inception) to
     December 31, 1993 and the years ended December 31, 1994 and 1995................  F-23
  Consolidated Statements of Changes in Shareholders' Equity, period from January 11,
     1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and
     1995............................................................................  F-24
  Consolidated Statements of Cash Flows, period from January 11, 1993 (inception) to
     December 31, 1993 and the years ended December 31, 1994 and 1995................  F-25
  Notes to Consolidated Financial Statements.........................................  F-26
NEW CROSSINGS INTERNATIONAL CORPORATION:
  Independent Auditors' Report.......................................................  F-33
  Combined Balance Sheets, as of December 31, 1994 and 1995..........................  F-34
  Combined Statements of Operations, years ended December 31, 1993, 1994 and 1995....  F-35
  Combined Statements of Shareholders' Deficit, years ended December 31, 1993, 1994 and 1995........................................................................  F-36
  Combined Statements of Cash Flows, years ended December 31, 1993, 1994 and 1995....  F-37
  Notes to Combined Financial Statements.............................................  F-38
  Condensed Consolidated Balance Sheet, as of March 31, 1996 (unaudited).............  F-47
  Condensed Combined and Consolidated Statements of Operations, three months ended
     March 31, 1995 and 1996 (unaudited).............................................  F-48
  Condensed Combined and Consolidated Statements of Cash Flows, three months ended
     March 31, 1995 and 1996 (unaudited).............................................  F-49

                                                                                       PAGE
                                                                                       ----
ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES:
  Independent Auditors' Report.......................................................  F-51
  Combined Balance Sheet, December 31, 1995..........................................  F-52
  Combined Statement of Operations, year ended December 31, 1995.....................  F-53
  Combined Statement of Changes in Stockholders' Equity, year ended December 31,
     1995............................................................................  F-54
  Combined Statement of Cash Flows, year ended December 31, 1995.....................  F-55
  Notes to Combined Financial Statements.............................................  F-56
  Condensed Combined Balance Sheet, as of March 31, 1996 (unaudited).................  F-60
  Condensed Combined Statements of Operations, three months ended March 31, 1995 and
     1996 (unaudited)................................................................  F-61
  Condensed Combined Statements of Cash Flows, three months ended March 31, 1995 and
     1996 (unaudited)................................................................  F-62
  Notes to Condensed Combined Financial Statements (unaudited).......................  F-63

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Alternative Living Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Alternative Living Services, Inc. and subsidiaries (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the Predecessor for the period January 1, 1993 to December 13, 1993 and for the Company for the period December 14, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1995, and the results of operations and cash flows for the Predecessor for the period January 1, 1993 to December 13, 1993 and for the Company for the period December 14, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Milwaukee, Wisconsin
February 12, 1996

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                       1994            1995
                                                                    -----------     -----------
                                            ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   310,814     $ 2,947,964
  Short-term investments..........................................       50,000          50,000
  Resident receivables, net.......................................       70,409          55,276
  Other current assets............................................      188,449         282,505
                                                                    -----------     -----------
          Total current assets....................................      619,672       3,335,745
                                                                    -----------     -----------
Property, plant and equipment, net................................    9,167,085      27,289,291
Minority interest.................................................      553,368              --
Long-term investments.............................................           --       1,183,105
Investments in and advances to unconsolidated affiliates..........    1,601,536       4,788,148
Other assets......................................................    2,482,293       2,760,323
                                                                    -----------     -----------
          Total assets............................................  $14,423,954     $39,356,612
                                                                     ==========      ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt..........................  $   191,814     $   162,419
  Accounts payable................................................      443,476         786,169
  Accrued expenses................................................      911,949       1,180,129
  Advances from and notes payable to unconsolidated affiliates....      284,356              --
                                                                    -----------     -----------
          Total current liabilities...............................    1,831,595       2,128,717
                                                                    -----------     -----------
Long-term debt, less current installments.........................    6,356,260      17,100,996
Advances from and notes payable to unconsolidated affiliates......    1,550,000              --
Other long-term liabilities.......................................      126,859         174,419
Minority interest.................................................           --         609,745
Stockholders' equity:
  Common stock and additional paid-in capital.....................    5,216,527      21,745,607
  Accumulated deficit.............................................     (657,287)     (2,402,872)
                                                                    -----------     -----------
          Total stockholders' equity..............................    4,559,240      19,342,735
                                                                    -----------     -----------
          Total liabilities and stockholders' equity..............  $14,423,954     $39,356,612
                                                                     ==========      ==========

          See accompanying notes to consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
 PERIODS JANUARY 1, 1993 TO DECEMBER 13, 1993 AND DECEMBER 14, 1993 TO DECEMBER
                                   31, 1993,
                   AND YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                  PREDECESSOR
                                                    TO THE
                                                   COMPANY                 THE COMPANY
                                                  ----------   ------------------------------------
                                                     1993        1993         1994         1995
                                                  ----------   ---------   ----------   -----------
Revenue:
  Resident service fees.........................  $2,636,329   $ 129,659   $4,505,884   $ 9,683,756
  Other.........................................       4,500      17,420      450,556       780,378
                                                  ----------   ---------   ----------   -----------
Operating revenue...............................   2,640,829     147,079    4,956,440    10,464,134
                                                  ----------   ---------   ----------   -----------
Operating expenses:
  Residence operations..........................   1,671,957      86,697    2,933,549     7,206,988
  Lease expense.................................     563,211      18,870      697,126       889,514
  General and administrative....................     423,262      40,823    1,457,719     2,599,170
  Depreciation and amortization.................     100,438       6,330      258,247       814,571
                                                  ----------   ---------   ----------   -----------
          Total operating expenses..............   2,758,868     152,720    5,346,641    11,510,243
                                                  ----------   ---------   ----------   -----------
Operating loss..................................    (118,039)     (5,641)    (390,201)   (1,046,109)
Other income (expense):
  Interest expense..............................     (47,841)     (8,571)    (322,393)   (1,047,031)
  Interest income...............................          --          --       21,483       234,495
  Gain on sale of land..........................          --          --           --       438,659
  Equity in losses of unconsolidated
     affiliates.................................          --          --         (500)     (437,736)
  Minority interest in losses of consolidated
     subsidiaries...............................          --          --       48,536       112,137
                                                  ----------   ---------   ----------   -----------
          Total other expense, net..............     (47,841)     (8,571)    (252,874)     (699,476)
                                                  ----------   ---------   ----------   -----------
          Net loss..............................  $ (165,880)  $ (14,212)  $ (643,075)  $(1,745,585)
                                                   =========    ========    =========    ==========
Net loss per share..............................               $   (0.01)  $    (0.25)  $     (0.32)
                                                                ========    =========    ==========
Weighted average shares outstanding.............               2,549,453    2,549,453     5,453,158
                                                                ========    =========    ==========

          See accompanying notes to consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
 PERIODS JANUARY 1, 1993 TO DECEMBER 13, 1993 AND DECEMBER 14, 1993 TO DECEMBER
                                   31, 1993,
                   AND YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                     COMMON STOCK
                                                    AND ADDITIONAL
                                                   PAID-IN CAPITAL                       STOCK
                                                 --------------------   ACCUMULATED   SUBSCRIPTION
          PREDECESSOR TO THE COMPANY             SHARES     AMOUNTS       DEFICIT      RECEIVABLE       TOTAL
- -----------------------------------------------  ------   -----------   -----------   ------------   -----------
Balances at December 31, 1992..................  6,155    $   980,266   $  (616,059)  $   (200,000)  $   164,207
  Asset contribution in exchange for stock.....    199         50,000            --             --        50,000
  Adjustment to contributed capital............     --       (152,427)           --             --      (152,427)
  Receipt of stock subscription................     --             --            --        200,000       200,000
  Net loss.....................................     --             --      (165,880)            --      (165,880)
                                                 ------   -----------   -----------   ------------   -----------
Balances at December 13, 1993..................  6,354    $   877,839   $  (781,939)  $         --   $    95,900
                                                 ======   ============  ============  ============   ============

                                                   COMMON STOCK
                                                  AND ADDITIONAL
                                                  PAID-IN CAPITAL                        STOCK
                                              -----------------------   ACCUMULATED   SUBSCRIPTION
                THE COMPANY                    SHARES       AMOUNTS       DEFICIT      RECEIVABLE       TOTAL
- --------------------------------------------  ---------   -----------   -----------   ------------   -----------
Initial capitalization at December 14, 1993:
  Common stock issued for cash..............    112,378   $   330,000   $        --   $         --   $   330,000
  Satisfaction of payment of short-term
    advance.................................     58,002       170,000            --             --       170,000
  Common stock subscribed...................    754,021     2,200,000            --     (2,200,000)           --
  Liabilities assumed in excess of assets
    transferred to the Company from the
    Predecessor.............................    888,150      (160,815)           --             --      (160,815)
  Net loss..................................         --            --       (14,212)            --       (14,212)
                                              ---------   -----------   -----------   ------------   -----------
Balances at December 31, 1993...............  1,812,551     2,539,185       (14,212)    (2,200,000)      324,973
                                              ---------   -----------   -----------   ------------   -----------
  Receipt of stock subscription.............         --            --            --      2,200,000     2,200,000
  Contributed capital from majority
    stockholder.............................         --     2,677,342            --             --     2,677,342
  Net loss..................................         --            --      (643,075)            --      (643,075)
                                              ---------   -----------   -----------   ------------   -----------
Balances at December 31, 1994...............  1,812,551     5,216,527      (657,287)            --     4,559,240
                                              ---------   -----------   -----------   ------------   -----------
  Net proceeds from private offering........  4,302,994    19,029,080            --             --    19,029,080
  Retirement of stock held by minority
    stockholder.............................   (380,636)   (2,500,000)           --             --    (2,500,000)
  Common stock issued for contributed
    capital.................................    917,150            --            --             --            --
  Net loss..................................         --            --    (1,745,585)            --    (1,745,585)
                                              ---------   -----------   -----------   ------------   -----------
Balances at December 31, 1995...............  6,652,059   $21,745,607   $(2,402,872)  $         --   $19,342,735
                                              =========   ============  ============  ============   ============

          See accompanying notes to consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 PERIODS JANUARY 1, 1993 TO DECEMBER 13, 1993 AND DECEMBER 14, 1993 TO DECEMBER
                                   31, 1993,
                   AND YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                        PREDECESSOR
                                                          TO THE
                                                          COMPANY                  THE COMPANY
                                                        -----------   --------------------------------------
                                                           1993         1993         1994           1995
                                                        -----------   ---------   -----------   ------------
Cash flows from operating activities:
  Net loss............................................  $  (165,880)  $ (14,212)  $  (643,075)  $ (1,745,585)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.....................      100,438       6,330       258,247        814,571
    Gain on sale of land..............................           --          --            --       (438,659)
    Minority interest in losses of consolidated
      subsidiaries....................................           --          --       (48,536)      (112,137)
    (Increase) decrease in net resident receivables...      (23,150)     12,350       (93,491)        15,133
    (Increase) decrease in other current assets.......       21,878          --      (172,300)       (92,618)
    Increase (decrease) in accounts payable...........        5,792      (4,673)       57,741        342,693
    Increase in accrued expenses......................      299,038      42,646       168,170        223,093
    Changes in other assets and liabilities and other
      adjustments.....................................           --          --       116,338       (102,440)
                                                        -----------   ---------   -----------   ------------
Net cash provided by (used in) operating activities...      238,116      42,441      (356,906)    (1,095,949)
                                                        -----------   ---------   -----------   ------------
Cash flows from investing activities:
  Purchase of short-term investments..................           --          --       (50,000)            --
  Net proceeds from sale of land......................           --          --            --        972,249
  Acquisitions of affiliate and facility..............           --          --       (66,930)      (850,000)
  Payments for property, plant and equipment and
    project development costs.........................   (1,692,502)    (10,184)   (1,772,173)   (12,667,187)
  Investments in and advances to unconsolidated
    affiliates........................................     (291,084)     74,641    (1,485,574)    (3,186,612)
  Increase in long-term investments...................           --          --            --     (1,183,105)
  Due from minority stockholder.......................           --    (100,521)           --             --
  Payments for deferred costs.........................      (18,470)     (1,201)      (30,274)      (208,291)
                                                        -----------   ---------   -----------   ------------
Net cash used in investing activities.................   (2,002,056)    (37,265)   (3,404,951)   (17,122,946)
                                                        -----------   ---------   -----------   ------------
Cash flows from financing activities:
  Contributions by minority partner and minority
    stockholder.......................................           --          --       745,000      1,275,250
  Purchase of remaining limited partners..............           --          --      (605,000)            --
  Payments for financing costs........................           --      (7,179)      (36,579)      (221,104)
  Repayment of line of credit and short-term note
    payable...........................................           --     (25,000)           --     (4,208,166)
  Repayments of long-term debt........................     (136,041)   (107,244)   (1,320,503)    (6,575,095)
  Proceeds from issuance of long-term debt............    1,650,000          --            --     15,890,436
  Changes in advances from and notes payable to
    unconsolidated affiliates.........................      170,000     330,000       216,658     (1,834,356)
  Issuance of common stock and other capital
    contributions.....................................     (102,427)         --     2,677,342     19,029,080
  Retirement of stock held by minority stockholder....           --          --            --     (2,500,000)
  Stock subscription received.........................      200,000          --     2,200,000             --
                                                        -----------   ---------   -----------   ------------
Net cash provided by financing activities.............    1,781,532     190,577     3,876,918     20,856,045
                                                        -----------   ---------   -----------   ------------
Net increase in cash and cash equivalents.............       17,592     195,753       115,061      2,637,150
Cash and cash equivalents:
  Beginning of period.................................           --          --       195,753        310,814
                                                        -----------   ---------   -----------   ------------
  End of period.......................................  $    17,592   $ 195,753   $   310,814   $  2,947,964
                                                        ============  ==========  ============  =============

          See accompanying notes to consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

(1) BUSINESS

     Alternative Living Services, Inc. (the Company) was organized on December 14, 1993 to develop, own and operate assisted living residences. As of December 31, 1995, the Company operated and consolidated in its financial statements eight residences totaling 428 living units located in Wisconsin, Pennsylvania and Florida. As of the same date, the Company had two residences in construction and two in different stages of pre-construction development. In addition, the Company is a 50% owner of the corporation which is the general partner of limited partnerships formed to develop and operate seven residences in Michigan.

     In connection with the initial capitalization of the Company on December 14, 1993, substantially all of the assets and liabilities of two corporations under common control with the Company were transferred to the Company at historical book values in exchange for 49% of the common stock in the Company. Accordingly, for financial reporting purposes, the combined financial statements of these two affiliated companies for all periods prior to December 14, 1993 are referred to as the "Predecessor." The net assets of the Predecessor which were not transferred to the Company at the initial capitalization were primarily intercompany receivables and payables and intangible assets, totaling $256,715.

     The Company became a majority-owned subsidiary of Evergreen Healthcare, Inc. (Evergreen) on the date of initial capitalization in exchange for $330,000 in cash, satisfaction of a $170,000 short-term advance and a $2,200,000 stock subscription. Subsequent to the issuance of stock in May 1995, the Company was no longer a majority-owned subsidiary of Evergreen. (See note 11.)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies of the Company are as follows:

  (a) Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Results of operations of the majority-owned subsidiaries are included from the date of acquisition. All significant intercompany accounts and transactions with such subsidiaries have been eliminated in the consolidation.

  (b) Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows.

  (c) Property, Plant and Equipment

          Property, plant and equipment is carried at cost, net of accumulated depreciation. Depreciation is computed over the estimated lives of the assets using the straight-line method. Buildings and improvements are depreciated over 20 to 40 years, and furniture, fixtures and equipment are depreciated over seven years. Maintenance and repairs are expensed as incurred.

  (d) Intangible Assets and Project Development Costs

          Intangible Assets and Project Development Costs, which are included in Other Assets, are composed of organization costs, pre-opening costs, deferred financing costs, and project development costs. Organization costs are amortized on a straight-line basis over five years. Pre-opening costs are amortized on a straight-line basis over three years. Deferred financing costs are amortized on a straight-line basis over the term of the debt.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

  (e) Goodwill

          Goodwill represents the cost of acquired net assets in excess of their fair market values. Amortization of goodwill is computed using the straight-line method over a period of forty years. The Company's management periodically evaluates goodwill for impairment based upon expectations of nondiscounted operating cash flows in relation to the net capital investment in the subsidiary.

  (f) Revenue

          Revenue consists primarily of resident service fees which are reported at net realizable amounts.

  (g) Income Taxes

          Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Fair Value of Financial Instruments

          The carrying amounts of cash, cash equivalents and short-term investments approximate fair value due to the short-term nature of the accounts and due to the accounts earning interest at current market rates. The carrying amount of the Company's debt approximates fair value due to the interest rates approximating the current rates available to the Company for similar borrowing arrangements.

  (i) Use of Estimates

          The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Net Loss Per Share

          Net loss per share is based upon the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares include stock options, which have been included using the treasury stock method only when their effect is dilutive (see Note 15).

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(3) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment at December 31, follows:

                                                                     1994          1995
                                                                  -----------   -----------
    Land........................................................  $ 1,439,854   $ 4,591,898
    Land improvements...........................................           --       529,440
    Buildings...................................................    7,253,844    16,562,595
    Furniture, fixtures and equipment...........................    1,578,776     3,274,576
    Construction in progress....................................           --     4,088,424
                                                                  -----------   -----------
    Total property, plant and equipment.........................   10,272,474    29,046,933
    Less accumulated depreciation...............................    1,105,389     1,757,642
                                                                  -----------   -----------
    Property, plant and equipment, net..........................  $ 9,167,085   $27,289,291
                                                                   ==========    ==========

     Interest is capitalized in connection with the construction of residences and is amortized over the estimated useful lives of the residences. Interest capitalized in 1995 was approximately $62,000.

     Construction in process at December 31, 1995 consisted principally of costs related to the development of assisted living residences, with outstanding construction commitments totaling approximately $10,702,000.

(4) ACQUISITIONS

     The Company acquired a 60% partnership interest in CCCI/Northampton Limited Partnership (the Northampton Partnership) on September 19, 1994, which operates Northampton Manor, an assisted living residence located in Pennsylvania. The total purchase cost of $1,266,930, including acquisition costs of $66,930, was paid in cash.

     The total purchase cost of the Northampton Partnership was allocated to the acquired assets and assumed or incurred liabilities as follows:

    Current assets..........................................................  $ 1,318,425
    Property, plant and equipment...........................................    6,854,997
    Minority interest in accumulated deficit................................      504,832
    Goodwill................................................................      969,347
    Other assets............................................................       17,372
    Current liabilities.....................................................     (215,196)
    Long-term debt..........................................................   (8,182,847)
                                                                              -----------
                                                                              $ 1,266,930
                                                                               ==========

     As of December 31, 1995, the Company had a 60% ownership interest in three development projects and a 51% ownership interest in another development project. The 40% and 49% interests in these consolidated affiliates not held by the Company and the losses therefrom have been reflected as minority interest in the consolidated balance sheets and as minority interest in losses of consolidated subsidiaries in the consolidated statements of operations.

     The Company acquired the Palmer Ranch, an 86-unit assisted living residence in Sarasota, Florida on March 31, 1995. The total purchase cost of $850,000, including acquisition costs of $51,815, was paid in cash.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

     The total purchase cost of the Palmer Ranch was allocated to the acquired assets and assumed or incurred liabilities as follows:

    Current assets...........................................................  $    1,438
    Property, plant and equipment............................................   6,550,000
    Goodwill.................................................................      50,000
    Other assets.............................................................      51,815
    Short-term note payable..................................................  (4,208,166)
    Other current liabilities................................................     (45,087)
    Long-term debt...........................................................  (1,400,000)
    Other liabilities........................................................    (150,000)
                                                                               ----------
                                                                               $  850,000
                                                                                =========

     Consolidated pro forma operating revenue, net loss and net loss per share of the Company for 1994 and 1995 as if the Northampton Partnership and the Palmer Ranch had been acquired as of January 1, 1994, are as follows:

                                                                     1994          1995
                                                                  -----------   -----------
    Operating revenue...........................................  $ 8,813,000   $10,946,000
                                                                   ==========    ==========
    Net loss....................................................   (1,012,000)   (1,727,000)
                                                                   ==========    ==========
    Net loss per weighted average outstanding share.............  $     (0.45)  $     (0.33)
                                                                   ==========    ==========

(5) LONG-TERM INVESTMENTS

     Long-term investments are comprised of the following at December 31:

                                                                       1994         1995
                                                                    ----------   ----------
    Collateral reserve fund, $1,000,000 certificate of deposit and accrued interest required to be maintained until July 10,
      2000........................................................  $       --   $1,015,677
    Debt reserve fund, $112,000 certificate of deposit and accrued
      interest required to be maintained until July 10, 2000......          --      113,756
    Debt reserve fund, $53,000 certificate of deposit and accrued
      interest required to be maintained until August 15, 2002....          --       53,672
                                                                    ----------   ----------
    Total long-term investments...................................  $       --   $1,183,105
                                                                     =========    =========

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(6) INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

     Investments in and advances to unconsolidated affiliates consist of the following at December 31:

                                                                       1994         1995
                                                                    ----------   ----------
    Investments in unconsolidated affiliates:
      ALS-Midwest Inc. ...........................................  $       --   $  514,349
      North Schoenherr Limited Partnership........................     515,233      434,864
      Marsh/Tihart Limited Partnership............................     100,000      200,000
      Eisenhower/State Limited Partnership........................     425,000      432,070
                                                                    ----------   ----------
    Total investments in unconsolidated affiliates................   1,040,233    1,581,283
                                                                    ----------   ----------
    Advances to unconsolidated affiliates:
      Partnerships................................................     454,582    2,539,860
      Notes receivable............................................      75,000      382,761
      Other.......................................................      31,721      284,244
                                                                    ----------   ----------
    Total advances to unconsolidated affiliates...................     561,303    3,206,865
                                                                    ----------   ----------
    Total investments in and advances to unconsolidated
      affiliates..................................................  $1,601,536   $4,788,148
                                                                     =========    =========

     The investment in ALS-Midwest Inc. (ALS-Midwest) represents a 50% ownership in a corporation formed in 1991 to develop assisted living residences. Projects developed to fund these residences have been organized as separate limited partnerships, with ALS-Midwest as the sole general partner, and the Company as a limited partner. Other limited partners are unrelated investors. The investment in ALS-Midwest is recorded using the equity method.

     Advances to unconsolidated affiliates also includes management fees pursuant to an agreement with ALS Partnership (Partnership), which is 50% owned and controlled by an officer and a shareholder. Under the terms of the agreement, the Partnership is obligated to pay a monthly management fee of up to 12% to 15% of gross operating revenue. During 1994 and 1995, the management fees were $290,000 and $252,000, respectively.

     Notes receivable at December 31, 1995 includes $150,000 due from an officer and a shareholder of the Company, which is repayable in three annual installments of $50,000 plus interest at 6%, beginning June 30, 1996.

(7) OTHER ASSETS

     Other assets are comprised of the following at December 31:

                                                                       1994         1995
                                                                    ----------   ----------
    Project development costs.....................................  $1,365,325   $1,170,914
    Goodwill, net.................................................     957,990      954,522
    Organizational and other costs, net...........................     110,099       88,692
    Deferred financing costs, net.................................      36,579      273,079
    Deposits and other............................................      12,300      273,116
                                                                    ----------   ----------
    Total other assets............................................  $2,482,293   $2,760,323
                                                                     =========    =========

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(8) LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                      1994         1995
                                                                   ----------   -----------
    Note payable, due April 20, 1995, interest at 9.5%...........  $   56,572   $        --
    Mortgage payable, interest at 8.8%, refinanced in 1995.......   5,451,937            --
    Mortgage payable, interest at 8.1%, refinanced in 1995.......   1,039,565            --
    Mortgage payable, due in 20 quarterly installments, the first four quarterly installments represent interest only,
      interest at 8% through June 30, 1996, thereafter interest
      at the prime rate plus 1% not to exceed 10% (9.5% at
      December 31, 1995), outstanding principal balance of
      approximately $954,000 due on March 31, 2000...............          --     1,000,000
    Mortgage payable, due in 20 quarterly installments, the first four quarterly installments represent interest only,
      interest at the prime rate plus 1% not to exceed 10% (9.5%
      at December 31, 1995), outstanding principal balance of
      approximately $380,000 due on April 2, 2000................          --       400,000
    Mortgage payable, due in 60 monthly installments including interest at 9.21%, outstanding principal balance of
      approximately $4,027,000 due on July 10, 2000..............          --     4,279,064
    Mortgage payable, due in 72 monthly installments including interest at 9.985%, outstanding principal balance of
      approximately $1,751,000 due on August 15, 2002............          --     1,913,915
    Mortgage payable, due in 120 monthly installments including interest at 8.46% through June 30, 2000, thereafter at the five-year U.S. Treasury rate plus 2.5% (7.88% at December
      31, 1995), outstanding principal balance of approximately
      $5,046,000 due on June 1, 2005.............................          --     6,567,357
    Note payable, due November 20, 2020, first twelve monthly
      payments represent interest only, interest at the prime
      rate plus 1% (9.5% at December 31, 1995), secured by the
      Clare Bridge project of Lower Makefield and all rents,
      income and furniture and equipment.........................          --     3,103,079
                                                                   ----------   -----------
    Total long-term debt.........................................   6,548,074    17,263,415
    Less current installments....................................     191,814       162,419
                                                                   ----------   -----------
    Total long-term debt, less current installments..............  $6,356,260   $17,100,996
                                                                    =========    ==========

     The Company is required to maintain letters of credit aggregating $1,000,000 under terms of the mortgage payable due June 1, 2005, until such time as Northampton Manor can maintain a certain minimum debt service coverage ratio for twelve consecutive months or until certain performance criteria are met.

     The mortgages payable are secured by security agreements and guarantees by the Company. In addition, certain security agreements require the Company to maintain collateral and debt reserve funds (see Notes 5 and 14).

     Interest paid for the years ended December 31, 1994 and 1995 was $142,270 and $1,044,863, respectively.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

     Principal payments on long-term debt for the next five years and thereafter are as follows:

    1996....................................................................  $   162,419
    1997....................................................................      217,732
    1998....................................................................      235,332
    1999....................................................................      257,716
    2000....................................................................      282,228
    Thereafter..............................................................   16,107,988
                                                                              -----------
    Total long-term debt....................................................  $17,263,415
                                                                               ==========

(9) ACCRUED EXPENSES

     Accrued expenses are comprised of the following at December 31:

                                                                     1994          1995
                                                                   --------     ----------
    Accrued salaries and wages...................................  $255,935     $  332,097
    Advance rents and deposits...................................   520,133        545,584
    Other........................................................   135,881        302,448
                                                                   --------     ----------
    Total accrued expenses.......................................  $911,949     $1,180,129
                                                                   ========      =========

(10) ADVANCES FROM AND NOTES PAYABLE TO UNCONSOLIDATED AFFILIATES

     Advances from and notes payable to unconsolidated affiliates consist of the following at December 31:

                                                                     1994           1995
                                                                  ----------     ----------
    Advances -- Evergreen.......................................  $  216,658             --
    Note payable -- Evergreen...................................   1,550,000             --
    Note payable -- minority stockholder........................      67,698             --
                                                                  ----------     ----------
    Total advances from and notes payable to unconsolidated
      affiliates................................................   1,834,356             --
    Less current installments...................................     284,356             --
                                                                  ----------     ----------
    Total advances from and notes payable to unconsolidated
      affiliates, less current installments.....................  $1,550,000             --
                                                                   =========      =========

     The advances and notes payable to Evergreen, interest at 9%, were paid in full in May 1995. See Note 11.

(11) STOCKHOLDERS' EQUITY

     The Company completed a private placement equity offering on May 26, 1995, resulting in net proceeds of $19,029,080, for 4,302,994 shares of its common stock. Simultaneously, the Company issued 917,150 shares of its stock to Evergreen as consideration for $2,677,342 cash received during 1994, which is reflected as common stock and additional paid-in capital in the accompanying balance sheet.

     The Company has 30,000,000 shares of common stock authorized, and 1,812,551 shares and 6,652,059 shares of no par, common shares issued and outstanding at December 31, 1994 and 1995, respectively.

(12) STOCK OPTION PLAN

     The Company adopted an incentive compensation plan (the 1995 Plan) during 1995, which provides key employees of the Company performance incentives, and also provides a means of encouraging stock ownership in the Company by officers, directors, and key employees through the issuance of stock options.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

     The Compensation Committee is authorized to designate recipients of the options, date of grants, the number of shares subject to options, and the time during which the options may be exercised. The price of stock options granted under the plan cannot be less than the fair market value of the shares at the time the options are granted.

     Options to purchase an aggregate of 470,308 shares of common stock were issued and outstanding at December 31, 1995, at a weighted average exercise price of $3.44 per share, of which options to purchase 103,483 shares were exercisable at such date.

(13) INCOME TAXES

     Deferred tax assets and liabilities consist of the following at December
31:

                                                                     1994          1995
                                                                   --------     ----------
    Deferred tax assets:
      Net operating loss carryforwards...........................  $228,600     $  800,200
      Investment in unconsolidated affiliates....................     1,400        105,100
      Other......................................................    56,000        104,100
                                                                   --------     ----------
    Total deferred tax assets....................................   286,000      1,009,400
    Less valuation allowance.....................................   259,500        917,500
                                                                   --------     ----------
    Deferred tax assets, net of valuation allowance..............  $ 26,500     $   91,900
                                                                   --------     ----------
    Deferred tax liability -- tax versus book depreciation.......  $ 26,500     $   91,900
                                                                   ========      =========

     The Company has approximately $2,030,000 of net operating loss carryforwards for income tax purposes at December 31, 1995, which will begin to expire, if unused, beginning in the year 2008. The loss may be further limited as to future use due to the change in control provisions in the Internal Revenue Code which apply because of the issuance of stock in the private placement in May 1995.

(14) COMMITMENTS AND CONTINGENCIES

     The Company leases certain properties under non-cancelable operating leases that expire at various dates through the year 2014.

     Future annual minimum operating lease payments at December 31, 1995 are as follows:

    1996....................................................................  $ 1,088,249
    1997....................................................................    1,109,970
    1998....................................................................    1,137,957
    1999....................................................................    1,167,482
    2000....................................................................    1,077,870
    Thereafter..............................................................   15,514,590
                                                                              -----------
                                                                              $21,096,118
                                                                               ==========

     The Company has guaranteed specific obligations of several unconsolidated affiliates, totaling $5,680,000 at December 31, 1995. These obligations consist primarily of construction financing and lease agreements entered into by partially-owned limited partnerships. The Company anticipates that its unconsolidated affiliates will be able to perform under their respective financings and other obligations, and that no payments will be required and no losses will be incurred under such guarantees.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(15) SUBSEQUENT EVENTS

     The Company sold two assisted living residences for approximately $7,022,000 on January 22, 1996 and leased them back under a ten-year sale and lease-back agreement. The transaction produced a gain of approximately $1,083,000, which will be deferred and amortized over the lease period.

     The Company acquired Heartland Retirement Services, Inc. (Heartland) on January 29, 1996 for $5,500,000 cash plus 261,424 shares of the Company's common stock with an estimated market value of $1,749,000. The acquisition was effective as of January 1, 1996. This acquisition was financed by a bridge loan of approximately $8,700,000. As of January 1, 1996, Heartland operated 20 assisted living residences with 15 to 20 units each.

     On May 24, 1996, the Company acquired New Crossings International Corporation, a company which operates 15 assisted living residences as of May, 1996. The total purchase consideration was 2,007,049 shares of the Company's common stock with an estimated market value of $9,281,000. (unaudited)

     On May 24, 1996, the Company acquired the limited partnership interest in five Michigan limited partnerships owned by unrelated investors for aggregate consideration of 115,025 shares of common stock and promissory notes in the aggregate principal amount of $2,900,000. These promissory notes are due and payable on January 31, 1997 and bear interest at the rate of 8% per annum. The Company also acquired 100% of the outstanding stock of ALS-Midwest pursuant to a merger transaction whereby the shareholders of ALS-Midwest, other than the Company, received, in exchange for their shares of ALS-Midwest, $300,000 in cash and 57,512 shares of the Company's common stock. (unaudited)

     On May 24, 1996, the Company raised approximately $2 million of equity capital through the private placement of 430,281 shares of the Company's common stock. (unaudited)

     On May 17, 1996, the Board of Directors authorized and the stockholders approved the filing of a Restated Certificate of Incorporation that provides for
(a) the authorization of 5 million shares of preferred stock, $0.01 par value, the terms of which may be determined by the Board of Directors from time to time, (b) the authorization of 30 million shares of common stock, $0.01 par value, and (c) a 1,812.55 for 1 stock split of its common stock. Accordingly, the stock split and the changes in preferred and common stock have been given retroactive effect in the accompanying consolidated financial statements.

     In connection with an anticipated initial public offering (IPO), the Company intends to file a registration statement with the Securities and Exchange Commission (SEC). Pursuant to the requirements of the SEC, for purposes of net loss per share, common stock issued and common stock options granted at per share amounts less than the anticipated IPO price per share subsequent to May 1995 have been reflected as outstanding for all periods presented. Accordingly, weighted average shares outstanding was increased by 736,903 shares for the effect of such common stock and stock options. (unaudited)

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                                  MARCH 31,
                                                                                     1996
                                                                                 ------------
                                           ASSETS
Current assets:
  Cash and cash equivalents....................................................  $  6,816,266
  Short-term investments.......................................................        50,000
  Resident receivables, net....................................................       235,647
  Other current assets.........................................................       424,323
                                                                                 ------------
          Total current assets.................................................     7,526,236
                                                                                 ------------
Property, plant and equipment, net.............................................    35,029,600
Long-term investments..........................................................     1,167,658
Investments in and advances to unconsolidated affiliates.......................     6,754,273
Other assets...................................................................     3,346,086
                                                                                 ------------
          Total assets.........................................................  $ 53,823,853
                                                                                  ===========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt.......................................  $    104,991
  Accounts payable.............................................................       388,917
  Accrued expenses.............................................................     1,360,067
                                                                                 ------------
          Total current liabilities............................................     1,853,975
                                                                                 ------------
Long-term debt, less current installments......................................    30,631,646
Other long-term liabilities....................................................     1,350,504
Minority interest..............................................................       637,088
Stockholders' equity:
  Common stock and additional paid-in capital..................................    23,743,238
  Accumulated deficit..........................................................    (4,392,598)
                                                                                 ------------
          Total stockholders' equity...........................................    19,350,640
                                                                                 ------------
          Total liabilities and stockholders' equity...........................  $ 53,823,853
                                                                                  ===========

     See accompanying notes to condensed consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                   ----------------------------
                                                                      1995             1996
                                                                   ----------       -----------
Revenue:
  Resident service fees..........................................  $1,982,928        $4,033,003
  Other..........................................................      98,352           292,115
                                                                   ----------       -----------
Operating revenue................................................   2,081,280         4,325,118
                                                                   ----------       -----------
Operating expenses:
  Residence operations...........................................   1,347,562         3,241,020
  Lease expense..................................................     426,158           487,532
  General and administrative.....................................     582,620         1,583,452
  Depreciation and amortization..................................     145,257           365,237
                                                                   ----------       -----------
          Total operating expenses...............................   2,501,597         5,677,241
                                                                   ----------       -----------
Operating loss...................................................    (420,317)       (1,352,123)
                                                                   ----------       -----------
Other income (expense):
  Interest expense...............................................    (180,858)         (530,051)
  Interest income................................................       1,352           139,223
  Gain on sale of land...........................................          --           (20,766)
  Equity in losses (income) of unconsolidated affiliates.........      38,913           (84,809)
  Minority interest in losses of consolidated subsidiaries.......      22,413            44,699
                                                                   ----------       -----------
          Total other expense, net...............................    (118,180)         (451,704)
                                                                   ----------       -----------
Net loss.........................................................   $(538,497)      $(1,803,827)
                                                                    =========        ==========
Net loss per share...............................................      $(0.21)           $(0.24)
                                                                    =========        ==========
Weighted average shares outstanding..............................   2,549,453         7,650,385
                                                                    =========        ==========

     See accompanying notes to condensed consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                    ---------------------------
                                                                       1995            1996
                                                                    -----------     -----------
Cash flows from operating activities:
  Net loss........................................................  $  (538,497)    $(1,803,827)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization................................      145,257         365,237
     (Increase) decrease in net resident receivables..............       14,678        (439,480)
     (Increase) decrease in other current assets..................      (32,079)         85,750
     Decrease in accounts payable.................................      (76,365)       (515,886)
     Increase in accrued expenses.................................      890,265          56,258
     Changes in other assets and liabilities and other
      adjustments.................................................   (1,494,090)      1,048,059
                                                                    -----------     -----------
Net cash used in operating activities.............................   (1,090,831)     (1,203,887)
                                                                    -----------     -----------
Cash flows from investing activities:
  Sale of property under lease....................................           --       5,975,101
  Payments for property, plant and equipment and project
     development costs............................................   (6,831,962)     (2,406,859)
  Changes in investments in and advances to unconsolidated
     affiliates...................................................      658,016      (1,683,548)
  Increase in long-term investments...............................           --          15,447
  Cash from acquisition...........................................           --       1,100,100
                                                                    -----------     -----------
Net cash provided by (used in) investing activities...............   (6,173,946)      3,000,241
                                                                    -----------     -----------
Cash flows from financing activities:
  Repayments of long-term debt....................................   (1,491,323)     (8,203,331)
  Proceeds from issuance of long-term debt........................   11,050,000      10,026,464
  Changes in advances from and notes payable to unconsolidated
     affiliates...................................................   (1,834,356)             --
  Issuance of common stock and other capital contribution.........           --         248,815
                                                                    -----------     -----------
Net cash provided by financing activities.........................    7,724,321       2,071,948
                                                                    -----------     -----------
Net increase in cash and cash equivalents.........................      459,544       3,868,302
Cash and cash equivalents:
  Beginning of period.............................................      310,814       2,947,964
                                                                    -----------     -----------
  End of period...................................................  $   770,358     $ 6,816,266
                                                                     ==========      ==========

     See accompanying notes to condensed consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The condensed consolidated balance sheet as of March 31, 1996 and condensed consolidated statements of operations and cash flows for the three months ended March 31, 1995 and 1996 contained herein, which are unaudited, include the accounts of the Company and its affiliates which are under the common financial control of the Company. All significant intercompany accounts have been eliminated in consolidation. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Adjustments consist only of normal recurring items. The results of operations for the three months ended March 31, 1995 and 1996, are not necessarily indicative of the results to be expected for the full fiscal year.

     The condensed consolidated financial statements do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Reference is made to the Company's audited financial statements and the related notes as of December 31, 1994 and 1995 and for each of the years then ended, which provide additional disclosures and a further description of accounting policies.

(2) SUBSEQUENT EVENTS

     On May 24, 1996, the Company acquired New Crossings International Corporation a company which operates 15 assisted living facilities as of May, 1996. The total purchase consideration was 2,007,049 shares of the Company's common stock with an estimated value of $9,281,000.

     On May 24, 1996 the Company acquired the limited partnership interest in five Michigan limited partnerships owned by unrelated investors for aggregate consideration of 115,025 shares of common stock and promissory notes in the aggregate principal amount of $2,900,000. These promissory notes are due and payable on January 31, 1997 and bear interest at the rate of 8% per annum. The Company also acquired 100% of the outstanding stock of ALS-Midwest pursuant to a merger transaction whereby the shareholders of ALS-Midwest other than the Company received, in exchange for their shares of ALS-Midwest, $300,000 in cash and 57,512 shares of the Company's common stock.

     On May 24, 1996, the Company raised approximately $2 million of equity capital through the private placement of 430,281 shares of the Company's common stock.

     On May 17, 1996, the Board of Directors authorized and the stockholders approved the filing of a Restated Certificate of Incorporation that provides for
(a) the authorization of 5 million shares of preferred stock, $0.01 par value, the terms of which may be determined by the Board of Directors from time to time, (b) the authorization of 30 million shares of common stock, $0.01 par value, and (c) 1,812.55 for 1 stock split of its common stock. Accordingly, the stock split and the changes in preferred and common stock have been given retroactive effect in the accompanying condensed consolidated financial statements.

     In connection with an anticipated initial public offering (IPO), the Company intends to file a registration statement with the Securities and Exchange Commission (SEC). Pursuant to the requirements of the SEC, for purposes of net loss per share, common stock issued and common stock options granted at per share amounts less than the anticipated IPO price per share subsequent to May 1995 have been reflected as outstanding for all periods presented. Accordingly, weighted average shares outstanding was increased by 736,903 shares for the effect of such common stock and stock options.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Heartland Retirement Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Heartland Retirement Services, Inc. (a majority owned subsidiary of Heartland Development Corporation) and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity for the period from inception, January 11, 1993, through December 31, 1993, and for each of the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 9 to the financial statements, on January 26, 1996, the shareholders of Heartland Retirement Services, Inc. sold all of their stock to Alternative Living Services, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heartland Retirement Services, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception, January 11, 1993, through December 31, 1993, and for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
January 26, 1996.

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1995

                                                                         1994           1995
                                                                      ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents.........................................  $  122,209     $1,100,100
  Resident receivables..............................................     131,748        185,617
  Due from related party............................................     584,317             --
  Food inventory....................................................          --         18,606
  Prepaids and other current assets.................................       2,423         71,641
                                                                      ----------     ----------
          Total current assets......................................     840,697      1,375,964
Property and equipment:
  Land..............................................................      76,045        743,519
  Land improvements.................................................          --         27,355
  Buildings.........................................................          --      6,307,150
  Furniture and fixtures............................................      38,779        555,167
  Computers and equipment...........................................      20,290        108,230
  Construction in progress..........................................      24,698        180,042
                                                                      ----------     ----------
                                                                         159,812      7,921,463
  Less -- Accumulated depreciation..................................      (3,667)       (77,592)
                                                                      ----------     ----------
                                                                         156,145      7,843,871
                                                                      ----------     ----------
Investments and other assets:
  Investments.......................................................      57,586        282,577
  Goodwill..........................................................          --         12,771
  Other assets, net of amortization.................................     118,017         94,230
  Deferred income taxes.............................................      48,466        137,323
                                                                      ----------     ----------
                                                                         224,069        526,901
                                                                      ----------     ----------
          Total assets..............................................  $1,220,911     $9,746,736
                                                                       =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $   33,274     $  161,680
  Real estate taxes payable.........................................       1,040         80,453
  Other accrued expenses............................................      71,424        109,887
  Deferred revenue..................................................     144,761        120,820
  Construction note payable.........................................      97,369             --
  Income taxes payable..............................................       1,782             --
  Due to related party..............................................          --      4,433,878
  Current maturities of mortgage note payable.......................          --         41,454
                                                                      ----------     ----------
          Total current liabilities.................................     349,650      4,948,172
Mortgage notes payable..............................................          --      3,556,192
Minority interest...................................................          --         32,042
Shareholders' equity
  Common stock, $1 par value; authorized 9,000 shares; issued and
     outstanding 100 shares.........................................         100            100
  Additional paid-in capital........................................   1,404,758      2,632,625
  Accumulated deficit...............................................    (533,597)    (1,422,395)
                                                                      ----------     ----------
          Total shareholders' equity................................     871,261      1,210,330
                                                                      ----------     ----------
          Total liabilities and shareholders' equity................  $1,220,911     $9,746,736
                                                                       =========      =========

  The accompanying notes to financial statements are an integral part of these balance sheets.

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
     FOR THE PERIOD FROM INCEPTION (JANUARY 11, 1993) TO DECEMBER 31, 1993
               AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                               1993        1994         1995
                                                             ---------   ---------   -----------
Revenue:
  Resident service fees....................................  $      --   $      --   $ 1,140,779
  Other....................................................    260,834     359,062       281,951
                                                             ---------   ---------   -----------
Operating revenue..........................................    260,834     359,062     1,422,730
Operating expenses:
  Operating and maintenance................................         --          --       207,443
  Salary and related costs.................................    146,817     308,665     1,413,796
  General and administrative...............................    430,659     648,325       861,387
  Real estate taxes and insurance..........................         --       2,915        54,111
  Depreciation and amortization............................     16,307       9,188       108,486
                                                             ---------   ---------   -----------
          Total operating expenses.........................    593,783     969,093    (2,645,223)
  Operating loss...........................................   (332,949)   (610,031)   (1,222,493)
Other income (expense):
  Equity in losses of unconsolidated affiliates............         --      (1,617)      (47,496)
  Interest expense.........................................         --          --      (226,807)
  Interest income..........................................      9,366      52,175         8,901
  Minority interest in losses of consolidated subsidiary...         --          --        12,958
                                                             ---------   ---------   -----------
          Net loss before income taxes.....................   (323,583)   (559,473)   (1,474,937)
Income tax benefit.........................................    129,838     219,621       586,139
                                                             ---------   ---------   -----------
          Net loss.........................................  $(193,745)  $(339,852)  $  (888,798)
                                                             =========   =========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
     FOR THE PERIOD FROM INCEPTION (JANUARY 11, 1993) TO DECEMBER 31, 1993
               AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                             ADDITIONAL
                                                    COMMON    PAID-IN     ACCUMULATED
                                                    STOCK     CAPITAL       DEFICIT       TOTAL
                                                    ------   ----------   -----------   ----------
Balances at January 11, 1993......................   $100    $    2,758   $        --   $    2,858
  Net loss........................................     --            --      (193,745)    (193,745)
  Capital contribution from Parent................     --     1,402,000            --    1,402,000
                                                    ------   ----------   -----------   ----------
Balances at December 31, 1993.....................    100     1,404,758      (193,745)   1,211,113
  Net loss........................................     --            --      (339,852)    (339,852)
                                                    ------   ----------   -----------   ----------
Balances at December 31, 1994.....................    100     1,404,758      (533,597)     871,261
  Net loss........................................     --            --      (888,798)    (888,798)
  Capital contribution from Parent................     --     1,227,867            --    1,227,867
                                                    ------   ----------   -----------   ----------
Balances at December 31, 1995.....................   $100    $2,632,625   $(1,422,395)  $1,210,330
                                                    ======    =========    ==========    =========

  The accompanying notes to financial statements are an integral part of these statements.

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (JANUARY 11, 1993) TO DECEMBER 31, 1993
               AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                              1993         1994         1995
                                                           -----------   ---------   -----------
Cash flows from operating activities:
  Net loss...............................................  $  (193,745)  $(339,852)  $  (888,798)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization.......................       27,566       9,188       108,486
     Deferred income taxes...............................      (19,836)    (28,630)      (85,857)
     Changes in operating assets and liabilities --
       Increase in accounts receivable...................     (113,854)    (12,243)      (53,869)
       (Increase) decrease in due from related party.....       11,341    (273,401)      584,317
       (Increase) decrease in prepaids and other current
          assets.........................................      (12,630)      5,958       (87,824)
       Increase in other noncurrent assets...............           --     (15,420)      (23,545)
       Increase in accounts payable and accrued
          expenses.......................................       47,848      47,596       166,869
       Increase (decrease) in deferred revenue...........       22,325     122,436       (23,941)
       Increase (decrease) in taxes payable..............        5,273      (3,491)       77,631
                                                           -----------   ---------   -----------
          Cash used in operations........................     (225,712)   (487,859)     (229,531)
Cash flows from investing activities:
  Loan to Parent.........................................   (1,145,000)         --            --
  Parent loan repayment..................................           --     698,000       447,000
  Purchase of equity investments.........................       (8,770)    (46,842)     (224,991)
  Payments for property and equipment....................           --    (159,812)   (6,874,642)
                                                           -----------   ---------   -----------
          Cash provided by (used in) investing
            activities...................................   (1,153,770)    491,346    (6,652,633)
Cash flows from financing activities:
  Net proceeds from mortgage notes payable...............           --      97,369     3,500,277
  Capital contribution from Parent.......................    1,402,000          --       340,858
  Net contribution of minority interest in subsidiary....           --          --        32,042
  Loans from related parties.............................           --          --     3,986,878
  Financing costs........................................           --      (2,050)           --
                                                           -----------   ---------   -----------
          Cash provided by financing activities..........    1,402,000      95,319     7,860,055
  Net increase in cash...................................       22,518      98,806       977,891
  Cash at beginning of period............................          885      23,403       122,209
                                                           -----------   ---------   -----------
  Cash at end of period..................................  $    23,403   $ 122,209   $ 1,100,100
                                                            ==========   =========    ==========
  Cash paid during the year for interest.................           --          --   $   181,551
  Cash received during the year for taxes................           --          --   $   366,359
  Direct purchase of property by Parent..................           --          --   $   887,009

  The accompanying notes to financial statements are an integral part of these statements.

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1) NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Heartland Retirement Services, Inc. ("Heartland"), a 95.5% owned subsidiary of Heartland Development Corporation ("HDC" or "Parent") was incorporated on January 11, 1993, to provide assisted-living products and services to older adults. Heartland has developed an assisted-living trademark, known as WovenHearts(R), which is marketed and franchised in Wisconsin and the continental United States. Heartland develops, owns and operates a number of community based residential facilities operating under the WovenHearts name. Residents require assistance with the activities of daily living and, thus, are no longer able to live independently. Each resident pays a monthly fee that covers the use of an individual living unit and common areas, as well as utilities, meals, housekeeping and assistance with the routine activities of daily living such as bathing and dressing. Heartland also provides retirement housing consulting services.

     WovenCare Systems, Inc. ("WovenCare"), formerly Hennig & Associates, Inc., is a wholly owned subsidiary of Heartland which provides property management services for various assisted living residences.

     As of December 31, 1995, the Company owned, and consolidated in its financial statements, 12 assisted living facilities with 15 to 20 units each, as follows:

                                                                  PERCENT       COMMENCED
                LEGAL ENTITY                     LOCATION          OWNED        OPERATIONS
    ------------------------------------  ----------------------  --------   ----------------
    Heartland Retirement Services         Clintonville,
      Clintonville Associates, LLC        Wisconsin                  100%    July, 1995
    Heartland Retirement Services
      Edgerton Associates, LLC            Edgerton, Wisconsin        100     October, 1995
    Heartland Retirement Services
      Janesville Associates, LLC          Janesville, Wisconsin      100     October, 1995
    Heartland Retirement Services
      Jefferson I Associates, LLC         Jefferson, Wisconsin       100     October, 1995
    Heartland Retirement Services
      Kaukauna Associates, LLC            Kaukauna, Wisconsin        100     July, 1995
    Heartland Retirement Services
      Manitowoc Associates, LLC           Manitowoc, Wisconsin       100     December, 1995
    Heartland Retirement Services
      Neenah Associates, LLC              Neenah, Wisconsin          100     Anticipated
                                                                             February, 1996
    Heartland Retirement Services
      New London Associates, LLC          New London, Wisconsin      100     April, 1995
    Heartland Retirement Services
      Onalaska Associates, LLC            Onalaska, Wisconsin        100     June, 1995
    Heartland Retirement Services
      Platteville Associates, LLC         Platteville, Wisconsin    72.7     November, 1995
    Heartland Retirement Services
      Rice Lake Associates, LLC           Rice Lake, Wisconsin       100     October, 1995
    Heartland Retirement Services
      Shawano Associates, LLC             Shawano, Wisconsin         100     July, 1995

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

  Consolidation policy

     The consolidated financial statements include the accounts of Heartland and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts are eliminated in consolidation. The 1993 accounting period covered by the accompanying financial statements is from January 11, 1993 (commencement of operations) through December 31, 1993.

  Investments

     Heartland and its subsidiaries are general partners in three limited partnerships and members in four limited liability companies that each own a single community based retirement facility. The Company's investment in each of these entities at December 31, 1995 is between .5% and 50%. These investments are accounted for under the equity method in which Heartland records its proportionate share of the partnership's or limited liability company's net income or loss.

  Cash and cash equivalents

     Cash and cash equivalents include cash on deposit held at financial institutions with original maturities of three months or less.

  Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the following estimated useful lives of the assets:

                                                                                    YEARS
                                                                                    ----
    Buildings.....................................................................   40
    Furniture and fixtures........................................................   12
    Computers and equipment.......................................................  3-5

     Interest incurred during construction periods is capitalized as part of the building costs. Capitalized interest was $46,490 in the year ended December 31, 1995. There was no interest capitalized during the years ended December 31, 1993 and 1994. Capitalized interest costs are computed using the borrowing rate for construction expenditures (9.75% for 1995).

     Maintenance and repair costs are charged to expense as incurred, and renewals and improvements are added to property.

  Construction in progress

     Construction in progress at December 31, 1994 and 1995 relates to one project and 14 projects, respectively. The 1995 projects are scheduled for completion in 1996 and are at various stages of development. Construction in progress on these projects include earnest money deposits on land purchases, building permits, architecture plans, site analysis and other development costs associated with the facilities. The 1994 project has been completed.

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

  Other noncurrent assets

     Other noncurrent assets consist of the following as of December 31:

                                                                                AMORTIZATION
                                                        1994        1995            LIFE
                                                      --------     -------     ---------------
    Trademark costs.................................  $  7,123     $ 6,013     7 years
    Financing costs.................................     2,050      43,209     Term of debt
    Franchise costs.................................    36,896      36,052     5 years
    Brochures.......................................    71,948          --     As used
    Other...........................................        --       8,956     1 year or less
                                                      --------     -------
                                                      $118,017     $94,230
                                                      ========     =======

  Revenue recognition

     Revenues are recorded when services are rendered and consist primarily of residents' fees for basic housing and support services including routine nursing, and optional personalized assistance on a fee for service basis. The residency agreements are on a month to month basis. Heartland may adjust the monthly charge with 30 days advance notice.

     The Company charges its new residents an upfront, nonrefundable admission fee which is charged to residents to cover estimated costs of processing and evaluating new residents. Such admission fee revenues are included in residents' fees and are recorded when the fees are received and totaled approximately $0, $0 and $136,000 for the periods ended December 31, 1993, 1994, and 1995, respectively. The costs of processing and evaluating prospective new residents are expensed as incurred.

     Heartland also derives revenue from retirement housing consulting services and franchise sales. Consulting service revenue is recognized as services are performed and initial franchise fee revenue is recognized when all related franchise services have been performed. A monthly franchise fee based on a percentage of gross receipts is charged to the Company's three franchisees and is recognized as earned. Consulting service revenues were approximately $227,000, $115,000, and $45,000 for the periods ended December 31, 1993, 1994 and 1995, respectively. Franchise fee revenues were approximately $0, $72,500, and $47,500 for the periods ended December 31, 1993, 1994, and 1995, respectively. Consulting service and franchise fee revenues are included in other revenues in the financial statements.

     Heartland receives a development fee for services related to facility start-up costs. These services include, but are not limited to governmental approvals, facility design, construction management, financing negotiation, licensing, and initial resident lease-up. Revenues are recognized over the construction period and totaled approximately $0, $139,500, and $80,500 for the periods ended December 31, 1993, 1994 and 1995, respectively.

     The deferred revenue represents that portion of franchise revenues and development fee revenues that have been billed, but for which services have not yet been provided.

  Income taxes

     Deferred income taxes are provided for differences in the financial reporting and income tax basis of assets and liabilities.

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

  Goodwill

     Costs in excess of fair market value at date of acquisition have been recorded as goodwill and amortized over fifteen years on a straight-line basis. The Company's management periodically evaluates goodwill for impairment based upon the future economic benefit of the recorded balance.

  Fair value of financial instruments

     The carrying amounts of cash and cash equivalents approximate fair value because of the short-term nature of these accounts and because they are invested in accounts earning market rates of interest. The carrying amount of the Company's debt approximates fair value because the interest rates approximate the current rates available to the Company.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) ACQUISITION OF ASSISTED LIVING FACILITIES

     In 1995, the Company purchased nine assisted living facilities for $5,295,739 (including closing costs of $12,489). The acquisitions have been accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired based on the estimated fair value of such assets at date of acquisition. Allocation of the cash purchase price is summarized as follows:

    Land.....................................................................  $  310,600
    Building.................................................................   4,755,807
    Furniture and equipment..................................................     287,000
    Construction in progress.................................................      65,129
    Goodwill.................................................................      15,871
    Liabilities assumed......................................................    (138,668)
                                                                               ----------
    Total cash purchase price................................................  $5,295,739
                                                                                =========

(3) RELATED PARTY TRANSACTIONS

     The following is a summary of related party balances:

                                                                     1994         1995
                                                                   ---------   -----------
    Due from related parties:
      Parent.....................................................  $ 805,674   $   158,482
      Other......................................................     17,712       286,244
                                                                   ---------   -----------
                                                                     823,386       444,726
                                                                   ---------   -----------
    Due (to) related parties:
      Parent.....................................................   (232,437)   (3,263,269)
      Other......................................................     (6,632)   (1,615,335)
                                                                   ---------   -----------
                                                                    (239,069)   (4,878,604)
                                                                   ---------   -----------
    Net due (to) from related parties............................  $ 584,317   $(4,433,878)
                                                                   =========    ==========

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

     Included in the amount due from related parties at December 31, 1994 and 1995, is $447,000 and $277,744, respectively, for a related party loan. This loan is due on demand and bears interest based on the prime interest rate. The rate on this loan was 8.50% and 8.65% at December 31, 1994 and 1995, respectively. In addition, the amount due from Parent at December 31, 1994 and 1995, includes $306,692 and $158,482, respectively, for income taxes receivable (see Note 6).

     During 1993, 1994 and 1995, Heartland incurred approximately $228,000, $114,000 and $117,100, respectively, in allocated expenses from its sister company, which included office rent and vehicle mileage.

     Included in the amount due to Parent at December 31, 1994 and 1995 is $0 and $2,919,000, respectively, of 8.25% to 8.75% mortgage notes payable and $0 and $299,014, respectively of an 8.25% intercompany revolving credit agreement. Included in due to other at December 31, 1995, is a $1,583,000 8.25% note payable due to a sister company (see Note 9).

  Management and partnership fees

     WovenCare receives a 6% management fee and Heartland receives a 2% partnership management fee based on the gross receipts for certain of the entities in which they have investments. Heartland recognized management fees and partnership management fee service revenues of approximately $34,000, $32,000 and $109,000 in 1993, 1994, and 1995, respectively, from these related entities.

(4) MORTGAGE NOTES PAYABLE

     Mortgage notes payable consist of the following as of December 31, 1995:

    Mortgage notes payable to a financial institution; with varying annual payments including interest at 9.75% through 1997 and at 1% above prime thereafter; due March through November, 2000; secured by specific residence properties...................................................  $3,597,646
                                                                               ----------
    Total....................................................................   3,597,646
    Less -- Current maturities...............................................      41,454
                                                                               ----------
    Mortgage notes payable...................................................  $3,556,192
                                                                               ==========

     As of December 31, 1995, the following principal payments are scheduled:

    1996.....................................................................  $   41,454
    1997.....................................................................      50,812
    1998.....................................................................      52,189
    1999.....................................................................      57,627
    2000.....................................................................   3,395,564
                                                                               ----------
                                                                               $3,597,646
                                                                               ==========

(5) COMMON STOCK

     In 1993, Heartland issued 4.5 shares of its common stock to the minority shareholder in exchange for 100% of the minority shareholder's common stock in WovenCare. As a result of this transaction, WovenCare became a wholly owned subsidiary of Heartland.

     As part of this transaction, Heartland entered into a shareholder agreement with the minority shareholder. This agreement allows the minority shareholder to put any or all of his Heartland common stock to the Company during a 30-day period each year beginning in 1997 at the greater of 1.5 times book value or its fair market value, as defined. In addition, the agreement allows Heartland to purchase the stock from the minority

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES shareholder at 1.5 times book value or fair value upon the occurrence of certain events. As discussed in Note 9, the minority shareholder sold these shares on January 26, 1996.

(6) STOCK APPRECIATION RIGHTS

     A 1993 stock appreciation rights agreement between Heartland and its 4.5% minority shareholder was cancelled in January 1996, in connection with the sale of Heartland stock by the shareholders as discussed in Note 9. As none of the financial performance targets had been met, no provision has been recorded in the financial statements for these rights.

(7) INCOME TAXES

     Heartland has an agreement with its Parent for the apportionment of Federal income tax liabilities and benefits. The Parent calculates Federal taxes on a with and without Heartland basis and charges Heartland for its portion of any incremental Federal income tax liability. Conversely, the Parent will reimburse Heartland for any reduction of its Federal income tax liability related to the operations of Heartland. The income tax benefit receivable is included in due from related party.

     The income tax (provision) benefit consists of the following:

                                                               1993       1994       1995
                                                             --------   --------   --------
    Current:
      Federal..............................................  $115,275   $192,773   $497,232
      State................................................    (5,273)    (1,782)        50
    Deferred
                                                               19,836     28,630     88,857
                                                             --------   --------   --------
    Total..................................................  $129,838   $219,621   $586,139
                                                             ========   ========   ========

     The effective income tax rate exceeded the Federal statutory rate due primarily to state income taxes.

     The net deferred income tax asset in the accompanying balance sheets include the following amounts of deferred income tax assets and liabilities:

                                                                         1994       1995
                                                                        -------   --------
    Deferred income tax asset.........................................  $52,446   $154,116
    Deferred income tax liability.....................................   (3,980)   (16,793)
                                                                        -------   --------
    Net deferred income tax asset.....................................  $48,466   $137,323
                                                                        =======   ========

     The deferred income tax liability results primarily from differences in the financial reporting and income tax basis of property and consulting and franchise revenues.

     At December 31, 1995, the Company has recorded a deferred income tax asset related to the State of Wisconsin net operating loss carryforwards:

                                                NET OPERATING
 EXPIRE AT CLOSE OF TAX YEARS       YEAR             LOSS
      ENDED DECEMBER 31,          GENERATED      CARRYFORWARD
- ------------------------------    ---------     --------------
             2008                    1993         $  335,199
             2009                    1994            540,971
             2010                    1995          1,466,351
                                                --------------
                                                  $2,342,521
                                                 ===========

              HEARTLAND RETIREMENT SERVICES, INC. AND SUBSIDIARIES

(8) COMMITMENTS

     As the general partner for Hennig Lodi Limited Partnership, WovenCare has guaranteed a mortgage note of $319,000 and a business note of $35,600. These notes are secured by the property of the limited partnership.

     Heartland has guaranteed its share of mortgage notes on behalf of several unconsolidated limited partnerships and limited liability companies in which the company has an ownership interest. The Heartland obligation is limited to its investment percentage in each development multiplied times the mortgage note balance due, or an aggregate of $3,864,642. These notes are secured by the property of each limited partnership or limited liability company. The mortgage note obligation of one of these entities is a $2.5 million Wisconsin Health and Educational Facilities Authority (WHEFA) revenue bond issue that the Parent has partially guaranteed with a letter of credit of $500,000. See Note 9.

     Heartland has entered into certain contracts for the construction of residential assisted-living residences in Minnesota and Wisconsin. Completion of the residences is scheduled throughout 1996. At December 31, 1995, approximately $17,000 is still to be incurred under the terms of these contracts.

     Heartland has also entered into agreements to purchase certain land and buildings during 1996, with the intention of constructing and operating assisted-living residences. At December 31, 1995, Heartland has approximately $1,292,000 net of earnest money deposits of outstanding commitments under these agreements.

     Heartland has also entered into development agreements to engage an outside party to locate and develop assisted-living residences within Wisconsin and Minnesota. Terms of these agreements specify that payments will be made upon completion of certain services including, among other things, site control and construction. At December 31, 1995, approximately $266,000 is still to be incurred assuming all terms of these contracts have been met.

     Heartland has entered into three franchise agreements which contain a provision whereby the franchisee has the right to terminate the franchise agreement upon a change in the controlling majority ownership of the Company. As indicated in Note 9, a change in ownership occurred in January 1996. Assuming these residences are leased up, if the franchisees terminate these agreements, the Company will forfeit approximately $35,000 of annual ongoing revenues.

(9) SALE OF HEARTLAND

     On January 26, 1996, the Heartland shareholders sold all of their stock to Alternative Living Services, Inc., an unrelated party. Heartland, at that time, became a wholly owned subsidiary of Alternative Living Services, Inc. Just prior to closing, the Parent made a capital contribution to Heartland, effective January 1, 1996, consisting of the $1,583,000 note payable to its sister company. In connection with the sale, all amounts due to or from related parties were repaid on January 26, 1996. Other than these amounts due to or from related parties, all other mortgage notes payable of Heartland continue to be obligations of Heartland after the sale. In addition, Alternative Living Services, Inc. provided a $500,000 cash deposit replacing the Parent letter of credit under the WHEFA bond facility.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
New Crossings International Corporation:

     We have audited the accompanying combined balance sheets of New Crossings International Corporation as of December 31, 1994 and 1995, and the related combined statements of operations, shareholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of New Crossings International Corporation as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Seattle, Washington
February 5, 1996

                    NEW CROSSINGS INTERNATIONAL CORPORATION

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                        1994           1995
                                                                    ------------   ------------
ASSETS
Current assets:
  Cash............................................................  $    838,565   $  2,931,507
  Accounts receivable.............................................        98,036        219,481
  Notes receivable................................................        30,000             --
  Inventory.......................................................        52,690         56,225
  Prepaid rent....................................................        53,197        526,186
  Prepaid expenses................................................       158,848        150,930
                                                                    ------------   ------------
          Total current assets....................................     1,231,336      3,884,329
Property and equipment, net.......................................    53,519,190      6,769,823
Notes receivable from related party...............................       741,257             --
Loan fees, net of accumulated amortization of $611,918 and $30,696
  in 1994 and 1995, respectively..................................     1,063,796         36,278
Deferred lease charge.............................................     4,351,600      4,247,173
Lease deposits....................................................        22,059      1,560,065
Other assets, net.................................................       654,682        375,437
                                                                    ------------   ------------
                                                                    $ 61,583,920   $ 16,873,105
                                                                     ===========    ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt and capital leases............  $ 25,596,440   $     69,418
  Notes payable to related party..................................        53,075             --
  Accounts payable................................................       438,911        602,626
  Accrued payroll and payroll taxes...............................       303,778        426,315
  Accrued interest payable........................................     1,185,628      1,016,631
  Other accrued expenses..........................................       345,340        615,852
  Property taxes..................................................       614,888        310,203
  Unearned revenue................................................       228,760        157,578
                                                                    ------------   ------------
          Total current liabilities...............................    28,766,820      3,198,623
Security deposits.................................................       116,724         96,628
Deferred gain on sale.............................................     2,054,463     11,649,712
Sale/leaseback obligation.........................................     4,351,600      4,247,173
Long-term debt and capital leases.................................    44,925,423      7,682,527
                                                                    ------------   ------------
          Total liabilities.......................................    80,215,030     26,874,663
                                                                    ------------   ------------
Mandatorily redeemable preferred stock -- Series A preferred, par value $.001, 240,000 shares issued and outstanding in 1995
  (liquidation preference of $25.00 per share)....................            --      6,000,000
Commitments and contingencies
Minority interest.................................................     1,148,724             --
Shareholders' deficit:
  Preferred stock, $.001 par value. Authorized 5,000,000
     shares -- Series B preferred stock, 260,000 shares issued and outstanding in 1995 (liquidation preference of $25.00 per
     share).......................................................            --            260
  Common stock, $.001 par value. Authorized 40,000,000 shares;
     issued and outstanding 150,000 and 192,563 shares in 1994 and
     1995,
     respectively.................................................           150            193
  Additional paid-in capital......................................        36,903      6,540,856
  Accumulated deficit.............................................   (19,816,887)   (22,542,867)
                                                                    ------------   ------------
          Total shareholders' deficit.............................   (19,779,834)   (16,001,558)
                                                                    ------------   ------------
                                                                    $ 61,583,920   $ 16,873,105
                                                                     ===========    ===========

            See accompanying notes to combined financial statements.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                     1993              1994              1995
                                                  -----------       -----------       -----------
Net revenues....................................  $17,977,881       $19,760,802       $21,725,841
                                                  -----------       -----------       -----------
Expenses:
  Residence operations..........................   10,432,107        11,183,617        12,444,171
  Lease expense.................................      812,987           789,000         1,147,475
  General and administrative....................    1,963,801         1,536,630         2,188,158
  Depreciation and amortization.................    1,721,595         1,973,608         1,814,446
                                                  -----------       -----------       -----------
          Total operating expenses..............   14,930,490        15,482,855        17,594,250
                                                  -----------       -----------       -----------
          Income from operations................    3,047,391         4,277,947         4,131,591
                                                  -----------       -----------       -----------
Other income (expense):
  Interest expense..............................   (6,268,690)       (5,627,798)       (5,961,595)
  Interest income...............................      131,181            89,835           153,721
  Provision for writedown of development
     projects...................................           --          (258,000)               --
  Provision for writedown of investment.........     (500,836)               --                --
  Gain on sale of development project...........           --                --           290,289
  Other expense.................................           --                --          (256,686)
                                                  -----------       -----------       -----------
          Other expense, net....................   (6,638,345)       (5,795,963)       (5,774,271)
                                                  -----------       -----------       -----------
          Loss before extraordinary items and
            minority interest...................   (3,590,954)       (1,518,016)       (1,642,680)
Extraordinary items:
  Gains from extinguishment of debt.............      699,176                --           499,769
  Losses from extinguishment of debt............           --                --          (879,045)
                                                  -----------       -----------       -----------
          Loss before minority interest.........   (2,891,778)       (1,518,016)       (2,021,956)
Minority interest...............................        2,794            49,000            84,381
                                                  -----------       -----------       -----------
          Net loss..............................  $(2,894,572)      $(1,567,016)      $(2,106,337)
                                                   ==========        ==========        ==========

            See accompanying notes to combined financial statements.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                            PREFERRED
                         STOCK -- SERIES
                                B             COMMON STOCK     ADDITIONAL
                         ----------------   ----------------    PAID-IN     ACCUMULATED
                         SHARES    AMOUNT   SHARES    AMOUNT    CAPITAL       DEFICIT         TOTAL
                         -------   ------   -------   ------   ----------   ------------   ------------
Balances at December
  31, 1992.............       --    $ --    150,000    $150    $   36,903   $(15,138,442)  $(15,101,389)
Distributions..........       --      --         --      --            --        (80,342)       (80,342)
Net loss...............       --      --         --      --            --     (2,894,572)    (2,894,572)
                         -------   ------   -------   ------   ----------   ------------   ------------
Balances at December
  31, 1993.............       --      --    150,000     150        36,903    (18,113,356)   (18,076,303)
                         -------   ------   -------   ------   ----------   ------------   ------------
Distributions..........       --      --         --      --            --       (136,515)      (136,515)
Net loss...............       --      --         --      --            --     (1,567,016)    (1,567,016)
                         -------   ------   -------   ------   ----------   ------------   ------------
Balances at December
  31, 1994.............       --      --    150,000     150        36,903    (19,816,887)   (19,779,834)
                         -------   ------   -------   ------   ----------   ------------   ------------
Distributions..........       --      --         --      --            --       (619,643)      (619,643)
Issuance of Series B
  preferred stock......  260,000     260         --      --     6,499,740             --      6,500,000
Stock bonus grants.....       --      --     42,563      43         4,213             --          4,256
Net loss...............       --      --         --      --            --     (2,106,337)    (2,106,337)
                         -------   ------   -------   ------   ----------   ------------   ------------
Balances at December
  31, 1995.............  260,000    $260    192,563    $193    $6,540,856   $(22,542,867)  $(16,001,558)
                         =======   ======   =======   ======    =========    ===========    ===========

            See accompanying notes to combined financial statements.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                           YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------
                                                                     1993           1994           1995
                                                                  -----------   ------------   ------------
Cash flows from operating activities:
  Net loss......................................................  $(2,894,572)  $ (1,567,016)  $ (2,106,337)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Gains from extinguishment of debt...........................     (699,176)            --       (499,769)
    Losses from extinguishment of debt..........................           --             --        879,045
    Provision for writedown of development projects.............           --        258,000             --
    Provision for writedown of investment.......................      500,836             --             --
    Depreciation and amortization...............................    1,721,595      1,973,608      1,814,446
    Amortization of deferred gain...............................      (41,792)       (47,302)       (46,186)
    Amortization of discount on participation notes.............           --        (21,000)       (36,000)
    Stock bonus grants..........................................           --             --             43
    Write-off of note receivable from related party.............           --             --        107,870
    Loss (gain) on disposal of assets...........................           --         53,557       (264,582)
    Minority interest...........................................        2,794         49,000         84,381
    Reclassification from stockholder receivable to
      compensation..............................................      314,239         69,393         49,135
    Note payable issued for legal settlement....................      150,000             --             --
    Changes in operating assets and liabilities:
      Accounts receivable.......................................       95,018          9,406       (121,445)
      Inventory.................................................       (3,534)           226         (3,535)
      Prepaid rent..............................................       (1,073)        (7,476)      (472,989)
      Prepaid expenses..........................................        4,571        (52,124)         7,918
      Lease deposits............................................      (22,704)        16,592     (1,538,006)
      Other assets..............................................      354,768         13,956        279,245
      Accounts payable..........................................      190,178       (244,344)       163,715
      Accrued payroll and payroll taxes.........................       95,733        (44,471)       122,537
      Accrued interest payable..................................     (118,256)      (630,921)      (147,434)
      Other accrued expenses....................................     (103,577)       146,790        270,512
      Property taxes............................................      590,746         24,142       (304,685)
      Unearned revenues.........................................        7,111        104,786        (71,182)
      Security deposits.........................................      (50,062)       (27,441)       (20,096)
                                                                  -----------   ------------   ------------
         Net cash provided by (used in) operating activities....       92,843         77,361     (1,853,399)
                                                                  -----------   ------------   ------------
Cash flows from investing activities:
  Purchases of property and equipment...........................   (1,324,392)    (4,346,356)      (700,162)
  Sales of property and equipment...............................        7,312         90,430     44,770,804
  Investment in partnership.....................................     (501,836)            --             --
  Decrease in notes receivable..................................      235,758             --         30,000
  Decrease in notes receivable from related parties.............           --             --        584,252
  Purchase of minority interest.................................           --             --     (1,233,105)
  Issuance of note receivable to related party..................      (80,000)      (472,941)            --
                                                                  -----------   ------------   ------------
         Net cash provided by (used in) investing activities....   (1,663,158)    (4,728,867)    43,451,789
                                                                  -----------   ------------   ------------
Cash flows from financing activities:
  Proceeds from debt............................................    8,307,112     14,973,734        100,000
  Principal payments on debt....................................   (6,513,043)   (10,127,927)   (51,483,730)
  Increase in participation obligation..........................           --       (276,000)            --
  Discount on restructured notes payable........................           --        599,142             --
  Issuance of preferred stock...................................           --             --     12,500,000
  Payment of loan fees..........................................     (102,138)            --        (11,500)
  Advances from related parties.................................       31,200             --             --
  Payments to related parties...................................           --        (43,833)       (53,075)
  Distribution to partners......................................      (80,342)       (56,515)      (557,143)
                                                                  -----------   ------------   ------------
         Net cash provided by (used in) financing activities....    1,642,789      5,068,601    (39,505,448)
                                                                  -----------   ------------   ------------
         Net increase in cash...................................       72,474        417,095      2,092,942
Cash at beginning of year.......................................      348,996        421,470        838,565
                                                                  -----------   ------------   ------------
Cash at end of year.............................................  $   421,470   $    838,565   $  2,931,507
                                                                  ============  =============  =============

            See accompanying notes to combined financial statements.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Operations

     Crossings International Corporation (Old Crossings), based in Tacoma, Washington, was organized in 1984 to own, operate, develop and acquire assisted living and related senior living residences located primarily in the western United States. In December 1995, New Crossings International Corporation (Crossings) was formed and issued 192,563 shares of common stock for all of the outstanding shares of Old Crossings, which became a wholly-owned subsidiary of Crossings.

  (b) Principles of Combination

     The accompanying combined financial statements reflect the combined operating results and financial position of the following assisted living and senior living residences all of which have common ownership, management and control through Old Crossings and, subsequent to December 21, 1995, Crossings (collectively referred to as the "Company"):

                                                    NUMBER OF
                         NAME                         UNITS                LOCATION
    ----------------------------------------------  ---------     --------------------------
    Inn at Canterbury.............................       60       Aurora, Colorado
    Canterbury Gardens............................      159       Aurora, Colorado
    The Palms at Loma Linda.......................      140       Loma Linda, California
    Columbia Edgewater Properties.................      128       Richland, Washington
    Heritage at Meridian Park.....................      112       Tualatin, Oregon
    Forest Grove Residential Center...............       88       Forest Grove, Oregon
    McMinnville Residential Center................       87       McMinnville, Oregon
    Atrium Associates.............................       82       Boulder, Colorado
    RiverPlace....................................       80       Boise, Idaho
    Ridge Point...................................       76       Boulder, Colorado
    Heritage at Rogue Valley......................       76       Medford, Oregon
    Heritage at Mount Hood........................       78       Gresham, Oregon
    Albany Residential Center.....................       74       Albany, Oregon
    Valley Park Associates........................       63       Albany, Oregon
                                                    ---------
                                                      1,303
                                                    ========

     The investors interest in all residences that are not wholly owned by the Company are recorded as minority interests.

     In addition, the Company owns a 1% interest in 2010 Union Limited Partnership (2010) a partnership which operates a 119 unit senior living residence. Effective December 21, 1995, the Company began leasing the residence. The operating results subsequent to this date are included in the combined financial statements. The investment in the 2010 partnership is accounted for on the cost basis since the Company is a limited partner and does not maintain control over partnership operations.

     All significant intercompany accounts and transactions have been eliminated in the accompanying combined financial statements.

  (c) Revenue Recognition

     Resident units are rented on a month-to-month basis and rent is recognized in the month the units are occupied.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

  (d) Inventory

     Inventory consists of food and supplies and is stated at the lower of cost (first-in, first-out) or market.

  (e) Property Acquisition and Development Costs

     The Company capitalizes all costs incurred directly in acquiring and developing real estate. Among those costs are feasibility studies, land acquisition costs, construction and development period interest and real estate taxes, construction costs, and other direct project costs. These costs are capitalized only to the extent that they are incurred prior to the date of substantial completion or when a certificate of occupancy is issued and to the extent considered recoverable through future operating cash flows of the facility.

  (f) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets which range from five to seven years for fixtures and equipment and forty years for buildings. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the lease term.

  (g) Loan Fees

     Deferred loan fees are amortized using the straight-line method over the term of the related debt which ranges from four to forty years.

  (h) Deferred Lease Charge

     Deferred lease charge represents a deferred charge established in connection with the sale/leaseback of Heritage at Meridian Park (Heritage) as discussed in note 6. The Company's obligation under the first mortgage was not released at the time of the transaction. The deferred charge is reduced as principal payments on the first mortgage associated with the property are made by the buyer of Heritage.

  (i) Income Taxes

     Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

     The combined deferred income taxes reflect income taxes as if all combined residences were C-corporations.

  (j) Use of Estimates

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

(2) STATEMENTS OF CASH FLOWS

     Supplemental disclosures of cash flow information are as follows:

                                                                     DECEMBER 31,
                                                         ------------------------------------
                                                            1993         1994         1995
                                                         ----------   ----------   ----------
    Interest paid......................................  $6,386,946   $5,659,142   $5,961,595
    Interest capitalized...............................     288,953      347,338           --

     The following is a summary of noncash investing and financing activities:

        - Debt of $2,512,500 was relieved as a result of a statutory Warrant Deed for the property in lieu of foreclosure in 1994.

        - The Company purchased equipment under capital leases totaling $25,130, $108,067 and $70,966 for the years ended December 31, 1993, 1994 and 1995, respectively.

        - The decrease of $90,806, $105,099 and $104,427 in deferred lease charge for the years ended December 31, 1993, 1994 and 1995, respectively, represent noncash items relating to the decrease of the sale/leaseback obligation and the corresponding asset.

        - In 1994, a note receivable from a partner of an affiliate for $80,000 was charged against the capital interest in one of the partnership accounts as a result of litigation.

        - In 1995, notes payable of $62,500 were issued to former partners as part of an equity distribution.

        - In 1995, fixed assets, other assets, interest payable and debt of approximately $2,775,000, $74,000, $21,000 and $3,100,000, respectively, related to the Legends condominium project were transferred to a corporation owned by the president of the Company (note 4). The transaction resulted in a gain of approximately $290,000 to the Company.

        - In 1995, mortgage notes payable of approximately $9,304,000 were assumed by Nationwide Health Properties, Inc. (NHP), a real estate investment trust, in conjunction with a sale/leaseback transaction.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                  1994              1995
                                                               -----------       ----------
    Land.....................................................  $ 4,922,407       $  750,748
    Buildings and improvements...............................   50,821,197        6,409,105
    Fixtures and equipment...................................    2,716,765          973,995
    Leasehold improvements...................................       45,601           47,720
                                                               -----------       ----------
                                                                58,505,970        8,181,568
    Less accumulated depreciation and amortization...........    7,002,125        1,433,445
    Construction in progress.................................    2,015,345           21,700
                                                               -----------       ----------
                                                               $53,519,190       $6,769,823
                                                                ==========        =========

     Depreciation and amortization expense related to property and equipment was $1,530,973, $1,634,961 and $1,706,530 in 1993, 1994 and 1995, respectively.

     At December 31, 1994 and 1995, property and equipment includes $308,610 and $338,300, respectively, of fixtures and equipment held under capital leases. Related accumulated amortization totaled $117,580 and $153,610, respectively.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

     Substantially all property and equipment serve as collateral for long-term debt (note 5). On December 21, 1995, most of this property and equipment was included in the sales/leaseback transaction more fully described in note 6.

     The Legends condominium project was originally planned to be a senior living co-op community. During 1994, the Company finalized the redefinition of this project as a senior condominium project. In conjunction with that change, the Company expensed $258,000 for costs associated with the original business purpose which have no future benefit. In June 1995, the Company transferred all assets and liabilities related to the Legends condominium, including the first mortgage, to a corporation that is owned by the Company's president. The transaction resulted in a gain of $290,289.

(4) RELATED-PARTY TRANSACTIONS

     At December 31, 1994, the Company had an unsecured interest only stockholder note receivable, due January 1, 2024 with a balance of $633,387. The Company also had a note receivable of $107,870 with 2010, interest and principal both due upon maturity. Both notes had interest rates of 8.50%. The stockholder note was repaid to the Company during 1995 and the note receivable with 2010 was written off.

     At December 31, 1994, the Company also owed an officer and a former officer of Crossings $32,475 and $20,600, respectively. Officers notes payable had matured December 12, 1993. The officer and former officer agreed to extend the payments on a month-to-month basis provided the Company paid an extension fee totaling $1,250 each per month. The amounts were paid during 1995.

     Crossings Aviation, Inc. is wholly owned by the president of the Company. During 1993, 1994 and 1995, the Company paid approximately $121,859, $42,500 and $31,000, respectively, to the aviation company for travel services.

     On December 21, 1995, in conjunction with 2010's mortgage financing transaction with a real estate investment trust, the Company entered into an operating lease with 2010 in which the Company's president maintains a 99% general partnership interest. The Company retains a 1% limited partnership interest in 2010.

(5) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consist of the following at December 31:

                                                                      1994          1995
                                                                   -----------   ----------
    Mortgage notes payable, fixed interest rates of 8% to
      10.9%......................................................  $45,221,624   $       --
    Mortgage notes payable, variable interest rates of 6.9% to
      9.75%......................................................    6,985,599           --
    Project development notes payable, interest rates of 10% to
      12%........................................................    4,648,816           --
    Project development notes, non interest bearing..............      205,000           --
    Equity participation notes, including contingent
      participation
      obligations................................................   13,263,279           --
    Capital lease obligations, interest at rates between 3.4% and
      23% payable in monthly installments, due through 2000......      197,545      178,870
                                                                   -----------   ----------
                                                                    70,521,863      173,870
    Debt refinanced long-term through a sale/leaseback
      transaction
      (see note 14):
      Mortgage notes payable, fixed interest rates of 8% to
         10.9%...................................................           --    6,085,900
      Equity participation notes, including contingent
         participation
         obligations.............................................           --    1,487,175
                                                                   -----------   ----------
                                                                    70,521,863    7,751,945
    Less current portion.........................................   25,596,440       69,418
                                                                   -----------   ----------
              Total long-term debt and capital lease obligations,
                excluding current portion........................  $44,925,423   $7,682,527
                                                                    ==========    =========

                    NEW CROSSINGS INTERNATIONAL CORPORATION

Equity Participation Notes Payable

     At December 31, 1994, the Company had ten equity participation notes payable administered through Capital Consultants, Inc. (CCI), as agent for pension funds with equity participation rights ranging from 30% to 90%. The aggregate outstanding loan balances for each individual facility were periodically compared to the estimated fair value of the underlying property. Prior to fiscal year 1993, an obligation for a contingent equity participation (participation obligation) of approximately $977,000 was recorded related to two of the participation notes because the fair value of the properties exceeded the aggregate outstanding loan balances at those facilities. The contingent obligation is included in the outstanding balance of equity participation notes.

     During 1994, the Company modified the loan terms whereby the equity participation percentages payable to the lender upon sale or refinance of the residences or maturity of the notes was increased by 5% to 40%. The new equity participation percentages ranged from 76.5% to 95% of agreed-upon net sale proceeds or residual fair market value. The Company also agreed to pay 17% of future development fees to CCI until the notes were repaid. Past due interest of approximately $599,000 was forgiven. The increased equity participation percentages resulted in an addition to the participation obligation of approximately $276,000.

     The restructuring qualifies as a troubled debt restructuring in accordance with generally accepted accounting principles and as such, the interest forgiven and the increase in participation obligation was being recognized over the remaining terms of the underlying participation notes until they were paid off in December 1995 and January 1996 (see notes 6 and 14). The net reduction in interest expense attributable to the deferred amortization items was $21,000 and $36,000 in 1994 and 1995, respectively.

(6) SALES/LEASEBACKS OF FACILITIES AND DEFERRED GAIN

     In January 1991, the Company entered into a sale/leaseback transaction for Heritage at Meridian Park located in Tualatin, Oregon. The buyer received the building and personal property, and assumed the first mortgage of $4.6 million and the underlying land lease. However, the Company remains obligated under the first mortgage on the property which matures on December 1, 1999.

     The Company received $1.3 million in cash and entered into a ten-year lease with two five-year renewal options. The Company realized a gain of approximately $2.2 million which has been deferred because of the Company's continuing involvement with the facility. The gain is being amortized into income as an offset to lease expense over the initial lease term based on payments with respect to the underlying mortgage for which the Company's obligation was not released. The total deferred gain at December 31, 1994 and 1995 was $2,054,463 and $2,008,279, respectively. At December 31, 1994 and 1995, the mortgage balance serviced by the purchaser, but for which the Company remains liable, was $4,351,600 and $4,247,173, respectively.

     In December 1995, the Company entered into a series of sale/leaseback transactions with respect to eleven properties. In conjunction with these transactions, the Company purchased the partnership interests related to three properties prior to entering into the sale/leaseback transactions with NHP. The only residence controlled by the Company that was not included in the above transactions was The Palms at Loma Linda (The Palms). The Company completed a sale/leaseback transaction with respect to The Palms in January 1996 (see note
14).

     The Company received approximately $44.5 million in cash and entered into various lease agreements with initial terms ranging between seventeen and nineteen years with three ten-year renewal options. The Company realized a gain of approximately $9.7 million which is recorded as a deferred gain because of the Company's continuing involvement with the facilities. The deferred gain will be amortized into income as an offset to lease expense over the initial lease term using the straight-line method.

     The extinguishment of approximately $23.5 million of debt, which included $13.3 million of equity participation notes, was accomplished through the issuance of 240,000 shares of Mandatorily Redeemable

                    NEW CROSSINGS INTERNATIONAL CORPORATION

Series A Preferred Stock and 260,000 shares of Series B Preferred Stock and the application of proceeds from the sale/leaseback transaction with NHP.

(7) INCOME TAXES

     The provision for income taxes differs from the amount of income taxes determined by applying the applicable U.S. statutory Federal rate of 35% to pretax income primarily as a result of limitations on the Company's ability to utilize net operating losses.

     The tax effect of temporary differences that give rise to significant portions of Federal deferred tax assets (liabilities) are comprised of the following:

                                                                    DECEMBER 31,
                                                        ------------------------------------
                                                           1993         1994         1995
                                                        ----------   ----------   ----------
     Deferred tax assets:
       Net operating loss carryforwards...............  $3,732,000   $4,477,000   $2,307,000
       Deferred loan fees.............................     432,000      373,000       13,000
       Deferred gain..................................     736,000      719,000    4,107,000
                                                        ----------   ----------   ----------
               Total gross deferred tax asset.........   4,900,000    5,569,000    6,427,000
       Less valuation allowance.......................   4,343,000    4,951,000    5,756,000
                                                        ----------   ----------   ----------
               Deferred tax asset, net................     557,000      618,000      671,000
     Deferred tax liability -- property and equipment
       principally due to differences in depreciation
       and amortization...............................     557,000      618,000      671,000
                                                        ----------   ----------   ----------
               Net deferred tax asset.................  $       --   $       --   $       --
                                                         =========    =========    =========

     The net increase in the total valuation allowance was $510,000, $608,000 and $805,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The increases were primarily due to increases in the amount of net operating loss carryforwards and deferred gain for which the Company is not assured of utilization.

     As of December 31, 1995, the Company has net operating loss carryforwards of approximately $6,600,000. Unused net operating loss carryforwards will expire commencing in the years 2002 through 2010. Suspended Passive Activity Losses of approximately $1,041,000 do not have an expiration date. These carryforwards may result in a tax benefit when the Company has future taxable income. If substantial changes in the Company's ownership should occur, there could be an annual limitation on the amount of the net operating loss carryforwards which could be utilized.

(8) COMMITMENTS AND CONTINGENCIES

     The Company leases land and buildings for residences and corporate operations under various long-term rental agreements expiring in varying years through approximately 2014. All of these leases represent operating leases and, accordingly, rental payments are recorded as rent expense when incurred.

     As of December 31, 1995, substantially all of the Company's operating leases, except for 2010, are leased from NHP, an unrelated third party, as a result of the sale/leaseback transactions that occurred in December 1995.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

     Minimum lease payments under noncancelable leases at December 31, 1995 are as follows:

                                                                   CAPITAL     OPERATING
                                                                   --------   ------------
    1996.........................................................  $ 85,664   $  6,500,680
    1997.........................................................    40,403      6,515,944
    1998.........................................................    34,783      6,539,777
    1999.........................................................    32,022      6,548,274
    2000.........................................................    10,471      6,585,895
    Thereafter...................................................        --     73,262,365
                                                                   --------   ------------
              Total minimum lease payments.......................   203,343   $105,952,935
                                                                               ===========
    Less amount representing interest............................    24,473
                                                                   --------
              Present value of net minimum lease payments........   178,870
    Less current portion.........................................    69,418
                                                                   --------
              Long-term capital lease obligations................  $109,452
                                                                   ========

     Lease expense is recorded net of the amortization of $43,000, $49,000 and $49,000 of the deferred gain on the sale/leaseback for the years ended December 31, 1993, 1994 and 1995, respectively. In addition, the Company is responsible for all operating and maintenance costs associated with the Heritage at Meridian Park facility.

(9) EXTRAORDINARY GAINS AND LOSSES

     During 1993 a note for approximately $354,000 and related accrued interest of approximately $345,000 was extinguished which resulted in a gain of approximately $699,000. As discussed in note 6, 1995 sales/ leaseback transactions resulted in extraordinary gains of $499,769 related to debt extinguished and extraordinary losses of $879,045 resulting from the write-off of deferred loan fees associated with loans held on sold facilities.

(10) REDEEMABLE PREFERRED STOCK

     In December 1995, the Company issued 240,000 shares of Series A Preferred Stock (Series A) valued at $25 per share to CCI in conjunction with the payoff of all outstanding debt to CCI, including the participating notes and all respective obligations thereunder, and the buyout of CCI's interest in McMinnville Residential Center. Holders of Series A preferred stock are entitled to cumulative cash dividends beginning January 15, 1997 in the amount of $2.08 1/3 per annum, per share, due and payable before January 15 of the following year.

     Series A is redeemable at the option of the Company under certain circumstances at $25 plus accrued dividends whether declared or not. Shareholders have the right to redeem shares if the Company fails to pay the required dividends. Furthermore, the Series A holders may exercise their options to redeem all (but not less than all) of the outstanding preferred shares, given proper notice for such action, at an amount of $25.00 per share.

     Any shares not redeemed prior to an initial public offering ("IPO") meeting certain minimum requirements, are convertible into common stock based on a conversion formula dependent on the IPO price but, in general, at the value of the preferred shares divided by the IPO price. Upon liquidation, the Series A holders would receive an amount equal to $25 per share up to $6,000,000 and would not participate in any other equity.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

(11) SHAREHOLDERS' DEFICIT

     In December 1995, the Company changed the par value of common stock from $.10 per share to $.001 per share and increased the number of authorized shares of common stock and preferred stock to 40,000,000 and 5,000,000, respectively. Common stock and additional paid-in capital have been adjusted for all years to reflect the change in par value.

     In December 1995, the Company issued 260,000 shares of Series B Preferred Stock (Series B) to CCI in exchange for $6,500,0000 in cash which was primarily used in conjunction with the payoff of all outstanding obligations to CCI. The Series B Preferred Stock is redeemable in part at the option of the Company under certain circumstances at the greater of $32.50 per share or a conversion ratio pursuant to an IPO. Any shares not redeemed prior to an IPO meeting certain minimum requirements are convertible into common stock based on a conversion formula dependent on the IPO price. Holders of Series B are not entitled to receive any dividends; however, the Series B holders, as a class, have the right to elect one director. Subsequent to January 15, 1997, the holders of the majority of Series B have the right to remove any and all directors.

(12) STOCK BONUS AND OPTION PLAN

     In June 1995, the Company established a Stock Bonus and Option Plan (Plan) in which stock can be granted to employees as bonus shares or options. The options may be granted as either incentive or nonqualified stock options. The Plan is administered by the Board of Directors or an administrative committee if the Board of Directors so desires. Incentive options may be granted only to officers or other employees of the Company while nonqualified options may be granted to employees and other persons as the plan administrator selects. The Company has reserved 42,563 shares of common stock for issuance under this Plan.

     In July 1995, the Company granted a stock bonus of 42,563 shares of common stock to employees in recognition of past performance. Consequently, there are no shares available for grant under the Plan. Compensation expense of $4,256 has been recognized based upon an estimated value of $.10 at the time of the grant.

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation. This pronouncement establishes the accounting and reporting standards for stock-based employee compensation plans, including stock purchase plans, stock options and stock appreciation rights. This new standard defines a fair value-based method of accounting for these equity instruments. This method measures compensation cost based on the value of the award and recognizes that cost over the service period. Companies may elect to adopt this standard or to continue accounting for these types of equity instruments under current guidance, APB Opinion No. 25, Accounting for Stock Issued to Employees. Companies which elect to continue using the guidance of Opinion 25 must make pro forma disclosures of net earnings and earnings per share as if this new statement had been applied. This new standard is applicable to financial statements for fiscal years beginning after December 15, 1995.

     The Company anticipates that it will continue to use the rules of APB Opinion No. 25 and make the pro forma disclosures required under the new standard.

(13) LIQUIDITY

     The Company has incurred recurring losses and has a net capital deficiency. In December 1995, the Company began restructuring its long-term obligations through sale/leaseback transactions more fully described in note 6. The restructuring was completed in January 1996 as described in note 14. Although debt service reductions will be replaced in part by increased lease payments, management believes that the restructured operations will allow the Company to obtain additional borrowings and generate additional cash from operations. As part of the restructuring, a $14,280,000 financing commitment for new developments was obtained from NHP and the Company obtained approximately $8,900,000 in construction loan financing.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

(14) SUBSEQUENT EVENTS

  (a) The Palms Sale/Leaseback

     In January 1996, the Company completed a sale/leaseback arrangement related to The Palms. Debt of approximately $7,513,000, which includes deferred gain on restructuring (note 5) of approximately $87,000, was removed from the Company's records and assumed by the buyer/lessor. The underlying property and equipment was also conveyed to the buyer/lessor. The Company remains obligated for the first mortgage on the property. Because of the Company's continuing involvement, the mortgage obligation will continue as a liability of the Company, a corresponding deferred charge will be established and amortized until maturity or repayment of the related debt, and the related gain on sale of approximately $1,660,000 will be deferred and amortized over the remaining term of the debt.

  (b) Acquisition by Alternative Living Services, Inc. (Unaudited)

     On May 24, 1996, the Company merged with Alternative Living Services, Inc., a company which operates assisted living residences primarily in the midwest and eastern United States. Immediately prior to, and in connection with, the merger, the Series A and Series B Preferred Stock was converted into Crossings common stock. The total purchase consideration paid by Alternative Living Services, Inc. was 2,007,049 shares of Alternative Living Services, Inc.'s common stock with an estimated market value of $9,281,000.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)

                                                                                  MARCH 31,
                                                                                     1996
                                                                                 ------------
                                           ASSETS
Current assets:
  Cash.........................................................................  $  1,787,785
  Accounts receivable..........................................................       257,496
  Inventory....................................................................        46,193
  Prepaid rent.................................................................       546,511
  Prepaid expenses.............................................................        97,915
                                                                                 ------------
          Total current assets.................................................     2,735,900
Property and equipment, net....................................................       807,001
Deferred lease charge..........................................................    10,224,044
Lease deposits.................................................................     1,623,064
Other assets, net..............................................................       739,048
                                                                                 ------------
                                                                                 $ 16,129,055
                                                                                  ===========
                            LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt and capital leases.........................  $     52,311
  Accounts payable.............................................................       804,536
  Accrued payroll and payroll taxes............................................       441,169
  Accrued interest payable.....................................................        67,500
  Other accrued expenses.......................................................       480,787
  Property taxes...............................................................       280,413
  Unearned revenue.............................................................       208,337
                                                                                 ------------
          Total current liabilities............................................     2,335,053
Security deposits..............................................................        91,278
Deferred gain on sale..........................................................    13,171,582
Sale/leaseback obligation......................................................    10,224,044
Long-term debt and capital leases..............................................       115,167
                                                                                 ------------
          Total liabilities....................................................    25,937,124
                                                                                 ------------
Mandatorily redeemable preferred stock -- Series A preferred, par value $.001;
  240,000 shares issued and outstanding (liquidation preference of $25.00 per
  share).......................................................................     6,000,000
Commitments and contingencies
Shareholders' deficit:
  Preferred stock, $.001 par value. Authorized 5,000,000 shares -- Series B preferred stock, 260,000 shares issued and outstanding (liquidation
     preference of $25.00 per share)...........................................           260
  Common stock, $.001 par value. Authorized 40,000,000 shares; issued and
     outstanding 192,563 shares................................................           193
  Additional paid-in capital...................................................     6,540,856
  Accumulated deficit..........................................................   (22,349,378)
                                                                                 ------------
          Total shareholders' deficit..........................................   (15,808,069)
                                                                                 ------------
                                                                                 $ 16,129,055
                                                                                  ===========

    See accompanying notes to condensed combined and consolidated financial statements.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

          CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

                                                                          1995          1996
                                                                       -----------   ----------
Net revenues.........................................................  $ 5,374,200   $5,942,095
                                                                       -----------   ----------
Expenses:
  Residence operations...............................................    2,921,460    3,476,951
  Lease expense......................................................      156,370    1,714,541
  General and administrative.........................................      519,196      704,137
  Depreciation and amortization......................................      449,622       23,436
                                                                       -----------   ----------
          Total operating expenses...................................    4,046,648    5,919,065
                                                                       -----------   ----------
          Income from operations.....................................    1,327,552       23,030
                                                                       -----------   ----------
Other income (expense):
  Interest expense...................................................   (1,439,726)     (12,998)
  Interest income....................................................       39,100       42,380
  Other income.......................................................           --        8,453
                                                                       -----------   ----------
     Other income (expense), net.....................................   (1,400,626)      37,835
                                                                       -----------   ----------
     Income (loss) before extraordinary item.........................      (73,074)      60,865
  Extraordinary item -- gain from extinguishment of debt.............           --      132,624
                                                                       -----------   ----------
          Net income (loss)..........................................  $   (73,074)  $  193,489
                                                                        ==========    =========

    See accompanying notes to condensed combined and consolidated financial statements.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

          CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED MARCH 31, 1995, AND 1996
                                  (UNAUDITED)

                                                                         1995         1996
                                                                       ---------   -----------
Net cash provided by (used in) operating activities (including
  changes in all operating assets and liabilities)...................  $  50,871   $  (593,459)
                                                                       ---------   -----------
Cash used in investing activities -- purchases of property and
  equipment..........................................................   (197,635)     (532,159)
                                                                       ---------   -----------
Cash flows from financing activities:
  Proceeds from debt.................................................    145,091            --
  Principal payments on debt.........................................   (149,916)      (18,104)
  Payments to related parties........................................    (22,094)           --
  Distribution to partners...........................................   (134,661)           --
                                                                       ---------   -----------
          Net cash used in financing activities......................   (161,580)      (18,104)
                                                                       ---------   -----------
          Net decrease in cash.......................................   (308,344)   (1,143,722)
Cash at beginning of period..........................................    838,565     2,931,507
                                                                       ---------   -----------
Cash at end of period................................................  $ 530,221   $ 1,787,785
                                                                       =========    ==========

    See accompanying notes to condensed combined and consolidated financial statements.

                    NEW CROSSINGS INTERNATIONAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
                                  (UNAUDITED)

(1) The accompanying condensed combined and consolidated financial statements reflect the operating results and financial position of certain assisted living and senior living residences under the common ownership, management and control of Crossings International Corporation and subsequent to December 21, 1995 New Crossings International Corporation (collectively referred to as the "Company"). The unaudited interim condensed combined and consolidated financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations.

     The information furnished reflects, in the opinion of management, all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

(2) In January 1996, the Company completed a sale/leaseback arrangement related to a residence. Debt of approximately $7,513,000, which includes deferred gain on restructuring of approximately $87,000 was removed from the Company's records and assumed by the buyer/lessor. The underlying property and equipment of approximately $6,481,000 was also conveyed to the buyer/lessor. The Company will remain obligated for the first mortgage on the property. Because of the Company's continuing involvement the mortgage obligation will continue as a liability of the Company, a corresponding deferred charge will be established and amortized until maturity or repayment of the related debt, and the related gain on sale of approximately $1,660,000 will be deferred and amortized over the remaining maturity or repayment of the debt term.

(3) On May 24, 1996, the Company merged with Alternative Living Services, Inc., a company which operates assisted living residences primarily in the midwest and eastern United States. Immediately prior to, and in connection with, the merger, the Series A and Series B Preferred Stock was converted into Crossings common stock. The total purchase consideration paid by Alternative Living Services, Inc. was 2,007,049 shares of Alternative Living Services, Inc.'s common stock with an estimated market value of $9,281,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Alternative Living Services -- Midwest Inc.:

     We have audited the accompanying combined balance sheet of Alternative Living Services -- Midwest Inc. and Affiliates (the Company) as of December 31, 1995, and the related combined statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Alternative Living Services -- Midwest Inc. and Affiliates at December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Milwaukee, Wisconsin
April 18, 1996

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1995

                                           ASSETS
     Current assets:
       Cash and cash equivalents...........................................  $   577,205
       Resident receivables, net...........................................      134,336
       Other current assets................................................      127,940
                                                                             -----------
               Total current assets........................................      839,481
                                                                             -----------
     Property, plant and equipment, net....................................   10,496,005
     Other assets..........................................................    3,440,110
                                                                             -----------
               Total assets................................................  $14,775,596
                                                                              ==========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
       Accounts payable....................................................  $ 1,635,033
       Accrued expenses....................................................      455,436
       Notes payable to banks..............................................    5,679,865
       Advances from and notes payable to related entities.................    3,204,946
                                                                             -----------
               Total current liabilities...................................   10,975,280
                                                                             -----------
     Minority interest.....................................................    2,634,367
     Stockholders' equity:
       Common stock and additional paid-in capital.........................    2,017,437
       Accumulated deficit.................................................     (851,488)
                                                                             -----------
               Total stockholders' equity..................................    1,165,949
                                                                             -----------
               Total liabilities and stockholders' equity..................  $14,775,596
                                                                              ==========

            See accompanying notes to combined financial statements.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

                        COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

     Revenue:
       Resident service fees................................................  $2,504,388
       Other................................................................     298,152
                                                                              ----------
     Operating revenue......................................................   2,802,540
                                                                              ----------
     Operating expenses:
       Residence operations.................................................   2,765,644
       General and administrative...........................................     319,711
       Depreciation and amortization........................................     379,848
                                                                              ----------
               Total operating expenses.....................................   3,465,203
                                                                              ----------
     Operating loss.........................................................    (622,663)
                                                                              ----------
     Other income (expense):
       Interest expense.....................................................    (542,913)
       Interest income......................................................      57,067
       Minority interest in losses of combined affiliates...................     423,946
                                                                              ----------
               Total other expense, net.....................................     (61,900)
                                                                              ----------
     Net loss...............................................................  $ (724,563)
                                                                               =========

            See accompanying notes to combined financial statements.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1995

                                                        COMMON STOCK
                                                       AND ADDITIONAL
                                                       PAID-IN CAPITAL
                                                     -------------------   ACCUMULATED
                                                     SHARES    AMOUNTS       DEFICIT       TOTAL
                                                     ------   ----------   -----------   ----------
Balances at December 31, 1994......................  20,000   $  747,612    $ (62,725)   $  684,887
                                                     ------   ----------   -----------   ----------
  Contributed capital..............................            1,269,825           --     1,269,825
  Distribution of dividends........................                   --      (64,200)      (64,200)
  Net loss.........................................                   --     (724,563)     (724,563)
                                                     ------   ----------   -----------   ----------
Balances at December 31, 1995......................  20,000   $2,017,437    $(851,488)   $1,165,949
                                                     ======    =========    =========     =========

            See accompanying notes to combined financial statements.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss.....................................................................  $   (724,563)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization.............................................       379,848
     Minority interest in losses of combined affiliates........................      (423,946)
     Increase in other current assets..........................................      (101,393)
     Increase in accounts payable..............................................     1,529,068
     Increase in accrued expenses..............................................       329,208
     Changes in other assets and liabilities and other adjustments.............      (701,969)
                                                                                 ------------
Net cash provided by operating activities......................................       286,253
                                                                                 ------------
Cash flows from investing activities --
  payments for property, plant and equipment and project development costs.....   (10,745,698)
                                                                                 ------------
Cash flows from financing activities:
  Proceeds from notes payable to bank..........................................     5,651,717
  Payments on notes payable to bank............................................      (148,356)
  Changes in advances from and notes payable to related entities...............     1,126,478
  Contributed capital..........................................................     1,269,825
  Contributions by minority partners...........................................     3,058,313
  Distribution of dividends....................................................       (64,200)
                                                                                 ------------
Net cash provided by financing activities......................................    10,893,777
                                                                                 ------------
Net increase in cash and cash equivalents......................................       434,332
Cash and cash equivalents:
  Beginning of period..........................................................       142,873
                                                                                 ------------
  End of period................................................................  $    577,205
                                                                                  ===========

            See accompanying notes to combined financial statements.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1) BUSINESS

     Alternative Living Services -- Midwest Inc. (the Company) was incorporated in 1991 to develop assisted living residences in Michigan and other midwest states.

     Limited partnerships are formed for each Michigan facility developed. The Company serves as the sole general partner and holds approximately 45% to 73% of each partnership formed. Limited partnerships formed to date and the Company's respective ownership percentage are as follows:

          Hamilton House (45% interest), formed to develop the Hamilton House-I residence in Farmington Hills, Michigan, which opened July 18, 1994.

          North Schoenherr (50% interest), formed to develop the Hamilton House-I residence in Utica, Michigan, which opened January 16, 1995.

          Eisenhower/State (50% interest), formed to develop the Hamilton House-I residence in Ann Arbor, Michigan, which opened June 8, 1995.

          Twelve Mile Drake (45% interest), formed to develop the Hamilton House-II residence in Farmington Hills, Michigan, which opened October 1, 1995.

          Marsh/Tihart (73% interest), formed to develop the Hamilton House-II residence in Lansing, Michigan, which was under construction at December 31, 1995.

          Six Mile Abbey (50% interest), formed to develop the Hamilton House-II residence in Northville, Michigan, which was under construction at December 31, 1995.

          Northpointe Utica (50% interest), formed to develop the Hamilton House-II residence in Utica, Michigan, which was under construction at December 31, 1995.

     Residences owned by these limited partnerships are operated and managed by Alternative Living Services, Inc., (ALS, Inc.) which develops, owns and operates assisted living residences, including residences for the frail elderly and specialty care residences for individuals with Alzheimer's disease and other dementia. ALS, Inc. is paid management fees of approximately 8% of monthly revenues by the limited partnerships in exchange for the management services performed. Additionally, ALS, Inc. participates as a limited partner in several of the limited partnerships.

     The Company has authorized, issued and outstanding 20,000 shares of no par common stock at December 31, 1995, of which ALS, Inc. holds 10,000 shares.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies of the Company are as follows:

  (a) Combined Financial Statements

          The combined financial statements include the accounts of the Company and its affiliates which are under the common financial control of the Company. Results of operations of the affiliates are included from the date of acquisition. All significant intercompany accounts and transactions with its affiliates have been eliminated in the combined financial statements.

          Minority interest represents the ownership percentage of accumulated losses and capital contributions made by the limited partners other than ALS, Inc. (see note 9). The ownership interests of the Company and its affiliates and ALS, Inc. have been included in total stockholders' equity.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

  (b) Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the combined statement of cash flows.

  (c) Property, Plant and Equipment

          Property, plant and equipment is carried at cost, net of accumulated depreciation. Depreciation is computed over the estimated lives of the assets using the straight-line method. Buildings are depreciated over 20 to 40 years, and furniture, fixtures and equipment are depreciated over five to seven years. Maintenance and repairs are expensed as incurred.

  (d) Other Assets

          Other assets includes organizational and other costs which are amortized on a straight-line basis over five years. Also included in other assets are land acquisition and project development costs incurred in the initial development of new residences, and capital contributions receivable from unaffiliated limited partners. Land acquisition and project development costs will become a component of the total cost of the new residences, and will be amortized over their respective useful lives.

  (e) Income Taxes

          Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (f) Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents approximate fair value due to the short-term nature of the accounts and due to the accounts earning interest at current market rates. The carrying amount of the Company's note payable to bank and advances from and notes payable to related entities approximates fair value due to the interest rates approximating the current rates available to the Company for similar borrowing arrangements.

  (g) Use of Estimates

          The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

(3) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment at December 31, 1995 follows:

    Land and land improvements..............................................  $ 1,544,603
    Buildings...............................................................    7,512,810
    Furniture and fixtures..................................................    1,392,588
    Construction in progress................................................      347,421
                                                                              -----------
    Total property, plant and equipment.....................................   10,797,422
    Less accumulated depreciation...........................................      301,417
                                                                              -----------
    Property, plant and equipment, net......................................  $10,496,005
                                                                               ==========

     Interest is capitalized in connection with the construction of facilities and is amortized over the estimated useful lives of the facilities. Interest capitalized during 1995 was approximately $280,000.

(4) OTHER ASSETS

     Other assets are comprised of the following at December 31, 1995:

    Land acquisition and project development costs...........................  $2,926,893
    Organization, finance and other costs....................................     377,946
    Capital contribution receivable..........................................     135,271
                                                                               ----------
              Total other assets.............................................  $3,440,110
                                                                                =========

(5) NOTES PAYABLE TO BANKS

     Notes payable to banks consists of the following at December 31, 1995:

    Mortgage notes payable, interest at the prime rate plus 1.25% to 2.5%
      (10.25% at December 31, 1995), payable on demand.......................  $4,209,761
    Mortgage note payable, interest at 10.75%, payable on demand.............   1,470,104
                                                                               ----------
              Total notes payable to banks...................................  $5,679,865
                                                                                =========

(6) ADVANCES FROM AND NOTES PAYABLE TO RELATED ENTITIES

     Advances from and notes payable to related entities consist of the following at December 31, 1995:

    Advances and notes payable -- The Damone Group, Inc......................  $1,029,700
    Advances and notes payable -- ALS, Inc...................................   2,063,389
    Advances and notes payable -- other related entities.....................     111,857
                                                                               ----------
              Total advances from and notes payable to related entities......  $3,204,946
                                                                                =========

     These advances from and notes payable to related entities are payable on demand, with interest at 9%.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

(7) INCOME TAXES

     Deferred tax assets and liabilities consist of the following at December 31, 1995:

    Deferred tax assets:
      Net operating loss carryforwards........................................  $ 72,700
      Investment in affiliates................................................   184,700
                                                                                --------
    Total deferred tax assets.................................................   257,400
    Less valuation allowance..................................................   257,400
                                                                                --------
    Deferred tax assets, net of valuation allowance...........................  $     --
                                                                                ========

     The Company has approximately $204,600 of net operating loss carryforwards for income tax purposes at December 31, 1995, which will begin to expire, if unused, beginning in the year 2005.

(8) COMMITMENTS AND CONTINGENCIES

     At December 31, 1995, capital expenditure commitments for the construction of two Michigan facilities developed by Six Mile Abbey and Northpointe Utica limited partnerships were approximately $13,300,000. Costs incurred through December 31, 1995 of approximately $2,908,000 are included in land acquisition and project development costs. Both facilities are expected to become operational in 1996.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

                        CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                                   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                           ASSETS
Current assets:
  Cash and cash equivalents.....................................................  $   845,200
  Resident receivables, net.....................................................      308,801
  Other current assets..........................................................       92,859
                                                                                  -----------
          Total current assets..................................................    1,246,860
                                                                                  -----------
Property, plant and equipment, net..............................................   15,189,408
Other assets....................................................................      407,600
                                                                                  -----------
          Total assets..........................................................  $16,843,868
                                                                                   ==========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................  $ 2,214,848
  Accrued expenses..............................................................      596,537
  Notes payable to banks........................................................    5,660,259
  Advances from and notes payable to related entities...........................    3,958,936
                                                                                  -----------
          Total current liabilities.............................................   12,430,580
                                                                                  -----------
Minority interest...............................................................    2,623,236
Stockholders' equity:
  Common stock and additional paid-in capital...................................    2,679,060
  Accumulated deficit...........................................................     (889,008)
                                                                                  -----------
          Total stockholders' equity............................................    1,790,052
                                                                                  -----------
          Total liabilities and stockholders' equity............................  $16,843,868
                                                                                   ==========

       See accompanying notes to condensed combined financial statements.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1995        1996
                                                                         --------   ----------
Revenue:
  Resident service fees................................................  $414,041   $1,141,481
  Other................................................................        --      200,324
                                                                         --------   ----------
          Operating revenue............................................   414,041    1,341,805
                                                                         --------   ----------
Operating expenses:
  Residence operations.................................................   334,843      868,821
  Lease expense........................................................     3,342       50,678
  General and administrative...........................................    18,947      114,414
  Depreciation and amortization........................................    51,878      119,776
                                                                         --------   ----------
          Total operating expenses.....................................   409,010    1,153,689
                                                                         --------   ----------
Operating income.......................................................     5,031      188,116
                                                                         --------   ----------
Other income (expense):
  Interest expense.....................................................   (82,160)    (239,452)
  Interest income......................................................     2,717        2,675
  Minority interest in losses of combined affiliates...................        --       11,131
                                                                         --------   ----------
          Total other expense, net.....................................   (79,443)    (225,646)
                                                                         --------   ----------
Net loss...............................................................  $(74,412)  $  (37,530)
                                                                         ========    =========

       See accompanying notes to condensed combined financial statements.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1995         1996
                                                                       ---------   -----------
Cash flows from operating activities:
  Net loss...........................................................  $ (74,412)  $   (37,530)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization...................................     51,878       119,776
     Minority interest in losses of combined affiliates..............         --       (11,131)
     Increase in resident receivables................................    (12,990)     (174,465)
     Decrease (increase) in other current assets.....................    (76,519)       35,081
     Increase in accounts payable....................................     18,110       579,815
     Increase in accrued expenses....................................     69,864       141,101
     Changes in other assets and liabilities and other adjustments...    320,901       124,209
                                                                       ---------   -----------
Net cash provided by operating activities............................    296,832       776,856
                                                                       ---------   -----------
Cash flows from investing activities --
  payments for property, plant and equipment and project development
     costs...........................................................    (26,432)   (1,904,875)
                                                                       ---------   -----------
Cash flows from financing activities:
  Proceeds from notes payable to bank................................     21,000            --
  Payments on notes payable to bank..................................   (209,564)      (19,606)
  Changes in advances from and notes payable to related entities.....    150,203       753,990
  Contributed capital................................................         --       661,630
                                                                       ---------   -----------
Net cash provided by (used in) financing activities..................    (38,361)    1,396,014
                                                                       ---------   -----------
Net increase in cash and cash equivalents............................    232,039       267,995
Cash and cash equivalents:
  Beginning of period................................................    142,894       577,205
                                                                       ---------   -----------
  End of period......................................................  $ 374,933   $   845,200
                                                                       =========    ==========

       See accompanying notes to condensed combined financial statements.

           ALTERNATIVE LIVING SERVICES -- MIDWEST INC. AND AFFILIATES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The condensed combined balance sheet as of March 31, 1996 and related condensed combined statements of operations and cash flows for the three months ended March 31, 1995 and 1996 contained herein, which are unaudited, include the accounts of Alternative Living Services -- Midwest Inc. (ALS-Midwest) and its affiliates which are under the common financial control of ALS-Midwest. All significant intercompany accounts have been eliminated in the combination. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Adjustments consist only of normal recurring items. The results of operations for the three months ended March 31, 1995 and 1996, are not necessarily indicative of the results to be expected for the full fiscal year.

     The condensed combined financial statements do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Reference is made to ALS-Midwest's audited financial statements and the related notes as of December 31, 1995 and for the year then ended, which provide additional disclosures and a further description of accounting policies.

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    15
Dividend Policy.......................    16
Dilution..............................    17
Capitalization........................    18
Pro Forma Financial Information.......    19
Selected Consolidated Financial
  Data................................    27
Management's discussion and Analysis
  of Financial Condition and Results
  of Operation........................    29
Business..............................    35
History and Organization..............    54
Management............................    57
Principal and Selling Stockholders....    63
Certain Relationships and Related
  Transactions........................    65
Description of Capital Stock..........    66
Shares Eligible for Future Sale.......    68
Underwriting..........................    70
Legal Matters.........................    71
Experts...............................    71
Additional Information................    72
Index to Consolidated Financial
  Statements..........................   F-1

                               ------------------
  UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                5,000,000 SHARES

                    [ALTERNATIVE LIVING SERVICES, INC. LOGO]

                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                           NATWEST SECURITIES LIMITED

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                            THE CHICAGO CORPORATION
                                               , 1996

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, and all such expenses will be borne by the Registrant. All amounts are estimates except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

SEC Registration Fee...............................................................  $33,707
NASD Fee...........................................................................   10,275
AMEX Listing Fee...................................................................     *
Printing and Mailing Expenses......................................................     *
Legal Fees and Expenses............................................................     *
Accounting Fees and Expenses.......................................................     *
Transfer Agent's Fees and Expenses.................................................     *
Blue Sky Fees and Expenses.........................................................     *
Miscellaneous Expenses.............................................................     *
                                                                                     -------
          Total....................................................................  $  *
                                                                                     =======

- ---------------

* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting Delaware corporations to indemnify directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interest, and (ii) in the case of a criminal proceeding such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders of the corporation. Notwithstanding the foregoing, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Restated Certificate of Incorporation and the Restated Bylaws of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

     The form of Underwriting Agreement attached hereto as Exhibit 1.1, which provides for, among other things, the Registrant's sale to the Underwriters of the securities being registered herein, will obligate the Underwriters to indemnify the Registrant and Registrant's officers and directors against certain liabilities under the Securities Act of 1933.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the Company's initial capitalization on December 14, 1993, the Company issued 975,151 shares of Common Stock to Evergreen Healthcare, Inc., a Georgia corporation ("Evergreen"), 380,636 shares of Common Stock to Care Living Centers, Inc., a Wisconsin corporation, and 456,763 shares of Common Stock to Dr. Kraig E. Lorenzen. These securities were issued without registration under the Securities Act in reliance upon the exemption in Section 4(2) of the Securities Act.

     On May 24, 1995, the Company issued 4,302,994 shares of Common Stock to Alternative Living Investors, L.L.C., a Delaware limited liability company, pursuant to the Company's 1995 recapitalization transaction for $20,000,000 and 917,151 shares of Common Stock to Evergreen pursuant to a September 21, 1994 capital call for $2,677,342. These securities were issued without registration under the Securities Act in reliance upon the exemption in Section 4(2) of the Securities Act.

     On January 25, 1996 in connection with the Company's acquisition of all of the outstanding capital stock of Heartland Retirement Services, Inc., a Wisconsin corporation ("Heartland"), the Company issued an aggregate of 207,899 shares of Common Stock to Heartland Development Corporation, a Wisconsin corporation, and Douglas A. Hennig, the sole shareholders of Heartland (the "Heartland Acquisition"). These securities were issued without registration under the Securities Act in reliance upon the exemption in Section 4(2) of the Securities Act. In addition, pursuant to the terms of the employment agreement entered into by and between the Company and Mr. Hennig as part of the Heartland Acquisition, the Company issued 53,525 shares of Common Stock to Mr. Hennig for $248,748.12 and the Company granted Mr. Hennig an option to acquire an aggregate of 41,589 shares of Common Stock. These securities were issued without registration under the Securities Act in reliance upon the exemption in Section 4(2) of the Securities Act.

     On May 23, 1996, the Company issued 322,706 shares of Common Stock for $1,500,583.00 to Assisted Living Equity Investors, a New York general partnership, ("ALE"), pursuant to the terms of a Stock Purchase Agreement dated as of May 22, 1996 by and between the Company and Pioneer. These securities were issued without registration under the Securities Act in reliance upon the exemption in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

     On May 23, 1996, the Company issued 107,575 shares of Common Stock for $500,023.75 to Petty, Kneen & Company, L.L.C. ("PK & Co."), a Delaware limited liability company organized by William G. Petty, Jr. and John W. Kneen, the Chairman of the Board and the Chief Financial Officer of the Company, respectively, pursuant to the terms of the Purchase Agreement dated as of May 22, 1996 by and between the Company and PK & Co. These securities were issued without registration under the Securities Act in reliance upon the exemption in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

     On May 23, 1996 in connection with the merger of Alternative Living Services -- Midwest Inc. ("ALS-Midwest") with and into ALS Acquisition Corp., a wholly-owned subsidiary of the Company, the Company issued an aggregate of 57,512 shares of Common Stock to Water Cliff Limited Partnership, Michael J. Damone and the Michael G. Damone Trust dated November 4, 1969, the sole shareholders of ALS-Midwest other than the Company. These securities were issued without registration under the Securities Act in reliance upon the exemption in Rule 504 of Regulation D promulgated pursuant to Section 3(b) of the Securities Act and in reliance upon the exemption in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

     On May 23, 1996 in connection with the acquisition by the Company of all of the limited partnership interests in five Michigan limited partnerships not already held by the Company or by ALS-Midwest pursuant to the terms of the Limited Partner Interest Purchase Agreement by and among the Company, ALS-Midwest, Lionel S. Margolick and the limited partners named therein dated as of May 20, 1996, the Company issued an aggregate of 115,024 shares of Common Stock. These securities were issued without registration under the Securities Act in reliance upon the exemption in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

     On May 23, 1996 in connection with the merger of New Crossing International Corporation, a Nevada corporation ("Crossings"), with and into the Company pursuant to the Agreement and Plan of Merger by and between the Company, Crossings and Capital Consultants, Inc. dated as of May 22, 1996, the Company issued and aggregate of 2,007,049 shares of Common Stock to the shareholders of Crossings. These securities were issued without registration under the Securities Act in reliance upon the exemption in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.

  EXHIBIT
    NO.                                            DESCRIPTION
  -------       ----------------------------------------------------------------------------------
     1.1    --  Form of Underwriting Agreement.*
     3.1    --  Restated Certificate of Incorporation of Registrant.
     3.2    --  Restated Bylaws of Registrant.
     4.1    --  See Articles Four, Six, Seven, Eight, Nine, Ten and Eleven of the Company's
                Restated Certificate of Incorporation filed as Exhibit 3.1 to this Registration
                Statement and Articles 2, 3, 5, 7 and 8 of the Company's Restated Bylaws filed as
                Exhibit 3.2 to this Registration Statement.
     4.2    --  Form of Common Stock certificate.*
     5.1    --  Opinion and Consent of Rogers & Hardin.
    10.1    --  Stock Purchase Agreement dated as of May 22, 1996 by and between Assisted Living
                Equity Investors and the Company.*
    10.2    --  Services Agreement effective as of January 1, 1996 by and between Petty, Kneen &
                Company, L.L.C. and the Company.
    10.3    --  Purchase Agreement dated as of May 22, 1996 by and between Petty, Kneen & Company,
                L.L.C. and the Company.
    10.4    --  Agreement and Plan of Merger among the Company, ALS Acquisition Corp., Alternative
                Living Services-Midwest Inc. and the shareholders of Alternative Living
                Services-Midwest Inc. dated as of May 20, 1996.
    10.5    --  Limited Partner Interest Purchase Agreement by and among the Company, Alternative
                Living Services-Midwest Inc., Lionel S. Margolick and the Limited Partners
                referenced herein dated as of May 20, 1996.
    10.6    --  Agreement and Plan of Merger dated as of May 22, 1996 between the Company, New
                Crossings International Corporation and Capital Consultants, Inc.*
    10.7    --  Services Agreement by and between Richard W. Boelhke and the Company dated as of
                May 23, 1996.
    10.8    --  Employment Agreement by and between D. Lee Field and the Company dated as of May
                23, 1996.
    10.9    --  Employment Agreement by and between David M. Boitano and the Company dated as of
                May 23, 1996.
   10.10    --  Amended and Restated Alternative Living Services, Inc. 1995 Incentive Compensation
                Plan.*

  EXHIBIT
    NO.                                            DESCRIPTION
  -------       ----------------------------------------------------------------------------------
   10.11    --  Employment Agreement by and between G. Faye Godwin and the Company dated as of May
                23, 1996.
   10.12    --  Employment Agreement by and between Douglas A. Hennig and the Company dated as of
                January 25, 1996, as amended.
   10.13    --  Employment Agreement by and between William F. Lasky and the Company dated as of
                December 14, 1993, as amended.
   10.14    --  Recapitalization Agreement dated as of May 23, 1995 by and among the Company,
                Evergreen Healthcare, Inc., Care Living Centers, Inc., William F. Lasky, David
                Burr, Kraig E. Lorenzen and Alternative Living Investors, L.L.C.
   10.15    --  Stock Purchase Agreement among Heartland Retirement Services, Inc., the shareholders of Heartland Retirement Services, Inc. and the Company dated as of
                January 25, 1996.*
   10.16    --  Loan Agreement dated as of January 25, 1996 by and among RDV Capital Management
                L.P. and the Company.*
   10.17    --  Lease Agreement between Healthcare REIT, Inc. and the Company dated as of January
                22, 1996 (Clare Bridge of Bradenton).
   10.18    --  Lease Agreement between Healthcare REIT, Inc. and the Company dated as of January
                22, 1996 (Clare Bridge of Sarasota).
   10.19    --  Loan Agreement by and between ALS-Stonefield, Inc. and Healthcare Capital Finance,
                Inc. dated as of August 10, 1995.
   10.20    --  Loan Agreement by and between SouthTrust Bank of Alabama, National Association and the Company dated as of June 19, 1995.
   10.21    --  Reimbursement Agreement dated as of March 29, 1995 by and between Evergreen
                Healthcare, Inc. and the Company.*
   10.22    --  Joint Venture Agreement dated as of November 15, 1995 by and between Days
                Development Company, LC and the Company.
   10.23    --  Acquisition Agreement dated as of September 20, 1994 by and between
                CCCI/Northampton Limited Partnership, Continuing Care Concepts, Inc. and the
                Company, as amended.
   10.24    --  Construction Loan and Security Agreement between Clare Bridge of Montgomery and
                Maine Line Federal Savings Bank dated as of March 8, 1996.
   10.25    --  Loan Agreement dated as of April 30, 1996 by and between North Pointe-Utica
                Limited Partnership and GMAC Commercial Mortgage Corporation.
   10.26    --  Loan Agreement dated as of April 30, 1996 by and between Six Mile/Abby Limited
                Partnership and GMAC Commercial Mortgage Corporation.
   10.27    --  Construction Loan and Security Agreement between Clare Bridge of Lower Makefield and Main Line Federal Savings Bank dated as of November 20, 1995.
   10.28    --  Lease Agreement by and between Badger II Limited Partnership and the Company dated as of December 19, 1994, as amended.*
   10.29    --  Mortgage and Security Agreement between CCCI/Northampton Limited Partnership and
                Main Line Federal Savings Bank dated as of June 30, 1995.
   10.30    --  Building Loan Agreement by and between Wynwood of Chapel Hill, LLC and Wachovia
                Bank of North Carolina, N.A. dated as of February 29, 1996.
   10.31    --  Lease dated as of February 27, 1996 by and between George Gialamas and the
                Company.
   10.32    --  Assisted Living Consultant and Management Services Agreement by and between
                Alternative Living Services and the Company dated as of December 14, 1993.

  EXHIBIT
    NO.                                            DESCRIPTION
  -------       ----------------------------------------------------------------------------------
   10.33    --  Purchase and Sale Agreement dated as of December 15, 1995 by and between
                Nationwide Health Properties, Inc. and New Crossings International Corporation.*
   10.34    --  Schedule of Purchase and Sale Agreements substantially similar to exhibit 10.32.*
   10.35    --  Lease and Security Agreement by and between Nationwide Health Properties, Inc. and
                New Crossings International Corporation dated as of December 15, 1995 (the
                Atrium).
   10.36    --  Schedule of Lease and Security Agreements by and between Nationwide Health
                Properties, Inc. and New Crossings International Corporation substantially similar to exhibit 10.35.
   10.37    --  Loan Agreement dated as of October 31, 1988 by and between Forest Grove
                Residential Center Limited Partnership and Oregon Housing Agency, State of Oregon,
                together with Amendment to Loan Agreement for Forest Grove Residential Center
                dated as of August 20, 1995 by and between Oregon Housing Agency, State of Oregon and New Crossings International Corporation.*
   10.38    --  Purchase and Sale Agreement dated as of December 15, 1995 by and among Crossing
                International Corporation, New Crossings International Corporation, 2010 Union
                Limited Partnership and Nationwide Health Properties, Inc.*
   10.39    --  Assumption Agreement dated as of July 23, 1990 between Albany Residential Center,
                Beaulieu-Draper Limited, the Oregon Housing Agency, State of Oregon and Crossings
                International Corporation.*
   10.40    --  Oregon Housing Agency, State of Oregon, Loan Agreement dated as of October 31,
                1988, between Forest Grove Residential Center Limited Partnership and the State of
                Oregon.*
   10.41    --  Oregon Housing Agency, State of Oregon, Loan Agreement dated March 22, 1991, between McMinnville Residential Estates Limited Partnership and the State of
                Oregon, Oregon Housing Authority.*
   10.42    --  Loan Agreement by and between Nationwide Health Properties, Inc. and 2010 Union
                Limited Partnership dated as of December 15, 1995, as amended.
   10.43    --  Sublease and Security Agreement by and between 2010 Union Limited Partnership and
                New Crossings International Corporation dated as of December 15, 1995.
   10.44    --  Operating Lease dated as of January 1, 1991 by and between Capital Consultants,
                Inc. and Crossings International Corporation as amended.*
   10.45    --  Lease dated as of January 10, 1996 between Capital Consultants, Inc. and Crossing
                International Corporation.*
   10.46    --  Loan Agreement dated as of June 13, 1991 as amended by and between Capital
                Consultants, Inc. and Crossings International Corporation.*
   10.47    --  Real Estate Purchase and Sale Agreement by and between C.J. Case and R.W. Case, II and New Crossings International Corporation dated April 2, 1996.*
   10.48    --  Lease and Security Agreement by and between National Health Properties, Inc. and
                New Crossings International Corporation dated March 27, 1996.*
   10.49    --  Lease Agreement by and between Wild West Post No. 91 Veterans of Foreign Wars and
                2010 Union Limited Partnership dated December 2, 1985 and amended on April 15,
                1993 and December   , 1995.*
   10.50    --  Sublease Agreement between Franciscan Health Services Northwest and Crossings
                International Corporation dated October   , 1994.*
   10.51    --  Assumption Agreement dated August 8, 1990 by and between Forest Grove Residential
                Center Limited Partnership, Robert Cook and Larry Draper, the Oregon Housing
                Agency and Crossings International Corporation.*

  EXHIBIT
    NO.                                            DESCRIPTION
  -------       ----------------------------------------------------------------------------------
   10.52    --  Assumption Agreement dated July 29, 1991 by and between McMinnville Residential
                Estates Limited Partnership, the Oregon Housing Agency and McMinnville Residential
                Center Limited Partnership.*
   10.53    --  Assumption Agreement dated December 18, 1995 by and between Crossings
                International Corporation, New Crossings International Corporation, Oregon Housing
                Agency and National Health Properties, Inc. (Albany Residential).*
   10.54    --  Schedule of Assumption Agreements substantially similar to exhibit 10.53.*
   10.55    --  Lease Approval Agreement dated December 18, 1995 by and between National Health
                Properties, Inc., New Crossings International Corporation and Oregon Housing
                Agency (Albany Residential).*
   10.56    --  Schedule of Lease Approval Agreements substantially similar to exhibit 10.55.*
   10.57    --  Side Letter Agreement dated December 18, 1995 by Oregon Housing Agency accepted and agreed to by National Health Properties, Inc. and New Crossings International
                Corporation (Albany Residential).*
   10.58    --  Schedule of Side Letter Agreements substantially similar to exhibit 10.57.*
   10.59    --  Management Agreement dated August 30, 1990 by and between Housing Division, State of Oregon and Crossings International Corporation (Albany Residential).*
   10.60    --  Management Agreement dated July 29, 1991 by and between Housing Division, State of
                Oregon, McMinnville Limited Partnership and Crossings International Corporation
                (McMinnville).*
   10.61    --  Consent Agreement dated December   , 1995 by and among Legacy Health Systems,
                Crossings International Corporation and National Health Properties, Inc.*
   10.62    --  Sublease and Security Agreement by and between Nationwide Health Properties, Inc.
                and New Crossings International Corporation dated as of December 15, 1995.
    21.1    --  Subsidiaries of the Registrant.*
    23.1    --  Consent of Rogers & Hardin (included in Exhibit 5.1).
    23.2    --  Consents of KPMG Peat Marwick LLP.
    23.3    --  Consent of Arthur Andersen LLP.
    24.1    --  Power of Attorney.
    27.1    --  Financial Data Schedule.

- ---------------

* To be filed by amendment.

     (b) Financial Statement Schedules.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on the 24th day of May, 1996.

                                          ALTERNATIVE LIVING SERVICES, INC.

                                          By:      /s/  WILLIAM F. LASKY
                                            ------------------------------------
                                            William F. Lasky
                                            President and Chief Executive
                                              Officer
                                            (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                  TITLE                    DATE
- ---------------------------------------------  ---------------------------------  -------------
        /s/  WILLIAM F. LASKY                  President, Chief Executive         May 24, 1996
- ---------------------------------------------  Officer and Director (Principal
William F. Lasky                               Executive Officer)

                          *                    Vice President, Treasurer, Chief   May 24, 1996
- ---------------------------------------------  Financial Officer and Secretary
John W. Kneen                                  (Principal Financial Officer)

                          *                    Vice President and Controller      May 24, 1995
- ---------------------------------------------  (Principal Accounting Officer)
Mary Lou Austin

                          *                    Chairman of the Board and          May 24, 1996
- ---------------------------------------------  Director
William G. Petty, Jr.

                          *                    Vice Chairman and Director         May 24, 1996
- ---------------------------------------------
Richard W. Boelhke

                          *                    Director                           May 24, 1996
- ---------------------------------------------
Gene E. Burleson

                          *                    Director                           May 24, 1996
- ---------------------------------------------
Robert Haveman

                          *                    Director                           May 24, 1996
- ---------------------------------------------
Ronald G. Kenny

                          *                    Director                           May 24, 1996
- ---------------------------------------------
Jerry L. Tubergen

By:       /s/  WILLIAM F. LASKY
    -----------------------------------------
    William F. Lasky,
    as Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                SEQUENTIALLY NUMBERED
  EXHIBIT NO.                            DESCRIPTION                                  PAGE NO.
  -----------   --------------------------------------------------------------  ---------------------
  1.1           Form of Underwriting Agreement.* .............................
  3.1           Restated Certificate of Incorporation of Registrant. .........
  3.2           Restated Bylaws of Registrant. ...............................
  4.1           See Articles Four, Six, Seven, Eight, Nine, Ten and Eleven of
                the Company's Restated Certificate of Incorporation filed as
                Exhibit 3.1 to this Registration Statement and Articles 2, 3,
                5, 7 and 8 of the Company's Restated Bylaws filed as Exhibit
                3.2 to this Registration Statement. ..........................
  4.2           Form of Common Stock certificate.* ...........................
  5.1           Opinion and Consent of Rogers & Hardin. ......................
  10.1          Stock Purchase Agreement dated as of May 22, 1996 by and
                between Assisted Living Equity Investors and the Company.* ...
  10.2          Services Agreement effective as of January 1, 1996 by and
                between Petty, Kneen & Company, L.L.C. and the Company. ......
  10.3          Purchase Agreement dated as of May 22, 1996 by and between
                Petty, Kneen & Company, L.L.C. and the Company. ..............
  10.4          Agreement and Plan of Merger among the Company, ALS
                Acquisition Corp., Alternative Living Services-Midwest Inc.
                and the shareholders of Alternative Living Services-Midwest
                Inc. dated as of May 20, 1996. ...............................
  10.5          Limited Partner Interest Purchase Agreement by and among the
                Company, Alternative Living Services-Midwest Inc., Lionel S.
                Margolick and the Limited Partners referenced herein dated as of May 20, 1996. .............................................
  10.6          Agreement and Plan of Merger dated as of May 22, 1996 between the Company, New Crossings International Corporation and
                Capital Consultants, Inc.* ...................................
  10.7          Services Agreement by and between Richard W. Boelhke and the
                Company dated as of May 23, 1996. ............................
  10.8          Employment Agreement by and between D. Lee Field and the
                Company dated as of May 23, 1996. ............................
  10.9          Employment Agreement by and between David M. Boitano and the
                Company dated as of May 23, 1996. ............................
  10.10         Amended and Restated Alternative Living Services, Inc. 1995
                Incentive Compensation Plan.*
  10.11         Employment Agreement by and between G. Faye Godwin and the
                Company dated as of May 23, 1996. ............................
  10.12         Employment Agreement by and between Douglas A. Hennig and the
                Company dated as of January 25, 1996, as amended. ............
  10.13         Employment Agreement by and between William F. Lasky and the
                Company dated as of December 14, 1993, as amended. ...........
  10.14         Recapitalization Agreement dated as of May 23, 1995 by and among the Company, Evergreen Healthcare, Inc., Care Living
                Centers, Inc., William F. Lasky, David Burr, Kraig E. Lorenzen
                and Alternative Living Investors, L.L.C. .....................

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
                                                                                SEQUENTIALLY NUMBERED
  EXHIBIT NO.                            DESCRIPTION                                  PAGE NO.
  -----------   --------------------------------------------------------------  ---------------------
  10.15         Stock Purchase Agreement among Heartland Retirement Services,
                Inc., the shareholders of Heartland Retirement Services, Inc.
                and the Company dated as of January 25, 1996.* ...............
  10.16         Loan Agreement dated as of January 25, 1996 by and among RDV
                Capital Management L.P. and the Company.* ....................
  10.17         Lease Agreement between Healthcare REIT, Inc. and the Company dated as of January 22, 1996 (Clare Bridge of Bradenton). ....
  10.18         Lease Agreement between Healthcare REIT, Inc. and the Company dated as of January 22, 1996 (Clare Bridge of Sarasota). .....
  10.19         Loan Agreement by and between ALS-Stonefield, Inc. and
                Healthcare Capital Finance, Inc. dated as of August 10,
                1995. ........................................................
  10.20         Loan Agreement by and between SouthTrust Bank of Alabama,
                National Association and the Company dated as of June 19,
                1995. ........................................................
  10.21         Reimbursement Agreement dated as of March 29, 1995 by and
                between Evergreen Healthcare, Inc. and the Company. *.........
  10.22         Joint Venture Agreement dated as of November 15, 1995 by and between Days Development Company, LC and the Company. ........
  10.23         Acquisition Agreement dated as of September 20, 1994 by and between CCCI/Northampton Limited Partnership, Continuing Care
                Concepts, Inc. and the Company, as amended. ..................
  10.24         Construction Loan and Security Agreement between Clare Bridge of Montgomery and Maine Line Federal Savings Bank dated as of
                March 8, 1996. ...............................................
  10.25         Loan Agreement dated as of April 30, 1996 by and between North
                Pointe-Utica Limited Partnership and GMAC Commercial Mortgage
                Corporation. .................................................
  10.26         Loan Agreement dated as of April 30, 1996 by and between Six
                Mile/Abby Limited Partnership and GMAC Commercial Mortgage
                Corporation. .................................................
  10.27         Construction Loan and Security Agreement between Clare Bridge of Lower Makefield and Main Line Federal Savings Bank dated as of November 20, 1995. ........................................
  10.28         Lease Agreement by and between Badger II Limited Partnership and the Company dated as of December 19, 1994, as
                amended.* ....................................................
  10.29         Mortgage and Security Agreement between CCCI/Northampton
                Limited Partnership and Main Line Federal Savings Bank dated as of June 30, 1995. .........................................
  10.30         Building Loan Agreement by and between Wynwood of Chapel Hill,
                LLC and Wachovia Bank of North Carolina, N.A. dated as of
                February 29, 1996. ...........................................
  10.31         Lease dated as of February 27, 1996 by and between George
                Gialamas and the Company. ....................................
  10.32         Assisted Living Consultant and Management Services Agreement
                by and between Alternative Living Services and the Company dated as of December 14, 1993. ...............................

                                                                                SEQUENTIALLY NUMBERED
  EXHIBIT NO.                            DESCRIPTION                                  PAGE NO.
  -----------   --------------------------------------------------------------  ---------------------
  10.33         Purchase and Sale Agreement dated as of December 15, 1995 by and between Nationwide Health Properties, Inc. and New
                Crossings International Corporation*..........................
  10.34         Schedule of Purchase and Sale Agreements substantially similar to exhibit 10.32*.............................................
  10.35         Lease and Security Agreement by and between Nationwide Health
                Properties, Inc. and New Crossings International Corporation
                dated as of December 15, 1995 (The Atrium)....................
  10.36         Schedule of Lease and Security Agreements by and between
                Nationwide Health Properties, Inc. and New Crossings
                International Corporation substantially similar to exhibit
                10.35.........................................................
  10.37         Loan Agreement dated as of October 31, 1988 by and between
                Forest Grove Residential Center Limited Partnership and Oregon
                Housing Agency, State of Oregon, together with Amendment to
                Loan Agreement for Forest Grove Residential Center dated as of
                August 20, 1995 by and between Oregon Housing Agency, State of
                Oregon and New Crossings International Corporation.* .........
  10.38         Purchase and Sale Agreement dated as of December 15, 1995 by and among Crossing International Corporation, New Crossings
                International Corporation, 2010 Union Limited Partnership and
                Nationwide Health Properties, Inc.* ..........................
  10.39         Assumption Agreement dated as of July 23, 1990 between Albany
                Residential Center, Beaulieu-Draper Limited, the Oregon
                Housing Agency, State of Oregon and Crossings International
                Corporation.* ................................................
  10.40         Oregon Housing Agency, State of Oregon, Loan Agreement dated as of October 31, 1988, between Forest Grove Residential
                Center Limited Partnership and the State of Oregon.* .........
  10.41         Oregon Housing Agency, State of Oregon, Loan Agreement dated
                March 22, 1991, between McMinnville Residential Estates
                Limited Partnership and the State of Oregon, Oregon Housing
                Authority.* ..................................................
  10.42         Loan Agreement by and between Nationwide Health Properties,
                Inc. and 2010 Union Limited Partnership dated as of December
                15, 1995, as amended. ........................................
  10.43         Sublease and Security Agreement by and between 2010 Union
                Limited Partnership and New Crossings International
                Corporation dated as of December 15, 1995. ...................
  10.44         Operating Lease dated as of January 1, 1991 by and between
                Capital Consultants, Inc. and Crossings International
                Corporation as amended.* .....................................
  10.45         Lease dated as of January 10, 1996 between Capital
                Consultants, Inc. and Crossing International Corporation.* ...
  10.46         Loan Agreement dated as of June 13, 1991 as amended by and between Capital Consultants, Inc. and Crossings International
                Corporation.* ................................................
  10.47         Real Estate Purchase and Sale Agreement by and between C.J.
                Case and R.W. Case, II and New Crossings International
                Corporation dated April 2, 1996*..............................

                                                                                SEQUENTIALLY NUMBERED
  EXHIBIT NO.                            DESCRIPTION                                  PAGE NO.
  -----------   --------------------------------------------------------------  ---------------------
  10.48         Lease and Security Agreement by and between National Health
                Properties, Inc. and New Crossings International Corporation
                dated March 27, 1996.* .......................................
  10.49         Lease Agreement by and between Wild West Post No. 91 Veterans of Foreign Wars and 2010 Union Limited Partnership dated
                December 2, 1985 and amended on April 15, 1993 and December
                  , 1995.* ...................................................
  10.50         Sublease Agreement between Franciscan Health Services
                Northwest and Crossings International Corporation dated
                October   , 1994.* ...........................................
  10.51         Assumption Agreement dated August 8, 1990 by and between
                Forest Grove Residential Center Limited Partnership, Robert
                Cook and Larry Draper, the Oregon Housing Agency and Crossings
                International Corporation.* ..................................
  10.52         Assumption Agreement dated July 29, 1991 by and between
                McMinnville Residential Estates Limited Partnership, the
                Oregon Housing Agency and McMinnville Residential Center
                Limited Partnership.* ........................................
  10.53         Assumption Agreement dated December 18, 1995 by and between
                Crossings International Corporation, New Crossings
                International Corporation, Oregon Housing Agency and National
                Health Properties, Inc. (Albany Residential).* ...............
  10.54         Schedule of Assumption Agreements substantially similar to exhibit 10.53.* ..............................................
  10.55         Lease Approval Agreement dated December 18, 1995 by and
                between National Health Properties, Inc., New Crossings
                International Corporation and Oregon Housing Agency (Albany
                Residential).* ...............................................
  10.56         Schedule of Lease Approval Agreements substantially similar to exhibit 10.55.* ..............................................
  10.57         Side Letter Agreement dated December 18, 1995 by Oregon
                Housing Agency accepted and agreed to by National Health
                Properties, Inc. and New Crossings International Corporation
                (Albany Residential).* .......................................
  10.58         Schedule of Side Letter Agreements substantially similar to exhibit 10.57.* ..............................................
  10.59         Management Agreement dated August 30, 1990 by and between
                Housing Division, State of Oregon and Crossings International
                Corporation (Albany Residential).* ...........................
  10.60         Management Agreement dated July 29, 1991 by and between
                Housing Division, State of Oregon, McMinnville Limited
                Partnership and Crossings International Corporation
                (McMinnville).* ..............................................
  10.61         Consent Agreement dated December   , 1995 by and among Legacy
                Health Systems, Crossings International Corporation and
                National Health Properties, Inc.* ............................

                                                                                SEQUENTIALLY NUMBERED
  EXHIBIT NO.                            DESCRIPTION                                  PAGE NO.
  -----------   --------------------------------------------------------------  ---------------------
  10.62         Sublease and Security Agreement by and between Nationwide
                Health Properties, Inc. and New Crossings International
                Corporation dated as of December 15, 1995. ...................
  21.1          Subsidiaries of the Registrant.* .............................
  23.1          Consent of Rogers & Hardin (included in Exhibit 5.1). ........
  23.2          Consents of KPMG Peat Marwick LLP. ...........................
  23.3          Consent of Arthur Andersen LLP. ..............................
  24.1          Power of Attorney. ...........................................
  27.1          Financial Data Schedule. .....................................

- ---------------

* To be filed by amendment.